   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 19, 1997
                                                   REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------
                            NATIONSBANK CORPORATION

             (Exact name of registrant as specified in its charter)

          NORTH CAROLINA                          6711                      56-0906609
   (State or other jurisdiction       (Primary Standard Industrial       (I.R.S. Employer
of incorporation or organization)      Classification Code Number)     Identification No.)

                          NATIONSBANK CORPORATE CENTER
                             100 NORTH TRYON STREET
                        CHARLOTTE, NORTH CAROLINA 28255
                                 (704) 386-5000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------
         PAUL J. POLKING, EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                            NATIONSBANK CORPORATION
                          NATIONSBANK CORPORATE CENTER
                             100 NORTH TRYON STREET
                        CHARLOTTE, NORTH CAROLINA 28255
                                 (704) 386-5000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:

            EDWARD D. HERLIHY                                                                       FRED B. WHITE III
      WACHTELL, LIPTON, ROSEN & KATZ                                                              SKADDEN, ARPS, SLATE,
           51 WEST 52ND STREET                                 AND                                  MEAGHER & FLOM LLP
         NEW YORK, NEW YORK 10019                                                                    919 THIRD AVENUE
                                                                                                 NEW YORK, NEW YORK 10022

                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective. If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]
                            ------------------------

                       CALCULATION OF REGISTRATION FEE

[CAPTION]

     TITLE OF EACH CLASS                                      PROPOSED MAXIMUM          PROPOSED MAXIMUM
       OF SECURITIES TO               AMOUNT TO BE           OFFERING PRICE PER         AGGREGATE OFFER-
        BE REGISTERED                REGISTERED (1)                SHARE                   ING PRICE
Common Stock................          265,000,000                $60.03 (3)           $15,906,694,737 (3)
$2.50 Cumulative Convertible
  Preferred Stock, Series
  BB........................             8,489                   $25.00 (4)               $212,225 (4)
Total.......................

     TITLE OF EACH CLASS               AMOUNT OF
       OF SECURITIES TO               REGISTRATION
        BE REGISTERED                     FEE
Common Stock................           $4,820,211
$2.50 Cumulative Convertible
  Preferred Stock, Series
  BB........................              $65
Total.......................         $1,564,330 (2)

(1) Based upon the maximum number of shares that may be issued upon consummation of the merger described herein, and upon exercise of securities exercisable for shares of common stock of NationsBank.
(2) In accordance with Rule 457(b), the filing fee of $3,255,946 paid pursuant to Section 14(g) of the Securities Exchange Act of 1934, as amended, and Rule 0-11 thereunder at the time of the filing of the Joint Proxy Statement-Prospectus contained in this Registration Statement as preliminary proxy materials of NationsBank Corporation and Barnett Banks, Inc. has been credited to offset the $4,820,276 registration fee that would otherwise be payable.
(3) Pursuant to Rule 457(f), and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share and maximum aggregate offering price are based upon the average of the high and the low sale prices of the common stock, par value $2.00 per share, of Barnett Banks, Inc. on The New York Stock Exchange on November 17, 1997 and, in the case of the maximum aggregate offering price, the number of shares of NationsBank Corporation Common Stock being registered.
(4) Pursuant to Rule 457(f), and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share and maximum aggregate offering price are based upon the $25 book value per share of the Series B $2.50 Cumulative Convertible Preferred Stock, par value $.10 per share, of Barnett Banks, Inc. as of November 17, 1997, and the number of shares of $2.50 Cumulative Convertible Preferred Stock, Series BB, of NationsBank Corporation being registered.
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

         (Logo appears here)
                                                       November 18, 1997

        Dear Fellow Shareholder:

             We are pleased to enclose information relating to a Special Meeting of Shareholders of NationsBank Corporation to be held at the International Trade Center, 200 North College Street, in the city of Charlotte, North Carolina, at 9:30 a.m. local time on December 19, 1997.

             On August 29, 1997, NationsBank and Barnett Banks, Inc. entered into a definitive agreement to combine NationsBank with Barnett by merging Barnett into a wholly owned subsidiary of NationsBank. The merger has been approved by the Boards of Directors of both NationsBank and Barnett.

             The purpose of our Special Meeting is to consider and vote on (i) the issuance of NationsBank capital stock to Barnett shareholders in the proposed merger and (ii) an amendment and restatement of the NationsBank Corporation Key Employee Stock Plan.

             The merger with Barnett is extremely important for our company. The merger will create the preeminent banking institution in Florida, which we believe is one of the most attractive markets in the United States. As a result of the merger, NationsBank will have pro forma combined assets of approximately $284 billion, pro forma combined deposits of approximately $161 billion and pro forma combined shareholders' equity of approximately $23 billion.

             The matters to be voted on by the NationsBank shareholders require for approval the affirmative vote of a majority of the votes cast by holders of NationsBank Common Stock, NationsBank ESOP Convertible Preferred Stock, Series C and NationsBank 7% Cumulative Redeemable Preferred Stock, Series B, voting together as a single class.

             Shareholders are entitled to vote all shares of Common Stock, ESOP Convertible Preferred Stock, Series C, and 7%
        Cumulative Redeemable Preferred Stock, Series B, held by them on October 31, 1997, which is the record date for the Special Meeting.

           WE URGE YOU TO CONSIDER CAREFULLY THESE IMPORTANT MATTERS, WHICH ARE DESCRIBED IN THE ATTACHED JOINT PROXY STATEMENT-PROSPECTUS. In order to ensure that your vote is represented at the meeting, please indicate your choice on the proxy form, date and sign it, and promptly return it in the enclosed envelope. You are, of course, welcome to attend the meeting and to vote your shares in person.

                                         /s/ HUGH L. MCCOLL, JR.
                                         HUGH L. MCCOLL, JR.
                                         CHIEF EXECUTIVE OFFICER

                        NATIONSBANK CORPORATION

               NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

     A Special Meeting of Shareholders of NationsBank Corporation
("NationsBank") will be held at the International Trade Center, 200 North College Street, in the city of Charlotte, North Carolina, at 9:30 a.m. local time on December 19, 1997, to consider and act upon:

     1. The issuance of shares of Common Stock of NationsBank ("Common Stock") and a new series of NationsBank Cumulative Convertible Preferred Stock pursuant to the merger (the "Merger") of Barnett Banks, Inc. ("Barnett") with and into NB Holdings Corporation, a wholly owned subsidiary of NationsBank ("NB Holdings"), upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of August 29, 1997, as amended between NationsBank, Barnett and NB Holdings.

     2. The amendment and restatement of the NationsBank Corporation Key Employee Stock Plan.

     3. The transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

     Only holders of record of Common Stock, ESOP Convertible Preferred Stock, Series C, and 7% Cumulative Redeemable Preferred Stock, Series B, at the close of business on October 31, 1997, are entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof. Approval of the matters to be voted on at the Special Meeting requires the affirmative vote of a majority of the votes cast by holders of Common Stock, ESOP Convertible Preferred Stock, Series C, and 7% Cumulative Redeemable Preferred Stock, Series B, voting together as a single class.
                                         /s/ HUGH L. MCCOLL, JR.

                                         HUGH L. MCCOLL, JR.
                                         CHIEF EXECUTIVE OFFICER

November 18, 1997

        PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY,
         WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

      THE BOARD OF DIRECTORS OF NATIONSBANK UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MATTERS TO BE VOTED
                      UPON AT THE SPECIAL MEETING.

        (Logo appears here)

        Dear Fellow Shareholder:

             We are pleased to enclose information relating to a Special Meeting of Shareholders of Barnett Banks, Inc. to be held at the Barnett Office Park, 9000 Southside Blvd., Jacksonville,
        Florida, at 9:30 a.m. local time on December 19, 1997.

             At the Special Meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger dated August 29, 1997, as amended, by and among Barnett, NationsBank Corporation and NB Holdings Corporation, a wholly owned subsidiary of NationsBank. Under the terms of this Agreement, Barnett will be merged with and into NB Holdings (the "Merger"), and each outstanding share of common stock of Barnett will be converted into the right to receive 1.1875 shares of NationsBank common stock (and cash, without interest, in lieu of fractional shares).

             The Merger will provide you with the opportunity to participate as a shareholder in a combined company that will be one of the largest and most diversified financial services organizations in the United States. We believe the resulting company in the Merger will be well positioned to compete more effectively in the increasingly competitive financial services industry and to achieve Barnett's goals for continued revenue growth, improved profitability and superior shareholder returns.

             YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER. The enclosed Joint Proxy Statement-Prospectus explains in detail the terms of the proposed Merger and related matters. Please carefully review and consider all of this information.

             Consummation of the Merger is subject to certain conditions, including but not limited to approval of the Merger by the requisite vote of the shareholders of both Barnett and NationsBank, and approval of the Merger by various regulatory authorities.

             It is very important that your shares are represented at the Special Meeting, whether or not you plan to attend in person. The affirmative vote of the holders of a majority of the outstanding shares of Barnett common stock is required for approval of the Merger. Your failure to vote for approval of the Merger will have the same effect as a vote against the Merger. In order to ensure that your vote is represented at the Special Meeting, please sign, date and mail the proxy card in the enclosed envelope.

             Thank you for your cooperation and continued support.

                                         /s/ Charles E. Rice
                                         CHARLES E. RICE
                                         CHAIRMAN OF THE BOARD
                                           AND CHIEF EXECUTIVE OFFICER

                              BARNETT BANKS, INC.

     ----------------------------------------------------------------------
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 19, 1997

     ----------------------------------------------------------------------

          A Special Meeting of Shareholders of Barnett Banks, Inc. ("Barnett") will be held at the Barnett Office Park, 9000 Southside Blvd., Jacksonville, Florida, at 9:30 a.m. local time on December 19, 1997, for the following purposes:

          1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of August 29, 1997, as amended (the "Merger Agreement"), by and among Barnett, NationsBank Corporation ("NationsBank"), and NB Holdings Corporation ("NB Holdings"), a wholly owned subsidiary of NationsBank, providing for the merger (the "Merger") of Barnett with and into NB Holdings. A copy of the Merger Agreement is attached as Appendix A to the accompanying Joint Proxy Statement-Prospectus.

          2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

          Only holders of record of Barnett common stock at the close of business on October 31, 1997, are entitled to notice of and to vote at such meeting or any adjournments or postponements thereof. The affirmative vote of holders of a majority of the outstanding shares of Barnett common stock is required for approval of the Merger Agreement and the transactions contemplated thereby.

                                         /s/ Charles E. Rice
                                         CHARLES E. RICE
                                         CHAIRMAN OF THE BOARD
                                           AND CHIEF EXECUTIVE OFFICER

     November 18, 1997

            PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY,
             WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

      THE BOARD OF DIRECTORS OF BARNETT BANKS, INC. UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE
                       TRANSACTIONS CONTEMPLATED THEREBY.

                             JOINT PROXY STATEMENT

NATIONSBANK CORPORATION                          BARNETT BANKS, INC.

SPECIAL MEETING OF SHAREHOLDERS                  SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON DECEMBER 19, 1997                  TO BE HELD ON DECEMBER 19, 1997

                            ------------------------

                            NATIONSBANK CORPORATION
                                   PROSPECTUS
                            ------------------------

     This Joint Proxy Statement-Prospectus relates to up to 265,000,000 shares of common stock ("NationsBank Common Stock") and up to 8,489 shares of $2.50 Cumulative Convertible Preferred Stock, Series BB ("NationsBank New Preferred Stock") of NationsBank Corporation, a North Carolina corporation ("NationsBank"), offered hereby to the shareholders of Barnett Banks, Inc., a Florida corporation ("Barnett"), upon consummation of the proposed merger (the "Merger") of Barnett with and into NB Holdings Corporation, a Delaware corporation and a wholly-owned subsidiary of NationsBank ("NB Holdings"), with NB Holdings being the surviving corporation in the Merger (the "Surviving Corporation"), pursuant to an Agreement and Plan of Merger, dated as of August 29, 1997, as amended (the "Agreement"), by and among NationsBank, NB Holdings and Barnett. This Joint Proxy Statement-Prospectus also serves as the Joint Proxy Statement of NationsBank and Barnett for use in connection with the solicitation of proxies by the Boards of Directors of NationsBank and Barnett to be used at the special meeting of shareholders of NationsBank (the "NationsBank Special Meeting") and at the special meeting of shareholders of Barnett (the "Barnett Special Meeting" and, together with the NationsBank Special Meeting, the "Special Meetings"), respectively, to approve (in the case of NationsBank) the issuance of NationsBank Common Stock and NationsBank New Preferred Stock in connection with the Merger and certain other matters and (in the case of Barnett) the Agreement and the transactions contemplated thereby. The Agreement is attached to this Joint Proxy Statement-Prospectus as Appendix A and is incorporated herein by reference.

     Upon consummation of the Merger (the "Effective Time"), each share of Barnett common stock, $2.00 par value per share, including the associated preferred stock purchase rights (a "Barnett Right") issued pursuant to the Rights Agreement, dated February 21, 1990, as amended (the "Barnett Rights Agreement"), between Barnett and the Rights Agent named therein (such stock and the accompanying Barnett Rights, "Barnett Common Stock"), will be converted into the right to receive 1.1875 (as may be adjusted pursuant to the Agreement under certain circumstances, the "Exchange Ratio") shares of NationsBank Common Stock (and cash, without interest, in lieu of fractional shares). Based upon information available as of the date hereof, immediately after the Merger holders of Barnett Common Stock are expected to hold approximately 25.3% of the shares of outstanding common stock of the combined company on a fully diluted basis. In addition, in the Merger each share of Series B $2.50 Cumulative Convertible Preferred Stock of Barnett (the "Barnett Preferred Stock") will be converted into one share of NationsBank New Preferred Stock, which will have rights, preferences and terms substantially identical to the rights, preferences and terms of the Barnett Preferred Stock.

     For a more complete description of the Agreement and the Merger, see "THE MERGER."

     The last reported sale price of NationsBank Common Stock on the New York Stock Exchange, Inc. ("NYSE") Composite Transactions List on November 17, 1997 was $61.3125 per share and on August 28, 1997, the last trading day preceding public announcement of the proposed Merger, was $63.3125 per share. The last reported sale price of Barnett Common Stock as reported by the NYSE Composite Transactions List on November 17, 1997 was $71.3125 per share and on August 28, 1997 was $54.8125 per share. Because the market price of NationsBank Common Stock is subject to fluctuation, the value of the shares of NationsBank Common Stock that holders of Barnett Common Stock will receive in the Merger may increase or decrease prior to and after the Merger. See "SUMMARY -- Share Information and Market Prices" and "PRICE RANGE OF COMMON STOCK AND DIVIDENDS."

     THIS JOINT PROXY STATEMENT-PROSPECTUS AND FORMS OF PROXY ARE FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT NOVEMBER 20, 1997. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA (THE "COMMISSIONER") OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION, THE COMMISSIONER OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR BANK DEPOSITS, ARE NOT OBLIGATIONS OF OR GUARANTEED BY ANY BANKING OR NONBANKING AFFILIATE OF NATIONSBANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE "FDIC") OR ANY OTHER GOVERNMENT AGENCY.
                            ------------------------

    The date of this Joint Proxy Statement-Prospectus is November 18, 1997.
                            ------------------------

                               TABLE OF CONTENTS

                                                                                                                          PAGE
                                                                                                                          ----
AVAILABLE INFORMATION..................................................................................................     1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................................................................     1
SUMMARY................................................................................................................     3
  General..............................................................................................................     3
  The Companies........................................................................................................     3
  NationsBank Special Meeting and Vote Required........................................................................     4
  Barnett Special Meeting and Vote Required............................................................................     4
  The Merger...........................................................................................................     5
  Conditions to the Merger.............................................................................................     5
  Recommendations of Boards of Directors...............................................................................     5
  Opinions of NationsBank's Financial Advisors.........................................................................     5
  Opinions of Barnett's Financial Advisors.............................................................................     6
  Effective Time of the Merger.........................................................................................     6
  Waiver; Amendment; Termination; Expenses.............................................................................     6
  Certain Federal Income Tax Consequences..............................................................................     7
  Accounting Treatment.................................................................................................     7
  Interests of Certain Persons in the Merger...........................................................................     7
  The Stock Option Agreements..........................................................................................     8
  Amendment to Barnett Rights Agreement................................................................................     9
  Dissenters' Rights...................................................................................................     9
  Regulatory Approvals.................................................................................................     9
  Share Information and Market Prices..................................................................................    10
COMPARATIVE UNAUDITED PER SHARE DATA...................................................................................    11
SELECTED FINANCIAL DATA................................................................................................    13
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS.............................................    18
NATIONSBANK SPECIAL MEETING............................................................................................    19
  General..............................................................................................................    19
  Matters to be Considered.............................................................................................    19
  Proxies..............................................................................................................    19
  Record Date and Voting Rights........................................................................................    19
  Recommendation of the NationsBank Board..............................................................................    20
BARNETT SPECIAL MEETING................................................................................................    21
  General..............................................................................................................    21
  Proxies..............................................................................................................    21
  Solicitation of Proxies..............................................................................................    21
  Record Date and Voting Rights........................................................................................    21
  Recommendation of the Barnett Board..................................................................................    22
THE MERGER.............................................................................................................    23
  Description of the Merger............................................................................................    23
  Background of the Merger.............................................................................................    25
  Reasons of NationsBank for the Merger................................................................................    27
  Reasons of Barnett for the Merger....................................................................................    28
  Opinions of NationsBank's Financial Advisors.........................................................................    30
  Opinions of Barnett's Financial Advisors.............................................................................    40

                                                                                                                          PAGE
                                                                                                                          ----
  The Effective Time...................................................................................................    48
  Exchange of Certificates.............................................................................................    49
  Conduct of Business Prior to the Merger and Other Covenants..........................................................    49
  Conditions to the Merger.............................................................................................    51
  Termination of the Agreement.........................................................................................    52
  Waiver; Amendment; Expenses..........................................................................................    54
  Certain Federal Income Tax Consequences..............................................................................    55
  Interests of Certain Persons in the Merger...........................................................................    56
  NationsBank and Barnett Stock Option Agreements......................................................................    59
  Amendment to Barnett Rights Agreement................................................................................    63
  Accounting Treatment.................................................................................................    63
  Regulatory Matters...................................................................................................    64
  Restrictions on Resales by Affiliates................................................................................    65
  Dividend Reinvestment and Stock Purchase Plan........................................................................    65
MANAGEMENT AND OPERATIONS AFTER THE MERGER.............................................................................    66
PRICE RANGE OF COMMON STOCK AND DIVIDENDS..............................................................................    67
  Market Prices........................................................................................................    67
  Dividends............................................................................................................    67
INFORMATION ABOUT NATIONSBANK..........................................................................................    68
  General..............................................................................................................    68
  Operations...........................................................................................................    68
  Management and Additional Information................................................................................    69
  NB Holdings..........................................................................................................    69
INFORMATION ABOUT BARNETT..............................................................................................    69
  General..............................................................................................................    69
  Operations...........................................................................................................    69
  Recent Developments..................................................................................................    69
  Management and Additional Information................................................................................    70
SUPERVISION AND REGULATION OF NATIONSBANK AND BARNETT..................................................................    70
NATIONSBANK CAPITAL STOCK..............................................................................................    72
  NationsBank Common Stock.............................................................................................    72
  NationsBank Preferred Stock..........................................................................................    73
  NationsBank ESOP Preferred Stock.....................................................................................    74
  NationsBank Series B Preferred Stock.................................................................................    75
  NationsBank New Preferred Stock......................................................................................    76
COMPARATIVE RIGHTS OF SHAREHOLDERS OF NATIONSBANK AND BARNETT..........................................................    80
  Board of Directors...................................................................................................    80
  Shareholder Vote Required for Business Combinations..................................................................    80
  Shareholder Rights Plan..............................................................................................    81
  Shareholder Proposal and Nomination Procedures.......................................................................    83
  Dissenters' Rights...................................................................................................    84
  Takeover Statutes....................................................................................................    85
  Consideration of Non-Shareholder Interests by Board of Directors.....................................................    86

                                                                                                                          PAGE
                                                                                                                          ----
  Special Meeting of Shareholders......................................................................................    86
  Certain Purchases of the Corporation's Securities....................................................................    86
  Director's Liability.................................................................................................    87
  Amendments to Articles of Incorporation..............................................................................    87
DISSENTERS' RIGHTS.....................................................................................................    87
AMENDMENT TO THE NATIONSBANK CORPORATION
  KEY EMPLOYEE STOCK PLAN..............................................................................................    88
  Number of Shares.....................................................................................................    88
  Administration.......................................................................................................    88
  Eligibility..........................................................................................................    89
  Awards of Stock Options and Stock Appreciation Rights................................................................    89
  Awards of Restricted Stock and Performance Shares....................................................................    89
  Certain Post-Merger Awards of Restricted Stock and Options...........................................................    90
  Code Section 162(m)..................................................................................................    90
  Withholding for Payment of Taxes.....................................................................................    91
  Changes in Capitalization and Similar Changes........................................................................    91
  Changes in Control...................................................................................................    91
  Amendment and Termination of the Plan................................................................................    91
  Federal Income Tax Treatment.........................................................................................    91
LEGAL OPINION..........................................................................................................    92
EXPERTS................................................................................................................    92
SHAREHOLDER PROPOSALS..................................................................................................    93
OTHER MATTERS..........................................................................................................    93
UNAUDITED PRO FORMA CONDENSED FINANCIAL
  INFORMATION..........................................................................................................    94
APPENDIX A -- Agreement and Plan of Merger.............................................................................   A-1
APPENDIX B -- Opinion of Goldman, Sachs & Co...........................................................................   B-1
APPENDIX C -- Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated............................................   C-1
APPENDIX D -- Opinion of Morgan, Stanley & Co. Incorporated............................................................   D-1
APPENDIX E -- Opinion of J.P. Morgan Securities Inc....................................................................   E-1

                            ------------------------

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED IN THIS JOINT PROXY STATEMENT-PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NATIONSBANK OR BARNETT. THIS JOINT PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO EXCHANGE OR SELL, OR A SOLICITATION OF AN OFFER TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT-PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT-PROSPECTUS SPEAKS AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFICALLY INDICATED. INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT-PROSPECTUS REGARDING NATIONSBANK, AND PRO FORMA INFORMATION, HAS BEEN FURNISHED BY NATIONSBANK, AND INFORMATION HEREIN REGARDING BARNETT HAS BEEN FURNISHED BY BARNETT.

                             AVAILABLE INFORMATION

     NationsBank has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (the "Registration Statement") on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities to be issued in connection with the Merger. For further information pertaining to the securities of NationsBank to which this Joint Proxy Statement-Prospectus relates, reference is made to the Registration Statement, including the exhibits and schedules filed as a part thereof. As permitted by the rules and regulations of the Commission, certain information included in the Registration Statement is omitted from this Joint Proxy Statement-Prospectus. In addition, NationsBank and Barnett are subject to certain of the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file certain reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference room of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and copies of such materials can be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet worldwide web site that contains reports, proxy and information statements and other information regarding issuers, like NationsBank and Barnett, who file electronically with the Commission. The address of that site is http://www.sec.gov. In addition, copies of such materials are available for inspection and reproduction at the public reference facilities of the Commission at its New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and at its Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Reports, proxy statements and other information concerning NationsBank and Barnett also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, and, in the case of NationsBank, at the offices of The Pacific Exchange, Inc. (the "PSE"), 301 Pine Street, San Francisco, California 94104.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by NationsBank with the Commission are hereby incorporated by reference in this Joint Proxy Statement-Prospectus:
(i) the NationsBank Annual Report on Form 10-K for the year ended December 31, 1996, as filed March 28, 1997; (ii) the NationsBank Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, as filed May 15, 1997, June 30, 1997, as filed August 14, 1997, and September 30, 1997, as filed November 14, 1997; (iii) the description of the NationsBank Common Stock contained in the NationsBank registration statement filed pursuant to Section 12 of the Exchange Act as modified by the NationsBank Current Report on Form 8-K filed September 21, 1994; and (iv) the NationsBank Current Reports on Form 8-K filed January 16, 1997, February 3, 1997, March 28, 1997, April 21, 1997, April 22, 1997, July 3,
1997, July 10, 1997, July 18, 1997, September 12, 1997, as amended as of November 12, 1997, and October 20, 1997.

     The following documents previously filed by Barnett with the Commission are hereby incorporated by reference in this Joint Proxy Statement-Prospectus: (i) the Barnett Annual Report on Form 10-K for the year ended December 31, 1996, as filed on March 18, 1997; (ii) the Barnett Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, as filed on May 14, 1997, June 30, 1997, as filed on August 13, 1997, and September 30, 1997, as filed November 14, 1997; (iii) the description of the Barnett Common Stock and of the preferred stock purchase rights set forth in registration statements filed by Barnett pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating any such description; and (iv) the Barnett Current Reports on Form 8-K filed January 14, 1997, January 24, 1997, April 7, 1997, September 12, 1997 and September 24, 1997. The Barnett Annual Report on Form 10-K for the year ended December 31, 1996 should be read in conjunction with the Barnett Current Reports on Form 8-K filed September 12, 1997 and September 24, 1997.

     In addition, all documents filed by NationsBank and Barnett with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the time at which the Barnett Special Meeting and the NationsBank Special Meeting have been finally adjourned are hereby deemed to be incorporated by reference herein. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy

Statement-Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy
Statement-Prospectus.

     THIS JOINT PROXY STATEMENT-PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE DOCUMENTS RELATING TO NATIONSBANK (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH EXHIBITS ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST FROM JOHN E. MACK, SENIOR VICE PRESIDENT AND TREASURER, NATIONSBANK CORPORATION, NATIONSBANK CORPORATE CENTER, CHARLOTTE, NORTH CAROLINA 28255, TELEPHONE NUMBER (704) 386-5972. THE DOCUMENTS RELATING TO BARNETT (OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH EXHIBITS ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST FROM CORPORATE COMMUNICATIONS, BARNETT BANKS, INC., POST OFFICE BOX 40789, JACKSONVILLE, FLORIDA 32203-0789, TELEPHONE NUMBER (904) 791-5516. NATIONSBANK OR BARNETT, AS THE CASE MAY BE, WILL SEND THE REQUESTED DOCUMENTS BY FIRST-CLASS MAIL WITHIN ONE BUSINESS DAY OF THE RECEIPT OF THE REQUEST. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY DECEMBER 12, 1997. PERSONS REQUESTING COPIES OF EXHIBITS TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS WILL BE CHARGED THE COSTS OF REPRODUCTION AND MAILING OF SUCH EXHIBITS.

     THIS JOINT PROXY STATEMENT-PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF NATIONSBANK FOLLOWING THE CONSUMMATION OF THE MERGER, INCLUDING STATEMENTS RELATING TO THE COST SAVINGS AND OTHER ADVANTAGES THAT ARE EXPECTED TO BE REALIZED FROM THE MERGER, THE EXPECTED IMPACT OF THE MERGER ON NATIONSBANK'S FINANCIAL PERFORMANCE AND EARNINGS ESTIMATES FOR THE COMBINED COMPANY (SEE "THE MERGER -- REASONS OF NATIONSBANK FOR THE MERGER," AND
" -- REASONS OF BARNETT FOR THE MERGER," AND "MANAGEMENT AND OPERATIONS AFTER THE MERGER"). THESE FORWARD-LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. NEITHER NATIONSBANK OR BARNETT UNDERTAKE ANY OBLIGATION TO REFLECT EVENTS AND CIRCUMSTANCES THAT ARISE AFTER THE DATE HEREOF. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES:
(1) EXPECTED COST SAVINGS FROM THE MERGER CANNOT BE FULLY REALIZED OR REALIZED WITHIN THE EXPECTED TIME FRAME; (2) GREATER THAN EXPECTED DEPOSIT ATTRITION, CUSTOMER LOSS OR REVENUE LOSS FOLLOWING THE MERGER; (3) COMPETITIVE PRESSURE IN THE BANKING INDUSTRY INCREASES SIGNIFICANTLY; (4) GREATER THAN EXPECTED COSTS OR DIFFICULTIES RELATED TO REGULATORY REQUIREMENTS ATTENDANT TO THE CONSUMMATION OF THE MERGER OR THE INTEGRATION OF THE BUSINESSES OF NATIONSBANK AND BARNETT; (5) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCE MARGINS; (6) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR REGIONALLY, ARE LESS FAVORABLE THAN EXPECTED, RESULTING IN, AMONG OTHER THINGS, A DETERIORATION IN CREDIT QUALITY; (7) LEGISLATION OR REGULATORY REQUIREMENTS OR CHANGES ADVERSELY AFFECT THE BUSINESSES IN WHICH THE COMBINED COMPANY WOULD BE ENGAGED; (8) CHANGES IN BUSINESS CONDITIONS AND INFLATION; AND (9) CHANGES IN THE SECURITIES MARKETS. THE FORWARD-LOOKING EARNINGS ESTIMATES INCLUDED IN THIS JOINT PROXY STATEMENT-PROSPECTUS HAVE NOT BEEN EXAMINED OR COMPILED BY THE INDEPENDENT PUBLIC ACCOUNTANTS OF NATIONSBANK OR BARNETT NOR HAVE SUCH ACCOUNTANTS APPLIED ANY PROCEDURES THERETO. ACCORDINGLY, SUCH ACCOUNTANTS DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE ON THEM. FURTHER INFORMATION ON OTHER FACTORS WHICH COULD AFFECT THE FINANCIAL RESULTS OF NATIONSBANK AFTER THE MERGER IS INCLUDED IN THE COMMISSION FILINGS INCORPORATED BY REFERENCE HEREIN.

                                    SUMMARY

     THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN INFORMATION SET FORTH ELSEWHERE IN THIS JOINT PROXY STATEMENT-PROSPECTUS AND IS NOT INTENDED TO BE COMPLETE. IT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT-PROSPECTUS, THE ACCOMPANYING APPENDICES AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE.

GENERAL

     This Joint Proxy Statement-Prospectus, Notice of the Barnett Special Meeting to be held on December 19, 1997, Notice of the NationsBank Special Meeting to be held on December 19, 1997, and forms of proxy solicited in connection therewith are first being mailed to holders of Barnett Common Stock ("Barnett Shareholders") and holders of NationsBank capital stock on or about November 20, 1997. At the NationsBank Special Meeting, holders of shares of NationsBank Common Stock, NationsBank ESOP Convertible Preferred Stock, Series C (the "NationsBank ESOP Preferred Stock") and NationsBank 7% Cumulative Redeemable Preferred Stock, Series B (the "NationsBank Series B Preferred Stock") (collectively, the "NationsBank Shareholders") will consider and vote on
(i) the approval of the issuance of shares of NationsBank Common Stock and NationsBank New Preferred Stock to Barnett shareholders pursuant to the Agreement and the transactions contemplated thereby and (ii) the amendment and restatement of the NationsBank Corporation Key Employee Stock Plan. At the Barnett Special Meeting, holders of Barnett Common Stock will consider and vote on a proposal to approve the Agreement and the transactions contemplated thereby. A copy of the Agreement is attached to this Joint Proxy Statement-Prospectus as Appendix A and is incorporated herein by reference.

THE COMPANIES

     NATIONSBANK. NationsBank, a corporation organized under the laws of the State of North Carolina in 1968, is a multi-bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and has as its principal assets the stock of its subsidiaries. Through its banking subsidiaries and its various non-banking subsidiaries, NationsBank provides banking and non-banking financial services, primarily throughout the Mid-Atlantic, Midwest, Southeast and Southwest. As of September 30, 1997, NationsBank had total assets of $242.4 billion, deposits of $130.4 billion and shareholders' equity of $20.3 billion. The principal executive offices of NationsBank are located at NationsBank Corporate Center, 100 North Tryon Street, Charlotte, North Carolina 28255, and its telephone number is (704) 386-5000. All references herein to NationsBank refer to NationsBank Corporation and its subsidiaries, unless the context otherwise requires.

     For additional information regarding NationsBank and the combined company that would result from the Merger, see "THE MERGER," "MANAGEMENT AND OPERATIONS AFTER THE MERGER" and "INFORMATION ABOUT NATIONSBANK."

     BARNETT. Barnett, a Florida corporation organized in 1930, is a multi-bank bank holding company registered under the BHCA. Barnett's retail delivery network consists of 640 banking offices and 1,046 automated teller machines throughout Florida and southern Georgia. Barnett's principal bank subsidiary is Barnett Bank, N.A. Through its banking and non-banking subsidiaries, Barnett engages in retail financial services, commercial banking, trust and investment management services, indirect auto lending and leasing, mortgage lending and consumer finance.

     At September 30, 1997, Barnett had assets of $43.2 billion, deposits of $32.9 billion and shareholders' equity of $3.6 billion. The principal executive offices of Barnett are located at 50 North Laura Street, Jacksonville, Florida 32202, and its telephone number is (904) 791-7720.

     All references herein to Barnett refer to Barnett Banks, Inc. and its subsidiaries, unless the context otherwise requires. See "THE MERGER" and "INFORMATION ABOUT BARNETT."

     NB HOLDINGS. NB Holdings Corporation, a Delaware corporation, is a wholly-owned subsidiary of NationsBank and is not engaged in any significant business activity other than holding stock of other subsidiaries of NationsBank.

NATIONSBANK SPECIAL MEETING AND VOTE REQUIRED

     The NationsBank Special Meeting will be held on December 19, 1997 at 9:30 a.m., local time, at the International Trade Center, 200 North College Street, Charlotte, North Carolina. At that time, the NationsBank Shareholders will be asked to consider and vote upon (i) the approval of the issuance of shares of NationsBank Common Stock and NationsBank New Preferred Stock to Barnett Shareholders pursuant to the Agreement and the transactions contemplated thereby (the "Issuance") and (ii) the amendment and restatement of the NationsBank Corporation Key Employee Stock Plan (the "Plan Amendment," and together with the Issuance, the "NationsBank Matters"). The record holders of NationsBank Common Stock, NationsBank ESOP Preferred Stock and NationsBank Series B Preferred Stock at the close of business on October 31, 1997 (the "NationsBank Record Date") are entitled to notice of and to vote at the NationsBank Special Meeting. On the NationsBank Record Date, there were approximately 128,870 holders of record of NationsBank Common Stock and 711,154,172 shares of NationsBank Common Stock outstanding, one holder of record of NationsBank ESOP Preferred Stock and 2,212,727 shares of NationsBank ESOP Preferred Stock outstanding and 50 holders of record of NationsBank Series B Preferred Stock and 9,341 shares of NationsBank Series B Preferred Stock outstanding.

     Each share of NationsBank Common Stock and NationsBank Series B Preferred Stock entitles its holder to one vote, and each share of NationsBank ESOP Preferred Stock currently entitles its holder to two votes. All such shares vote together as a single class and the affirmative vote of a majority of the votes cast at the NationsBank Special Meeting is required to approve the NationsBank Matters, PROVIDED THAT, in the case of the Issuance, at least 50% of the votes entitled to be cast thereon are voted at the NationsBank Special Meeting and, in the case of the Plan Amendment, a majority of the shares entitled to vote on such matter are represented at the NationsBank Special Meeting in person or by proxy. As of the NationsBank Record Date, directors and executive officers of NationsBank beneficially owned 20,858,547 shares of NationsBank Common Stock, 978 shares of NationsBank ESOP Preferred Stock and no shares of NationsBank Series B Preferred Stock, equivalent to approximately 2.9% of the votes entitled to be cast at the NationsBank Special Meeting. It is currently expected that each such director and executive officer of NationsBank will vote the shares of NationsBank stock beneficially owned by him or her for approval of the NationsBank Matters. In addition, as of the NationsBank Record Date, the directors and executive officers of Barnett beneficially owned no shares of NationsBank Common Stock, NationsBank ESOP Preferred Stock or NationsBank Series B Preferred Stock. See "NATIONSBANK SPECIAL MEETING."

BARNETT SPECIAL MEETING AND VOTE REQUIRED

     The Barnett Special Meeting will be held on December 19, 1997 at 9:30 a.m., local time, at the Barnett Office Park, 9000 Southside Blvd., Jacksonville, Florida, at which time Barnett Shareholders will be asked to approve the Agreement and the transactions contemplated thereby. Only record holders of Barnett Common Stock at the close of business on October 31, 1997 (the "Barnett Record Date") are entitled to notice of and to vote at the Barnett Special Meeting. On the Barnett Record Date, there were approximately 45,931 holders of record of Barnett Common Stock and 201,700,101 shares of Barnett Common Stock entitled to vote at the Barnett Special Meeting.

     The affirmative vote of the holders of a majority of the outstanding shares of Barnett Common Stock is required to approve the Agreement and the transactions contemplated thereby. As of the Barnett Record Date, directors and executive officers of Barnett beneficially owned approximately 2,936,881 shares of Barnett Common Stock, or approximately 1.46% of the Barnett stock entitled to vote at the Barnett Special Meeting. It is currently expected that each such director and executive officer of Barnett will vote the shares of Barnett stock beneficially owned by him or her for approval of the Agreement and the transactions contemplated thereby. In addition, as of the Barnett Record Date, directors and executive officers of NationsBank beneficially owned significantly less than 1% of the shares entitled to be voted at the Barnett Special Meeting. It is currently expected that each such director and executive officer of NationsBank will vote the shares of Barnett Common Stock beneficially owned by him or her for approval of the Agreement and the transactions contemplated thereby. See "BARNETT SPECIAL MEETING. "

THE MERGER

     In the Merger, subject to the terms of the Agreement, Barnett will merge with and into NB Holdings, which will be the surviving entity, and each outstanding share of Barnett Common Stock will be converted into the right to receive 1.1875 shares of NationsBank Common Stock (subject to possible increase under certain circumstances -- See "THE MERGER -- Termination of the Agreement"), with cash to be paid in lieu of any resulting fractional shares of NationsBank Common Stock.

     In addition, at the Effective Time each share of Barnett Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive one share of NationsBank New Preferred Stock, a newly created series of preferred stock of NationsBank having terms substantially identical to those of the Barnett Preferred Stock, except that each share of the NationsBank New Preferred Stock will be convertible into NationsBank Common Stock at a conversion rate adjusted to take into account the Exchange Ratio. See "NATIONSBANK CAPITAL STOCK -- NationsBank New Preferred Stock." Each share of NationsBank Capital Stock outstanding immediately prior to the Merger will continue to be outstanding after the Effective Time.

CONDITIONS TO THE MERGER

     The Merger is subject to the satisfaction of certain conditions, including among others, an affirmative vote to approve the Agreement by holders of a majority of the outstanding shares of Barnett Common Stock; the approval of the Issuance by a majority of the votes cast at the NationsBank Special Meeting by the NationsBank Shareholders, voting together as a single class and representing at least 50% of the votes entitled to be cast thereat; the approval of appropriate regulatory agencies; the effectiveness of the registration statement of which this Joint Proxy Statement-Prospectus forms a part; receipt by Barnett and NationsBank of opinions of counsel as to the tax-free nature of the Merger for federal income tax purposes (except for cash paid in lieu of fractional shares); the effectiveness under the North Carolina Business Corporation Act (the "NCBCA") of a certificate of designations with respect to the NationsBank New Preferred Stock; receipt by NationsBank of a letter from Price Waterhouse LLP that the Merger will qualify for "pooling of interests" accounting treatment; the listing, subject to notice of issuance, on the NYSE of the NationsBank Common Stock to be issued in the Merger; and certain other customary closing conditions. There can be no assurance as to when and if such conditions will be satisfied (or, where permissible, waived) or that the Merger will be consummated. See "THE MERGER -- Conditions to the Merger" and " -- Certain Federal Income Tax Consequences."

     For additional information relating to the Merger, see "THE MERGER."

RECOMMENDATIONS OF BOARDS OF DIRECTORS

     THE BOARD OF DIRECTORS OF BARNETT (THE "BARNETT BOARD") AND THE BOARD OF DIRECTORS OF NATIONSBANK (THE "NATIONSBANK BOARD") HAVE UNANIMOUSLY (IN THE CASE OF BARNETT, WITH TWO DIRECTORS ABSENT) APPROVED THE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. THE BARNETT BOARD AND THE NATIONSBANK BOARD BELIEVE THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF BARNETT AND NATIONSBANK AND THEIR RESPECTIVE SHAREHOLDERS AND UNANIMOUSLY RECOMMEND THAT SUCH SHAREHOLDERS VOTE "FOR" THE MATTERS TO BE VOTED UPON BY SUCH SHAREHOLDERS IN CONNECTION WITH THE MERGER. FOR A DISCUSSION OF THE FACTORS CONSIDERED BY THE BARNETT BOARD AND THE NATIONSBANK BOARD IN REACHING THEIR RESPECTIVE CONCLUSIONS, SEE "THE MERGER -- Background of the Merger," " -- Reasons of NationsBank for the Merger" and " -- Reasons of Barnett for the Merger."

OPINIONS OF NATIONSBANK'S FINANCIAL ADVISORS

     Each of Goldman, Sachs & Co. ("Goldman Sachs"), Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and Montgomery Securities has served as financial advisor to NationsBank in connection with the Merger. Merrill Lynch and Goldman Sachs each have rendered an opinion to the NationsBank Board, dated as of the date of this Joint Proxy Statement-Prospectus, that the Exchange Ratio pursuant to the Agreement is fair to the holders of NationsBank Common Stock from a financial point of view. A copy of the opinions delivered by each of Goldman Sachs and Merrill Lynch on the date hereof is attached to this Joint Proxy Statement-Prospectus as Appendix B and Appendix C, respectively, and each should be read in its entirety with respect to assumptions made, matters considered and limitations of the review undertaken by Goldman Sachs or Merrill Lynch, as the case may be, in rendering its opinion. See "THE MERGER -- Opinions of NationsBank's Financial Advisors."

OPINIONS OF BARNETT'S FINANCIAL ADVISORS

     Each of Morgan, Stanley & Co. Incorporated ("Morgan Stanley") and J.P. Morgan Securities Inc. ("J.P. Morgan" and, together with Morgan Stanley, the "Barnett Financial Advisors"), which have served as financial advisors to Barnett in connection with the Merger, has rendered its opinion to the Barnett Board that the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of Barnett Common Stock. Such opinions were delivered orally (and subsequently confirmed in writing) to the Barnett Board at its meeting on August 29, 1997 and were delivered again in writing on the date of this Joint Proxy Statement-Prospectus. Copies of the opinions delivered by Morgan Stanley and J.P. Morgan on the date hereof are attached to this Joint Proxy Statement-Prospectus as Appendix D and Appendix E, respectively, and each should be read in its entirety with respect to assumptions made, matters considered and limitations on the review undertaken by Morgan Stanley or J.P. Morgan, as the case may be, in rendering its opinion. See "THE
MERGER -- Opinions of Barnett's Financial Advisors."

EFFECTIVE TIME OF THE MERGER

     Subject to the satisfaction or waiver of certain conditions set forth in the Agreement, the parties will cause the Effective Time to occur on (i) the third business day after the last to occur of the satisfaction or waiver of the conditions described under "THE MERGER -- Conditions to the Merger" or (ii) such other date to which the parties may agree in writing. The date on which the Effective Time occurs is referred to as the "Effective Date."

WAIVER; AMENDMENT; TERMINATION; EXPENSES

     Prior to the Effective Time, and subject to compliance with applicable law, any provision of the Agreement may be (i) waived by the party that benefits from the provision, or (ii) amended or modified at any time by an agreement in writing among the parties approved by their respective Boards of Directors and executed in the same manner as the Agreement. Additionally, the Agreement permits NationsBank at any time to change the method of effecting the combination with Barnett if and to the extent that NationsBank deems such change desirable. In any event, no such change may alter or change the amount or kind of consideration to be issued to holders of Barnett stock as provided for in the Agreement (the "Merger Consideration"), adversely affect the tax treatment of Barnett shareholders as a result of receiving the Merger Consideration or materially impede or delay consummation of the Merger. Pursuant to the foregoing, NationsBank has specified that the Merger be effected in the manner described under " -- The Merger."

     The Agreement may be terminated and the Merger abandoned (i) by the mutual consent of the parties, (ii) by either party if the other party materially breaches its representations and warranties or fails to perform any of its material covenants, in each case after inability or failure to cure within 30 days, (iii) by either party in the event that the Merger is not consummated by September 1, 1998, except to the extent that the failure of the Merger then to be consummated arises out of or results from the failure of the party seeking to terminate to perform or observe the covenants of that party under the Agreement,
(iv) by either party, in the event (a) the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") required for consummation of the Merger and the other transactions contemplated by the Agreement has been denied by final, nonappealable action or (b) any required shareholder approval is not obtained at the Barnett Special Meeting or the NationsBank Special Meeting or any adjournments or postponements thereof, or (v) by either party if the Board of Directors of the other party has withdrawn, modified or changed in a manner adverse to the terminating party its approval or recommendation of the Agreement and the transactions contemplated thereby.

     In addition, the Agreement may be terminated by the Barnett Board, at its sole option, by giving notice to NationsBank if both (i) the average closing price of NationsBank Common Stock for the ten full trading days ending on the date (the "Determination Date") the Federal Reserve Board approves the Merger (the "Average

Closing Price") is less than $50.65 and (ii) the number obtained by dividing the Average Closing Price by $63.3125 (the closing price of NationsBank Common Stock on August 28, 1997) is less than the number obtained by (a) dividing the average of the closing prices of a specified index of bank stocks during the above mentioned ten-day period by the closing price of such index on August 28, 1997 and (b) subtracting 0.15 (the satisfaction of both of the conditions set forth in the foregoing clauses (i) and (ii) a "Termination Event"). Such termination right will not apply, however, if NationsBank decides, within five days of receiving notice of Barnett's intent to terminate the Agreement following a Termination Event to increase the Exchange Ratio to a number calculated pursuant to the Agreement, such that Barnett Shareholders would receive consideration having the same implied market value (based on the Average Closing Price) as they would have received if the Average Closing Price had been sufficient to prevent Barnett from having a termination right under this provision. If NationsBank elects to increase the Exchange Ratio as set forth in the Agreement and as described above, it must give Barnett prompt notice of that election and such increased Exchange Ratio, in which case no termination of the Agreement would occur as a result of a Termination Event. See "THE MERGER -- Termination of the Agreement."

     Each party to the Agreement will bear all expenses incurred by it in connection with the Agreement and the transactions contemplated thereby, except that printing expenses and Commission registration fees will be shared equally between Barnett and NationsBank.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). In connection with the filing of the Registration Statement, Wachtell, Lipton, Rosen & Katz has delivered to NationsBank its opinion, based upon certain customary assumptions and representations, to the effect that, for United States federal income tax purposes, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; no gain or loss will be recognized by NationsBank, NB Holdings or Barnett as a result of the Merger; no gain or loss will be recognized by the holders of Barnett Common Stock who exchange all of their Barnett Common Stock solely for NationsBank Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in NationsBank Common Stock); and the aggregate tax basis of the NationsBank Common Stock received by holders of Barnett Common Stock who exchange all of their Barnett Common Stock solely for NationsBank Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Barnett Common Stock surrendered in exchange therefor (reduced by any basis amount allocable to the fractional share interest in NationsBank Common Stock for which cash is received). For a more complete description of the federal income tax consequences of the Merger, see "THE MERGER -- Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

     It is intended that the Merger will be accounted for as a "pooling-of-interests" by NationsBank under generally accepted accounting principles ("GAAP"). It is a condition to each party's obligation to consummate the Merger that NationsBank receive a letter from Price Waterhouse LLP stating its opinion that the Merger will qualify for "pooling-of-interests" accounting treatment. See "THE MERGER -- Accounting Treatment."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of Barnett management and of the Barnett Board have certain arrangements with NationsBank, including those relating to the election of Charles E. Rice, Chairman of the Barnett Board and Chief Executive Officer of Barnett, as Chairman of the Board of Directors of NationsBank, the election or appointment of four additional outside directors of Barnett, mutually agreed upon by Barnett and NationsBank, to the NationsBank Board, certain benefits under existing employment agreements and severance and benefit plans, and certain post-Merger employment opportunities and compensation arrangements. Employment agreements between NationsBank and the six most senior Barnett executive officers to become effective as of the Effective Time provide for (i) annual salaries, in the aggregate, of $3.2 million; (ii) minimum annual bonuses, in the aggregate, of $5.1 million; and (iii) minimum annual NationsBank retirement benefits, in the aggregate, of $3.67 million. Such six executive officers hold, in the aggregate, employee stock options covering 1,481,350 shares of Barnett Common Stock that will become exercisable in connection with the Merger and 37,500 restricted shares of Barnett Common Stock that will become unrestricted in connection with the Merger (excluding restricted stock with respect to which restrictions would otherwise lapse on January 1, 1998). Change-of-control related enhancements under the Barnett supplemental retirement program that will be realized in connection with the Merger will equal, for such six executives in the aggregate, approximately $23.8 million. In addition, NationsBank has agreed to indemnify directors, officers, employees and agents of Barnett and its subsidiaries from and after the Effective Date against certain liabilities arising prior to the Effective Date to the full extent permitted under law and to maintain Barnett's existing directors' and officers' liability insurance policy or a comparable policy for six years after the Merger. For a more complete description of the benefits to be received by certain members of Barnett management and certain members of the Barnett Board in connection with the Merger, see "THE MERGER -- Interests of Certain Persons in the Merger."

     The Barnett Board was aware of these interests and considered them, among other matters, in approving the Agreement and the transactions contemplated thereby.

THE STOCK OPTION AGREEMENTS

     As an inducement to NationsBank to enter into the Agreement, Barnett (as issuer) and NationsBank (as grantee) entered into the Stock Option Agreement, dated August 29, 1997 (the "Barnett Stock Option Agreement"), pursuant to which Barnett granted NationsBank an irrevocable option (the "Barnett Option") to purchase from Barnett up to 39,379,343 shares of Barnett Common Stock (subject to adjustment in certain circumstances, but in no event to exceed 19.9% of the shares of Barnett Common Stock outstanding upon exercise thereof), at a price of $54.8125 per share. The closing sale price of Barnett Common Stock on the last trading day preceding the execution of the Agreement was $54.8125.

     As an inducement to Barnett to enter into the Agreement, NationsBank (as issuer) and Barnett (as grantee) entered into the Stock Option Agreement, dated August 29, 1997 (the "NationsBank Stock Option Agreement" and, together with the Barnett Stock Option Agreement, the "Stock Option Agreements"), pursuant to which NationsBank granted Barnett an irrevocable option (the "NationsBank Option" and, together with the Barnett Option, the "Options") to purchase from NationsBank up to 70,654,895 shares of NationsBank Common Stock (subject to adjustment in certain circumstances, but in no event to exceed 10.0% of the shares of NationsBank Common Stock outstanding upon exercise thereof), at a price of $63.3125 per share. The closing sale price of NationsBank Common Stock on the last trading day preceding the execution of the Agreement was $63.3125.

     The grantee of each of the Options may exercise such Option only under certain limited and specifically defined circumstances (none of which, to the best knowledge of NationsBank and Barnett, has occurred as of the date hereof). At the request of the holder of each Option, under certain circumstances, the issuer of that Option will repurchase for a formula price such Option and any shares of the issuer's Common Stock purchased upon the exercise of the Option and beneficially owned by such holder at that time. Notwithstanding anything in the Stock Option Agreements to the contrary, the total profit that either grantee may derive directly from the Option granted to it cannot exceed $400 million. See "THE MERGER -- NationsBank and Barnett Stock Option Agreements."

     The purchase of any shares of Barnett Common Stock or NationsBank Common Stock, as the case may be, pursuant to the Options is subject to compliance with applicable law, including receipt of any necessary approvals under the BHCA, and, in the case of the Barnett Option, any repurchase by Barnett of such Option or the shares of Barnett Common Stock issued pursuant thereto is subject to the requisite approval of Barnett Shareholders pursuant to the Amended and Restated Articles of Incorporation of Barnett (the "Barnett Articles of Incorporation"). See "THE MERGER -- Regulatory Matters" and " -- NationsBank and Barnett Stock Option Agreements."

     Certain aspects of the Stock Option Agreements may have the effect of discouraging parties who might now, or prior to the Effective Time, be interested in acquiring all of or a significant interest in Barnett or NationsBank, as the case may be, from considering or proposing such an acquisition, even if such persons, in the case of an acquisition with respect to Barnett, were prepared to offer to pay consideration to Barnett Shareholders that had a higher current market price than the shares of NationsBank Common Stock to be received for each share of Barnett Common Stock pursuant to the Agreement.

     In the event that the shareholders of Barnett or NationsBank fail to approve the Agreement or the Issuance, as the case may be, either NationsBank or Barnett may terminate the Agreement. See "THE MERGER -- Termination of the Agreement." If such termination occurs prior to the occurrence of an Initial Triggering Event (as defined herein; see "THE MERGER -- NationsBank and Barnett Stock Option Agreements") under the pertinent Stock Option Agreement, such Stock Option Agreement will automatically terminate at such time. If an Initial Triggering Event occurs under a Stock Option Agreement prior to the termination of the Agreement, however, the grantee will be entitled to exercise the Option in accordance with its terms upon the occurrence of a Subsequent Triggering Event (as defined herein; see "THE MERGER -- NationsBank and Barnett Stock Option Agreements") under the applicable Stock Option Agreement within the 12 months after the termination of the Agreement (subject to extension in certain situations described in the Stock Option Agreements, but in no event more than 18 months after termination of the Agreement).

AMENDMENT TO BARNETT RIGHTS AGREEMENT

     In connection with the execution of the Agreement, Barnett amended the Barnett Rights Agreement so that the entering into of the Agreement and the Barnett Stock Option Agreement and consummation of the Merger and the other transactions contemplated thereby do not and will not result in the ability of any person to exercise any Barnett Rights under the Barnett Rights Agreement or enable or require the Barnett Rights to be separated from the shares of Barnett Common Stock to which they are attached or to be triggered or become exercisable, and so that the Barnett Rights Agreement and the Barnett Rights will terminate upon consummation of the Merger. See "THE MERGER -- Amendment to Barnett Rights Agreement" and "COMPARATIVE RIGHTS OF SHAREHOLDERS OF NATIONSBANK AND BARNETT -- Shareholder Rights Plan."

DISSENTERS' RIGHTS

     Neither holders of Barnett Common Stock nor holders of Barnett Preferred Stock have dissenters' appraisal rights under the Florida 1989 Business Corporation Act (the "FBCA") with respect to the Merger, and NationsBank Shareholders do not have dissenters' appraisal rights under the NCBCA with respect to the NationsBank Matters.

REGULATORY APPROVALS

     The Merger is subject to the approval of the Federal Reserve Board with the input of the United States Department of Justice. In addition, the Merger may be subject to the approval of or notice to the bank regulatory authorities in Florida, Texas and Georgia (collectively, the "State Authorities"). The Merger may not be consummated until expiration of applicable waiting periods.

     NationsBank and Barnett have filed all required applications for regulatory review and approval or notice with the Federal Reserve Board and the State Authorities in connection with the Merger. There can be no assurance that such approvals will be obtained or as to the date of any such approvals. Divestitures of certain assets or deposit liabilities may be required pursuant to antitrust laws or Florida and federal statutory law limiting the amount of federally insured deposits that may be held by the banking subsidiaries of a bank holding company, and there can be no assurance as to the amount of such required divestitures. See "THE MERGER -- Conditions to the Merger" and " -- Regulatory Matters."

SHARE INFORMATION AND MARKET PRICES

     The NationsBank Common Stock is listed on the NYSE and the PSE under the symbol "NB." The NationsBank Common Stock is also listed on the London Stock Exchange ("LSE") and certain shares are listed on the Tokyo Stock Exchange. As of the NationsBank Record Date, there were 711,154,172 shares of NationsBank Common Stock outstanding held by approximately 128,870 holders of record, 2,212,727 shares of NationsBank ESOP Preferred Stock outstanding held by one holder of record, and 9,341 shares of NationsBank Series B Preferred Stock held by 50 holders of record. The Barnett Common Stock is listed on the NYSE under the symbol "BBI." As of the Barnett Record Date, there were 201,700,101 shares of Barnett Common Stock outstanding held by approximately 45,931 holders of record. There is no active market for any shares of NationsBank ESOP Preferred Stock or NationsBank Series B Preferred Stock, none of which are listed on a national securities exchange or quoted on The Nasdaq Stock Market or any other national securities quotation system, and there are no published bid and asked quotations on any such shares.

     The following table sets forth the last sale price reported on the NYSE Composite Transactions List for shares of NationsBank Common Stock on August 28, 1997, the last trading day preceding public announcement of the proposed Merger, and on November 17, 1997. It also sets forth the last sale prices per share reported on the NYSE Composite Transactions List for shares of Barnett Common Stock on August 28, 1997 and on November 17, 1997. The "Barnett Common Stock Equivalent" represents the last sale price of a share of NationsBank Common Stock on such date multiplied by the Exchange Ratio of 1.1875.

                                                                                         BARNETT
                                                             NATIONSBANK    BARNETT       COMMON
                                                               COMMON        COMMON       STOCK
                                                                STOCK        STOCK      EQUIVALENT
                                                             -----------    --------    ----------
August 28, 1997...........................................    $ 63.3125     $54.8125     $75.1836
November 17, 1997.........................................    $ 61.3125     $71.3125     $72.8086

     For additional information regarding the market prices of the NationsBank Common Stock and Barnett Common Stock during the previous two years, see "PRICE RANGE OF COMMON STOCK AND DIVIDENDS -- Market Prices."

     Barnett and NationsBank shareholders are advised to obtain current market quotations for Barnett Common Stock and NationsBank Common Stock. It is expected that the market price of NationsBank Common Stock will fluctuate between the date of this Joint Proxy Statement-Prospectus and the date on which the Merger is consummated and thereafter. Because the number of shares of NationsBank Common Stock to be received by Barnett Shareholders in the Merger is fixed (subject to possible increase in certain circumstances) and because the market price of NationsBank Common Stock is subject to fluctuation, the values of the shares of NationsBank Common Stock that Barnett Shareholders will receive in the Merger may increase or decrease prior to the Merger. No assurance can be given concerning the market price of NationsBank Common Stock before or after the Effective Time.

                      COMPARATIVE UNAUDITED PER SHARE DATA

     The following table presents (i) selected comparative per share data for each of NationsBank and Barnett on a historical basis and (ii) selected unaudited pro forma comparative per share data reflecting the consummation by NationsBank of (a) the Merger, and (b) the Merger and the acquisition of Boatmen's Bancshares, Inc. ("Boatmen's") completed January 7, 1997. The unaudited pro forma comparative per share data assumes the Merger and the Boatmen's acquisition had been consummated on January 1, 1994, for the Merger, and on January 1, 1996, for the Boatmen's acquisition. The unaudited pro forma data has been prepared giving effect to the Merger as a pooling-of-interests. The Boatmen's acquisition is reflected in the unaudited pro forma data using the purchase method of accounting, and, accordingly, is not reflected in the unaudited per share data for the years ended December 31, 1995 and 1994.

     Under the pooling-of-interests method of accounting, the historical basis of the assets and liabilities of NationsBank and Barnett will be combined at the effective time of the Merger and carried forward at their previously recorded amounts. The shareholders' equity accounts of NationsBank and Barnett will be combined on NationsBank's consolidated balance sheet, and no goodwill or other intangible assets will be created. Financial statements of NationsBank issued after the Merger will be restated retroactively to reflect the consolidated operations of NationsBank and Barnett as if the Merger had taken place prior to the periods covered by such financial statements.

     The unaudited pro forma per share data does not reflect any anticipated reorganization or restructuring expenses resulting from the Merger. The Barnett pro forma equivalent amounts are presented with respect to each set of pro forma information, and have been calculated by multiplying the corresponding pro forma combined amounts per share of NationsBank Common Stock by the Exchange Ratio of 1.1875.

     NationsBank and Barnett expect that the combined company will achieve substantial benefits from the Merger in the form of operating cost savings. However, the unaudited pro forma comparative per share data do not reflect any direct costs or potential savings which are expected to result from the consolidation of operations of NationsBank and Barnett, and, therefore, do not purport to be indicative of the results of future operations. The 1996 pro forma earnings also do not reflect any direct costs or potential savings from the consolidation of operations of Boatmen's.

     The comparative per share data presented herein is based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of each of NationsBank and Barnett incorporated by reference herein. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," and "UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION." Results of each of NationsBank and Barnett for the nine months ended September 30, 1997 are not necessarily indicative of results expected for the entire year, nor are pro forma amounts necessarily indicative of results of operations or the combined financial position that would have resulted had the Merger and the Boatmen's acquisition been consummated at the beginning of the periods indicated. All adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of results of interim periods have been included.

                                                                                     NINE MONTHS           YEAR ENDED
                                                                                        ENDED             DECEMBER 31,
                                                                                    SEPTEMBER 30,    -----------------------
                                                                                        1997         1996     1995     1994
                                                                                    -------------    -----    -----    -----
Earnings per common share (primary) (1)
  NationsBank
     Historical..................................................................       $3.13        $4.00    $3.56    $3.06
     Pro forma combined for the Merger...........................................        2.81         3.53     3.13     2.72
     Pro forma combined for the Merger and the Boatmen's
       acquisition...............................................................        2.81         3.06      N/A      N/A
  Barnett
     Historical..................................................................        2.23         2.89     2.65     2.39
     Pro forma equivalent for the Merger (2).....................................        3.34         4.19     3.72     3.23
     Pro forma equivalent for the Merger and the Boatmen's
       acquisition (2)...........................................................        3.34         3.63      N/A      N/A
Cash dividends declared per common share (1)
  NationsBank
     Historical..................................................................        0.99         1.20     1.04      .94
     Pro forma combined for the Merger (3).......................................        0.99         1.20     1.04      .94
     Pro forma combined for the Merger and the Boatmen's
       acquisition (3)...........................................................        0.99         1.20      N/A      N/A
  Barnett
     Historical..................................................................        0.89         1.05      .91      .80
     Pro forma equivalent for the Merger (2).....................................        1.18         1.43     1.24     1.12
     Pro forma equivalent for the Merger and the Boatmen's
       acquisition (2)...........................................................        1.18         1.43      N/A      N/A

                                                             SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                                 1997             1996            1995            1994
                                                             -------------    ------------    ------------    ------------
Shareholders' equity per common share
  (period end) (1)
  NationsBank
     Historical...........................................      $ 28.73          $23.69          $23.26          $19.85
     Pro forma combined for the Merger....................        25.13           20.71           20.08           17.26
     Pro forma combined for the Merger and the Boatmen's
       acquisition........................................        25.13           24.63             N/A             N/A
  Barnett (4)
     Historical...........................................        19.16           18.10           17.13           15.54
     Pro forma equivalent for the Merger (2)..............        29.84           24.59           23.85           20.50
     Pro forma equivalent for the Merger and the Boatmen's
       acquisition (2)....................................        29.84           29.25             N/A             N/A

---------------

 (1) Per share information has been restated to reflect 2-for-1 stock splits of NationsBank and Barnett in February 1997 and September 1996, respectively.

 (2) Pro forma equivalent amounts for the Merger are calculated by multiplying the pro forma combined amounts by the Exchange Ratio of 1.1875.

 (3) Pro forma combined dividends per share represent historical dividends per share paid by NationsBank.

 (4) Computed on equity before deduction of the employee stock ownership plan obligation.

N/A Not applicable as the Boatmen's acquisition was accounted for as a purchase.

                            SELECTED FINANCIAL DATA

     The following tables present (i) summary selected financial data for each of NationsBank and Barnett on a historical basis and (ii) summary unaudited pro forma selected financial data reflecting the consummation by NationsBank of (a) the Merger and (b) the Merger and the Boatmen's acquisition. The unaudited pro forma selected financial data has been prepared giving effect to the Merger as a pooling-of-interests. For a description of the effect of pooling-of-interests accounting on the Merger and the historical financial statements of NationsBank, see " -- Comparative Unaudited Per Share Data." The summary unaudited pro forma selected financial data does not reflect any anticipated reorganization or restructuring expenses resulting from the Merger.

     The summary selected financial data for NationsBank is based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of NationsBank, audited by Price Waterhouse LLP, independent accountants, which are incorporated herein by reference. The summary selected financial data for Barnett is based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and the related notes thereto of Barnett, audited by Arthur Andersen LLP, independent certified public accountants, which are incorporated herein by reference. The information set forth in the unaudited summary selected pro forma financial data should be read in connection with the unaudited pro forma condensed financial information and notes thereto appearing elsewhere herein. Results of each of NationsBank and Barnett for the nine months ended September 30, 1997 are not necessarily indicative of results expected for the entire year, nor are pro forma amounts necessarily indicative of results of operations or the combined financial position that would have resulted had the Merger been consummated at the beginning of the period indicated. All adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of results of the unaudited historical interim periods have been included. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

               SELECTED HISTORICAL FINANCIAL DATA OF NATIONSBANK

                                                  NINE MONTHS ENDED
                                                    SEPTEMBER 30,                           YEAR ENDED DECEMBER 31,
                                                ----------------------    --------------------------------------------------------
                                                  1997          1996        1996        1995        1994        1993        1992
                                                --------      --------    --------    --------    --------    --------    --------
                                                           (DOLLARS IN MILLIONS, EXCEPT PER-SHARE INFORMATION AND RATIOS)
Income statement:
  Income from earning assets.................   $ 12,291      $ 10,438    $ 13,796    $ 13,220    $ 10,529    $  8,327    $  7,780
  Interest expense...........................      6,381         5,699       7,467       7,773       5,318       3,690       3,682
  Net interest income........................      5,910         4,739       6,329       5,447       5,211       4,637       4,098
  Provision for credit losses................        570           455         605         382         310         430         715
  Gains (losses) on sales of securities......         91            34          67          29         (13)         84         249
  Noninterest income.........................      3,502         2,688       3,646       3,078       2,597       2,101       1,913
  Merger-related charge......................         --           118         118          --          --          30          --
  Noninterest expense (including OREO
    expense).................................      5,403         4,212       5,685       5,181       4,930       4,371       4,149
  Income before income taxes and effect of
    change in method of accounting for income
    taxes....................................      3,530         2,676       3,634       2,991       2,555       1,991       1,396
  Income tax expense.........................      1,271           933       1,259       1,041         865         690         251
  Income before effect of change in method of
    accounting for income taxes..............      2,259         1,743       2,375       1,950       1,690       1,301       1,145
  Effect of change in method of accounting
    for income taxes.........................         --            --          --          --          --         200          --
  Net income.................................      2,259         1,743       2,375       1,950       1,690       1,501       1,145
  Net income available to common
    shareholders.............................      2,250         1,732       2,360       1,942       1,680       1,491       1,121
Per common share (1):
  Earnings before effect of change in method
    of accounting for income taxes...........       3.13          2.91        4.00        3.56        3.06        2.50        2.30
  Earnings...................................       3.13          2.91        4.00        3.56        3.06        2.89        2.30
  Cash dividends paid........................        .99           .87        1.20        1.04         .94         .82         .76
  Shareholders' equity (period-end)..........      28.73         22.88       23.69       23.26       19.85       18.20       15.40
Balance sheet (period-end):
  Total assets...............................    242,437       187,671     185,794     187,298     169,604     157,686     118,059
  Total loans, leases and factored accounts
    receivable, net of unearned income.......    139,582       122,078     122,630     117,033     103,371      92,007      72,714
  Total deposits.............................    130,447       108,132     106,498     100,691     100,470      91,113      82,727
  Long-term debt.............................     26,245        22,034      22,985      17,775       8,488       8,352       3,066
  Common shareholders' equity................     20,262        13,186      13,586      12,759      10,976       9,859       7,793
  Total shareholders' equity.................     20,317        13,304      13,709      12,801      11,011       9,979       7,814
Average common shares issued (in thousands)
  (1)........................................    719,489       595,545     590,216     544,959     549,312     515,938     487,496
Performance ratios:
  Return on average assets...................       1.25%(3)      1.15%(3)    1.18%       1.03%       1.02%        .97%(4)     1.00%
  Return on average common shareholders'
    equity (2)...............................      15.03(3)      17.58(3)    17.95       17.01       16.10       15.00(4)    15.83
Risk-based capital ratios:
  Tier 1.....................................       7.00          7.05        7.76        7.24        7.43        7.41        7.54
  Total......................................      11.56         12.05       12.66       11.58       11.47       11.73       11.52
Leverage capital ratio.......................       6.16          6.30        7.09        6.27        6.18        6.00        6.16
Total equity to total assets.................       8.38          7.09        7.38        6.83        6.49        6.33        6.62
Asset quality ratios:
  Allowance for credit losses as a percentage
    of loans, leases and factored accounts
    receivable, net of unearned income
    (period-end).............................       1.99          1.90        1.89        1.85        2.11        2.36        2.00
  Allowance for credit losses as a percentage
    of nonperforming loans (period-end)......     251.74        235.64      260.02      306.49      273.07      193.38      103.11
  Net charge-offs as a percentage of average
    loans, leases and factored accounts
    receivable, net of unearned income.......        .51(3)        .48(3)      .48         .38         .33         .51        1.25
  Nonperforming assets as a percentage of net
    loans, leases, factored accounts
    receivable and other real estate owned
    (period-end).............................        .91           .93         .85         .73        1.10        1.92        2.72

---------------

(1) Restated to reflect 2-for-1 stock split completed in February 1997.

(2) Average common shareholders' equity does not include the effect of market value adjustments to securities available for sale and marketable equity securities.

(3) Annualized.

(4) In 1993, return on average assets and return on equity after the tax benefit from the impact of adopting SFAS 109 (Accounting for Income Taxes) were 1.12% and 17.33%, respectively.

                 SELECTED HISTORICAL FINANCIAL DATA OF BARNETT

                                                  NINE MONTHS ENDED
                                                    SEPTEMBER 30,                           YEAR ENDED DECEMBER 31,
                                                ----------------------      ------------------------------------------------------
                                                  1997          1996          1996        1995        1994        1993      1992
                                                --------      --------      --------    --------    --------    --------  --------
                                                           (DOLLARS IN MILLIONS, EXCEPT PER-SHARE INFORMATION AND RATIOS)
Income statement:
  Income from earning assets.................   $  2,290      $  2,266      $  3,006    $  2,961    $  2,555    $  2,531  $  2,822
  Interest expense (1).......................        945           855         1,140       1,219         922         880     1,144
  Net interest income........................      1,345         1,411         1,866       1,742       1,633       1,651     1,678
  Provision for credit losses................        106           126           155         123          74         120       257
  Gains (losses) on sales of securities......          2            19            19           5         (13)         (2)       34
  Noninterest income.........................        772           585           791         714         556         601       586
  Merger-related charge......................         --            --            --          --          --          --        93
  Noninterest expense (including OREO
    expense).................................      1,358         1,217         1,617       1,519       1,364       1,501     1,645
  Income before income taxes.................        655           672           904         819         738         629       303
  Income tax expense.........................        230           257           340         286         250         208        95
  Net income.................................        425           415           564         533         488         421       208
  Net income available to common
    shareholders.............................        425           413           562         517         470         403       189
Per common share (2):
  Earnings...................................       2.23          2.12          2.89        2.65        2.39        2.05      0.99
  Cash dividends paid........................        .89           .78          1.05         .91         .80         .71       .66
  Shareholders' equity (period-end) (3)......      19.16         17.72         18.10       17.13       15.54       14.17     12.70
Balance sheet (period-end):
  Total assets...............................     43,219        41,271        41,231      41,554      41,278      38,331    39,465
  Total loans, leases and factored accounts
    receivable, net of unearned income.......     30,835        30,638        30,253      30,486      28,521      25,930    26,051
  Total deposits.............................     32,920        33,238        33,820      34,234      35,109      32,634    34,689
  Long-term debt (1).........................      1,819         1,227         1,227       1,191         777         682       701
  Common shareholders' equity................      3,696         3,387         3,432       3,249       3,007       2,761     2,455
  Total shareholders' equity.................      3,641         3,323         3,370       3,272       3,134       2,874     2,556
Average common shares issued (in thousands)
  (2)........................................    190,890       194,292       194,298     195,095     196,162     196,366   191,684
Performance ratios:
  Return on average assets (4)...............       1.32%(5)      1.40%(5)      1.42%       1.30%       1.28%       1.13%      .55%
  Return on average shareholders'
    equity (4)...............................      16.96(5)      17.33(5)      17.44       16.08       16.11       15.42      8.27
Risk-based capital ratios:
  Tier 1.....................................       9.77          8.84         10.97        8.25        9.68       10.32      8.63
  Total......................................      12.68         11.98         14.17       11.51       12.42       13.33     12.11
Leverage capital ratio.......................       7.82          6.84          8.21        6.16        6.97        7.29      6.18
Total equity to total assets.................       8.42          8.05          8.17        7.87        7.59        7.50      6.48
Asset quality ratios:
  Allowance for credit losses as a percentage
    of loans, leases and factored accounts
    receivable, net of unearned income
    (period-end).............................       1.57          1.66          1.58        1.66        1.76        2.01        2.10
  Allowance for credit losses as a percentage
    of nonperforming loans (period-end)......     262.50        264.06        250.37      296.59      250.07      170.69      114.08
  Net charge-offs as a percentage of average
    loans, leases and factored accounts
    receivable, net of unearned income.......        .46(5)        .55(5)        .51         .41         .34         .55        1.00
  Nonperforming assets as a percentage of net
    loans, leases, factored accounts
    receivable and other real estate owned
    (period-end).............................        .74           .82           .77         .78        1.02        1.76        3.19

---------------

(1) Includes reclassification of Trust Preferred Securities from minority interest in order to be consistent with NationsBank's presentation.

(2) Restated to reflect 2-for-1 stock split completed in September 1996.

(3) Computed on equity before deduction of employee stock ownership obligation.

(4) Ratios for 1996 exclude $24.5 million pre-tax SAIF assessment. Including the assessment, return on assets and return on equity were 1.38% and 16.98%, respectively, in 1996.

(5) Annualized.

                       SELECTED PRO FORMA FINANCIAL DATA
                      OF NATIONSBANK AND BARNETT COMBINED
                                  (UNAUDITED)

                                                                  NINE MONTHS ENDED        YEAR ENDED DECEMBER 31,
                                                                    SEPTEMBER 30,      --------------------------------
                                                                        1997             1996        1995        1994
                                                                  -----------------    --------    --------    --------
                                                                         (DOLLARS IN MILLIONS, EXCEPT PER-SHARE
                                                                                 INFORMATION AND RATIOS)
Income statement:
  Income from earning assets...................................       $  14,478        $ 16,665    $ 16,044    $ 12,947
  Interest expense.............................................           7,286           8,554       8,939       6,187
  Net interest income..........................................           7,192           8,111       7,105       6,760
  Provision for credit losses..................................             676             760         505         384
  Gains (losses) on sales of securities........................              93              86          34         (26)
  Noninterest income...........................................           4,263           4,423       3,778       3,139
  Merger-related charge........................................              --             118          --          --
  Noninterest expense (including OREO expense).................           6,717           7,243       6,641       6,235
  Income before income taxes...................................           4,155           4,499       3,771       3,254
  Income tax expense...........................................           1,490           1,585       1,313       1,101
  Net income...................................................           2,665           2,914       2,458       2,153
  Net income available to common shareholders..................           2,656           2,897       2,434       2,125
Per common share:
  Earnings.....................................................            2.81            3.53        3.13        2.72
  Cash dividends paid (1)......................................             .99            1.20        1.04         .94
  Shareholders' equity (period-end)............................           25.13           20.71       20.08       17.26
Balance sheet (period-end):
  Total assets.................................................         284,086         225,455     227,282     209,312
  Total loans, leases and factored accounts receivable, net of
     unearned income...........................................         169,277         151,743     146,379     130,752
  Total deposits...............................................         161,467         138,418     133,025     133,679
  Long-term debt...............................................          28,064          24,212      18,966       9,265
  Common shareholders' equity..................................          23,485          16,545      15,535      13,510
  Total shareholders' equity...................................          23,485          16,606      15,600      13,672
Average common shares issued (in thousands) (1)................         946,171         820,945     776,634     782,254
Performance ratios:
  Return on average assets.....................................            1.26%(2)        1.21%       1.08%       1.06%
  Return on average common shareholders'
     equity (3)................................................           15.52(2)        18.13       17.30       16.63
Risk-based capital ratios:
  Tier 1.......................................................            7.23            8.06        7.19        7.58
  Total........................................................           11.56           12.71       11.36       11.40
Leverage capital ratio.........................................            6.29            7.13        6.07        6.14
Total equity to total assets...................................            8.27            7.37        6.86        6.53
Asset quality ratios:
  Allowance for credit losses as a percentage of loans, leases and factored accounts receivable, net of unearned income
     (period-end)..............................................            1.93            1.84        1.82        2.06
  Allowance for credit losses as a percentage of nonperforming
     loans (period-end)........................................          253.18          258.40      304.46      268.30
  Net charge-offs as a percentage of average loans, leases and
     factored accounts receivable, net of unearned income......             .51(2)          .49         .39         .33
  Nonperforming assets as a percentage of net loans, leases, factored accounts receivable and other real estate owned
     (period-end)..............................................             .88             .84         .74        1.09

---------------

(1) Pro forma combined dividends per common share represent the historical dividends per common share paid by NationsBank.

(2) Annualized.

(3) Average common shareholders' equity does not include the effect of market value adjustments to securities available for sale and marketable equity securities.

                       SELECTED PRO FORMA FINANCIAL DATA
                 OF NATIONSBANK, BARNETT AND BOATMEN'S COMBINED
                                  (UNAUDITED)

                                                                                   NINE MONTHS ENDED
                                                                                     SEPTEMBER 30,         YEAR ENDED
                                                                                         1997           DECEMBER 31, 1996
                                                                                   -----------------    -----------------
                                                                                   (DOLLARS IN MILLIONS, EXCEPT PER-SHARE
                                                                                          INFORMATION AND RATIOS)
Income statement:
  Income from earning assets....................................................       $  14,478            $  18,903
  Interest expense..............................................................           7,286                9,533
  Net interest income...........................................................           7,192                9,370
  Provision for credit losses...................................................             676                  845
  Gains on sales of securities..................................................              93                   88
  Noninterest income............................................................           4,263                5,256
  Merger-related charge.........................................................              --                  188
  Noninterest expense (including OREO expense)..................................           6,717                8,982
  Income before income taxes....................................................           4,155                4,699
  Income tax expense............................................................           1,490                1,760
  Net income....................................................................           2,665                2,939
  Net income available to common shareholders...................................           2,656                2,915
Per common share (1):
  Earnings......................................................................            2.81                 3.06
  Cash dividends paid (2).......................................................             .99                 1.20
  Shareholders' equity (period-end).............................................           25.13                24.63
Balance sheet (period-end):
  Total assets..................................................................         284,086              263,835
  Total loans, leases and factored accounts receivable, net of unearned
     income.....................................................................         169,277              176,348
  Total deposits................................................................         161,467              170,372
  Long-term debt................................................................          28,064               24,858
  Common shareholders' equity...................................................          23,485               22,924
  Total shareholders' equity....................................................          23,485               23,068
Average common shares issued (in thousands) (1).................................         946,171              953,844
Performance ratios:
  Return on average assets......................................................            1.26%(3)             1.06%
  Return on average common shareholders' equity (4).............................           15.52(3)             13.02
Risk-based capital ratios:
  Tier 1........................................................................            7.23                 6.85
  Total.........................................................................           11.56                11.23
Leverage capital ratio..........................................................            6.29                 6.08
Total equity to total assets....................................................            8.27                 8.74
Asset quality ratios:
  Allowance for credit losses as a percentage of loans, leases and factored
     accounts receivable, net of unearned income (period-end)...................            1.93                 1.84
  Allowance for credit losses as a percentage of nonperforming loans
     (period-end)...............................................................          253.18               254.65
  Net charge-offs as a percentage of average loans, leases and factored accounts
     receivable, net of unearned income.........................................             .51(3)               .47
  Nonperforming assets as a percentage of net loans, leases, factored accounts
     receivable and other real estate owned (period-end)........................             .88                  .85

---------------

(1) The unaudited Selected Pro Forma Financial Data reflects a 35% cash election in the Boatmen's acquisition.

(2) Pro forma combined dividends per common share represent the historical dividends per common share paid by NationsBank.

(3) Annualized.

(4) Average common shareholders' equity does not include the effect of market value adjustments to securities available for sale and marketable equity securities.

                  RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     The following are NationsBank's and Barnett's consolidated ratios of earnings to combined fixed charges and preferred stock dividend requirements for the nine months ended September 30, 1997 and for each of the years in the five-year period ended December 31, 1996:

NATIONSBANK:

                                                                                                       YEAR ENDED
                                                                                                      DECEMBER 31,
                                                                    NINE MONTHS ENDED     ------------------------------------
                                                                    SEPTEMBER 30, 1997    1996    1995    1994    1993    1992
                                                                    ------------------    ----    ----    ----    ----    ----
Ratio of Earnings to Combined Fixed Charges and Preferred Stock
  Dividends:
  Excluding interest on deposits.................................           2.0           1.8     1.6     1.8     2.3     2.3
  Including interest on deposits.................................           1.5           1.5     1.4     1.5     1.5     1.4

     For purposes of computing NationsBank's consolidated ratios, earnings represent net income of NationsBank plus applicable income taxes and fixed charges, less capitalized interest and the equity in undistributed earnings of unconsolidated subsidiaries and associated companies. Fixed charges represent interest expense (exclusive of interest on deposits in one case and inclusive of such interest in the other), capitalized interest, amortization of debt discount and appropriate issuance costs and one-third (the amount deemed to represent an appropriate interest factor) of net rent expense under all lease commitments. Preferred stock dividend requirements represent dividend requirements on the outstanding preferred stock adjusted to reflect the pre-tax earnings that would be required to cover such dividend requirements.

BARNETT:

                                                                                                       YEAR ENDED
                                                                                                      DECEMBER 31,
                                                                    NINE MONTHS ENDED     ------------------------------------
                                                                    SEPTEMBER 30, 1997    1996    1995    1994    1993    1992
                                                                    ------------------    ----    ----    ----    ----    ----
Ratio of Earnings to Combined Fixed Charges and Preferred Stock
  Dividends:
  Excluding interest on deposits.................................           3.3           4.6     3.8     4.3     5.0     2.7
  Including interest on deposits.................................           1.7           1.8     1.6     1.7     1.6     1.2

     For the purposes of computing Barnett's consolidated ratios, earnings represent net income plus applicable income taxes and fixed charges. Combined fixed charges and preferred stock dividend requirements, excluding interest on deposits, represent interest expense (except interest paid on deposits), capitalized interest, minority interest, an amount equal to the pre-tax earnings required to meet applicable preferred stock dividend requirements, and the interest factor included in rents. Combined fixed charges and preferred stock dividend requirements, including interest on deposits, represent all interest expense, capitalized interest, minority interest, an amount equal to the pre-tax earnings required to meet applicable preferred stock dividend requirements, and the interest factor included in rents.

                          NATIONSBANK SPECIAL MEETING

GENERAL

     This Joint Proxy Statement-Prospectus is first being mailed to NationsBank Shareholders on or about November 20, 1997 and is accompanied by the Notice of Special Meeting and a form of proxy that is solicited by the NationsBank Board for use at the NationsBank Special Meeting to be held on December 19, 1997, at 9:30 a.m., local time, at the International Trade Center, 200 North College Street, Charlotte, North Carolina, and at any adjournments or postponements thereof.

MATTERS TO BE CONSIDERED

     At the NationsBank Special Meeting, NationsBank Shareholders will be asked, in accordance with the requirements of the NYSE, to consider and vote upon the Issuance. The NYSE requires shareholder approval of the Issuance because the number of shares of NationsBank Common Stock to be issued in the Merger (including the shares of NationsBank Common Stock issuable upon conversion of the NationsBank New Preferred Stock) is expected to exceed 20% of the shares of NationsBank Common Stock outstanding immediately prior to the Effective Time. In addition, the NationsBank Shareholders will be asked to consider and vote upon the Plan Amendment. (The NationsBank Shareholders may also be asked to vote upon a proposal to adjourn or postpone the NationsBank Special Meeting, which adjournment or postponement could be used for the purpose, among others, of allowing additional time for the soliciting of additional votes to approve the NationsBank Matters.)

PROXIES

     The accompanying form of proxy is for use at the meeting if a NationsBank Shareholder is unable to attend in person. The proxy may be revoked by the NationsBank Shareholder at any time before it is exercised, either by submitting to the Corporate Secretary of NationsBank written notice of revocation or a properly executed proxy of a later date or by attending the meeting and electing to vote in person. Written notices of revocation and other communications with respect to the revocation of NationsBank proxies should be addressed to NationsBank Corporation, NationsBank Corporate Center, 56th Floor, Charlotte, North Carolina 28255, Attention: Corporate Secretary. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of the approval of the NationsBank Matters; provided that no proxy that is voted against any of the NationsBank Matters will be voted in favor of any adjournment or postponement of the NationsBank Special Meeting for the purpose of soliciting additional proxies.

     The entire cost of soliciting the proxies from the NationsBank Shareholders will be borne by NationsBank except that Barnett and NationsBank have each agreed to pay one-half of the printing costs of this Joint Proxy Statement-Prospectus and related materials. In addition to the solicitation of the proxies by mail, NationsBank will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. NationsBank will reimburse such record holders for their reasonable expenses in so doing. NationsBank has also made arrangements with Georgeson & Company Inc. to assist it in soliciting proxies from banks, brokers and nominees and has agreed to pay $10,000, plus expenses, for such services. If necessary, NationsBank may also use several of its regular employees, who will not be specially compensated, to solicit proxies from shareholders, either personally or by telephone, telegram, facsimile or special delivery letter.

RECORD DATE AND VOTING RIGHTS

     Pursuant to the provisions of the NCBCA, October 31, 1997 has been fixed as the record date for determination of NationsBank Shareholders entitled to notice of and to vote at the NationsBank Special Meeting. Accordingly, only holders of shares of record at the close of business on that date of NationsBank Common Stock, NationsBank ESOP Preferred Stock and NationsBank Series B Preferred Stock will be entitled to notice of and to vote at said meeting. The number of outstanding shares of NationsBank Common Stock, NationsBank ESOP Preferred Stock and NationsBank Series B Preferred Stock entitled to vote at the NationsBank Special Meeting is 711,154,172, 2,212,727 and 9,341, respectively. In accordance with North Carolina law, abstentions from voting will be counted for purposes of determining whether a quorum exists at the

NationsBank Special Meeting. Furthermore, shares represented by proxies returned by a broker holding such shares in nominee or "street" name will be counted for purposes of determining whether a quorum exists, even if such shares are not voted in matters where discretionary voting by the broker is not allowed ("broker non-votes"). In addition, abstentions from voting and broker non-votes will not be deemed to have been cast either "for" or "against" the proposal considered at the meeting and, since approval of the Issuance requires the vote of a majority of the votes cast at the NationsBank Special Meeting, will have no effect on the approval of the Issuance. Accordingly, the NationsBank Board urges NationsBank Shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope.

     Each share of NationsBank Common Stock and NationsBank Series B Preferred Stock entitles its holder to one vote, and each share of NationsBank ESOP Preferred Stock currently entitles its holder to two votes. All such shares vote together as a single class, and the affirmative vote of a majority of the votes cast at the NationsBank Special Meeting is required to approve the NationsBank Matters, PROVIDED that, in the case of the Issuance, at least 50% of the votes entitled to be cast thereon are voted at the NationsBank Special Meeting and, in the case of the Plan Amendment, a majority of the shares entitled to vote on such matters are represented at the NationsBank Special Meeting in person or by proxy. As of the NationsBank Record Date, 20,858,547 shares of NationsBank Common Stock, 978 shares of NationsBank ESOP Preferred Stock and no shares of NationsBank Series B Preferred Stock, respectively, equivalent to approximately 2.9% of the votes entitled to be cast at the NationsBank Special Meeting, were beneficially owned by directors and executive officers of NationsBank. It is currently expected that each such director and executive officer of NationsBank will vote the shares of NationsBank stock beneficially owned by him or her for approval of the NationsBank Matters. In addition, as of the NationsBank Record Date, directors and executive officers of Barnett beneficially owned no shares of NationsBank Common Stock, NationsBank ESOP Preferred Stock or NationsBank Series B Preferred Stock.

     Additional information with respect to beneficial ownership of NationsBank Common Stock, NationsBank ESOP Preferred Stock and NationsBank Series B Preferred Stock by individuals and entities owning more than 5% of such stock and more detailed information with respect to beneficial ownership of NationsBank Common Stock by directors and executive officers of NationsBank is incorporated by reference to the 1996 Annual Report on Form 10-K of NationsBank. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

RECOMMENDATION OF THE NATIONSBANK BOARD

     The NationsBank Board has unanimously approved the Agreement and the transactions contemplated thereby and the NationsBank Matters. The NationsBank Board believes that the Agreement and the transactions contemplated thereby and the NationsBank Matters are fair to and in the best interests of NationsBank and the NationsBank Shareholders and recommends that the NationsBank Shareholders vote "FOR" the NationsBank Matters. See "THE MERGER -- Reasons of NationsBank for the Merger" and "AMENDMENT TO THE NATIONSBANK CORPORATION KEY EMPLOYEE STOCK PLAN."

                            BARNETT SPECIAL MEETING

GENERAL

     This Joint Proxy Statement-Prospectus is first being mailed to the Barnett Shareholders on or about November 20, 1997, and is accompanied by the Notice of Special Meeting and a form of proxy that is solicited by the Barnett Board for use at the Barnett Special Meeting to be held on December 19, 1997, at 9:30 a.m., local time, at the Barnett Office Park, 9000 Southside Blvd., Jacksonville, Florida, and at any adjournments or postponements thereof. The purpose of the Barnett Special Meeting is to take action with respect to the approval of the Agreement and the transactions contemplated thereby. (The Barnett Shareholders may also be asked to vote upon a proposal to adjourn or postpone the Barnett Special Meeting, which adjournment or postponement could be used for the purpose, among others, of allowing additional time for the soliciting of additional votes to approve the Agreement.)

PROXIES

     A Barnett Shareholder may use the accompanying proxy if such Barnett Shareholder is unable to attend the Barnett Special Meeting in person or wishes to have his or her shares voted by proxy even if such shareholder does attend the meeting. A shareholder may revoke any proxy given pursuant to this solicitation by delivering to the Corporate Secretary of Barnett, prior to or at the Barnett Special Meeting, a written notice revoking the proxy or a duly executed proxy relating to the same shares bearing a later date or by attending the meeting and electing to vote in person; however, attendance at the Barnett Special Meeting will not in and of itself constitute a revocation of a proxy. All written notices of revocation and other communications with respect to the revocation of Barnett proxies should be addressed to Barnett Banks, Inc., 50 North Laura Street, P.O. Box 40789, Jacksonville, Florida 32203-0789, Attention:
Corporate Secretary. For such notice of revocation or later proxy to be valid, however, it must actually be received by Barnett prior to the vote of the Barnett Shareholders at the Barnett Special Meeting. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of approval of the Agreement. The Barnett Board is unaware of any other matters that may be presented for action at the Barnett Special Meeting. If other matters do properly come before the Barnett Special Meeting, however, it is intended that shares represented by proxies in the accompanying form will be voted or not voted by the persons named in the proxies in their discretion, provided that no proxy that is voted against approval and adoption of the Agreement will be voted in favor of any adjournment or postponement of the Barnett Special Meeting for the purpose of soliciting additional proxies.

SOLICITATION OF PROXIES

     The entire cost of soliciting the proxies from the Barnett Shareholders will be borne by Barnett; PROVIDED, HOWEVER, that NationsBank and Barnett have each agreed to pay one-half of the printing costs of this Joint Proxy Statement-Prospectus and related materials. In addition to the solicitation of the proxies by mail, Barnett will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. Barnett will reimburse such record holders for their reasonable expenses in so doing. Barnett has also made arrangements with Georgeson & Company Inc. to assist it in soliciting proxies from banks, brokers and nominees and has agreed to pay approximately $8,500, plus expenses, for such services. If necessary, Barnett may also use several of its regular employees, who will not be specially compensated, to solicit proxies from shareholders, either personally or by telephone, telegram, facsimile or special delivery letter.

RECORD DATE AND VOTING RIGHTS

     The Barnett Board has fixed October 31, 1997 as the Barnett Record Date for the determination of the Barnett Shareholders entitled to receive notice of and to vote at the Barnett Special Meeting. Accordingly, only Barnett Shareholders of record at the close of business on the Barnett Record Date will be entitled to notice of and to vote at the Barnett Special Meeting. At the close of business on the Barnett Record Date, there were 201,700,101 shares of Barnett Common Stock entitled to vote at the Barnett Special Meeting held by approximately 45,931 holders of record. The presence, in person or by proxy, of shares of Barnett Common Stock representing a majority of the total voting power of such shares entitled to vote on the Barnett Record Date is necessary to constitute a quorum at the Barnett Special Meeting. Each share of Barnett Common Stock outstanding on the Record Date entitles its holder to one vote as to (i) the approval of the Agreement and the transactions contemplated thereby and (ii) any other proposal that may properly come before the Barnett Special Meeting.

     Barnett intends to count shares of Barnett Common Stock present in person at the Barnett Special Meeting but not voting, and shares of Barnett Common Stock for which it has received proxies but with respect to which holders of such shares have abstained, as present at the Barnett Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. In addition, shares represented by proxies returned by a broker holding such shares in "street" name will be counted for purposes of determining whether a quorum exists, even if such shares are not voted in matters where discretionary voting by the broker is not allowed ("broker non-votes"). Under applicable NYSE rules, brokers who hold shares of Barnett Common Stock in "street" name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the matters to be considered and voted upon at the Barnett Special Meeting without specific instructions from such customers.

     Under the FBCA, approval of the Agreement requires the affirmative vote of the holders of a majority of all votes entitled to be cast on the Agreement at the Barnett Special Meeting.

     BECAUSE APPROVAL OF THE AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF OUTSTANDING SHARES OF BARNETT COMMON STOCK, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS NEGATIVE VOTES. ACCORDINGLY, THE BARNETT BOARD URGES BARNETT SHAREHOLDERS TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

     As of the Barnett Record Date, approximately 2,936,881 shares of Barnett Common Stock, or approximately 1.46% of the shares entitled to vote at the Barnett Special Meeting, were beneficially owned by directors and executive officers of Barnett. It is currently expected that each such director and executive officer of Barnett will vote the shares of Barnett stock beneficially owned by him or her for approval of the Agreement and the transactions contemplated thereby. As of the Barnett Record Date, directors and executive officers of NationsBank beneficially owned significantly less than 1% of the shares of Barnett Common Stock entitled to vote at the Barnett Special Meeting. It is currently expected that each such director and executive officer of NationsBank will vote the shares of Barnett Common Stock beneficially owned by him or her for approval of the Agreement and the transactions contemplated thereby.

     Additional information with respect to beneficial ownership of Barnett Common Stock by persons and entities owning more than 5% of such stock and more detailed information with respect to beneficial ownership of Barnett Common Stock by directors and executive officers of Barnett is incorporated by reference to the 1996 Annual Report on Form 10-K of Barnett. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

RECOMMENDATION OF THE BARNETT BOARD

     The Barnett Board has unanimously (with two directors absent) approved the Agreement and the transactions contemplated thereby. The Barnett Board believes that the Merger is fair to and in the best interests of Barnett and the Barnett Shareholders and unanimously recommends that the Barnett Shareholders vote "FOR" approval of the Agreement and the transactions contemplated thereby. See "THE MERGER -- Reasons of Barnett for the Merger."

                                   THE MERGER

     THE FOLLOWING SUMMARY OF CERTAIN TERMS AND PROVISIONS OF THE AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE AND, WITH THE EXCEPTION OF CERTAIN EXHIBITS THERETO, IS ATTACHED TO THIS JOINT PROXY STATEMENT-PROSPECTUS AS APPENDIX A.

DESCRIPTION OF THE MERGER

     At the Effective Time, Barnett will merge with and into NB Holdings, the separate corporate existence of Barnett will cease and NB Holdings will survive and continue to exist as a Delaware corporation and a wholly-owned subsidiary of NationsBank. Subject to the satisfaction or waiver of certain conditions set forth in the Agreement and described more fully in " -- Conditions to the Merger," the Merger will become effective upon the filing of a certificate of merger in the office of the Secretary of State of Delaware and articles of merger in the office of the Secretary of State of Florida, or at such later date and time as may be set forth in the certificate and articles of merger, in accordance with Section 607.1105 of the FBCA and Section 252 of the Delaware General Corporation Law (the "DGCL"). The Merger will have the effects prescribed in Section 607.1106 of the FBCA and Section 259 of the DGCL, and the articles of incorporation and by-laws of the Surviving Corporation will be those of NB Holdings, as in effect immediately prior to the Effective Time.

     At the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or Barnett Shareholder, each share of Barnett Common Stock (excluding shares of Barnett stock held by Barnett or any of its subsidiaries or by NationsBank or any of its subsidiaries, in each case, other than in a fiduciary capacity or as a result of debts previously contracted ("Treasury Shares")) issued and outstanding immediately prior to the Effective Time will become and be converted into the right to receive 1.1875 (which Exchange Ratio is subject to potential adjustment as described under " -- Termination of the Agreement") shares of NationsBank Common Stock; PROVIDED, HOWEVER, in the event NationsBank changes (or establishes a record date for changing) the number of shares of NationsBank Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding NationsBank Common Stock and the record date of such transaction is set prior to the Effective Date, the Exchange Ratio will be proportionately adjusted.

     It is expected that the market price of NationsBank Common Stock will fluctuate between the date of this Joint Proxy Statement-Prospectus and the date on which the Merger is consummated and thereafter. Because the number of shares of NationsBank Common Stock to be received by Barnett shareholders in the Merger is fixed (subject to possible increase in the circumstances described above) and because the market price of NationsBank Common Stock is subject to fluctuation, the value of the shares of NationsBank Common Stock that holders of Barnett Common Stock would receive in the Merger may increase or decrease prior to the Merger. For further information concerning the historical market prices of NationsBank and Barnett Common Stock, see "PRICE RANGE OF COMMON STOCK AND DIVIDENDS -- Market Prices." No assurance can be given concerning the market price of NationsBank Common Stock before or after the Effective Time.

     The Barnett Board may, at its sole option, terminate the Agreement by giving notice to NationsBank if both (i) the average closing price of NationsBank Common Stock for the ten full trading days ending on the date the Federal Reserve Board approves the Merger (the "Average Closing Price") is less than $50.65 and (ii) the number obtained by dividing the Average Closing Price by $63.3125 (the closing price of NationsBank Common Stock on August 28, 1997) is less than the number obtained by (a) dividing the average of the closing prices of a specified index of bank stocks during the above mentioned ten-day period by the closing price of such index on August 28, 1997 and (b) subtracting
0.15. Such termination right will not apply, however, if NationsBank decides, within five days of receiving notice of Barnett's intent to terminate the Agreement pursuant to the conditions set forth in the preceding sentence, to increase the Exchange Ratio to a number calculated pursuant to the Agreement such that Barnett Shareholders would receive consideration having the same implied market value (based on the Average Closing Price) as they would have received if the Average Closing Price had been sufficient to prevent Barnett from having a termination right under this provision. See " -- Termination of the Agreement."

     Whether or not Barnett will have a right to terminate the Agreement pursuant to the foregoing paragraph will not be known until the date that the Average Closing Price can be determined. If such date were the date of this Joint Proxy Statement-Prospectus, no such right of termination would exist, based on the prevailing market price of NationsBank Common Stock. The Barnett Board has made no decision as to whether it would exercise its termination right if such a right did arise, and the NationsBank Board has made no decision as to whether it would exercise its correlative right to increase the Exchange Ratio. In the event such a situation occurs, each of the NationsBank Board and the Barnett Board would, consistent with its fiduciary duties, take into account all relevant facts and circumstances as they exist at such time and would consult with its respective financial advisors and legal counsel. Approval of the Agreement by the Barnett Shareholders at the Barnett Special Meeting and by the NationsBank Shareholders at the NationsBank Special Meeting will confer on the Barnett Board and the NationsBank Board, respectively, the power, should such an event occur and consistent with the fiduciary duties of such Boards, to elect to consummate the Merger in such an event (in the case of the Barnett Board) or to elect to increase the Exchange Ratio (in the case of the NationsBank Board) without any further action by, or resolicitation of the votes of, the shareholders of Barnett or NationsBank, as the case may be. The fairness opinions received by each of Barnett and NationsBank are each dated as of the date of this Joint Proxy Statement-Prospectus and are based on conditions in effect on the date thereof. Accordingly, none of such opinions address the circumstances that might arise if the matters contemplated by the previous paragraph were to occur. In such an event, Barnett or NationsBank, as the case may be, intends that it would obtain the reconfirmation of its respective investment bankers with respect to the fairness of the revised transaction prior to proceeding with the consummation of the Merger. See " -- Opinions of Barnett's Financial Advisors" and " -- Opinions of NationsBank's Financial Advisors."

     In addition, at the Effective Time: (i) each share of Barnett Preferred Stock issued and outstanding immediately prior to the Effective Time will become and be converted into the right to receive one share of NationsBank New Preferred Stock having terms substantially identical to those of the Barnett Preferred Stock except that the NationsBank New Preferred Stock will be convertible into shares of NationsBank Common Stock at a rate that will reflect the Exchange Ratio; (ii) the shares of NationsBank and NB Holdings capital stock outstanding immediately prior to the Effective Time will continue to be outstanding after the Effective Time; (iii) each of the shares of Barnett capital stock held as Treasury Shares immediately prior to the Effective Time will be canceled and retired at the Effective Time and no consideration will be issued in exchange therefor; and (iv) all employee and director stock options to purchase shares of Barnett Common Stock (each, a "Barnett Employee Stock Option"), which are then outstanding and unexercised, will cease to represent a right to acquire shares of Barnett Common Stock and will be converted automatically into options to purchase shares of NationsBank Common Stock, and NationsBank will assume each Barnett Employee Stock Option subject to the terms of any of the relevant stock option plans of Barnett (collectively, the "Barnett Employee Stock Option Plans"), and the agreements evidencing grants thereunder, including, but not limited to, the accelerated vesting of such options which will occur in connection with and by virtue of the Merger as and to the extent required by such plans and agreements; PROVIDED, HOWEVER, that, from and after the Effective Time, (a) the number of shares of NationsBank Common Stock purchasable upon exercise of such Barnett Employee Stock Option will be equal to the number of shares of Barnett Common Stock that were purchasable under such Barnett Employee Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and rounding to the nearest whole share, and (b) the per share exercise price under each such Barnett Employee Stock Option will be adjusted by dividing the per share exercise price of each such Barnett Employee Stock Option by the Exchange Ratio, and rounding down to the nearest cent. The terms of each Barnett Employee Stock Option will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to NationsBank Common Stock on or subsequent to the Effective Date. Notwithstanding the foregoing, the number of shares and the per share exercise price of each Barnett Employee Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) will be adjusted in accordance with the requirements of Section 424 of the Code and, with respect to any such incentive stock options, fractional shares will be rounded down to the nearest whole number of shares and, where necessary, the per share exercise price will be rounded up to the nearest cent. In connection with the conversion of the Barnett Employee Stock Options in the Merger, NationsBank will reserve a sufficient number of shares of NationsBank Common Stock, register such stock under the Securities Act and comply with applicable state securities or "blue sky" laws.

     NationsBank may at any time change the method of effecting the combination with Barnett if and to the extent it deems such change to be desirable, including, without limitation, to provide for a merger of Barnett into NationsBank; PROVIDED, HOWEVER, that no such change will (i) alter or change the amount or kind of the

Merger Consideration, (ii) adversely affect the tax treatment of the Barnett Shareholders as a result of receiving the Merger Consideration, or (iii) materially impede or delay consummation of the transactions contemplated by the Agreement.

     In connection with the NationsBank New Preferred Stock, the articles of incorporation of NationsBank shall be amended to fix the preferences, limitations and relative rights of the NationsBank New Preferred Stock and at or prior to the Effective Time, NationsBank shall deliver to the Secretary of State of North Carolina for filing, pursuant to the NCBCA, articles of amendment, in a form mutually acceptable to NationsBank and Barnett, giving effect to the foregoing and containing any other provisions with respect to the NationsBank New Preferred Stock necessary to permit consummation of the Merger in accordance with the terms of the Agreement (the "Articles of Amendment").

BACKGROUND OF THE MERGER

     In late July 1997, Barnett contacted Morgan Stanley to request its assistance in Barnett's evaluation of its strategic alternatives for enhancing shareholder value. During late July and early August 1997, members of Barnett's management and representatives of Morgan Stanley met several times to discuss the process for evaluating Barnett's strategic alternatives and to review preliminary analyses prepared by Morgan Stanley concerning the potential value available to Barnett's shareholders through implementing various strategic alternatives, including Barnett's continuing as an independent entity and Barnett's engaging in a strategic business combination with another financial institution. Also during that time, Barnett contacted J.P. Morgan to request its assistance in Barnett's review and evaluation of its strategic alternatives.

     On August 19, 1997, a special meeting of the Barnett Board (the "August 19 Meeting") was held at Barnett's headquarters in Jacksonville, Florida. At the August 19 Meeting, representatives of Morgan Stanley made a presentation to the Barnett Board which included a review and analysis of Barnett's strategic alternatives, an overview of the competitive environment in the financial institutions industry, an analysis of the current financial institutions merger and acquisition market, financial data and information from selected recent financial institution merger and acquisition transactions, and valuations of Barnett both on a stand-alone basis (using various methodologies) and as a strategic merger partner based on recent financial institution merger and acquisition multiples. Morgan Stanley also reviewed selected financial data with respect to several large regional and super-regional bank holding companies (including NationsBank) which were believed to be most likely to be interested in and financially and otherwise capable of engaging in a strategic business combination with Barnett. The Barnett Board noted that the information presented and discussed at the meeting concerning the current environment for financial institutions, including the merger and acquisition market, generally suggested that a strategic business combination might provide Barnett's shareholders with greater value than that attainable through a stand-alone strategy. Members of management and the Barnett Board also discussed the anticipated impact of a strategic business combination transaction on Barnett's employees, customers and communities.

     At the conclusion of the August 19 Meeting, the Barnett Board authorized Charles E. Rice, Barnett's Chairman and Chief Executive Officer, to formally engage Barnett's Financial Advisors and to contact several bank holding companies (including NationsBank) which were most likely to be both interested in and financially and otherwise capable of engaging in a business combination transaction with Barnett. During the next two days, each of such bank holding companies (including NationsBank) was contacted, all but one of such companies (including NationsBank) expressed interest in considering a strategic business combination transaction with Barnett (such parties, the "Interested Parties"), and each of the Interested Parties received from Morgan Stanley a package containing publicly available financial information on Barnett and a confidentiality and standstill agreement. Each of the Interested Parties was requested to execute the confidentiality and standstill agreement as soon as possible and to deliver to Morgan Stanley on or before August 27, 1997 a written indication of interest containing the per share price and other proposed terms upon which such party would be prepared to discuss the possibility of a business combination transaction with Barnett. Each of the Interested Parties was advised that the per share price indicated in its proposal would be the essential factor considered by Barnett in its evaluation of the proposals. During the week that followed the August 19 Meeting, six of the Interested Parties (including NationsBank) executed confidentiality and standstill agreements and submitted indications of interest to Morgan Stanley.

     On Wednesday, August 27, 1997, the Executive Committee of the NationsBank Board (the "NationsBank Executive Committee") and certain members of NationsBank's senior management together with NationsBank's financial and legal advisors reviewed the terms of such a potential offer by NationsBank to enter into a business combination with Barnett. At the meeting, NationsBank senior management discussed the strategic and business issues in such a potential combination and NationsBank's financial and legal advisors discussed with the NationsBank Executive Committee the financial aspects of the NationsBank proposal and the legal issues connected with a possible combination with Barnett. At the conclusion of the meeting, the NationsBank Executive Committee, on behalf of the NationsBank Board, authorized senior management of NationsBank to make a proposal to and negotiate with Barnett in connection with a potential business combination.

     On Wednesday, August 27, 1997 Mr. Rice, other members of Barnett's management and representatives from Barnett's legal and financial advisors reviewed and discussed the terms of the indications of interest received by Barnett. Each of the proposals contemplated a stock-for-stock transaction with a fixed exchange ratio at which shares of Barnett Common Stock would be exchanged for shares of the Interested Party's common stock. Of the six proposals, NationsBank's proposal, in which each share of Barnett Common Stock would be exchanged for 1.1875 shares of NationsBank Common Stock (having an indicated value of $76.00 based on the then-current trading price of NationsBank Common Stock on August 27, 1997), offered the highest per share consideration to the holders of Barnett Common Stock (based on the then-current trading prices of each of the other Interested Parties' common stocks on August 27, 1997). NationsBank's proposal contemplated a tax-free reorganization which would be accounted for as a pooling-of-interests. NationsBank's proposal also contemplated that the combined company would maintain the headquarters for its Florida operations in Jacksonville, that five of Barnett's current directors, including Mr. Rice, would serve on the combined company's board of directors and that NationsBank would enter into employment agreements with Mr. Rice and certain other executive officers of Barnett.

     Later in the evening on August 27, Barnett's management determined to proceed with due diligence and commence discussions with NationsBank concerning the terms of the proposed transaction with a view to negotiating definitive transaction agreements and, subject to such due diligence and discussions, recommending the NationsBank proposal to the Barnett Board for approval. Barnett then informed NationsBank that its proposal had been selected from among the indications of interest received. The parties and their respective legal and financial advisors then met to further discuss the terms of the proposed transaction and to begin the process of scheduling and conducting due diligence and drafting and negotiating definitive agreements reflecting the terms of the proposed transaction.

     On Thursday, August 28, 1997, the parties continued their due diligence investigations, and senior management of NationsBank and Barnett and their legal representatives negotiated the terms of the Agreement and the Stock Option Agreements. Further negotiation continued on the morning of Friday, August 29, 1997. That morning, several newspapers of nationwide circulation contained reports speculating that Barnett was seeking a strategic business combination and naming a variety of bank holding companies, including NationsBank, as possible merger partners. After consultation with their respective legal and financial advisors concerning these reports, the possible volatility in the stock prices of Barnett and NationsBank that could result from such speculation and the status of due diligence investigations and contract negotiations, and in light of the fact that the terms of the Agreement and the Stock Option Agreements had been substantially negotiated, NationsBank and Barnett requested the NYSE to halt trading in the common stock of each of Barnett and NationsBank pending an announcement to be made later on Friday, August 29, 1997 concerning a potential business combination. Shortly thereafter, the Boards of Directors of each of NationsBank and Barnett met to consider the terms of the Agreement and the Stock Option Agreements and the transactions contemplated thereby.

     At the meeting of the Barnett Board on August 29, 1997, Mr. Rice and representatives of Barnett's Financial Advisors updated the Barnett Board on the process that had taken place over the past ten days with respect to Barnett's contacts with several bank holding companies concerning their interest in a potential business combination transaction, including a review of each of the six indications of interest received by Barnett. Mr. Rice and other members of Barnett's management reviewed with the Barnett Board the terms of and the reasons for the proposed merger with NationsBank. Members of Barnett's management reviewed the results of

Barnett's due diligence investigation of NationsBank. Barnett's legal advisors reviewed the terms of the Agreement, the Stock Option Agreements and the related agreements, and the legal standards applicable to the Barnett Board's consideration of the proposed transaction with NationsBank. Representatives of Barnett's Financial Advisors reviewed financial information concerning NationsBank, Barnett and the proposed transaction, and rendered their respective oral opinions that, as of such date, and subject to the assumptions made, matters considered and limits on review undertaken, the Exchange Ratio pursuant to the Agreement was fair from a financial point of view to the holders of Barnett Common Stock. After discussion, the Barnett Board (with two directors absent) unanimously approved the Agreement, the Stock Option Agreements and related matters.

     At the meeting of the NationsBank Board on August 29, 1997, senior management of NationsBank, together with its legal and financial advisors, reviewed for the NationsBank Board the discussions and contacts with Barnett to date, the previous discussions with and actions of the NationsBank Executive Committee of the NationsBank Board, the financial terms of the proposed merger with Barnett and the other terms of the Agreement. Representatives of NationsBank's Financial Advisors rendered their respective oral opinions that, as of such date, the Exchange Ratio pursuant to the Agreement was fair to NationsBank from a financial point of view. Following discussion of and questions by the NationsBank Board to NationsBank senior management and its financial and legal advisors, the members of the NationsBank Board voted unanimously to approve the Agreement, the Stock Option Agreements and related matters.

     Shortly following the conclusion of the respective board meetings of Barnett and NationsBank, the parties entered into the Agreement and the Stock Option Agreements.

REASONS OF NATIONSBANK FOR THE MERGER

     In reaching its determination to approve the Agreement and recommend approval of the Issuance, the NationsBank Board considered a number of factors, including, without limitation, the following:

          (i) (a) its knowledge and analysis of the financial services industry environment, including rapid consolidation and increasing nationwide competition in the financial services industry and the need to anticipate and best position NationsBank in light of industry trends, (b) its belief that a combination of NationsBank and Barnett will enhance NationsBank's ability to compete effectively with other bank holding companies and other financial service providers and expand its banking franchise to serve a significantly greater number of customers, and (c) Barnett's unique franchise, especially its positioning in Florida, a location desirable to NationsBank because of NationsBank's existing presence in Florida and because of Florida's dynamic population growth environment and adjacent position to other current NationsBank markets, as well as Barnett's nationwide consumer finance businesses that complement NationsBank's own;

          (ii) its knowledge and review of the financial condition, results of operations and business operations and prospects of Barnett, as well as the results of NationsBank's due diligence review of Barnett, and its belief that Barnett is a high quality franchise with a respected and capable management team with a compatible approach to customer service, credit quality and shareholder value;

          (iii) its evaluation of the financial terms of the Merger (see
     " -- Description of the Merger") and their effect on the NationsBank Shareholders and the NationsBank Board's belief that such terms are fair to and in the best interests of NationsBank and the NationsBank Shareholders and are consistent with NationsBank's long-term strategy of enhancing shareholder value with expansion through selective acquisitions and taking into account that while there would be some dilution in 1998 earnings per share, the Merger is expected to have an accretive impact on earnings per share in 1999. The foregoing is based on consensus "street" earnings per share estimates published by Institutional Brokers Estimate System ("IBES") for both NationsBank and Barnett. The combined company's ability to achieve such results is dependent upon various factors, a number of which will be beyond its control, including the regulatory environment, economic conditions, unanticipated changes in business conditions and inflation, and there can be no assurance in this regard;

          (iv) its belief that the Merger represents an opportunity to leverage NationsBank's infrastructure, technology, products, marketing, and lines of business over a large consumer, business and corporate customer base through Barnett's established distribution network, and the possibility of achieving significant expense savings and operating efficiencies through, among other things, the elimination of duplicate efforts, and that the Merger could provide revenue growth opportunities based on the combined company's leadership in the rapidly growing Florida market and in consumer finance nationally;

          (v) the nonfinancial terms of the Agreement and related agreements, including the fact that Mr. Rice and four other nonemployee directors of Barnett would be elected to the NationsBank Board, that Mr. Rice would become Chairman of the combined company following the retirement of Mr. Andrew B. Craig, III, the current NationsBank Chairman, the employment agreements with Mr. Rice and other executive officers of Barnett and benefits potentially realizable by other affiliates of Barnett (see
     " -- Interests of Certain Persons in the Merger") and the Stock Option Agreements (see " -- Nations-Bank and Barnett Stock Option Agreements");

          (vi) the likelihood that the Merger would receive requisite regulatory approvals and that divestitures of certain assets or deposit liabilities could be required in connection with the Merger (see " -- Regulatory Matters"); and

          (vii) the expectation that the Merger would constitute a "reorganization" under Section 368(a) of the Code and that it would be accounted for as a "pooling-of-interests" for accounting and financial reporting purposes (see " -- Certain Federal Income Tax Consequences" and " -- Accounting Treatment").

     NationsBank also considered the fact that, based on market prices shortly prior to announcement of the Merger, the Exchange Ratio reflected a premium to Barnett stock price of approximately 37%. In addition, in recommending approval of the Issuance by the NationsBank Shareholders, the NationsBank Board considered the opinions of Goldman Sachs and Merrill Lynch (including the assumptions and financial information relied upon by Goldman Sachs and Merrill Lynch in arriving at such opinions, some of which financial information was provided to Goldman Sachs and Merrill Lynch by the senior management of each of NationsBank and Barnett). See " -- Opinions of NationsBank's Financial Advisors".

     The foregoing discussion of the information and factors considered by the NationsBank Board is not intended to be exhaustive but is believed to include all material factors considered by the NationsBank Board. In reaching its determination to approve the Merger, the NationsBank Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to differing factors. After deliberating with respect to the Merger and other transactions contemplated by the Agreement and the Stock Option Agreements, and considering, among other things, the matters discussed above, the NationsBank Board unanimously approved the Agreement and the transactions contemplated thereby as being in the best interests of NationsBank and the NationsBank Shareholders.

     BASED ON THE FOREGOING, AND THE OPINIONS OF GOLDMAN SACHS AND MERRILL LYNCH REFERRED TO ABOVE, THE NATIONSBANK BOARD UNANIMOUSLY RECOMMENDS THAT NATIONSBANK SHAREHOLDERS VOTE "FOR" THE ISSUANCE IN CONNECTION WITH THE MERGER.

REASONS OF BARNETT FOR THE MERGER

     In reaching its determination to approve and adopt the Agreement, the Barnett Board consulted with Barnett's management and its financial and legal advisors, and considered a number of factors, including, without limitation, the following:

          (i) the Barnett Board's familiarity with and review of Barnett's business, operations, financial condition and earnings on an historical and a prospective basis;

          (ii) the Barnett Board's knowledge and review, based in part on presentations by its financial advisors and Barnett's management, of (a) the business, operations, financial condition and earnings of NationsBank on an historical and a prospective basis and of the combined company on a proforma basis and (b) the historical stock price performance of the NationsBank Common Stock, the resulting relative interests of Barnett's shareholders and NationsBank's shareholders in the common equity of the combined company, the potential for increased earnings and dividends for Barnett shareholders as shareholders of the combined company, and NationsBank's substantial market capitalization;

          (iii) the presentation of Morgan Stanley to the Barnett Board on August 19, 1997 and the financial information reviewed by Barnett's Financial Advisors at the meeting of the Barnett Board on August 29, 1997, and the opinions of Morgan Stanley and J.P. Morgan, each rendered on August 29, 1997, that, as of such date, the Exchange Ratio pursuant to the Agreement was fair from a financial point of view to the holders of Barnett Common Stock (see " -- Opinions of Financial Advisors -- Opinions of Barnett's Financial Advisors");

          (iv) the process conducted by Barnett's management and its financial advisors in exploring and determining the potential value which could be realized by Barnett's shareholders in a business combination transaction, including (a) the contacts between Barnett and/or its financial advisors and certain selected bank holding companies which were determined, based in part on the advice of Barnett's financial advisors, to be the most likely companies to be both interested in and financially and otherwise capable of engaging in a business combination transaction with Barnett, (b) the fact that each of such selected bank holding companies which expressed interest in a business combination transaction with Barnett was afforded an opportunity to submit a proposal for such a transaction to Barnett, (c) the terms of the proposals received by Barnett from the Interested Parties, including primarily the indicated per share value to Barnett shareholders contained in such proposals, and (d) the fact that the indicated value of the Exchange Ratio in the NationsBank proposal was higher as of August 29, 1997 than the indicated values of the per share consideration offered in the other proposals submitted to Barnett (see " -- Background of the Merger");

          (v) the terms of the Agreement and the Merger, including the Exchange Ratio, noting in particular that it reflected a 37% premium for the holders of Barnett Common Stock based on the closing prices of NationsBank Common Stock and Barnett Common Stock on August 28, 1997, the last trading day prior to the approval by the Barnett Board of the Merger, and that the price-to-1997 estimated earnings and price-to-book value multiples represented by the Exchange Ratio, which were approximately 23.1x and 4.0x, respectively, were among the highest observed in recent business combination transactions involving large bank holding companies (see the description of the Agreement set forth elsewhere under this caption);

          (vi) the current and prospective economic and competitive environment facing the financial services industry generally, and Barnett in particular, including the continued rapid consolidation in the industry and the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term and in being able to capitalize on technological developments which significantly impact industry competition. In this regard, the Barnett Board noted that the combined company resulting from the Merger would be the third largest banking institution in the United States in assets and the second largest in market capitalization based on financial information and market prices as of August 28, 1997, and likely would possess the financial resources and economies of scale necessary to compete more effectively in the financial services industry in the future;

          (vii) the Barnett Board's review, based in part on the presentation of Morgan Stanley at the August 19, 1997 meeting of the Barnett Board, of alternatives to the Merger for enhancing shareholder value, the range of possible values to Barnett's shareholders obtainable through implementation of such alternatives, and the timing and likelihood of actually achieving such value, and the Barnett Board's belief, based upon such review, that such alternatives were not likely to result in greater value for Barnett shareholders than the value to be realized in the Merger. In this regard, the Barnett Board considered specifically, among other things, the factors relating to Barnett's ability to continue to generate revenue growth, improved profitability and superior shareholder returns on a stand-alone basis, the perceived scarcity of attractive acquisition opportunities for Barnett and the high cost of further investment in technology necessary to improve Barnett's competitive posture;

          (viii) the general impact that the Merger could be expected to have on the constituencies served by Barnett, including its customers, employees and communities. In this regard, the Barnett Board noted that the combined company could be expected to offer a more extensive range of financial products and services to Barnett's existing customers;

          (ix) the expectation that the Merger will be tax-free for federal income tax purposes to Barnett and Barnett's shareholders and will qualify as a pooling-of-interests for accounting and financial reporting purposes (see " -- Certain Federal Income Tax Consequences" and " -- Accounting Treatment");

          (x) the anticipated cost savings, operating efficiencies and opportunities for revenue enhancement available to the combined company from the Merger, and the significant experience of the senior management of NationsBank in the consummation of significant acquisition transactions and its proven record of achieving cost savings, operating efficiencies and revenue enhancements in connection with the integration of acquired companies. In particular, the Barnett Board took into account the fact that NationsBank's current management team has successfully integrated several significant acquisitions in recent years, including the acquisition of Bank South Corporation in 1995 and the acquisition of Boatmen's Bancshares, Inc. in 1997;

          (xi) the fact that Mr. Rice would be appointed as Chairman of the Board of NationsBank following the retirement of its current chairman in 1998, and that Mr. Rice and four other current members of the Barnett Board would become members of the NationsBank Board at the Effective Time. The Barnett Board also considered that each of Barnett's other top five executive officers would enter into employment contracts with NationsBank as of the Effective Time, including Allen L. Lastinger, Jr., Barnett's President and Chief Operating Officer who will serve as Chairman and Chief Operating Officer of the combined company's Florida operations, which will be headquartered in Jacksonville (see " -- Interests of Certain Persons in the Merger");

          (xii) the following additional factors which contributed to the Barnett Board's conclusion that the Merger is in the best interests of Barnett and its shareholders:

          (A) the results of the due diligence investigation of NationsBank conducted by Barnett's management;

             (B) the Barnett Board's assessment, with the assistance of counsel, concerning the likelihood that NationsBank would obtain all regulatory approvals required for the Merger (see " -- Regulatory Matters"); and

             (C) the terms of the Stock Option Agreements, including the risk that the Barnett Stock Option Agreement might discourage third parties from offering to acquire Barnett by increasing the cost of such an acquisition (noting the $400 million cap on the value which could be realized by NationsBank from the Barnett Stock Option), and recognizing that the execution of the Barnett Stock Option Agreement was a condition to NationsBank's willingness to enter into the Agreement (see
        " -- Barnett Stock Option Agreement").

     The foregoing discussion of the information and factors considered by the Barnett Board is not intended to be exhaustive but is believed to include all material factors considered by the Barnett Board. In reaching its determination to approve and recommend the Merger, the Barnett Board did not assign any relative or specific weights to the factors considered in reaching such determination, and individual directors may have given differing weights to different factors.

     THE BARNETT BOARD BELIEVES THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, BARNETT AND ITS SHAREHOLDERS. THE BARNETT BOARD UNANIMOUSLY RECOMMENDS THAT BARNETT SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY.

OPINIONS OF NATIONSBANK'S FINANCIAL ADVISORS

  OPINION OF GOLDMAN SACHS

     Goldman Sachs was retained by NationsBank on August 25, 1997 to act as NationsBank's financial advisor in connection with the Merger. Representatives of Goldman Sachs participated in the telephonic meeting of the NationsBank Board held on August 29, 1997, at which the NationsBank Board approved the Merger Agreement. At that meeting, Goldman Sachs rendered its oral opinion to the effect that, as of the date thereof, the Exchange Ratio was fair to NationsBank from a financial point of view. Goldman Sachs has reconfirmed its oral opinion of August 29, 1997 by delivering a written opinion to the NationsBank Board, dated the date of this Joint Proxy Statement-Prospectus to the effect that, as of the date thereof, the Exchange Ratio was fair to the holders of NationsBank Common Stock from a financial point of view (the "Goldman Sachs Opinion").

     THE FULL TEXT OF THE GOLDMAN SACHS OPINION, DATED THE DATE OF THIS JOINT PROXY STATEMENT-PROSPECTUS, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX B TO THIS JOINT PROXY STATEMENT-PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE GOLDMAN SACHS OPINION WAS PROVIDED TO THE NATIONSBANK BOARD FOR ITS INFORMATION, IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY NATIONSBANK SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE NATIONSBANK MEETING WITH RESPECT TO THE MERGER OR ANY OTHER MATTER RELATED THERETO. THE DESCRIPTION OF THE GOLDMAN SACHS OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX B. NATIONSBANK SHAREHOLDERS ARE URGED TO READ THE GOLDMAN SACHS OPINION IN ITS ENTIRETY.

     Goldman Sachs is an internationally recognized investment banking and advisory firm and as part of its investment banking business is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with NationsBank, having provided it with certain investment banking services from time to time, including having both acted as lead manager in a $50,000,000 debt offering and executed a stock repurchase program, and having acted as financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement. Goldman Sachs has also provided certain investment banking services to Barnett from time to time. Goldman Sachs is a full service securities firm and in the course of its trading activities may from time to time effect transactions, for its own account or the account of customers, and hold positions in securities or options of NationsBank and Barnett.

     In connection with rendering the Goldman Sachs Opinion, Goldman Sachs, among other things: (i) reviewed the Merger Agreement; (ii) reviewed Annual Reports to Stockholders and Annual Reports on Form 10-K of NationsBank and Barnett for the five years ended December 31, 1996, as well as certain interim reports to stockholders and Quarterly Reports on Form 10-Q of NationsBank and Barnett and certain other communications from NationsBank and Barnett to their respective stockholders; (iii) reviewed certain internal financial analyses and forecasts, including forecasts of certain cost savings expected by NationsBank to be achieved as a result of the Merger ("Synergies"); (iv) discussed with members of the senior management of NationsBank and Barnett the past and current business operations, regulatory relationships, financial conditions and future prospects of NationsBank and Barnett; (v) reviewed with members of senior management of NationsBank the results of NationsBank's due diligence examination of Barnett and the strategic benefits expected to be derived from the Merger;
(vi) reviewed the reported price and trading activity for NationsBank Common Stock and Barnett Common Stock; (vii) compared certain financial and stock market information for NationsBank and Barnett with similar information for certain other companies, the securities of which are publicly traded; (viii) reviewed the financial terms of certain recent business combinations in the commercial banking industry; and (ix) performed such other studies and analyses as it considered appropriate.

     As set forth in the Goldman Sachs Opinion, Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of the Goldman Sachs Opinion. In that regard, Goldman Sachs assumed, with NationsBank's consent, that the financial forecasts, including, without limitation, the Synergies and projections regarding under-performing and non-performing assets and net charge-offs had been reasonably prepared on a basis reflecting the best then available judgments and estimates of NationsBank and Barnett and that such forecasts will be realized in the amounts and at the times contemplated thereby. Goldman Sachs is not an expert in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowance for losses with respect thereto and assumed, with NationsBank's consent, that such allowances for each of NationsBank and Barnett are in the aggregate adequate to cover all such losses. In addition, Goldman Sachs did not review individual credit files nor did it make an independent evaluation or appraisal of the assets and liabilities of NationsBank or Barnett or any of their respective subsidiaries and had not been furnished with any such evaluation or appraisal. Goldman Sachs also assumed, with NationsBank's consent, that the Merger will be accounted for as a pooling-of-interests under GAAP and that obtaining any necessary regulatory approvals and third party consents for the Merger or otherwise will not have an adverse effect on NationsBank, Barnett or the combined company pursuant to the Merger.

     The advisory services and the Goldman Sachs Opinion provided by Goldman Sachs were for the information and assistance of the NationsBank Board in connection with its consideration of the Merger and does not constitute a recommendation as to how any NationsBank stockholder should vote with respect to the Merger.

     The following is a summary of the material financial analyses considered by Goldman Sachs in arriving at its opinion and does not purport to be a complete description of the analyses performed by Goldman Sachs.

     SUMMARY OF TERMS OF PROPOSED TRANSACTION. Goldman Sachs reviewed the terms of the proposed Merger, including the expected method of accounting, the Exchange Ratio, the share price of NationsBank as of August 28, 1997, the resulting indicated value per share of Barnett Common Stock (the "Indicated Value") of the Merger and the resulting indicated aggregate consideration (the "Indicated Aggregate Consideration") to be paid in the Merger. The proposed method of accounting for the Merger was a pooling-of-interests in a tax-free exchange. The Indicated Value was $75.18 per share of Barnett Common Stock, determined by multiplying the Exchange Ratio by the closing price on the NYSE of NationsBank Common Stock on August 28, 1997. The Indicated Aggregate Consideration to be paid in the Merger was $14,979 million based on 199.2 million fully diluted shares outstanding (utilizing the treasury stock method at the Indicated Value).

     The analysis noted that the Indicated Value constituted: (i) a multiple of 24.4x Barnett's earnings for the twelve months ended June 30, 1997, (ii) a multiple of 23.1x the Institutional Broker Estimate System ("IBES") median estimates of Barnett's 1997 earnings, and (iii) a multiple of 20.9x the IBES median estimates of Barnett's 1998 earnings. In addition, the Indicated Value reflected a multiple of 12.2x the IBES median estimates of Barnett's 1997 earnings and 11.5x the IBES median estimates of Barnett's 1998 earnings after taking Synergies into account (i.e., a fully phased-in pre-tax cost savings of $915.2 million and a tax rate of 37%). The Indicated Value also reflected a multiple of 4.1x Barnett's stated book value and a multiple of 6.1x Barnett's tangible book value based on (a) a June 30, 1997 book value of $3,535.8 million and tangible book value of $2,362.7 million (pro forma for the acquisition of First of America Florida) and (b) 190.7 million shares outstanding at June 30, 1997. The Indicated Aggregate Consideration represented a deposit premium of 36.8%. In performing these analyses, Goldman Sachs used estimates based upon the most recent median earnings estimates published by the IBES as of August 28, 1997. IBES is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors.

     COMPARISON OF SELECTED COMPARABLE COMPANIES -- BARNETT. Based on publicly available information and IBES earnings estimates, Goldman Sachs reviewed and compared actual and estimated selected financial, operating and stock market information and financial ratios of Barnett and a group of 10 additional banking organizations which Goldman Sachs deemed to be relevant. The group consisted of Fleet Financial Group, Inc.; SunTrust Banks, Inc.; PNC Bank Corporation; KeyCorp; CoreStates Financial; National City Corporation; Wachovia Corporation (pro forma for the acquisition of Jefferson Bancshares, Inc., Central Fidelity Banks, Inc. and First United Bancshares, Inc.); BankBoston Corporation; Mellon Bank Corporation; and Comerica, Inc. (the "Barnett Selected Banks"). This comparison showed, among other things, that for the latest twelve months ended June 30, 1997 (i) Barnett's ratio of non-interest expense to average assets was 3.8% compared to a median of 3.4% for the Barnett Selected Banks, (ii) Barnett's ratio of non-interest income to average assets was 2.1% compared to a median of 2.0% for the Barnett Selected Banks, (iii) Barnett's net interest margin was 4.3% compared to a median of 3.4% for the Barnett Selected Banks, (iv) Barnett's efficiency ratio (defined as non-interest expenses divided by the sum of noninterest income and net interest income before provision for loan losses) was 59.7% compared to a median of 59.4% for the Barnett Selected Banks, (v) Barnett's return on average assets was 1.35% compared to a median of 1.42% for the Barnett Selected Banks, (vi) Barnett's return on average common equity was 17.0% compared to a median of 18.2% for the Barnett Selected Banks and (vii) Barnett's ratio of non-interest income to revenues was 32.4% compared to a median of 34.2% for the Barnett Selected Banks. This comparison also indicated that as of August 27, 1997, (A) the ratio of Barnett's market price to estimated earnings for the twelve month period ending December 31, 1997 was 16.1x compared to a median of 15.2x for the Barnett Selected Banks, (B) the ratio of Barnett's market price to estimated cash earnings for the twelve month period ending December 31, 1997 was 14.6x compared to a median of 14.2x for the

Barnett Selected Banks, (C) the ratio of Barnett's market price to estimated earnings for twelve month period ending December 31, 1998 was 14.4x compared to a median of 13.5x for the Barnett Selected Banks, (D) the ratio of Barnett's market price to estimated cash earnings for the twelve month period ending December 31, 1998 was 13.2x compared to a median of 12.7x for the Barnett Selected Banks, (E) the ratio of Barnett's market price to stated book value per share at June 30, 1997 was 2.83x compared to a median of 2.81x for the Barnett Selected Banks, (F) the ratio of Barnett's market price to tangible book value per share at June 30, 1997 was 4.12x compared to a median of 3.29x for the Barnett Selected Banks, (G) Barnett's dividend yield was 2.4% compared to a median of 2.8% for the Barnett Selected Banks, (H) Barnett's ratio of stock price to 52-week high stock price was 92.1% compared to a median of 94.2% for the Barnett Selected Banks, (I) Barnett's projected dividend payout ratio was 38.2% compared to a median of 41.9% for the Barnett Selected Banks, and (J) Barnett had a market capitalization of $10 billion.

     COMPARISON OF SELECTED COMPARABLE COMPANIES -- NATIONSBANK. Based on publicly available information and IBES earnings estimates, Goldman Sachs reviewed and compared actual and estimated selected financial, operating and stock market information and financial ratios of Barnett and a group of nine additional banking organizations which Goldman Sachs deemed to be relevant. The group consisted of BankAmerica Corporation; Banc One Corporation; First Union Corporation; Wells Fargo & Company; Norwest Corporation; Fleet Financial Group, Inc.; PNC Bank Corporation; SunTrust Banks, Inc.; and Wachovia Corporation (pro forma for the acquisition of Jefferson Bancshares, Inc., Central Fidelity Banks, Inc. and First United Bancshares, Inc.)(the "NationsBank Selected Banks"). This comparison showed, among other things, that for the latest twelve months ended June 30, 1997 (i) NationsBank's ratio of noninterest expense to average assets was 3.0% compared to a median of 3.3% for the NationsBank Selected Banks, (ii) NationsBank's ratio of non-interest income to average assets was 1.9% compared to a median of 2.2% for the NationsBank Selected Banks, (iii) NationsBank's net interest margin was 2.9% compared to a median of 3.5% for the NationsBank Selected Banks, (iv) NationsBank's efficiency ratio was 57.7% compared to a median of 59.7% for the NationsBank Selected Banks, (v) NationsBank's return on average assets was 1.26% compared to a median of 1.25% for the NationsBank Selected Banks, (vi) NationsBank's return on average common equity was 16.1% compared to a median of 18.0% for the NationsBank Selected Banks and (vii) NationsBank's ratio of non-interest income to revenues was 36.7% compared to a median of 35.0% for the NationsBank Selected Banks. This comparison also indicated that as of August 27, 1997, (A) the ratio of NationsBank's market price to estimated earnings for the twelve month period ending December 31, 1997 was 14.6x compared to a median of 15.6x for the NationsBank Selected Banks, (B) the ratio of NationsBank's market price to estimated cash earnings for the twelve month period ending December 31, 1997 was 12.8x compared to a median of 13.3x for the NationsBank Selected Banks, (C) the ratio of NationsBank's market price to estimated earnings for the twelve month period ending December 31, 1998 was 12.3x compared to a median of 13.2x for the NationsBank Selected Banks, (D) the ratio of NationsBank's market price to estimated cash earnings for the twelve month period ending December 31, 1998 was 11.0x compared to a median of 11.9x for the NationsBank Selected Banks, (E) the ratio of NationsBank's market price to stated book value per share at June 30, 1997 was 2.26x compared to a median of 2.62x for the NationsBank Selected Banks, (F) the ratio of NationsBank's market price to tangible book value per share June 30, 1997 was 3.94x compared to a median of 3.50x for the NationsBank Selected Banks, (G) NationsBank's dividend yield was 2.1% compared to a median of 2.7% for the NationsBank Selected Banks, (H) NationsBank's ratio of stock price to 52-week high stock price was 88.9% compared to a median of 93.2% for the NationsBank Selected Banks, (I) NationsBank's projected dividend payout ratio was 30.5% compared to a median of 36.6% for the NationsBank Selected Banks, and (J) NationsBank had a market capitalization of $45 billion.

     SELECTED TRANSACTION ANALYSIS. Goldman Sachs reviewed certain information relating to five announced or completed bank mergers since June 1995 in which the aggregate consideration paid was in excess of $1 billion (the "Selected Bank Mergers") and which it deemed to be relevant. The Selected Bank Mergers were (identified by acquiror/acquiree): First Union/Signet; First Bank System/U.S. Bancorp; NationsBank/Boatmen's; Wells Fargo/First Interstate; and First Union/First Fidelity. The analysis indicated that the NationsBank/Barnett Merger had: (i) a transaction forward earnings per share multiple of 21.4x as compared with a median of 15.7x for the Selected Bank Mergers, (ii) a transaction forward earnings per share multiple with Synergies of 11.7x as compared with a median of 10.9x for the Selected Bank Mergers, (iii) a buyer's forward earnings per share multiple of 13.1x as compared with a median of 10.9x for the Selected Bank Mergers, and (iv) as a percentage of buyer's multiple, (a) a transaction forward earnings per share multiple of 164% as compared to a median of

143% for the Selected Bank Mergers and (b) a transaction forward earnings per share multiple with Synergies of 89% as compared with a median of 87% for the Selected Bank Mergers.

     STOCK TRADING ANALYSIS. Goldman Sachs reviewed and analyzed the historical trading prices for each of NationsBank Common Stock and Barnett Common Stock on a (i) daily basis from August 27, 1996 to August 27, 1997, (ii) weekly basis from August 26, 1994 to August 22, 1997, and (iii) monthly basis from July 31, 1992 to July 31, 1997 as compared to the S&P 500 and the NationsBank Selected Banks in the case of NationsBank and the Barnett Selected Banks in the case of Barnett.

     PRO FORMA ANALYSIS. Based on projections provided by NationsBank and Barnett, Goldman Sachs analyzed the pro forma per share impact of the Merger on a variety of measures including, among other things, earnings per share, cash earnings per share, tangible book value per share and various profitability measures. Share prices for NationsBank Common Stock and Barnett Common Stock were based upon closing prices on August 27, 1997. The analysis was based on the assumption that the combined companies would realize projected cost savings assumptions within time periods specified by NationsBank and Barnett. The analysis assumed net pre-tax cost savings of $915 million which represented 55% of Barnett's projected non-interest expense base of $1,664 million. Barnett's non-interest expense base was calculated based on analysts' forecasts of Barnett's non-interest expense for 1997 less expenses which were assumed to be associated with divested operations. It was assumed that NationsBank would realize 50% of the cost savings in 1998 and 100% of the cost savings in 1999. The analysis also assumed a $600 million restructuring charge to be taken by NationsBank by the end of 1997. Adjustments were also made for assumed deposit divestitures of $3.5 billion. NationsBank was also assumed to deploy capital in excess of a tangible common equity to tangible assets ratio of 5.25% in investments yielding 8%.

     The analysis performed indicated that on a per share basis, the transaction would be dilutive to NationsBank's estimated earnings per share by 4% in 1998 and accretive to NationsBank's estimated earnings per share by 2% in 1999. The analysis also indicated that the transaction would be dilutive to NationsBank's estimated cash earnings per share by 6% in 1998 and would break-even to NationsBank's estimated cash earnings per share in 1999.

     Goldman Sachs also performed a pro forma sensitivity analysis utilizing sixteen different sets of assumptions with varying cost savings, changes in revenue and capital management policies in order to analyze the pro forma effects of the Merger.

     The summary set forth above describes the material analyses that Goldman Sachs performed in rendering the Goldman Sachs Opinion and does not purport to be a complete description of such analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or a summary description.

     Goldman Sachs believes that its analyses must be considered as a whole and that selecting portions of its analyses without considering all factors and analyses would create an incomplete view of the analyses and processes underlying its opinion. In its analyses, Goldman Sachs relied upon numerous assumptions made by NationsBank and Barnett with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of NationsBank or Barnett. Analyses based upon forecasts of future results are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. No company or transaction used as a comparison in the analyses is identical to NationsBank or Barnett or to the Merger. Additionally, estimates of the value of businesses do not purport to be appraisals or necessarily reflective of the prices at which businesses actually may be sold. Because such estimates are inherently subject to uncertainty, none of the NationsBank Board, Goldman Sachs, nor any other person assumes responsibility for the accuracy of such estimates. Goldman Sachs prepared the analyses solely for purposes of rendering the Goldman Sachs Opinion regarding the fairness of the Exchange Ratio to NationsBank from a financial point of view. The analyses do not purport to be appraisals or necessarily reflect the prices at which Barnett Common Stock may actually be sold.

     For the services of Goldman Sachs as financial advisor to NationsBank in connection with the Merger, NationsBank has agreed to pay Goldman Sachs a minimum cash fee of $250,000 which was paid upon execution by NationsBank of an engagement letter with Goldman Sachs on August 25, 1997, an additional cash fee of $4,750,000 which was paid upon the execution of the Merger Agreement, and a transaction cash fee of

$18,000,000 (less the $5 million in fees already paid as described immediately above) in the event that at least 50% of the outstanding common stock or at least 50% of the assets (based on the book value thereof) of Barnett is acquired in one or more transactions, payable upon the consummation of such acquisition. NationsBank has also agreed to pay Goldman Sachs its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of its counsel, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities arising under the federal securities laws.

  OPINION OF MERRILL LYNCH

     Merrill Lynch was retained by NationsBank on August 25, 1997 to act as NationsBank's financial advisor in connection with the Merger. Representatives of Merrill Lynch participated in the telephonic meeting of the NationsBank Board held on August 29, 1997, at which the NationsBank Board approved the Merger Agreement. At that meeting, Merrill Lynch rendered its oral opinion to the effect that, as of the date thereof, the Exchange Ratio was fair to NationsBank from a financial point of view. Merrill Lynch has reconfirmed its oral opinion of August 29, 1997 by delivering a written opinion to the NationsBank Board, dated the date of this Joint Proxy Statement-Prospectus to the effect that, as of the date thereof, the Exchange Ratio was fair to the holders of NationsBank Common Stock from a financial point of view (the "Merrill Lynch Opinion").

     THE FULL TEXT OF THE MERRILL LYNCH OPINION, DATED THE DATE OF THIS JOINT PROXY STATEMENT-PROSPECTUS, WHICH SETS FORTH THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX C TO THIS JOINT PROXY STATEMENT-PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE MERRILL LYNCH OPINION WAS PROVIDED TO THE NATIONSBANK BOARD FOR ITS INFORMATION, IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY NATIONSBANK SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE NATIONSBANK MEETING WITH RESPECT TO THE MERGER OR ANY OTHER MATTER RELATED THERETO. THE DESCRIPTION OF THE MERRILL LYNCH OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO APPENDIX C. NATIONSBANK SHAREHOLDERS ARE URGED TO READ THE MERRILL LYNCH OPINION IN ITS ENTIRETY.

     In arriving at its opinion, Merrill Lynch, among other things: (i) reviewed certain publicly available business and financial information relating to NationsBank and Barnett that it deemed to be relevant; (ii) reviewed certain other information, including financial forecasts, relating to the respective businesses, earnings, assets, liabilities and prospects of NationsBank and Barnett furnished to it by the senior management of NationsBank and Barnett, as well as the amount and timing of the cost savings and related expenses expected to result from the Merger furnished to it by the senior management of NationsBank and Barnett (the "Expected Synergies"); (iii) conducted discussions with members of the senior management of NationsBank and Barnett concerning the matters described in (i) and (ii) above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies; (iv) reviewed the market prices and valuation multiples for the shares of NationsBank Common Stock and Barnett Common Stock and compared them with those of certain publicly traded companies which it deemed to be relevant;
(v) reviewed the respective financial condition and the results of operations of NationsBank and Barnett and compared them with those of certain publicly traded companies which it deemed relevant; (vi) compared the proposed financial terms of the Merger with the financial terms of certain other transactions which it deemed to be relevant; (vii) participated in certain discussions and negotiations among representatives of NationsBank and Barnett and their financial and legal advisors; (viii) reviewed the potential pro forma impact of the Merger; (ix) reviewed the Merger Agreement and the Option Agreements; and
(x) reviewed such other financial studies and analyses and took into account such other matters as it deemed necessary under the circumstances, including its assessment of general economic, market and monetary conditions.

     In preparing its opinion, Merrill Lynch relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available. Merrill Lynch has not assumed responsibility for independently verifying such information, has not undertaken an independent evaluation or appraisal of the assets or liabilities of NationsBank and Barnett and has not been furnished with any such evaluation or appraisal. Merrill Lynch is not an expert in the evaluation of allowances for loan losses and has not made an independent evaluation of the adequacy of the allowances for loan losses for each of NationsBank or Barnett, nor has Merrill Lynch reviewed any individual credit files relating to NationsBank or Barnett, and, as a result, Merrill Lynch assumed that the aggregate allowance for loan losses for each of NationsBank and Barnett is adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, Merrill Lynch has not assumed any obligation to conduct, nor has Merrill Lynch conducted, any physical inspection of the properties or facilities of NationsBank or Barnett. With respect to the financial forecast information and Expected Synergies furnished to or discussed with Merrill Lynch by NationsBank and Barnett, Merrill Lynch has assumed that they were reasonably prepared and reflected the best currently available estimates and judgments of the senior management of NationsBank and Barnett as to the expected future financial performance of NationsBank, Barnett or the combined entity, as the case may be. Merrill Lynch further assumed that the Merger will be accounted for as a pooling of interests under GAAP and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes.

     As set forth in the Merrill Lynch Opinion, the opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated, and on the information made available to Merrill Lynch, as of the date the Merrill Lynch Opinion was rendered. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse affect on the contemplated benefits of the Merger, including the Expected Synergies.

     Merrill Lynch was retained by the NationsBank Board to act as NationsBank's financial advisor in connection with the Merger, and Merrill Lynch has and will receive a fee for its services, a significant portion of which is contingent upon the consummation of the Merger. In addition, NationsBank has agreed to indemnify Merrill Lynch for certain liabilities arising out of Merrill Lynch's engagement. In the past two years, Merrill Lynch has provided financial advisory, investment banking and other services to NationsBank and Barnett and received customary fees for the rendering of such services. In the ordinary course of Merrill Lynch's securities business, Merrill Lynch also may actively trade debt and/or equity securities of NationsBank and Barnett and their respective affiliates for Merrill Lynch's own account and the accounts of its customers, and therefore may from time to time hold a long or short position in such securities.

     The Merrill Lynch Opinion is for the use and benefit of the NationsBank Board, does not address the merits of the underlying decision by NationsBank to engage in the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger. In having delivered the Merrill Lynch Opinion, Merrill Lynch does not express any opinion as to the prices at which shares of NationsBank Common Stock will trade following the consummation of the Merger.

     The following is a summary of the material financial analyses considered by Merrill Lynch in arriving at its opinion and does not purport to be a complete description of the analyses performed by Merrill Lynch.

     SUMMARY OF PROPOSAL. Merrill Lynch reviewed the terms of the proposed transaction, including the Exchange Ratio, the Indicated Value and the Indicated Aggregate Consideration. Based on NationsBank's closing stock price of $63.81 on August 27, 1997, Merrill Lynch calculated an Indicated Value per share of Barnett Common Stock of $75.78, and an Indicated Aggregate Consideration of approximately $15.1 billion. Merrill Lynch also calculated the Indicated Value to market, Indicated Value to book, Indicated Value to tangible book, Indicated Value to the last twelve months ("LTM") ended June 30, 1997 and projected First Call 1997 and 1998 earnings multiples and projected First Call 1997 and 1998 earnings multiples including fully phased-in aftertax synergies for Barnett in the Merger. This analysis yielded an Indicated Value to market multiple of 1.45x, an Indicated Value to fully diluted book value multiple of 4.27x, an Indicated Value to fully diluted tangible book value multiple of 6.39x, an Indicated Value to LTM earnings multiple of 24.6x, an Indicated Value to First Call projected 1997 earnings multiple of 23.32x, an Indicated Value to First Call projected 1998 earnings multiple of 21.05x, an Indicated Value to First Call projected 1997 earnings multiple including fully phased-in after-tax synergies of 12.73x and an Indicated Value to First Call projected 1998 earnings multiple including fully phased-in after-tax synergies of 12.02x. First Call is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors.

     PRO FORMA MERGER ANALYSIS. Based on projections provided by NationsBank and Barnett, Merrill Lynch analyzed the pro forma per share impact of the Merger on a variety of measures including, among other things, earnings per share, book value per share, tangible book value per share and various profitability measures. The analysis was based on the assumption that the combined companies would realize projected cost savings assumptions within the time periods specified by NationsBank and Barnett. The analysis assumed net after-tax cost savings of $577 million, which represented 55% of Barnett's projected non-interest expense base of $1,664 million. Barnett's non-interest expense base was calculated based on analysts' forecasts of Barnett's non-interest expense for 1997 less expenses which were assumed to be associated with divested operations. It was assumed that NationsBank would realize 50% of the cost savings in 1998 and 100% of the cost savings in 1999. The analysis also assumed after-tax merger and reorganization charges approximately equal to 75% of fully phased-in synergies. Adjustments were also made for assumed deposit divestitures of $3.5 billion. NationsBank was also assumed to deploy capital in excess of a tangible common equity to tangible assets ratio of 5.25% in assets yielding an after-tax return of 8%.

     The analysis performed indicated that on a per share basis the transaction would be dilutive to NationsBank's estimated earnings per share by 4.7% in 1998 and accretive to NationsBank's estimated earnings per share by 2.6% in 1999. The analysis also indicated that the transaction would be dilutive to NationsBank's book value and tangible book value per share at the assumed closing of the Merger (December 31, 1997).

     DISCOUNTED DIVIDEND STREAM ANALYSIS -- BARNETT. Using a discounted dividend stream analysis, Merrill Lynch estimated the present value of the future streams of after tax cash flows that Barnett could produce and distribute to stockholders ("dividendable net income") assuming an after-tax synergy assumption of $577 million in 1999 and an after-tax restructuring charge of $433 million. Merrill Lynch assumed that Barnett performed in accordance with earnings forecasts provided to Merrill Lynch by NationsBank's senior management and that Barnett's tangible common equity to tangible asset ratio would be maintained at a 5% level. Merrill Lynch estimated the terminal values for the Barnett common stock at 12.0x and 13.0x Barnett's 2003 estimated operating income (defined as net income before intangible amortization). The dividendable net income streams and terminal values were then discounted to present values using discount rates (ranging from 13% to 15%) chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Barnett common stock. This discounted dividend stream analysis indicated a reference range of $72.60 to $83.08 per share for Barnett Common Stock.

     ANALYSIS OF SELECTED BANK MERGER TRANSACTIONS. Merrill Lynch reviewed publicly available information regarding six bank merger transactions with a value greater than $1 billion which had occurred in the United States since January 1, 1996 that it deemed to be relevant (the "Comparable Transactions"). The Comparable Transactions were: First Union's proposed acquisition of Signet Banking Corporation, Wachovia Corporation's proposed acquisition of Central Fidelity Banks, Inc., First Bank System's acquisition of U.S. Bancorp, Allied Irish Banks' acquisition of Dauphin Deposit Corp., NationsBank Corporation's acquisition of Boatmen's Bancshares, Inc., and Wells Fargo and Company's acquisition of First Interstate. Merrill Lynch compared the Indicated Value to market, fully diluted book value, fully diluted tangible book value, LTM earnings, projected earnings and projected earnings including fully phased-in after-tax synergies ratios and the implied deposit premium paid in the Merger to the corresponding ratios for the Comparable Transactions. This analysis yielded a range of (i) Indicated Value to market multiple of 1.12x to 1.54x with a mean of 1.34x and a median of 1.35x (compared with multiple of 1.45x for Barnett in the Merger), (ii) Indicated Value to fully diluted book value multiples of 2.36x to 3.49x with a mean of 2.94x and a median of 2.84x (compared with a multiple of 4.27x for Barnett in the Merger), (iii) Indicated Value to fully diluted tangible book value multiples of 2.42x to 4.09x with a mean of 3.36x and a median of 3.37x (compared with a multiple of 6.39x for Barnett in the Merger),
(iv) Indicated Value to trailing twelve months earnings multiples of 13.49x to 23.90x with a mean of 19.18x and a median of 19.28x (compared with a multiple of 24.60x for Barnett in the merger), (v) Indicated Value to projected earnings multiples of 12.90x to 23.20x with a mean of 16.99x and a median of 16.83x (compared with a multiple of 21.05x for Barnett in the merger), (iv) Indicated Value to projected earnings multiples including after-tax fully phased-in synergies of 9.29x to 12.20x with a mean of 10.60x and a median of 10.37x (compared with a multiple of 12.02x for Barnett in the merger), and (v) implied deposit premiums paid of 15.52% to 30.94% with a mean of 22.35% and a median of 20.86% (compared with an implied deposit premium of 37.09% for Barnett in the merger).

     No company or transaction used in the above analysis as a comparison is identical to Barnett or the Merger respectively. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or announced merger transaction values, as the case may be, of Barnett and the companies to which it is being compared.

     COMPARISON OF SELECTED COMPARABLE COMPANIES -- BARNETT. Merrill Lynch compared selected operating and stock market results of Barnett to the publicly available corresponding data of certain other companies which Merrill Lynch deemed to be relevant, including Fleet Financial Group, Inc., SunTrust Banks, Inc., PNC Bank Corporation, KeyCorp, CoreStates Financial, BankBoston Corporation, National City Corporation, Wachovia Corporation, Mellon Bank Corporation, and Comerica, Inc. (collectively the "Barnett Composite"). This comparison showed, among other things, that for the latest twelve months ended June 30, 1997 (i) Barnett's ratio of non-interest expense to average assets was 3.97% compared to a mean of 3.61% and a median of 3.51% for the Barnett Composite, (ii) Barnett's ratio of non-interest income to average assets was 2.48% compared to a mean of 2.31% and a median of 2.06% for the Barnett Composite, (iii) Barnett's net interest margin was 5.04%, compared with a mean 4.49% and a median of 4.34% for the Barnett Composite, (iv) Barnett's efficiency ratio was 56.74% compared with a mean of 56.02% and a median of 56.77% for the Barnett Composite, (v) Barnett's return on average assets was 1.44% compared to a mean of 1.49% and a median of 1.44% for the Barnett Composite, (vi) Barnett's return on average common equity was 18.08% compared to a mean of 19.74% and a median of 20.40% for the Barnett Composite and (vii) Barnett's ratio of fee income to total revenues was 37.09% compared to a mean of 35.77% and a median of 34.57% for the Barnett Composite. This comparison also indicated that (i) at June 30, 1997, (A) Barnett's tangible common equity to tangible asset ratio was 5.66% compared to a mean of 6.33% and a median of 5.91% for the Barnett Composite, (B) Barnett's ratio of non-performing loans to total loans was 0.57% compared with a mean of 0.55% and a median of 0.55% for the Barnett Composite,
(C) Barnett's ratio of non-performing assets to total assets was 0.52% compared with a mean of 0.46% and a median of 0.49% for the Barnett Composite, (D) Barnett's ratio of loan loss reserves to non-performing assets was 212.4% compared with a mean of 308.8% and a median of 293.6% for the Barnett Composite,
(E) Barnett's ratio of loan loss reserves to gross loans was 1.56% compared with a mean of 1.88% and a median of 1.95% for the Barnett Composite, (F) Barnett's ratio of loans to deposits was 92.6% compared with a mean of 104.6% and a median of 104.1% for the Barnett Composite, (G) Barnett's ratio of intangibles to common equity was 31.28% compared with a mean of 15.45% and a median of 12.11% for the Barnett Composite, (H) Barnett's ratio of equity to assets was 8.03% compared with a mean of 7.73% and a median of 7.53% for the Barnett Composite,
(I) Barnett's Tier 1 leverage ratio was 7.56% compared to a mean of 7.64% and a median of 7.46% for the Barnett Composite, (ii) as of August 27, 1997 (J) the ratio of Barnett's market price to estimated earnings for the twelve month period ending December 31, 1997 was 16.13x compared to a mean of 15.47x and a median of 15.34x for the Barnett Composite (assuming reported average earnings estimates based on data from First Call, for both Barnett and the Barnett Composite), (K) the ratio of Barnett's market price to estimated cash earnings for the twelve month period ending December 31, 1997 was 14.61x compared to a mean of 14.63x and a median of 14.43x for the Barnett Composite, (L) the ratio of Barnett's market price to estimated earnings for twelve month period ending December 31, 1998 was 14.57x compared to a mean of 13.84x and a median of 13.54x for the Barnett Composite, (M) the ratio of Barnett's market price to estimated cash earnings for the twelve month period ending December 31, 1998 was 13.31x compared to a mean of 13.16x and a median of 12.88x for the Barnett Composite,
(N) the ratio of Barnett's market price to stated book value per share at June 30, 1997 was 2.83x compared to a mean of 2.94x and a median of 2.80x for the Barnett Composite, (O) the ratio of Barnett's market price to stated tangible book value per share at June 30, 1997 was 4.23x compared to a mean of 3.54x and a median of 3.30x for the Barnett Composite, and (iii) as of August 27, 1997,
(P) Barnett's dividend yield was 2.36% compared to a mean of 2.68% and a median of 2.79% for the Barnett Composite, (Q) Barnett's ratio of stock price to 52-week high stock price was 92.4% compared to a mean of 94.0% and a median of 93.5% for the Barnett Composite and (R) Barnett's projected dividend payout ratio was 38.15% compared to a mean of 40.55% and a median of 40.00% for the Barnett Composite.

     DISCOUNTED DIVIDEND STREAM ANALYSIS -- NATIONSBANK. Using a discounted dividend stream analysis, Merrill Lynch estimated the present value of the future streams of aftertax cash flows that NationsBank could produce and distribute to shareholders ("dividendable net income") on a stand-alone basis. Merrill Lynch assumed that NationsBank performed in accordance with the earnings forecasts provided to Merrill Lynch by NationsBank's senior management and that NationsBank's tangible common equity to tangible asset ratio would be maintained at a minimum 5% level. Merrill Lynch estimated the terminal values for the NationsBank common stock at 12.0x and 13.0x NationsBank's 2003 estimated operating income (defined as net income before intangible amortization). The dividendable net income streams and terminal values were then discounted to present values using different discount rates (ranging from 13% to 15%) chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of NationsBank Common Stock. This discounted dividend stream analysis indicated a reference range of $60.66 to $70.22 per share for NationsBank common stock.

     COMPARISON OF SELECTED COMPARABLE COMPANIES -- NATIONSBANK. Merrill Lynch compared selected operating and stock market results of NationsBank to the publicly available corresponding data of certain other companies which Merrill Lynch deemed to be relevant, including BankAmerica Corporation, Banc One Corporation, First Union Corporation, Wells Fargo and Company, Norwest Corporation, Fleet Financial Group, Inc., PNC Bank Corporation, SunTrust Banks, Inc. and Wachovia Corporation (collectively the "NationsBank Composite"). This comparison showed, among other things, that for the latest twelve months ended June 30, 1997 (i) NationsBank's ratio of non-interest expense to average assets was 3.00% compared to a mean of 3.59% and a median of 3.55% for the NationsBank Composite, (ii) NationsBank's ratio of non-interest income to average assets was 1.94% compared to a mean of 2.71% and a median of 2.71% for the NationsBank Composite, (iii) NationsBank's net interest margin was 3.88% compared to a mean 4.75% and a median of 4.35% for the NationsBank Composite, (iv) NationsBank's efficiency ratio was 53.02% compared to a mean of 56.17% and a median of 56.29% for the NationsBank Composite, (v) NationsBank's return on average assets was 1.26% compared to a mean of 1.30% and a median of 1.39% for the NationsBank Composite, (vi) NationsBank's return on average common equity was 15.22% compared to a mean of 16.53% and a median of 18.26% for the NationsBank Composite and (vii) NationsBank's ratio of fee income to total revenues was 36.61% compared to a mean of 37.18% and a median of 37.08% for the NationsBank Composite. This comparison also indicated that (i) at June 30, 1997, (A) NationsBank's tangible common equity to tangible asset ratio was 4.93% compared to a mean of 6.16% and a median of 5.78% for the NationsBank Composite, (B) NationsBank's ratio of non-performing loans to total loans was 0.78% compared to a mean of 0.60% and a median of 0.64% for the NationsBank Composite, (C) NationsBank's ratio of non-performing assets to total assets was 0.53% compared to a mean of 0.49% and a median of 0.50% for the NationsBank Composite, (D) NationsBank's ratio of loan loss reserves to non-performing assets was 220.2% compared to a mean of 296.6% and a median of 271.8% for the NationsBank Composite, (E) NationsBank's ratio of loan loss reserves to gross loans was 1.87% compared to a mean of 2.97% and a median of 3.02% for the NationsBank Composite, (F) NationsBank's ratio of loans to deposits was 110.6% compared to a mean of 99.9% and a median of 103.7% for the NationsBank Composite, (G) NationsBank's ratio of intangibles to common equity was 42.57% compared to a mean of 24.01% and a median of 18.96% for the NationsBank Composite, (H) NationsBank's ratio of equity to assets was 8.31% compared to a mean of 8.55% and a median of 7.88% for the NationsBank Composite, (I) NationsBank's Tier 1 leverage ratio was 6.05% compared to a mean of 7.33% and a median of 7.21% for the NationsBank Composite, (ii) as of August 27, 1997 (J) the ratio of NationsBank's market price to estimated earnings for the twelve month period ending December 31, 1997 was 15.27x compared to a mean of 15.80x and a median of 15.90x for the NationsBank Composite (assuming reported average earnings estimates based on data from First Call, for both NationsBank and the NationsBank Composite, (K) the ratio of NationsBank's market price to estimated cash earnings for the twelve month period ending December 31, 1997 was 13.36x compared to a mean of 14.24x and a median of 14.24x for the NationsBank Composite, (L) the ratio of NationsBank's market price to estimated earnings for the twelve month period ending December 31, 1998 was 12.76x compared to a mean of 13.77x and a median of 13.59x for the NationsBank Composite, (M) the ratio of NationsBank's market price to estimated cash earnings for the twelve month period ending December 31, 1998 was 11.40x compared to a mean of 12.60x and a median of 12.72x for the NationsBank Composite, (N) the ratio of NationsBank's market price to stated book value per share at June 30, 1997 was 2.28x compared to a mean of 2.67x and a median of 2.60x for the NationsBank Composite, (O) the ratio of NationsBank's market price to stated tangible book value per share at June 30, 1997 was 3.97x compared to a mean of 3.71x and a median of 3.51x for the NationsBank Composite, and (iii) as of August 27, 1997, (P) NationsBank's dividend yield was 2.07% compared to a mean of 2.38% and a median of 2.41% for the NationsBank Composite, (Q) NationsBank's ratio of stock price to 52-week high stock price was 89.0% compared to a mean of 91.5% and a median of 92.6% for the NationsBank Composite, (R) NationsBank's projected dividend payout ratio was 31.58% compared to a mean of 36.60% and a median of 34.19% for the NationsBank Composite.

     The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch underlying the Merrill Lynch Opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized above, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying the Merrill Lynch Opinion.

     In performing its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of NationsBank, Barnett and Merrill Lynch. The analyses performed by Merrill Lynch are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. With respect to the comparison of selected companies analysis and the analysis of selected bank merger transactions summarized above, no public company utilized as a comparison is identical to NationsBank or Barnett. Accordingly, an analysis of publicly traded comparable companies and comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies concerned. The analyses do not purport to be appraisals or to reflect the prices at which NationsBank or Barnett might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Merrill Lynch was not asked to consider, and the Merrill Lynch Opinion does not in any manner address, the price at which shares of common stock of NationsBank will actually trade following consummation of the Merger. In addition, as described above, the Merrill Lynch Opinion was among many factors taken into consideration by the NationsBank Board in making its determination to approve the Merger Agreement. Consequently, the Merrill Lynch analyses described above should not be viewed as determinative of the decision of the NationsBank Board or NationsBank's management with respect to the Merger.

     NationsBank retained Merrill Lynch based upon Merrill Lynch's experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm, and, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Merrill Lynch is familiar with NationsBank, having provided it with certain investment banking services from time to time, including having acted as lead manager and co-manager on various fixed income offerings, having executed stock repurchase programs in 1997 and prior years and having acted as financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement.

     NationsBank and Merrill Lynch entered into a letter agreement dated August 25, 1997 relating to the services to be provided by Merrill Lynch in connection with the Merger. NationsBank has agreed to pay Merrill Lynch fees as follows:
(i) a cash fee of $250,000 which was paid upon the execution of the letter agreement, (ii) a cash fee of $4,750,000 which was paid upon the execution of the Merger Agreement; and (iii) a cash fee of $18,000,000 (less the $5 million in fees already paid as described immediately above) in the event that at least 50% of the outstanding common stock or at least 50% of the assets (based on the book value thereof) of Barnett is acquired by NationsBank or a company affiliate in one or more transactions, payable upon the consummation of such acquisition. In such letter, NationsBank also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with its advisory work, including the reasonable fees and disbursements of its legal counsel, and to indemnify Merrill Lynch against certain liabilities relating to or arising out of the Merger, including liabilities under the federal securities laws.

OPINIONS OF BARNETT'S FINANCIAL ADVISORS

     Barnett retained each of Morgan Stanley and J.P. Morgan to render financial advisory services in connection with the Merger. Each of Morgan Stanley and J.P. Morgan was retained based upon its qualifications, expertise and reputation as well as upon its prior investment banking relationship with Barnett.

     At the August 29, 1997 meeting of the Barnett Board, at which meeting the Barnett Board reviewed and considered the terms of the Merger, Morgan Stanley rendered its oral opinion to the Barnett Board that, as of such date, the Exchange Ratio pursuant to the Agreement was fair from a financial point of view to the holders of shares of Barnett Common Stock (other than NationsBank and its affiliates), and J.P. Morgan rendered its oral opinion to the Barnett Board that, as of such date, the Exchange Ratio was fair from a financial point of view to the holders of Barnett Common Stock. Each of Morgan Stanley and J.P. Morgan subsequently delivered to the Barnett Board a written opinion dated as of August 29, 1997 confirming its oral opinion. Each of Morgan Stanley and J.P. Morgan has also delivered to the Barnett Board a written opinion dated the date of this Joint Proxy Statement-Prospectus which is substantially identical to its August 29, 1997 opinion. No limitations were imposed by the Barnett Board upon Morgan Stanley or J.P. Morgan with respect to the investigations made or procedures followed by them in rendering their respective opinions.

     THE FULL TEXTS OF THE WRITTEN OPINIONS OF MORGAN STANLEY AND J.P. MORGAN, DATED THE DATE OF THIS JOINT PROXY STATEMENT-PROSPECTUS, WHICH SET FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN IN CONNECTION THEREWITH, ARE ATTACHED AS APPENDIX D AND E, RESPECTIVELY, TO THIS JOINT PROXY STATEMENT-PROSPECTUS, AND ARE INCORPORATED HEREIN BY REFERENCE. BARNETT SHAREHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINIONS IN THEIR ENTIRETY. THE OPINIONS OF MORGAN STANLEY AND J.P. MORGAN ARE ADDRESSED TO THE BARNETT BOARD, ARE DIRECTED ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE EXCHANGE RATIO PURSUANT TO THE AGREEMENT TO THE HOLDERS OF BARNETT COMMON STOCK AND DO NOT ADDRESS ANY OTHER ASPECT OF THE MERGER, NOR DO THEY CONSTITUTE RECOMMENDATIONS TO ANY BARNETT SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE BARNETT SPECIAL MEETING. THE SUMMARIES OF THE OPINIONS OF MORGAN STANLEY AND J.P. MORGAN SET FORTH IN THIS JOINT PROXY STATEMENT-PROSPECTUS DESCRIBE THE MATERIAL ASPECTS OF SUCH OPINIONS AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINIONS.

  OPINION OF MORGAN STANLEY

     In arriving at its opinions, Morgan Stanley, among other things: (i) reviewed certain publicly available financial statements and other information of Barnett and NationsBank, respectively; (ii) reviewed certain internal financial statements and other financial and operating data concerning Barnett prepared by the management of Barnett; (iii) analyzed certain financial projections prepared by the management of Barnett; (iv) discussed the past and current operations and financial conditions and the prospects of Barnett and NationsBank with senior executives of Barnett and NationsBank, respectively; (v) reviewed the reported prices and trading activity for the Barnett Common Stock and the NationsBank Common Stock; (vi) compared the financial performance of Barnett and NationsBank and the prices and trading activity of the Barnett Common Stock and the NationsBank Common Stock with that of certain other comparable publicly-traded companies and their securities; (vii) discussed the results of regulatory examinations of Barnett and NationsBank with senior management of the respective companies; (viii) discussed with senior managements of Barnett and NationsBank the strategic objectives of the Merger and their estimates of the synergies and other benefits of the Merger for the combined company; (ix) analyzed the pro forma impact of the Merger on the combined company's earnings per share, consolidated capitalization and financial ratios;
(x) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions; (xi) participated in discussions and negotiations among representatives of Barnett and NationsBank (and certain other parties) and their financial and legal advisors; (xii) reviewed the Agreement and certain related documents; and (xiii) performed such other analyses and considered such other factors as it deemed appropriate.

     Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinions. With respect to the financial projections, including the synergies and other benefits expected to result from the Merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Barnett and NationsBank. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Barnett or NationsBank, nor was it furnished any such appraisals, and Morgan Stanley did not examine any individual loan credit files of Barnett or NationsBank. In addition, Morgan Stanley assumed the Merger will be consummated substantially in accordance with the terms set forth in the Merger Agreement. Morgan Stanley's opinions are based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of such opinions.

     The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its presentation to the Barnett Board on August 19, 1997, its oral opinion to the Barnett Board on August 29, 1997 and its written opinion to the Barnett Board dated August 29, 1997. The following summary does not purport to be a complete description of the analyses underlying the opinions of Morgan Stanley.

     OVERVIEW OF BARNETT PROFITABILITY AND STOCK PRICE PERFORMANCE. Morgan Stanley presented an overview of Barnett which included a comparison of profitability and stock price performance data for Barnett to (x) corresponding data for the nine members of a peer group comprised of the following nine bank holding companies: NationsBank, First Union Corporation, Wachovia Corporation, SunTrust Banks, Inc., BB&T Corporation, Crestar Financial Corporation, Regions Financial Corporation, SouthTrust Corporation and AmSouth Bancorporation (the "Regional Peer Group"); and (y) corresponding mean data for the 35 bank holding companies comprising the Morgan Stanley Bank Index (the "Morgan Stanley Bank Index"), including (i) net interest margin; (ii) non-interest income to average earning assets; (iii) non-interest expense to average earning assets; (iv) price to 1997 and 1998 estimated earnings per share; (v) price to book value; (vi) current stock price as a percentage of 52-week high and low closing stock prices; and (vii) one-year and ten-year stock price performance.

     VALUATION METHODOLOGIES. As part of its financial analyses, Morgan Stanley performed valuation analyses of Barnett using various methodologies. Morgan Stanley evaluated the positions and strengths of Barnett on a stand-alone basis, considered estimates by Barnett's management of the cost savings and synergies which could be expected to be realized in an acquisition of Barnett and determined an acquisition value based upon specified assumptions. The following is a brief summary of the various methodologies underlying the valuation analyses conducted by Morgan Stanley.

     COMPARABLE COMPANY ANALYSIS. Comparable company analysis analyzes a company's operating performance relative to a group of publicly traded peers. Based on relative performance and outlook for a company versus its peers, this analysis enables an implied unaffected market trading value to be determined. Morgan Stanley analyzed the operating performance of Barnett relative to (x) the nine bank holding companies in the Regional Peer Group; and (y) the Morgan Stanley Bank Index.

     Morgan Stanley analyzed the relative performance and value of Barnett by comparing certain market trading statistics for Barnett with those of companies comprising the Regional Peer Group and the Morgan Stanley Bank Index. Historical financial information used in calculating the market price to book value multiples for the comparable company analysis was as of June 30, 1997, and market information used in calculating the multiples for the comparable company analysis was as of August 15, 1997. Earnings per share estimates for Barnett and for the companies comprising the Regional Peer Group and the Morgan Stanley Bank Index were based on IBES median estimates as of August 15, 1997.

     The market price to estimated 1997 and 1998 earnings per share multiples for Barnett were 16.3x and 14.6x, respectively, compared to median multiples of 15.5x and 13.8x, respectively, for the Regional Peer Group and multiples of 15.8x and 14.0x, respectively, for the Morgan Stanley Bank Index. The market price to book value multiple for Barnett was 2.8x, compared to a median multiple of 2.5x for the Regional Peer Group and a multiple of 2.7x for the Morgan Stanley Bank Index. The implied range of values for Barnett Common Stock derived from the comparable company analysis, based on a range of market price to book value multiples of 2.6x to 3.0x and market price to 1997 earnings per share multiples of 15x to 17x, was approximately $49.00 to approximately $57.00 per share.

     DIVIDEND DISCOUNT ANALYSIS. Morgan Stanley performed a dividend discount analysis to determine a range of present values per share of Barnett Common Stock assuming Barnett continued to operate as a stand-alone entity. This range was determined by adding (i) the present value of the estimated future dividend stream that Barnett could generate over the five-year period from 1997 through 2001 and (ii) the present value of the "terminal value" of Barnett Common Stock at the end of 2001. To determine a projected dividend stream, Morgan Stanley assumed a tangible equity to assets ratio of 6.0%. Morgan Stanley used IBES mean earnings per share estimates for Barnett for 1997 and 1998 and assumed an 11% growth rate in earnings per share thereafter (based on IBES median long-term growth rate estimates for Barnett). The "terminal value" of Barnett Common Stock at the end of the five-year period was determined by applying two price-to-earnings multiples (12x and 14x) to projected net income for Barnett in 2002. The dividend stream and terminal value were discounted to present values using a discount rate of 12%, which Morgan Stanley viewed as the appropriate discount rate for a company with Barnett's risk characteristics. Using this analysis, the fully diluted stand-alone value of Barnett Common Stock ranged from approximately $53.00 per share to approximately $60.00 per share.

     VALUE OF POTENTIAL COST SAVINGS AND REVENUE ENHANCEMENTS. In order to estimate an implied acquisition value of the Barnett Common Stock (see
" -- IMPLIED ACQUISITION VALUE"), the potential value of future cost savings was estimated by Morgan Stanley using the same present value calculation as used in the dividend discount analysis. Based on discussions with Barnett management, Morgan Stanley determined the net theoretical present value of the cost savings that could result if Barnett were acquired. The estimates for such cost savings ranged from 20-30% of Barnett's core non-interest expense base (I.E., excluding expenses for other real estate owned ("OREO"), amortization of intangibles and any non-recurring charges) of $1.7 billion estimated for 1997. Such a range would imply annual pre-tax cost savings between approximately $340 million and approximately $510 million. Based on a discount rate of 12%, full phase-in of cost savings by 1998, a perpetual annual expense growth rate of 4.0%, a marginal tax rate of 40%, and a restructuring charge equal to 100% of fully-phased in cost savings incurred in the first year following an acquisition, and applying a terminal multiple of 11.5x to the year 2002 projected cost savings, the range of present values for the cost savings was approximately $12.00 to approximately $18.00 per share of Barnett Common Stock. Assuming, in addition to such cost savings, a range of between 5% and 10% in revenue enhancements, the upper limit of the range of present values for the cost savings plus revenue enhancements together would increase to between $21.00 and $24.00 per share of Barnett Common Stock.

     IMPLIED ACQUISITION VALUE. As part of its analysis of the acquisition valuation, Morgan Stanley assumed that the net present value of the estimated cost savings described above was added to a stand-alone value of Barnett Common Stock of $52.94 (the closing stock price of Barnett Common Stock on August 15,
1997). Based on this analysis, Morgan Stanley estimated the implied acquisition value of Barnett Common Stock to range from $65.00 to $71.00 per share. Assuming, in addition to such cost savings, a range of revenue enhancements of between 5% and 10%, the upper limit of the range of acquisition values would increase to between $74.00 and $77.00 per share of Barnett Common Stock.

     COMPARABLE TRANSACTION ANALYSIS. Using publicly available information, Morgan Stanley performed an analysis of certain merger and acquisition transactions involving selected bank holding companies that, in Morgan Stanley's judgment, were deemed comparable for purposes of this analysis in order to obtain a valuation range for Barnett Common Stock. Morgan Stanley also compared the multiples of market value, book value and estimated earnings per share implied by the consideration to be received by Barnett shareholders in the Merger with corresponding multiples indicated for 14 bank holding company merger and acquisition transactions announced in 1995 (the "1995 Transactions"), 6 bank holding company merger and acquisition transactions announced in 1996 (the "1996 Transactions"), and 5 bank holding company merger and acquisition transactions announced in 1997 (the "1997 Transactions", and together with the 1995 Transactions and the 1996 Transactions, the "Comparable Transactions"). The 1995 Transactions consisted of the following (acquiror/acquiree): NAB-Michigan National, Fleet/Shawmut, US Bancorp/West One, First Union/First Fidelity, PNC/Midlantic, First Bank System/FirsTier, Boatmen's/Fourth Financial, National City/Integra, NationsBank/Bank South, UJB/Summit, CoreStates/Meridian, Regions/First National, Bank of Boston/BayBanks and Fleet/NatWest Bancorp. The 1996 Transactions consisted of the following (acquiror/acquiree): Wells Fargo/First Interstate, NationsBank/Boatmen's, Crestar/Citizens, Mercantile/Mark Twain, Southern National/UCB and Banc One/Liberty Bancorp. The 1997 Transactions consisted of the following (acquiror/acquiree): Allied Irish/Dauphin Deposit, First Bank System/US Bancorp, Huntington/First Michigan, Wachovia/Central Fidelity and First Union/Signet.

     The indicated price to book value multiple in the Merger was 4.0x compared to median price to book value multiples of 2.0x, 2.8x and 3.1x for the 1995 Transactions, the 1996 Transactions and the 1997 Transactions, respectively. The indicated price to estimated earnings per share multiple in the Merger was 23.2x compared to median price to estimated earnings per share multiples of 12.4x, 16.0x and 18.0x for the 1995 Transactions, the 1996 Transactions and the 1997 Transactions, respectively. The indicated premium to market price multiple in the Merger was approximately 1.4x, compared to median premium to market price multiples of 1.2x, 1.4x and 1.2x for the 1995 Transactions, the 1996 Transactions and the 1997 Transactions, respectively. For the Comparable Transactions, the price to book value multiples ranged from 1.1x to 3.5x, the price to estimated earnings per share multiples ranged from 10.2x to 22.9x, and the premium to market value multiples ranged from 1.0x to 1.6x. Using a range of price to estimated earnings per share multiples of 20x to 23x, and a range of price to book value multiples of 3.3x to 3.5x, Morgan Stanley estimated a range for the present value of Barnett Common Stock of $62.00 to $75.00 per share.

     The price to projected earnings per share multiples used in the comparable transaction analysis were computed based on IBES estimates of the acquired company's earnings per share at the date of announcement of the transaction. The premium to market value multiples used in the comparable transaction analysis were computed based on the closing price of the acquired company's common stock on the date immediately preceding the announcement date of the transaction. The price to book value, price to projected earnings per share and premium to market value multiples indicated in the Merger were calculated based on the Exchange Ratio of 1.1875, the closing prices of NationsBank Common Stock and Barnett Common Stock on the NYSE as August 28, 1997 of $63.31 and $54.81, respectively, and IBES estimates for Barnett's 1997 earnings per share of $3.24.

     No company or transaction used in the comparable company or comparable transaction analyses is identical to Barnett or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Barnett and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company or comparable transaction data.

     STRATEGIC ALTERNATIVES ANALYSIS. Morgan Stanley performed an analysis involving hypothetical acquisition transactions between Barnett and eleven selected bank holding companies. The analysis examined the impact on each potential acquiror's 1998 earnings per share of a hypothetical business combination transaction in which Barnett shareholders received stock of the acquiror at a value of $70 for each share of Barnett Common Stock. For purposes of the analysis, Morgan Stanley assumed that each transaction would be a stock-for-stock merger transaction accounted for as a pooling of interests and that costs savings of 20% (30% in the case of certain in-market acquirors) of Barnett's core non-interest expense (I.E., excluding OREO expenses, amortization of intangibles and non-recurring charges) could be achieved as a result of the transaction and would be fully phased in by 1998. Morgan Stanley's assumptions concerning the level of cost savings which could be achieved in the various hypothetical transactions were based upon its review of the estimated cost savings achieved in a number of large bank holding company merger transactions which Morgan Stanley deemed comparable to the hypothetical transactions and the range of potential divestitures which might be required by regulators in connection with a potential acquisition of Barnett.

     In connection with its opinion dated as of the date of this Joint Proxy Statement-Prospectus, Morgan Stanley confirmed the appropriateness of its reliance on the analyses used to render its August 29, 1997 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.

  OPINION OF J.P. MORGAN

     In arriving at its opinions, J.P. Morgan reviewed, among other things, (i) the Agreement and, in the case of its opinion dated the date of this Joint Proxy Statement-Prospectus, this Joint Proxy Statement-Prospectus; (ii) certain publicly available information concerning the business of Barnett and of certain other companies engaged in businesses comparable to those of Barnett, and the reported market prices for certain other companies' securities deemed comparable; (iii) publicly available terms of certain transactions involving companies comparable to Barnett and the consideration received for such companies; (iv) current and historical market prices of the common stock of Barnett and NationsBank; (v) the audited financial statements of Barnett and NationsBank for the fiscal year ended December 31, 1996; and (vi) the unaudited financial statements of Barnett and NationsBank for the period ended June 30, 1997. In addition, J.P. Morgan held discussions with certain members of the management of Barnett and NationsBank with respect to certain aspects of the Merger, and the past and current business operations of Barnett and NationsBank, the financial condition and future prospects and operations of Barnett and NationsBank, the effects of the Merger on the financial condition and future prospects of Barnett and NationsBank, and certain other matters it believed necessary or appropriate to its inquiry. J.P. Morgan also reviewed such other financial studies and analyses and considered such other information as it deemed appropriate for the purposes of its opinions.

     In giving its opinions, J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or otherwise reviewed by it, and did not assume any responsibility or liability therefor. J.P. Morgan did not conduct any valuation or appraisal of any assets or liabilities, nor were any such valuations or appraisals provided to it. J.P. Morgan was not requested to review individual credit files or to make any independent assessment as to the future performance or non-performance of Barnett's or NationsBank's assets. J.P. Morgan assumed that current allowances and reserves for loan losses for both Barnett and NationsBank are sufficient to cover all such losses. J.P. Morgan also assumed that, in the course of obtaining regulatory and third party consents for the Merger and the other transactions contemplated by the Agreement, no restriction will be imposed that will have a material adverse effect on the future results of operations or financial condition of Barnett or NationsBank. J.P. Morgan also assumed that the Merger will have the tax consequences described in discussions with, and materials furnished to it by, representatives of Barnett, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. J.P. Morgan relied as to all legal matters relevant to rendering its opinions upon the advice of counsel.

     J.P. Morgan's opinions are necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of such opinions. Subsequent developments may affect J.P. Morgan's opinion dated the date of this Joint Proxy Statement-Prospectus, and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan expressed no opinion as to the price at which NationsBank's stock will trade at any future time.

     The following is a summary of the material analyses performed by J.P. Morgan in connection with its opinions:

          (a) OFFER VALUATION. J.P. Morgan reviewed the terms of the proposed Merger, including the Exchange Ratio and the aggregate transaction value, and also reviewed the implied value of the consideration offered based upon the closing share price of NationsBank Common Stock of $63.31 on August 28, 1997 (the last trading day prior to the August 29, 1997 meeting of the Barnett Board) (the "NationsBank Stock Price"), which indicated that the implied value of the consideration offered in the NationsBank proposal was approximately $75.18 per share of Barnett Common Stock, representing a 37.2% premium to the August 28, 1997 Barnett Common Stock closing market price of $54.81 per share. J.P. Morgan further calculated the premiums implied by the Exchange Ratio to the average market price of Barnett Common Stock for the period five, ten and 30 trading days prior to August 29, 1997, based on the average market price of NationsBank Common Stock for the same periods, and determined that the implied premiums were 43.3%, 44.0% and 46.1%, respectively.

          (b) PRO FORMA MERGER ANALYSIS. Based on IBES earnings estimates, J.P. Morgan analyzed certain pro forma effects expected to result from the Merger during the calendar years of 1998 and 1999. This analysis indicated that relative to Barnett on a stand-alone basis the Merger would be accretive to Barnett's earnings per share, dividends per share and tangible book value per share in each of the years analyzed. Additionally, this analysis indicated that the transaction would be slightly accretive to estimated earnings per share of NationsBank Common Stock in 1999.

          (c) CONTRIBUTION ANALYSIS. J.P. Morgan reviewed the relative contributions to be made by Barnett and NationsBank to the combined entity. The financial and operating information reviewed in such analysis included, among other things, total assets, loans, deposits, common equity, tangible common equity, net income attributable to common shareholders for the twelve-month period ended June 30, 1997, and estimated net income for 1998. This analysis showed that, based upon the Exchange Ratio, the stockholders of Barnett would own approximately 25.3% of the fully-diluted outstanding shares of common stock of the combined company immediately following the Merger and that Barnett would be contributing 15.5% of total assets, 17.2% of loans, 19.8% of deposits, 15.1% of common equity, 17.7% of tangible common equity, 17.5% of net income attributable to common shareholders for the twelve month period ended June 30, 1997, and 16.4% of estimated 1998 net income.

          (d) DISCOUNTED CASH FLOW ANALYSIS. Using a discounted cash flow analysis, J.P. Morgan estimated the net present value of the future streams of after-tax cash flows that Barnett could produce on a stand-alone basis from 1997 through 2001 and distribute to Barnett's stockholders ("Dividendable Net Income"). In this analysis, J.P. Morgan assumed that Barnett performed in accordance with J.P. Morgan's estimates and projected the after-tax distributions to stockholders such that Barnett's tangible common equity ratio would be maintained at a 6.0% level. J.P. Morgan calculated the sum of (i) the terminal values per share of Barnett Common Stock based on assumed multiples of Barnett's projected 2002 earnings ranging from 12.0x to 14.0x plus (ii) the projected 1998-2001 Dividendable Net Income streams per share, in each case, discounted to present values at assumed discount rates ranging from 10% to 11%. This discounted cash flow analysis indicated a reference range of $49.46 to $58.06 per share of Barnett. In addition, J.P. Morgan tested the sensitivity of these values by varying certain assumptions. The reference range was not materially changed by reasonable variations of key assumptions. J.P. Morgan also performed a discounted cash flow analysis assuming certain cost savings and revenue enhancements estimated to result from the Merger are achieved. This analysis indicated a reference range of $72.79 to $85.40. As indicated above, this analysis did not purport to be indicative of actual future results and did not purport to reflect the prices at which shares of Barnett Common Stock may trade. Discounted cash flow analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values and discount rates.

          (e) ANALYSIS OF SELECTED ACQUISITION TRANSACTIONS. J.P. Morgan reviewed publicly available information regarding selected bank acquisitions in the United States with a value greater than $500 million which had been announced since January 1, 1996 (including First Union Corporation/Signet Banking Corporation, Wachovia Corporation/Central Fidelity Banks Inc., Wachovia Corporation/Jefferson Bankshares Inc., Huntington Bancshares, Inc./First Michigan Bank Corporation, First Bank System, Inc./U.S. Bancorp, Allied Irish Banks p.l.c./Dauphin Deposit Corporation, Banc One Corporation/Liberty Bancorp, Inc., BB&T Corporation/United Carolina Bancshares Corp., Mercantile Bancorporation, Inc./Mark Twain Bancshares Inc., Crestar Financial Corporation/Citizens Bancorporation, NationsBank Corporation/Boatmen's Bancshares, Inc. and Wells Fargo & Company/First Interstate Bancorp). J.P. Morgan calculated the premium represented by the purchase price paid in such acquisitions to the closing market price on the day prior to the announcement and the closing price five days prior to announcement (excluding the Wells Fargo & Company/First Interstate Bancorp transaction), last 12 months' earnings per share, estimates of the next 12 months' projected earnings per share and estimates of the subsequent 12 months' earnings per share, book value per share, tangible book value per share, and assets, which J.P. Morgan determined resulted in relevant ranges of premiums of (i) with respect to the market price on the day prior to the announcement and to the closing price five days prior to announcement, 2.4% to 58.9% and 10.5% to 68.0%, respectively, with a median of 26.3% and 31.3%, respectively (resulting in imputed values per share of Barnett Common Stock, based on the market price of Barnett Common Stock on the day prior to announcement of $56.13, $87.10 and $69.23, respectively and based on the closing price of Barnett Common Stock five days prior to announcement of $57.74, $87.78 and $68.60, respectively); (ii) with respect to the last twelve-months' earnings per share, 13.8x to 34.6x, with a median of 19.7x (resulting in imputed values per share of Barnett Common Stock of $41.32, $103.36, and $58.89 respectively); (iii) with respect to estimates of the next 12 months' projected earnings per share and to estimates of the subsequent 12 months' projected earnings per share, 13.3x to 21.6x and 12.6x to 18.2x, respectively, with medians of 17.5x and 16.2x, respectively (resulting in imputed values per share of Barnett Common Stock of $46.27, $75.26 and $60.98 respectively, based on estimates for the next 12 months, and $48.53, $70.26 and $62.62, respectively, based on estimates for the subsequent 12 months); (iv) with respect to book value per share, 1.82x to 3.46x, with a median of 2.81x (resulting in imputed values per share of Barnett Common Stock of $34.36, $65.15 and $52.95, respectively); (v) with respect to tangible book value per share, 1.87x to 3.98x, with a median of 2.97x (resulting in imputed values per share of Barnett Common Stock of $24.41, $51.96 and $38.75, respectively); and (vi) with respect to assets, 18.1% to 28.0%, with a median of 23.3% (resulting in imputed values per share of Barnett Common Stock of $41.84, $64.69 and $53.88, respectively). In performing the above analysis, J.P. Morgan used results for Barnett as of or for the period ended June 30, 1997, except with respect to the market price of Barnett Common Stock, which was as of August 28, 1997, and earnings per share estimates as reported by IBES.

          No company or transaction used in the above analysis as a comparison is identical to Barnett or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the value of the companies to which they are being compared. Mathematical analysis (such as determining the median) is not, in itself, a meaningful method of using comparable data.

          (f) COMPARISON OF SELECTED COMPANIES. J.P. Morgan reviewed and compared certain public market multiples relating to Barnett to the publicly available corresponding data for two peer groups of selected banks which J.P. Morgan deemed to be relevant. The group of selected Southeastern banks (the "Barnett Selected Southeastern Banks") consisted of Regions Financial Corporation, South Trust Corporation, AmSouth Bancorporation, BB&T Corporation, Crestar Financial, First Union Corporation, NationsBank, SunTrust Banks Inc., and Wachovia Corporation. The group of selected banks located in all regions of the United States (the "Barnett Selected National Banks" and together with the Barnett Selected Southeastern Banks, the "Barnett Selected Banks") consisted of all of the Barnett Selected Southeastern Banks as well as Citicorp, BankAmerica Corporation, The Chase Manhattan Corporation, Banc One Corporation, Wells Fargo & Company, First Chicago NBD Corporation, Norwest Corporation, U.S. Bancorp, The Bank of New York Company, Inc., Fleet Financial Group, PNC Bank Corporation, KeyCorp, National City Corporation, CoreStates Financial Corporation, BankBoston Corporation, Mellon Bank Corporation, Fifth Third Bancorp, Comerica Inc., Huntington Bancshares Inc., Northern Trust Corporation and Mercantile Bancorporation.

          Based on a review of such information for the Barnett Selected Banks, J.P. Morgan determined (in each case based on company data as of or for the twelve months ended June 30, 1997, and closing stock prices as of August 28, 1997): (i) that, with respect to the ratio of price to earnings per share for the twelve-month period ended June 30, 1997, the Barnett Selected Southeastern Banks and Barnett Selected National Banks had a median of 17.5x and 17.5x, respectively, compared to 18.3x for Barnett; (ii) that, with respect to the multiple of stock price to estimated earnings per share for 1997, the Barnett Selected Southeastern Banks and Barnett Selected National Banks (based on projected earnings per share for 1997 as reported by IBES for Barnett Selected Banks and Barnett) had a median of 15.2x and 15.4x, respectively, compared to 16.9x for Barnett; (iii) that, with respect to the multiple of stock price to estimated earnings per share for 1998, the Barnett Selected Southeastern Banks and the Barnett Selected National Banks (based on projected earnings per share for 1998 as reported by IBES for Barnett Selected Banks and Barnett) had a median of 13.7x and 13.7x, respectively, compared to 15.2x for Barnett; (iv) that, with respect to the multiple of stock price to book value, the Barnett Selected Southeastern Banks and the Barnett Selected National Banks had a median of 2.53x and 2.78x, respectively, compared to 2.91x for Barnett; and (v) that, with respect to the multiple of stock price to tangible book value, the Barnett Selected Southeastern Banks and the Barnett Selected National Banks had a median of 2.96x and 3.46x, respectively, compared to 4.20x for Barnett.

          J.P. Morgan also calculated a range of imputed values for a share of Barnett Common Stock based on a 30% equity control premium and certain of the ratios for the Barnett Selected Southeastern Banks and Barnett Selected National Banks specified above, including the ratio of closing price of the common stock on August 28, 1997, to each of book value, tangible book value, earnings per share for the twelve months ended June 30, 1997, and estimated earnings per share for 1997 and 1998, in each case as reported by IBES for Barnett Selected Banks and Barnett. This analysis, including a 30% equity control premium, resulted in a range of imputed values for Barnett Common Stock of between $50.19 and $68.11.

     In connection with its opinion dated the date of this Joint Proxy Statement-Prospectus, J.P. Morgan reviewed the analyses used to render its August 29, 1997 opinion by performing procedures to update certain of such analyses and by reviewing the assumptions upon which such analyses were based and the factors considered in connection therewith.

     The summaries set forth above do not purport to be complete descriptions of the analyses conducted by the Barnett Financial Advisors. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Each of the Barnett Financial Advisors believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the analyses underlying its opinions. In addition, each of the Barnett Financial Advisors considered the results of all such analyses and did not assign relative weights to any of the analyses, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be the Barnett Financial Advisors' view of the actual value of Barnett Common Stock.

     In performing its analyses, each of the Barnett Financial Advisors made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Barnett or NationsBank. The analyses performed by the Barnett Financial Advisors are not necessarily indicative of actual values, trading values or actual future results that might be achieved, all of which may be significantly more of less favorable than suggested by such analyses. Such analyses were prepared solely as part of each Barnett Financial Advisor's analysis of the fairness of the Exchange Ratio to the holders of Barnett Common Stock from a financial point of view and do not purport to be appraisals or to reflect the prices at which a company might be sold. In addition, as described above, the opinions of the Barnett Financial Advisors were one of many factors taken into consideration by the Barnett Board in making its determination to approve the Merger. Consequently, the analyses described above should not be viewed as determinative of the Barnett Board's or management's opinion with respect to the value of Barnett or a combination of Barnett and NationsBank, or of whether the Barnett Board or Barnett management would have been willing to agree to a different exchange ratio.

     Each Barnett Financial Advisor is an internationally recognized investment banking and advisory firm. Each, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the course of its market making and other trading activities, each may, from time to time, have a long or short position in, and may buy and sell, securities of Barnett, NationsBank and other financial institutions. In the past, each of the Barnett Financial Advisors and certain of their affiliates have provided financial advisory and financial services to Barnett and NationsBank and have received and contemplate receiving customary fees for the rendering of these types of financial services. In the future, the Barnett Financial Advisors may provide additional financial advisory and financial services to NationsBank.

     Barnett has agreed to pay Morgan Stanley an advisory fee of up to $200,000, an additional fee of $5,000,000 in consideration for rendering its fairness opinion and a transaction fee of $31,000,000, which will become payable prior to the consummation of the Merger and against which any previously paid or currently payable advisory fees and opinion fees related to this transaction will be credited. In addition, Barnett has agreed, among other things, to reimburse Morgan Stanley for its expenses incurred in connection with the services provided by Morgan Stanley, which expense reimbursements will be credited against the transaction fee payable upon consummation of the Merger, and to indemnify and hold harmless Morgan Stanley and certain related parties from and against liabilities and expenses, including certain liabilities under the federal securities laws, in connection with its engagement.

     For services rendered in connection with the Merger, Barnett has agreed to pay J.P. Morgan a retainer fee of $50,000, payable quarterly in arrears, an additional fee of $1,000,000 in consideration for rendering its fairness opinion, and a transaction fee of $9,000,000, which will become payable prior to the consummation of the Merger and against which the aggregate amount of the retainer fees and opinion fee previously paid or currently payable by Barnett will be credited. Barnett also has agreed, among other things, to reimburse J.P. Morgan for its expenses incurred in connection with the performance of its engagement in the event that the Merger is not consummated, and to indemnify and hold harmless J.P. Morgan and certain related parties from and against liabilities and expenses, including certain liabilities under the federal securities laws, in connection with its engagement.

THE EFFECTIVE TIME

     Subject to the satisfaction or waiver of certain conditions contained in the Agreement, the parties will cause the Effective Time to occur on (i) the third business day after the last to occur of the satisfaction or waiver of the conditions described under " -- Conditions to the Merger," including, without limitation: (a) the receipt of the required shareholder approvals of NationsBank and Barnett, (b) the receipt of all regulatory approvals required to consummate the transactions contemplated by the Agreement, (c) the receipt of all consents or approvals of third parties (other than regulatory authorities) required for consummation of the Merger other than those that, if not received, would not reasonably be likely to have a material adverse effect on Barnett or NationsBank, and (d) the listing on the NYSE of the NationsBank Common Stock to be issued in the Merger; or (ii) such other date to which the parties may agree in writing.

     At the Effective Time, holders of Barnett Common Stock will cease to be, and will have no rights as shareholders of Barnett, other than to receive (i) any dividend or other distribution with respect to such Barnett Common Stock with a record date occurring prior to the Effective Time and (ii) the Merger Consideration. After the Effective Time, there will be no transfers on the stock transfer books of Barnett or the Surviving Corporation of shares of Barnett Common Stock.

EXCHANGE OF CERTIFICATES

     At or prior to the Effective Time, NationsBank will deposit, or will cause to be deposited, with the Exchange Agent, certificates representing the shares of NationsBank Common Stock and NationsBank New Preferred Stock (collectively, "NationsBank Certificates") and an estimated amount of cash to be paid in lieu of fractional shares to which a holder of certificates formerly representing Barnett Common Stock or Barnett Preferred Stock, as the case may be (collectively, "Barnett Certificates") would otherwise be entitled based on the Exchange Ratio (such cash and NationsBank Certificates, together with any dividends or distributions with respect thereto (without any interest thereon), the "Exchange Fund").

     Prior to, or as promptly as practicable after, the Effective Date, NationsBank will send or cause to be sent to each holder of record of shares of Barnett Common Stock and Barnett Preferred Stock transmittal materials for use in exchanging such shareholder's Barnett Certificates for the consideration due in respect thereof. NationsBank will cause the NationsBank Certificates into which shares of a shareholder's shares of Barnett Common Stock or Barnett Preferred Stock are converted into the right to receive on the Effective Date and/or any check in respect of any fractional share interests or dividends or distributions which such person will be entitled to receive to be delivered to such shareholder upon delivery to the Exchange Agent of Barnett Certificates (or indemnity reasonably satisfactory to NationsBank and the Exchange Agent, if any of such Barnett Certificates are lost, stolen or destroyed) owned by such shareholder. No interest will be paid on any such cash to be paid upon such delivery.

     BARNETT SHAREHOLDERS SHOULD NOT SEND IN THEIR BARNETT CERTIFICATES UNTIL THEY RECEIVE THE TRANSMITTAL MATERIALS FROM THE EXCHANGE AGENT.

     No fractional shares of NationsBank Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, NationsBank will pay to each Barnett Shareholder who would otherwise be entitled to a fractional share of NationsBank Common Stock (after taking into account all Barnett Certificates delivered by such Barnett Shareholder) an amount in cash to be paid in lieu of fractional shares (without interest) determined by multiplying such fraction by the average of the last sale prices of NationsBank Common Stock, as reported by the NYSE Composite Transactions reporting system (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another authoritative source), for the five NYSE trading days immediately preceding the Effective Date.

     Notwithstanding the foregoing, neither the Exchange Agent nor any party to the Agreement will be liable to any holder of Barnett Common Stock or Barnett Preferred Stock (or, if after the Effective Time, former holder of Barnett Common Stock or Barnett Preferred Stock) for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     No dividends or other distributions with respect to NationsBank stock with a record date occurring after the Effective Time will be paid to the holder of any unsurrendered Barnett Certificate until the holder thereof will surrender such Barnett Certificate in accordance with the terms of the Agreement. After the proper surrender of a Barnett Certificate, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of NationsBank Stock represented by such Barnett Certificate.

CONDUCT OF BUSINESS PRIOR TO THE MERGER AND OTHER COVENANTS

     Prior to the Effective Time, except as expressly contemplated by the Agreement, (i) without the prior written consent of NationsBank (which consent will not be unreasonably withheld or delayed) Barnett will not, and will cause each of its subsidiaries not to, and (ii) without the prior written consent of Barnett (which consent will not be unreasonably withheld or delayed) NationsBank will not, and will cause each of its subsidiaries not to: (a) conduct the business of it and its subsidiaries other than in the ordinary and usual course or, to the extent consistent therewith, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would (1) adversely affect the ability of any party to obtain any necessary approvals of any regulatory authorities required for the transactions contemplated by the Agreement or (2) adversely affect its ability to perform any of its material obligations under the Agreement; (b) in the case of Barnett, other than pursuant to the conversion or exchange of convertible or exchangeable securities or stock options or stock-based awards previously disclosed to NationsBank, the conversion of the Barnett Preferred Stock pursuant to its terms, the Barnett Stock Option Agreement, the Barnett Rights Agreement or as otherwise previously disclosed to NationsBank, (1) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock, any stock appreciation rights or any convertible, exchangeable or derivative securities, (2) enter into any agreement with respect to the foregoing, or (3) permit any additional shares of capital stock to become subject to new grants of employee stock options, stock appreciation rights, or similar stock-based employee rights; (c) (1) make, declare or pay any dividend (other than (A) in the case of Barnett, (x) quarterly cash dividends on Barnett Common Stock at a rate not to exceed the rate in effect as of the date of the Agreement, (y) dividends payable on Barnett Preferred Stock at a rate not exceeding the rate provided for in the terms thereof, and (z) dividends from greater than 95%-owned subsidiaries to Barnett or another greater than 95%-owned subsidiary of Barnett, as applicable, and (B) in the case of NationsBank, (x) regular quarterly cash dividends on NationsBank Common Stock in the ordinary course consistent with past practice, (y) semi-annual cash dividends on the NationsBank ESOP Preferred Stock and cash dividends on any other outstanding issues of preferred stock of NationsBank in accordance with the terms thereof, and (z) dividends from subsidiaries to NationsBank or another subsidiary of NationsBank, as applicable) on or in respect of, or declare or make any distribution on, any shares of its capital stock, or (2) directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock, other than (A) as previously disclosed to the other party, (B) in the case of Barnett, pursuant to the terms of the Barnett Preferred Stock or pursuant to the redemption thereof prior to the Effective Time, if requested by NationsBank or (C) in the ordinary course pursuant to employee benefit plans (and after the date of the Agreement, each of NationsBank and Barnett will coordinate with the other the declaration of any dividends in respect of NationsBank Common Stock and Barnett Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of NationsBank Common Stock or Barnett Common Stock will not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of NationsBank Common Stock and/or Barnett Common Stock and any shares of NationsBank Common Stock any such holder receives in exchange therefor in the Merger); (d) in the case of Barnett and its subsidiaries, except as otherwise agreed by Barnett and NationsBank, enter into or amend any written employment, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for (1) normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, or (2) other changes as are provided for in the Agreement or as may be required by law or to satisfy contractual obligations existing as of the date of the Agreement or additional grants of awards to newly hired employees consistent with past practice or such changes that, either individually or in the aggregate, would not reasonably be expected to result in a material liability to Barnett or its subsidiaries; (e) in the case of Barnett and its subsidiaries, except as otherwise agreed to by Barnett and NationsBank, enter into or amend (except as may be required by applicable law, to satisfy contractual obligations existing as of the date of the Agreement or amendments which, either individually or in the aggregate, would not reasonably be expected to result in a material liability to Barnett or its subsidiaries) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including without limitation taking any action that accelerates the vesting or exercise of any benefits payable thereunder; (f) in the case of Barnett, except as previously disclosed to NationsBank, dispose of or discontinue any portion of its assets, business or properties which is material to it and its subsidiaries taken as a whole, or acquire (other than by way of foreclosures or acquisitions of control in a BONA FIDE fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case, in the ordinary and usual course of business consistent with past practice) all or any portion of the business or property of any other entity which is material to it and its subsidiaries taken as a whole, and in the case of NationsBank, make any acquisition or take any other action which would materially adversely affect its ability to consummate the transactions contemplated by the Agreement; (g) in the case of Barnett, amend the Barnett Articles of Incorporation or Bylaws of Barnett, as amended (the "Barnett Bylaws") in a manner that would materially and adversely affect either party's ability to consummate the Merger or the economic benefits of the Merger to either party, or amend or waive any rights under the Barnett Rights Agreement;
(h) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP; (i) knowingly take any action that would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or for "pooling of interests" accounting treatment under GAAP, or knowingly take any action that is intended or is reasonably likely to result in (1) any of its representations and warranties set forth in the Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (2) any of the conditions to the Merger not being satisfied or (3) a material violation of any provision of the Agreement except, in each case, as may be required by applicable law; or (j) agree or commit to do anything prohibited by (a)-(i) above.

     The Agreement also contains certain other agreements relating to the conduct of the parties prior to the Effective Time, including those requiring the parties (i) to use their good faith, reasonable best efforts to take necessary actions to effect the Merger; (ii) to obtain all necessary shareholder approvals; (iii) to cooperate in the preparation of the Registration Statement and this Joint Proxy Statement-Prospectus; (iv) to cooperate in preparing, filing and obtaining all necessary regulatory approvals; (v) to refrain from issuing press releases regarding the Merger without the other party's prior approval (except as otherwise required by applicable law, regulation or NYSE rules); (vi) to provide the other party with reasonable access to information regarding such party (except insofar as such access would violate or prejudice the rights of customers, jeopardize the attorney-client privilege or contravene certain legal or contractual obligations) under the condition that no such confidential information be shared with any third party except as required by applicable law; (vii) with respect to Barnett, to refrain from soliciting or encouraging any alternative business combination transactions (subject in certain respects to the fiduciary obligations of the Barnett Board); and (viii) to take steps necessary to ensure that the Agreement and the Merger will not trigger any special shareholder rights contained in the corporate governance documents of such party or pursuant to any contract.

     In addition, NationsBank has agreed to provide indemnification to the officers, directors and employees of Barnett to the full extent permitted by law and to maintain for six years following the Effective Time the indemnification rights of such persons under the Barnett Articles of Incorporation and the Barnett Bylaws, as well as directors' and officers' liability insurance for the officers and of Barnett. NationsBank has also covenanted to list the shares of NationsBank Common Stock to be issued in the Merger on the NYSE.

     NationsBank has also agreed to cause Mr. Rice and four additional nonemployee directors of Barnett mutually agreed upon by Barnett and NationsBank to be elected or appointed directors of NationsBank at the Effective Time and to cause Mr. Rice to be elected or appointed as a member of the NationsBank Executive Committee. Additionally, it is expected that Mr. Rice will become Chairman of NationsBank in spring of 1998. See "MANAGEMENT AND OPERATIONS AFTER THE MERGER" and " -- Interest of Certain Persons in the Merger."

CONDITIONS TO THE MERGER

     The obligation of each of the parties to consummate the Merger is conditioned upon the satisfaction at or prior to the Effective Time of each of the following: (i) approval of the Agreement by the requisite vote of the Barnett Shareholders and of the Issuance by the requisite vote of the NationsBank Shareholders; (ii) the receipt of all regulatory approvals required to consummate the transactions contemplated by the Agreement; (iii) all consents or approvals of all persons required for the consummation of the Merger will have been obtained and will be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a material adverse effect on Barnett or NationsBank; (iv) no order, decree or injunction of any court or agency of competent jurisdiction will be in effect, and no law, statute or regulation will have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated by the Agreement, provided that each of NationsBank and Barnett will have used its best efforts to prevent any such rule, regulation, injunction, decree or other order, and to appeal as promptly as possible any injunction, decree or other order that may be entered;

(v) with respect to the obligations of each party, the representations and warranties of the other party contained in the Agreement will be true and correct at the time of the Agreement and at the Effective Time, other than any inaccuracies which would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the financial condition or results of operations of the party to whom such representations and warranties were made (and the covenants of the other party will have been performed or complied with in all material respects); (vi) no stop order suspending the effectiveness of the Registration Statement will have been issued and no proceedings for that purpose will have been initiated or threatened by the Commission or any other regulatory authority; (vii) NationsBank shall have received from Wachtell, Lipton, Rosen & Katz, its counsel, and Barnett shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, its counsel, an opinion, in each case dated as of the Effective Time as described under " -- Certain Federal Income Tax Consequences"; (viii) the Articles of Amendment shall have become effective in accordance with the NCBCA; (ix) the shares of NationsBank Common Stock issuable pursuant to the Agreement will have been approved for listing on the NYSE, subject to official notice of issuance; (x) with respect to NationsBank's obligations to consummate the Merger, the Barnett Rights will not have been triggered and (xi) NationsBank shall have received from Price Waterhouse LLP, its independent public accountants, its opinion that the Merger will qualify for "pooling-of-interests" accounting treatment.

     No assurance can be provided as to if or when the regulatory approvals necessary to consummate the Merger will be obtained or whether all of the other conditions precedent to the Merger will be satisfied or waived by the party permitted to do so. If the Merger is not effected on or before September 1, 1998, the Agreement may be terminated by either NationsBank or Barnett, except to the extent the failure to effect the Merger by such date is due to the failure of the party seeking to terminate the Agreement to perform or observe its covenants and agreements set forth therein.

TERMINATION OF THE AGREEMENT

     The Agreement may be terminated, and the Merger may be abandoned: (i) at any time prior to the Effective Time, by the mutual written consent of the parties, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board of Directors; (ii) at any time prior to the Effective Time, by either party if its Board of Directors so determines by vote of a majority of the members of its entire Board of Directors, in the event of either a material breach by the other party of any of its representations or warranties contained in the Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, or a material breach by the other party of any of its covenants or agreements contained in the Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (provided that the terminating party is not in material breach of the Agreement); (iii) at any time prior to the Effective Time, by either party, if its Board of Directors so determines by vote of a majority of the members of its entire Board of Directors, in the event that the Merger is not consummated by September 1, 1998, except to the extent that the failure of the Merger then to be consummated arises out of or results from the failure of the party seeking to terminate the Agreement to perform or observe its covenants and agreements set forth in the Agreement; (iv) by either party, if its Board of Directors so determines by a vote of a majority of its members, in the event (a) the approval of the Federal Reserve Board required for consummation of the Merger and the other transactions contemplated by the Agreement has been denied by final nonappealable action or any governmental entity of competent jurisdiction has issued a final order enjoining the Merger, PROVIDED, HOWEVER, that the party seeking termination shall have taken all necessary action to secure regulatory approval, or (b) any required shareholder approval is not obtained at the Barnett Special Meeting or the NationsBank Special Meeting; (v) by either NationsBank or Barnett, if the Board of Directors of the other party to the Agreement has withdrawn, modified or changed in a manner adverse to the terminating party its approval or recommendation of the Agreement and the transactions contemplated thereby; and (vi) by Barnett, if the Barnett Board so determines by a vote of a majority of its members, at any time during the ten-day period commencing two days after the Determination Date (as defined herein), if both of the following conditions are satisfied (a "Termination Event"):

          (a) the Average Closing Price is less than $50.65, and

          (b) (1) the number obtained by dividing the Average Closing Price by the Starting Price (as defined herein) (such number being referred to herein as the "NationsBank Ratio") is less than (2) the number obtained by dividing the Average Index Price (as defined herein) by the Index Price (as defined herein) on the Starting Date (as defined herein) and subtracting 0.15 from the quotient (such number being referred to herein as the "Index Ratio");

PROVIDED, HOWEVER, that, if Barnett elects to exercise this termination right, it will give prompt written notice to NationsBank (which notice may be withdrawn at any time within the aforementioned ten-day period) and during the five days commencing with its receipt of such notice, NationsBank will have the option of increasing the Exchange Ratio to equal the lesser of (i) a fraction, the numerator of which is the product of $50.65 and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price, and (ii) the quotient obtained by dividing the product of the Index Ratio and the Exchange Ratio (as then in effect) by the NationsBank Ratio (and, if NationsBank makes an election contemplated by the preceding sentence within such five-day period, it will give prompt written notice to Barnett of such election and the revised Exchange Ratio, whereupon no termination will have occurred as a result of this right of termination and the Agreement will remain in effect in accordance with its terms (except as the Exchange Ratio will have been so modified), and any references in the Agreement to "Exchange Ratio" will thereafter be deemed to refer to the Exchange Ratio as so adjusted).

     Whether a Termination Event will occur will not be known until the date that the Average Closing Price can be determined. If such date were the date of this Joint Proxy Statement-Prospectus, no such right of termination would exist based on the prevailing market price of NationsBank Common Stock. The Barnett Board has made no decision as to whether it would exercise its termination right in the event of a Termination Event, and the NationsBank Board has made no decision as to whether it would exercise its correlative right to increase the Exchange Ratio. In the event a Termination Event occurs, each of the NationsBank Board and the Barnett Board would, consistent with its fiduciary duties, take into account all relevant facts and circumstances as they exist at such time, and would consult with its respective financial advisors and legal counsel. Approval of the Agreement by the Barnett Shareholders at the Barnett Special Meeting, and by the NationsBank Shareholders at the NationsBank Special Meeting, will confer on the Barnett Board and the NationsBank Board, respectively, the power, consistent with the fiduciary duties of such Boards, to elect to consummate the Merger notwithstanding the occurrence of a Termination Event (in the case of the Barnett Board) or to elect to increase the Exchange Ratio should Barnett exercise its termination right (in the case of the NationsBank Board) without any further action by, or resolicitation of the votes of, the shareholders of Barnett or NationsBank, as the case may be. The fairness opinions received by each of Barnett and NationsBank are each dated as of the date of this Joint Proxy Statement-Prospectus and are based on conditions in effect on the date thereof. Accordingly, none of such opinions address the circumstances that might arise if the matters contemplated by clause (vi) of the previous paragraph were to occur. In such an event, Barnett or NationsBank, as the case may be, intends that it would obtain the reconfirmation of its respective investment bankers with respect to the fairness of the revised transaction prior to proceeding with the consummation of the Merger. See
" -- Opinions of Barnett's Financial Advisors" and " -- Opinions of NationsBank's Financial Advisors."

     For purposes of the right of termination and adjustment described in (vi) above, the following terms are defined in the Agreement as follows: "Average Closing Price" means the average of the daily last sale prices of NationsBank Common Stock as reported on the NYSE Composite Transactions reporting system (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another mutually agreed upon authoritative source) for the ten consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date; "Average Index Price" means the average of the Index Prices for the ten consecutive full NYSE trading days ending at the close of trading on the Determination Date; and "Determination Date" means the date on which the approval of the Federal Reserve Board required for consummation of the Merger will be received.

     "Index Group" means the 15 bank holding companies listed below, the common stock of each of which must be publicly traded and as to which there must not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization as of the Starting Date. In the event that the common stock of any such company ceases to be publicly traded or such an announcement is made, such company will be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock) redistributed proportionately for purposes of determining the Index Price. The 15 bank holding companies and the weights attributed to them are as follows:

BANK HOLDING COMPANY                                                            WEIGHTING
-----------------------------------------------------------------------------   ---------
Citicorp.....................................................................       8.7%
Chase Manhattan Corp.........................................................       8.0%
BankAmerica Corporation......................................................      13.3%
Banc One Corporation.........................................................      11.0%
First Union Corporation......................................................      10.7%
Wells Fargo & Co.............................................................       1.7%
First Chicago NBD Corporation................................................       5.7%
Norwest Corporation..........................................................       7.1%
Bank of New York Company, Inc................................................       7.2%
Fleet Financial Group........................................................       4.8%
PNC Bank Corporation.........................................................       5.8%
SunTrust Banks, Inc..........................................................       4.0%
KeyCorp......................................................................       4.1%
Mellon Bank Corporation......................................................       4.8%
Wachovia Corporation.........................................................       3.0%

     "Index Price" on a given date means the weighted average (weighted in accordance with the factors listed above) of the closing prices on such date of the companies composing the Index Group; "Starting Date" means August 28, 1997, the last full day on which the NYSE was open for trading prior to the execution of the Agreement; "Starting Price" means $63.3125, the last sale price per share of NationsBank Common Stock on the Starting Date, as reported by the NYSE Composite Transactions reporting system (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another mutually agreed upon authoritative source). If any company belonging to the Index Group or NationsBank declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or NationsBank will be appropriately adjusted for use in the index.

     In the event of termination of the Agreement pursuant to its terms and the abandonment of the Merger, no party to the Agreement will have any liability or further obligation to any other party except (i) for the breach of certain representations, warranties and covenants which survive termination and (ii) that termination will not relieve a breaching party from liability for any willful breach of the Agreement giving rise to such termination.

WAIVER; AMENDMENT; EXPENSES

     Prior to the Effective Time, and subject to compliance with applicable law, any provision of the Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing among the parties approved by their respective Boards of Directors and executed in the same manner as the Agreement. Florida law prohibits any amendment to any of the terms and conditions of the Agreement subsequent to stockholder approval which would, among other things, change the amount or kind of consideration to be received by the Barnett Shareholders in the Merger. In addition, the Agreement permits NationsBank at any time to change the method of effecting the combination with Barnett if and to the extent that NationsBank deems such change desirable. In any event, no such change may alter or change the Merger Consideration, adversely affect the tax treatment of Barnett shareholders as a result of receiving the Merger Consideration or materially impede or delay consummation of the Merger. Pursuant to the foregoing, NationsBank has specified that the Merger be effected as described under "THE MERGER -- Description of the Merger."

     Each party to the Agreement will bear all expenses incurred by it in connection with the Agreement and the transactions contemplated thereby, except that printing expenses and Commission registration fees will be shared equally between Barnett and NationsBank.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material anticipated U.S. federal income tax consequences of the Merger to holders of Barnett Common Stock who hold such stock as a capital asset. This summary is based on the Code, Treasury regulations thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the consequences of the Merger and, in particular, may not address U.S. federal income tax considerations applicable to shareholders subject to special treatment under U.S. federal income tax law (including, for example, non-U.S. persons, holders of Barnett Preferred Stock, financial institutions, dealers in securities, insurance companies or tax-exempt entities, holders who acquired Barnett Common Stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold Barnett Common Stock as part of a hedge, straddle or conversion transaction). In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. HOLDERS OF BARNETT COMMON STOCK ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE EFFECTS OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

     In connection with the filing of the Registration Statement, Wachtell, Lipton, Rosen & Katz, counsel to NationsBank, has delivered to NationsBank its opinion, dated the date hereof and based upon certain customary assumptions and representations, to the effect that, and at the Effective Time each of Wachtell, Lipton, Rosen & Katz and Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Barnett, will, subject to the qualifications discussed in the following paragraph, deliver to NationsBank and Barnett, respectively, its opinion (each, a "Tax Opinion"), dated as of the Effective Time, to the effect that, in each case for U.S. federal income tax purposes:

     (i) The Merger will be treated as a reorganization within the meaning of
Section 368(a) of the Code;

     (ii) No gain or loss will be recognized by NationsBank, NB Holdings or Barnett as a result of the Merger;

     (iii) No gain or loss will be recognized by the holders of Barnett Common Stock who exchange all of their Barnett Common Stock solely for NationsBank Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in NationsBank Common Stock); and

     (iv) The aggregate tax basis of the NationsBank Common Stock received by holders of Barnett Common Stock who exchange all of their Barnett Common Stock solely for NationsBank Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Barnett Common Stock surrendered in exchange therefor (reduced by any basis amount allocable to the fractional share interest in NationsBank Common Stock for which cash is received).

     Each party's obligation to consummate the Merger is conditioned upon the receipt by each of NationsBank and Barnett of its respective Tax Opinion in form and substance reasonably satisfactory to the party to whom such Tax Opinion is addressed. Each of Wachtell, Lipton, Rosen & Katz and Skadden, Arps, Slate, Meagher & Flom LLP will render its respective Tax Opinion on the basis of facts, representations and assumptions set forth or referred to in such opinion which are consistent with the state of facts existing at the Effective Time. In rendering the Tax Opinions, each such counsel may require and rely upon representations and covenants including those contained in certificates of officers of NationsBank, NB Holdings, Barnett and others, reasonably satisfactory in form and substance to such counsel. The Tax Opinions are not binding on the Internal Revenue Service (the "IRS") or the courts, and the parties do not intend to request a ruling from the IRS with respect to the Merger. Accordingly, there can be no assurance that the IRS will not challenge such conclusion or that a court will not sustain such challenge.

     In the event that (i) either Barnett or NationsBank fails to receive its Tax Opinion, (ii) Barnett determines to waive the condition to its obligation to consummate the Merger relating thereto, and (iii) the material federal income tax consequences to Barnett Shareholders are different from those described above, Barnett will resolicit the Barnett Shareholders prior to proceeding with consummation of the Merger.

     Based upon the current ruling position of the IRS, cash received by a holder of Barnett Common Stock in lieu of a fractional share interest in NationsBank Common Stock will be treated as received in redemption of such fractional share interest, and a Barnett stockholder should generally recognize capital gain or loss for federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the share of Barnett Common Stock allocable to such fractional share interest. Such gain or loss should be a long-term capital gain or loss if the holding period for such share of Barnett Common Stock is greater than one year at the Effective Time. In certain circumstances, holders of Barnett Common Stock that are individuals may be entitled to preferential treatment for net long-term capital gains, including, as a result of recently enacted legislation, in the case of a capital asset held for more than 18 months at the time of the disposition. The holding period of a share of NationsBank Common Stock received in the Merger (including fractional share interests deemed received and redeemed as described above) will include the holder's holding period in the Barnett Common Stock surrendered in exchange therefor.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     GENERAL. As described below, certain members of Barnett management and of the Barnett Board have certain arrangements with respect to the NationsBank management and NationsBank Board composition following the Merger, certain benefits under existing employment agreements and severance and benefit plans and certain post-Merger employment opportunities with NationsBank. In addition, the Agreement contains certain provisions relating to the indemnification of Barnett directors and officers and directors' and officers' liability insurance. The Barnett Board was aware of these interests and considered them, among other matters, in approving the Agreement and the transactions contemplated thereby.

     BOARD COMPOSITION AND RELATED MATTERS POST-MERGER. NationsBank has agreed to cause Mr. Rice to be appointed to the NationsBank Board and to the Executive Committee of the NationsBank Board and to be elected Chairman of the NationsBank Board commencing upon the retirement of Andrew B. Craig, III, the current Chairman of the NationsBank Board, at the NationsBank Annual Shareholders Meeting in 1998. NationsBank has also agreed that four additional individuals who are nonemployee members of the Barnett Board and who are mutually agreed upon by Barnett and NationsBank (in addition to Mr. Rice) will be elected to the NationsBank Board following consummation of the Merger. The four additional Barnett designees have not yet been identified. See "MANAGEMENT AND OPERATIONS AFTER THE MERGER."

     EXISTING EMPLOYMENT AGREEMENTS WITH BARNETT EXECUTIVE OFFICERS. Barnett is a party to employment agreements (each, an "Existing Employment Agreement") with Mr. Rice; Mr. Lastinger; Hinton F. Nobles, Jr., Executive Vice President; Charles W. Newman, Chief Financial Officer; Richard A. Anderson, Chief Credit Policy Executive; and Judith S. Beaubouef, Chief Legal Executive (each a "Barnett Executive" and collectively, the "Barnett Executives"), as well as with twelve other executive officers of Barnett (the "Other Executive Officers"). The Existing Employment Agreements provide certain benefits to the Barnett Executives and the Other Executive Officers in the event of the actual or constructive termination of employment of such Barnett Executives or Other Executive Officers other than for "cause" (as defined in the Existing Employment Agreements) during the two-year period following a "change in control" of the Company (as defined in the Existing Employment Agreements). In the event of such a termination, the Existing Employment Agreements provide for a lump sum payment of two times (three times in the case of Messrs. Rice and Lastinger and one time in the case of one of the Other Executive Officers) the sum of the base salary in effect immediately before the termination of the affected Barnett Executive or Other Executive Officer and the highest annual incentive compensation of such Barnett Executive or Other Executive Officer for the three-year period preceding termination of employment. The Existing Employment Agreements also provide, among other things, that the Barnett Executives and Other Executive Officers will (i) during the two-year period (or three-year period in the case of Messrs. Rice and Lastinger and one-year period in the case of one of the Other Executive Officers) following such termination of employment, continue to participate in employee benefit plans of Barnett at the same level as in effect prior to such termination; and
(ii) be entitled to additional payments sufficient to make them whole for any excise taxes imposed under Section 4999 of the Code and any income taxes resulting from payments made, or benefits received, pursuant to the Existing Employment Agreements. Shareholder Approval of the Agreement will constitute a "change of control" under the Existing Employment Agreements.

     NEW EMPLOYMENT ARRANGEMENTS WITH BARNETT EXECUTIVES. In connection with the execution and delivery of the Agreement, the Barnett Executives agreed to waive their rights under the Existing Employment Agreements and to enter into new employment agreements with NationsBank (the "New Employment Agreements"). Each of the New Employment Agreements is dated as of October 10, 1997, will become effective as of the Effective Time, will terminate on the third anniversary of the Effective Date and will upon effectiveness supersede the corresponding Existing
Employment Agreement.

     Mr. Rice's New Employment Agreement provides that Mr. Rice will serve as a member of the NationsBank Board and of the Executive Committee thereof, and that immediately upon the retirement of Mr. Craig, the current Chairman of the NationsBank Board, Mr. Rice will serve in that capacity as well. Mr. Lastinger's New Employment Agreement provides that Mr. Lastinger will serve as Executive Vice President of NationsBank and as the Chairman of NationsBank-Florida. Each New Employment Agreement of the Barnett Executives other than Mr. Rice and Mr. Lastinger provides that such Barnett Executive will serve as an Executive Vice President of NationsBank.

     In connection with the employment described above, each of the Barnett Executives will receive an annual salary (in the case of Mr. Rice, the greater of $1.0 million or the annual base salary in effect from time to time of the Chief Executive Officer of NationsBank; in the case of Mr. Lastinger, $600,000; and in the case of each of the remaining Barnett Executives, $400,000) as well as an annual bonus (in the case of Mr. Rice, equal to at least 100% of the bonus awarded to the Chief Executive Officer of NationsBank, but in no event less than $2.5 million; in the case of Mr. Lastinger, not less than $1.0 million; and in the case of each of the remaining Barnett Executives, not less than $400,000). The New Employment Agreements also provide for a grant on the Effective Date of restricted shares of NationsBank Common Stock to the Barnett Executives of 250,000 in the case of Mr. Rice, 125,000 in the case of Mr. Lastinger, and 50,000 in the case of each of the remaining Barnett Executives (with restrictions lapsing as to one-third of such shares on each anniversary of the Effective Date) and a grant on the Effective Date and the first anniversary thereof (and, in addition, on the second anniversary thereof in the case of Messrs. Rice and Lastinger) of an option to purchase shares of NationsBank Common Stock (each vesting in three equal annual installments commencing on the date of grant, except that options not yet exercisable at the end of the term of a New Employment Agreement will vest on such date). The number of shares of NationsBank Common Stock subject to each yearly option grant is 200,000 (in the case of Mr. Rice), 100,000 (in the case of Mr. Lastinger) and 30,000 (in the case of each of the remaining Barnett Executives). In addition, each of the New Employment Agreements provides for the reimbursement of reasonable business expenses, participation in employee benefit plans and arrangements, perquisites, vacation time and special benefits provided by NationsBank to similarly situated employees (and, in the case of Mr. Rice, continuing entitlement to perquisites generally at the same level as currently provided by Barnett). Pursuant to the New Employment Agreements, the Barnett Executives will be designated participants in the NationsBank Corporation and Designated Subsidiaries Supplemental Executive Retirement Plan ("SERP I") with a target annual retirement benefit of 60% of the participant's final five-year average earnings, offset by certain annual retirement benefits received from plans of NationsBank or Barnett or from social security. The minimum annual retirement benefit under SERP I payable to the Barnett Executives will be $1,825,000 in the case of Mr. Rice, $840,000 in the case of Mr. Lastinger and $250,000 in the case of each of the remaining Barnett Executives. Each Barnett Executive's SERP I benefit is payable in a lump sum (if elected) within 30 days following the date of termination of employment and is subject to an income tax gross-up. Each New Employment Agreement provides NationsBank will pay to the Barnett Executive covered thereby an amount sufficient to cover any excise taxes imposed under
Section 4999 of the Code, including any taxes imposed on any such excise tax payments. The Barnett Executives will also be entitled to indemnification by NationsBank to the fullest extent permitted by the laws of NationsBank's state of incorporation as in effect from time to time or by the NationsBank Articles of Incorporation or By-Laws, whichever affords greater protection, to any insurance policies NationsBank may maintain generally for the benefit of its directors and officers and to reimbursement for any legal fees or expenses in connection with certain disputes arising in connection with their respective New Employment Agreement.

     Under the New Employment Agreements, each Barnett Executive has agreed (subject to certain limited exceptions pertaining to passive beneficial ownership of 5% or less of a class of capital stock of a corporation that competes with NationsBank), during the term of such Barnett Executive's employment pursuant thereto and for a period of two years thereafter, not to engage in "Competition" (as defined in the New Employment Agreement) with NationsBank. Each Barnett Executive has also agreed to certain confidentiality, nondisclosure and other obligations with respect to trade secrets, confidential information and nonpublic knowledge or data relating to NationsBank obtained by such Barnett Executive during his or her employment with

NationsBank. In consideration of the agreement of the Barnett Executives to enter into the foregoing noncompetition and confidentiality covenants, the New Employment Agreements provide that if a Barnett Executive's employment is terminated as a result of death, by NationsBank for any reason other than Cause (as defined in the New Employment Agreement) or by the Barnett Executive for Good Reason (as defined in the New Employment Agreement), the Barnett
Executive will be entitled to (a) a pro rata portion of the bonus payable with respect to the year in which the date of termination occurs; (b) a cash lump sum payment equal to the sum of the Barnett Executive's annual base salary and minimum bonus, multiplied by the number of years (including fractions thereof) remaining in the term of the New Employment Agreement (with respect to the Barnett Executives other than Mr. Rice, not to exceed one year in the event of termination of employment due to death or Disability (as defined in the New Employment Agreements)); and (c) the other benefits described in the preceding paragraph for the remainder of the term of the New Employment Agreement; and in addition to the foregoing, in such event all equity-based awards granted under the New Employment Agreement will become fully vested and exercisable, and restrictions with respect thereto will lapse, as the case may be, and all outstanding options will remain exercisable for the three-year period commencing on the date of termination.

     OUTSTANDING STOCK-BASED AWARDS. All of the executive officers and directors of Barnett hold Barnett Employee Stock Options and/or restricted shares of Barnett Common Stock ("Barnett Restricted Shares"). Pursuant to the Agreement, at the Effective Time each outstanding Barnett Employee Stock Option, whether or not exercisable, will automatically be converted into an option to acquire shares of NationsBank Common Stock adjusted to account for the Exchange Ratio. See " -- Description of the Merger."

     Pursuant to existing provisions of Barnett's 1989 Long-Term Incentive Plan and 1997 Performance-Based Incentive Plan, upon approval of the Merger by Barnett's shareholders at the Barnett Special Meeting ("Shareholder Approval"), all outstanding Barnett Employee Stock Options will become immediately exercisable in full and all restrictions on outstanding Barnett Restricted Shares will lapse. As of the Barnett Record Date, Messrs. Rice, Lastinger, Newman, Nobles and Anderson and Ms. Beaubouef held unexercisable options to purchase 645,000, 322,500, 135,000, 137,000, 132,350 and 109,500 shares of
Barnett Common Stock, respectively, which will become exercisable as a result of Shareholder Approval. In addition, as of the Barnett Record Date, the Other Executive Officers as a group held unexercisable options to purchase an aggregate of 1,036,000 shares of Barnett Common Stock which will become exercisable upon Shareholder Approval. As of the Barnett Record Date, Barnett Executives held Barnett Restricted Shares in the following amounts: Messrs. Rice, Lastinger, Newman, Nobles, Anderson, and Ms. Beaubouef held 15,000, 7,500, 4,000, 4,000, 3,000 and 4,000 Barnett Restricted Shares, respectively (not counting for this purpose Restricted Shares that would otherwise vest on January 1, 1998), all of which will become unrestricted as a result of Shareholder Approval and all of which will be converted in the Merger into shares of NationsBank Common Stock based on the Exchange Ratio. In addition, as of the Barnett Record Date, the Other Executive Officers as a group held an aggregate of 10,000 Barnett Restricted Shares (not counting for this purpose Restricted Shares that would otherwise vest on January 1, 1998) which will become unrestricted upon Shareholder Approval and which will be converted in the Merger into shares of NationsBank Common Stock based on the Exchange Ratio.

     In addition, under the 1997 Performance-Based Incentive Plan, the Barnett Executives are eligible for the award of additional shares of Barnett Restricted Shares, which will also become vested upon Shareholder Approval. The number of such shares to be awarded will be based upon the financial performance of Barnett and the financial performance of Barnett relative to a peer group, as set forth in such plan. The following Barnett Executives will be entitled to the following share awards: Mr. Rice, up to 45,000; Mr. Lastinger, up to

22,500; the remaining Barnett Executives, up to 10,500 each; and the Other Executive Officers as a group, up to 100,200.

     SEVERANCE PAY PLAN. Effective as of January 1, 1996, Barnett adopted an amended and restated Severance Pay Plan, pursuant to which eligible employees are entitled to receive up to two weeks of base pay for each year of service with Barnett or its subsidiaries in the event of an involuntary termination of employment in connection with a change in control (as defined in the Severance Pay Plan). Shareholder Approval will constitute a change in control under the Severance Pay Plan. Each of the Barnett Executives has waived all rights to benefits under the Severance Pay Plan, and the Other Executive Officers would, as a group, be entitled in the aggregate to approximately $1,300,000 under the terms of the Severance Pay Plan if their employment were involuntarily terminated in connection with the Merger.

     INDEMNIFICATION AND INSURANCE. The Agreement provides that NationsBank will, for six years after the Effective Time, indemnify directors, officers and employees of Barnett or any of its subsidiaries against certain liabilities in connection with such persons' status as such or in connection with the Agreement, the Stock Option Agreements or any of the transactions contemplated thereby. Pursuant to the Agreement, NationsBank will also, for six years after the Effective Time and with respect to events occurring prior to the Effective Time, honor all rights to indemnification and limitations of liability existing in favor of the foregoing persons as provided in the Barnett Articles of Incorporation, the Barnett Bylaws or similar governing documents of Barnett's subsidiaries. NationsBank has also agreed, for six years after the Effective Time, to use its best efforts to cause the directors and officers of Barnett to be covered (with respects to acts or omissions taking place prior to the Effective Time) by Barnett's directors' and officers' liability insurance policy, or a substantially similar policy in substitution therefor. See
" -- Conduct of Business Prior to the Merger and Other Covenants."

     OTHER COMPENSATION MATTERS. Under the terms of the Barnett Supplemental Executive Retirement Plan (the "Barnett SERP"), the Barnett Executives and the Other Executive Officers became vested in their benefits thereunder as of the date of the Agreement, subject to Shareholder Approval. Pursuant to the terms of the Barnett SERP, Messrs. Rice and Lastinger, each of whose benefits became vested prior to the date of the Agreement as a result of their having attained the requisite age and years of service under the Barnett SERP, will be paid, as soon as practicable following Shareholder Approval, the lump sum value of an annual benefit determined by multiplying their "final average earnings" (defined in the Barnett SERP as average base salary and bonuses, including amounts deferred, over the two years during the last five years that produce the highest average) by 60%, reduced by certain other employer-provided retirement plan and Social Security benefits. The lump sum value of the Barnett SERP benefits payable to Messrs. Rice and Lastinger will be enhanced by approximately $0.9 million and $2.9 million, respectively, as a result of Shareholder Approval. The lump sum amount to be paid pursuant to the Barnett SERP, as soon as practicable following Shareholder Approval, to each remaining Barnett Executive is estimated to be approximately $5 million and to the Other Executive Officers as a group is estimated to be approximately $40 million. The Barnett Executives and the Other Executive Officers may also be entitled to certain supplemental excise tax gross-up payments under the Existing Employment Agreements with respect to the foregoing benefits.

NATIONSBANK AND BARNETT STOCK OPTION AGREEMENTS

     Concurrently with the execution of the Merger Agreement, NationsBank executed and delivered the NationsBank Stock Option Agreement, pursuant to which NationsBank granted to Barnett the NationsBank Option. At the same time, Barnett executed and delivered the Barnett Stock Option Agreement, pursuant to which Barnett granted to NationsBank the Barnett Option. NationsBank and Barnett approved and entered into the NationsBank Stock Option Agreement and the Barnett Stock Option Agreement, respectively, as an inducement to the other to enter into the Agreement.

     Except as otherwise noted below, the terms and conditions of the NationsBank Stock Option Agreement and the Barnett Stock Option Agreement are identical in all material respects. For purposes of this section, except as otherwise noted, (i) the NationsBank Stock Option Agreement or the Barnett Stock Option Agreement, as the case may be, is sometimes referred to as the "Issuer Option Agreement," (ii) NationsBank, as issuer of the NationsBank Common Stock, and Barnett, as issuer of the Barnett Common Stock, upon the exercise of the NationsBank Stock Option and the Barnett Stock Option, respectively, are sometimes individually referred to as the "Issuer," (iii) NationsBank and Barnett, as the holder of the Barnett Stock Option and the NationsBank Stock Option, respectively, are sometimes individually referred to as the "Optionee,"
(iv) the NationsBank Option or the Barnett Option, as the case may be, is sometimes referred to as the "Issuer Option" and (v) NationsBank Common
Stock and Barnett Common Stock is referred to as "Issuer Common Stock."

     The Stock Option Agreements are intended to increase the likelihood that the Merger will be consummated in accordance with the terms of the Agreement. Consequently, certain aspects of the Stock Option Agreements may have the effect of discouraging persons who might now or at any other time prior to the Effective Time be interested in acquiring all of or a significant interest in NationsBank or Barnett from considering or proposing such an acquisition, even if, in the case of Barnett, such persons were prepared to offer to pay consideration to the Barnett Shareholders which had a higher current market price than the shares of NationsBank Common Stock to be received per share of Barnett Common Stock pursuant to the Agreement. The acquisition of NationsBank or Barnett could cause the NationsBank Option or the Barnett Option, as the case may be, to become exercisable. The existence of the Issuer Options could significantly increase the cost to a potential acquiror of acquiring either Issuer compared to its cost had the Stock Option Agreements and the Agreement not been entered into. Such increased cost might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire such Issuer than it might otherwise have proposed to pay. Moreover, following consultation with their respective independent accountants, Barnett and NationsBank believe that the exercise or repurchase of either of the Issuer Options is likely to prohibit any other acquiror of an Issuer from accounting for an acquisition of such Issuer using the pooling of interests accounting method for a period of two years.

     The NationsBank Stock Option Agreement provides for the purchase by Barnett of 70,654,895 shares (the "NationsBank Option Shares" or the "Issuer Option Shares," as the case may be) of NationsBank Common Stock at an exercise price of $63.3125 per share (the closing price of NationsBank Common Stock on the last trading day preceding the execution of the Agreement), payable in cash. The NationsBank Option Shares, if issued pursuant to the NationsBank Stock Option Agreement, will in no event exceed 10.0% of the NationsBank Common Stock issued and outstanding without giving effect to the issuance of any NationsBank Common Stock subject to the NationsBank Option.

     The Barnett Stock Option Agreement provides for the purchase by NationsBank of 39,379,343 shares (the "Barnett Option Shares" or the "Issuer Option Shares," as the case may be) of Barnett Common Stock at an exercise price of $54.8125 per share (the closing price of Barnett Common Stock on the last trading day preceding the execution of the Agreement), payable in cash. The Barnett Option Shares, if issued pursuant to the Barnett Stock Option Agreement, will in no event exceed 19.9% of the Barnett Common Stock issued and outstanding without giving effect to the issuance of any Barnett Common Stock subject to the Barnett Option.

     The number of shares of Issuer Common Stock subject to the applicable Issuer Option will be increased or decreased, as appropriate, to the extent that additional shares of Issuer Common Stock are either (i) issued or otherwise become outstanding (other than pursuant to the Issuer Option Agreement or as permitted under the Merger Agreement) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after August 29, 1997, such that, after such issuance, the number of Barnett Option Shares will continue to equal 19.9% of the Barnett Common Stock then issued and outstanding in the case of the Barnett Stock Option and the number of NationsBank Option Shares will continue to equal 10.0% of the NationsBank Common Stock then issued and outstanding in the case of the NationsBank Option, in each case, without giving effect to the issuance of any stock subject to the applicable Issuer Option. In the event of any change in, or distributions in respect of, the number of shares of Issuer Common Stock by reason of a stock dividend, split-up, merger, recapitalization, combination, subdivision, conversion, exchange of shares, distribution on or in respect of such Issuer Common Stock that would be prohibited by the Merger Agreement, or similar transaction, the type and number of Issuer Option Shares purchasable upon exercise of the applicable Issuer Option, and the applicable option price will also be adjusted in such a manner as will fully preserve the economic benefits of the Option.

     Each Issuer Option Agreement provides that the Optionee or any other holder or holders of the Issuer Option (as used in this section, collectively, the "Holder") may exercise the Issuer Option, in whole or in part, subject to regulatory approval, if both an Initial Triggering Event (as defined herein) and a Subsequent Triggering Event (as defined herein) has occurred prior to the occurrence of an Exercise Termination Event (as defined herein); PROVIDED that the Holder has sent to the Issuer written notice of such exercise within 90 days following such Subsequent Triggering Event (subject to extension as provided in each Issuer Option Agreement). The terms "Initial Triggering Event" and "Subsequent Triggering Event" generally relate to attempts by one or more third parties to acquire a significant interest in the Issuer. Any exercise of the Issuer Option will be deemed to occur on the date such notice is sent.

     For purposes of each Issuer Option Agreement:

          (i) The term "Initial Triggering Event" means the occurrence of any of the following events or transactions after August 29, 1997: (a) the Issuer or any subsidiary of the Issuer, without the Optionee's prior written consent, enters into an agreement to engage in, or the Issuer's Board of Directors recommends that shareholders of the Issuer approve or accept, an Acquisition Transaction (as defined herein) with any person or group (other than as contemplated by the Agreement); (b) the Issuer or any subsidiary of the Issuer, without the Optionee's prior written consent, authorizes, recommends, proposes or publicly announces its intention to authorize, recommend or propose to engage in an Acquisition Transaction, or the Issuer's Board of Directors publicly withdraws or modifies, or publicly announces its intention to withdraw or modify, in any manner adverse to the Optionee, its recommendation that its shareholders approve the Agreement in anticipation of engaging in an Acquisition Transaction; (c) any person, other than the Optionee, any subsidiary of the Optionee or any Issuer subsidiary acting in a fiduciary capacity in the ordinary course of business acquires beneficial ownership, or the right to acquire beneficial ownership, of 10% or more of the outstanding shares of the Issuer's Common Stock; (d) any person other than the Optionee or any subsidiary of the Optionee made a BONA FIDE proposal to the Issuer or its shareholders by public announcement or written communication that becomes the subject of public disclosure to engage in an Acquisition Transaction; (e) the Issuer breaches any covenant or obligation in the Agreement after any person, other than the Optionee or any subsidiaries of the Optionee, has proposed an Acquisition Transaction, and such breach (1) would entitle the Optionee to terminate the Agreement and (2) is not remedied prior to the date of the Optionee's notice to the Issuer of the exercise of the Option; or (f) any person other than the Optionee or any subsidiary of the Optionee, other than in connection with a transaction to which the Optionee has given its prior written consent, files an application or notice with the Federal Reserve Board, or other federal or state bank regulatory authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction.

          (ii) For purposes of each Issuer Option Agreement, the term "Acquisition Transaction" means (a) a merger or consolidation, or any similar transaction with the Issuer or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the Commission); (b) a purchase, lease or other acquisition or assumption of all or substantially all of the assets or deposits of the Issuer or any of its Significant Subsidiaries; (c) a purchase or other acquisition of securities representing 10% or more of the voting power of the Issuer; or (d) any substantially similar transaction, PROVIDED, HOWEVER, that in no event will any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more of its subsidiaries or involving only any two or more of such subsidiaries, be deemed to be an Acquisition Transaction, PROVIDED that any such transaction is not entered into in violation of the terms of the Agreement.

          (iii) The term "Subsequent Triggering Event" means the occurrence of either of the following events or transactions after August 29, 1997: (a) the acquisition by any person of beneficial ownership of 20% or more of the then outstanding shares of Issuer Common Stock; or (b) the occurrence of the Initial Triggering Event described above in clause (i)(a), except that the percentage referred to in clause (ii)(c) of the definition of "Acquisition Transaction" set forth above will be 20%.

     Each Issuer Option will expire upon the occurrence of an "Exercise Termination Event," which includes: (i) the Effective Time of the Merger; (ii) termination of the Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, except in the case of the termination of the Agreement by the Optionee as a result of an uncured material breach by the Issuer of any of its representations, warranties, covenants or agreements unless the breach by the Issuer is non-volitional; or (iii) the date that is 12 months after the termination of the Agreement if such termination occurs after the occurrence of an Initial Triggering Event or is a termination by the Optionee as a result of an uncured material breach by the Issuer of any of its representations, warranties, covenants or agreements unless the breach by the Issuer is non-volitional (PROVIDED that, if an Initial Triggering Event continues or occurs beyond such termination of the Agreement and prior to the passage of such 12-month period, the Issuer Option will terminate 12 months from the expiration of the last Initial Triggering Event to expire, but in no event more than 18 months after such termination of the Agreement).

     As of the date of this Joint Proxy Statement-Prospectus, to the best knowledge of NationsBank and Barnett, no Initial Triggering Event or Subsequent Triggering Event has occurred.

     Immediately prior to the occurrence of a Repurchase Event (as defined herein), (i) following a request of a Holder, delivered prior to an Exercise Termination Event, the Issuer (or any successor thereto) will repurchase the Issuer Option from the Holder at a price (the "Issuer Option Repurchase Price") equal to the amount by which (a) the market/offer price (as defined herein) exceeds (b) the option price, multiplied by the number of shares for which the Issuer Option may then be exercised and (ii) at the request of the owner of Issuer Option Shares from time to time (the "Owner"), delivered within 90 days of such occurrence (or such later period as provided in Section 10 of each of the Stock Option Agreements), the Issuer will repurchase such number of the

Issuer Option Shares from the Owner as the Owner will designate at a price (the "Issuer Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. Any repurchase by Barnett of any Barnett Stock Options, Substitute Stock Options (as defined herein), or any Barnett Common Stock underlying the Barnett Stock Option may require the approval of the Barnett Shareholders in accordance with the provisions of the Barnett Articles of Incorporation. See "COMPARATIVE RIGHTS OF SHAREHOLDERS OF NATIONSBANK AND BARNETT -- Certain Purchases of the Corporation's Securities."

     The term "market/offer price" means the highest of (i) the price per share of Issuer Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Issuer Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Issuer Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of the Issuer Option or the Owner gives notice of the required repurchase of Issuer Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of the Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of the Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and the Issuer, divided by the number of shares of Issuer Common Stock outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash will be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and the Issuer. However, if the Issuer at any time after delivery of a notice of repurchase as described in this paragraph is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Issuer Option Repurchase Price and the Issuer Option Share Repurchase Price, respectively, in full, the Holder or Owner may revoke its notice of repurchase of the Issuer Option or the Issuer Option Shares, either in whole or to the extent of the prohibition, whereupon, in the latter case, the Issuer will promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Issuer Option Repurchase Price or the Issuer Option Share Repurchase Price that the Issuer is not prohibited from delivering and (ii) deliver, as appropriate, (a) to the Holder, a new Issuer Option Agreement evidencing the right of the Holder to purchase that number of shares of the Issuer Common Stock obtained by multiplying the number of shares of the Issuer Common Stock for which the surrendered Issuer Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Issuer Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Issuer Option Repurchase Price, and (b) to the Owner, a certificate for the Issuer Option Shares it is then so prohibited from repurchasing. A "Repurchase Event" is deemed to have occurred (i) upon the consummation of an Acquisition Transaction or (ii) upon the acquisition by any person of the beneficial ownership of 50% or more of the then outstanding Issuer Common Stock, provided that a Subsequent Triggering Event has occurred prior to an Exercise Termination Event.

     In the event that, prior to an Exercise Termination Event, the Issuer enters into any agreement (i) to consolidate with or merge into any person, other than the Optionee or one of its subsidiaries, such that Issuer is not the continuing or surviving corporation of such consolidation or merger; (ii) to permit any person, other than the Optionee or one of its subsidiaries, to merge into the Issuer and the Issuer is the continuing or surviving corporation, but, in connection with such consolidation or merger, the outstanding shares of the Issuer Common Stock are changed into or exchanged for stock or other securities of any other person or cash or any other property, or the then outstanding shares of Issuer Common Stock after such merger will represent less than 50% of the outstanding voting shares and voting share equivalents of the merged corporation; or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than the Optionee or any of its subsidiaries, then, and in each such case, the agreement governing such transaction must provide that, upon consummation of such transaction and upon terms and conditions set forth in the Issuer Option Agreement, the Option will be converted into, or exchanged for, an option having substantially the same terms as the Option (the "Substitute Option") to purchase securities, at the election of the Holder, of either the acquiring person or any person that controls the acquiring person. At the request of the Holder of the Substitute Option, the issuer of the Substitute Option will repurchase it at a price, and subject to such other terms and conditions, as set forth in the Issuer Option Agreement.

     The Optionee may in no event obtain Total Profit or Notional Total Profit (as defined herein) in excess of $400 million. "Total Profit" means the aggregate amount (before taxes) of the following: (i) the amount received by the Optionee pursuant to Issuer's repurchase of the Issuer Option (or any portion thereof), (ii) (a) the amount received by Optionee pursuant to Issuer's repurchase of Issuer
Option Shares, less (b) Optionee's purchase price for such Option Shares, (iii)
(a) the net cash amounts received by Optionee pursuant to the sale of Option Shares (or any other securities into which such Option Shares shall be converted or exchanged) to any unaffiliated party, less (b) Optionee's purchase price of such Option Shares, (iv) any amounts received by Optionee on the transfer of the Option (or any portion thereof) to any unaffiliated party, and (v) any equivalent amount with respect to the Substitute Option. "Notional Total
Profit" with respect to any number of shares as to which Optionee may propose to exercise the Option shall be the Total Profit determined as of the date of such proposed exercise assuming that the Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Optionee and its affiliates as of such date, were sold for cash at the closing market price for the Issuer Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

     Within 90 days after the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Date (subject to extension as provided in the Issuer Option Agreement), the Optionee may request the Issuer to prepare, file and keep current with respect to the Option Shares, a registration statement with the Commission. The Issuer is required to use its reasonable best efforts to cause such registration statement to become effective and then to remain effective for 180 days or such shorter time as may be reasonably necessary to effect such sales or other disposition of Option Shares. The Optionee has the right to demand two such registrations.

     Neither the Issuer nor the Optionee may assign any of its rights and obligations under the Issuer Option Agreements or the Issuer Option to any other person without the express written consent of the other party, except that, if a Subsequent Triggering Event occurs prior to an Exercise Termination Event, the Optionee, subject to the terms of the Issuer Option Agreement, may assign, in whole or in part, its rights and obligations thereunder, within 90 days (subject to extension as provided in the Issuer Option Agreement) of such Subsequent Triggering Event; provided that, until the date 15 days after the date on which the Federal Reserve Board approves an application by the Optionee to acquire the Issuer Option Shares, the Optionee may not assign its rights under the Issuer Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of the Issuer, (iii) an assignment to a single party for the purpose of conducting a widely dispersed public distribution on the Optionee's behalf, or (iv) any other manner approved by the Federal Reserve Board.

     Certain rights and obligations of the Optionee and the Issuer under the Stock Option Agreements are subject to receipt of required regulatory approvals. The approval of the Federal Reserve Board is required for the acquisition by the Optionee of more than 5% of the outstanding shares of Issuer Common Stock. Accordingly, the Optionee has included or will include in its applications with the Federal Reserve Board a request for approval of the right of the Optionee to exercise its rights under the Issuer Option Agreement, including its right to purchase more than 5% of the outstanding shares of Issuer Common Stock. See
" -- Regulatory Matters."

AMENDMENT TO BARNETT RIGHTS AGREEMENT

     Each share of Barnett Common Stock has attached to it a Barnett Right issued pursuant to the Barnett Rights Agreement. In connection with the execution of the Agreement, Barnett amended the Barnett Rights
Agreement to provide, among other things, that (i) the execution and delivery of the Agreement and consummation of the Merger and execution and delivery of the Barnett Stock Option Agreement and any acquisition of shares of Barnett Common Stock by NationsBank (and certain related persons) upon exercise thereof, or as contemplated by the Agreement, will not cause the Barnett Rights to become exercisable, or cause the Barnett Rights to be separated from the shares of Barnett Common Stock to which they are attached, and (ii) the Barnett Rights may not become exercisable at any time from and after, and the Barnett Rights Agreement will terminate at, the Effective Time. See "COMPARATIVE RIGHTS OF SHAREHOLDERS OF NATIONSBANK AND BARNETT -- Shareholder Rights Plan."

ACCOUNTING TREATMENT

     It is intended that the Merger will be accounted for as a "pooling-of-interests" under GAAP and the receipt of an opinion of NationsBank's independent accountants that the Merger will qualify for such accounting treatment is a condition to the parties' obligations to consummate the Merger. To conform to the provisions of Staff

Accounting Bulletin 96, "Treasury Stock Acquisitions Following Consummation of a Business Combination Accounted for as a Pooling of Interests," each of NationsBank and Barnett have terminated their respective share repurchase programs. The unaudited pro forma financialinformation included in this Joint Proxy Statement-Prospectus reflects the Merger using the "pooling-of-interests" method of accounting. See "COMPARATIVE UNAUDITED PER SHARE DATA," "SELECTED FINANCIAL DATA" and "UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION."

REGULATORY MATTERS

     FEDERAL RESERVE BOARD. The Merger is subject to prior approval by the Federal Reserve Board under the BHCA. The BHCA requires the Federal Reserve Board, when approving a transaction such as the Merger, to take into consideration the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal shareholders) and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. In considering financial resources and future prospects, the Federal Reserve Board will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction.

     The BHCA prohibits the Federal Reserve Board from approving a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of a merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended, the Federal Reserve Board must take into account the record of performance of the existing institutions in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions.

     Applicable United States federal law provides for the publication of notice and public comment on applications filed with the Federal Reserve Board and authorizes such agency to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approvals required for consummation of the Merger.

     The Merger generally may not be consummated until 30 days (which may be shortened to 15 days with the consent of the United States Department of Justice) following the date of applicable United States federal regulatory approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action by the United States Department of Justice would stay the effectiveness of the regulatory agency's approval unless a court specifically ordered otherwise. NationsBank and Barnett expect that a certain moderate level of divestitures may be required in connection with antitrust review by the United States Department of Justice and Florida statutory limitations on the percentage of Florida federally insured deposits that may be held by the subsidiaries of one bank holding company. Other than the foregoing, NationsBank and Barnett believe that the Merger does not raise substantial antitrust or other significant regulatory concerns and that any divestitures that may be required in order to consummate the Merger will not be material to the financial condition or results of operations of NationsBank after the Effective Time.

     STATE AUTHORITIES. The Merger may be subject to the approval of or notice to the State Authorities.

     STATUS OF REGULATORY APPROVALS AND OTHER INFORMATION. NationsBank and Barnett have filed (or will promptly file) all applications and notices and have taken (or will promptly take) other appropriate action with respect to any requisite approvals or other action of any governmental authority. The Agreement provides that the obligation of each of NationsBank and Barnett to consummate the Merger is conditioned upon the receipt of all requisite regulatory approvals, including the approvals of the Federal Reserve Board and the State Authorities. There can be no assurance that any governmental agency will approve or take any other required action with respect to the Merger, and, if approvals are received or action is taken, there can be no assurance as to the date of such approvals or action, that such approvals or action will not be conditioned upon matters that would cause the parties to mutually consent to abandon the Merger or that no action will be brought challenging such approvals or action, including a challenge by the United States Department of Justice or, if such a challenge is made, the result thereof. To date, applications or notifications have been filed with the Federal

Reserve Board, the Texas Department of Banking, the Florida Department of Banking and Finance, the Georgia Commissioner of Banking and the North Carolina Insurance Commissioner. All of the foregoing applications are pending at this time.

     NationsBank and Barnett are not aware of any governmental approvals or actions that may be required for consummation of the Merger other than as described above. Should any other approval or action be required, NationsBank and Barnett currently contemplate that such approval or action would be sought.

     THE MERGER CANNOT PROCEED IN THE ABSENCE OF THE REQUISITE REGULATORY APPROVALS. THERE CAN BE NO ASSURANCES THAT SUCH REGULATORY APPROVALS WILL BE OBTAINED OR AS TO THE DATES OF ANY SUCH APPROVALS. SEE " -- CONDITIONS TO THE MERGER." THERE CAN LIKEWISE BE NO ASSURANCE THAT THE UNITED STATES DEPARTMENT OF JUSTICE WILL NOT CHALLENGE THE MERGER, OR, IF SUCH A CHALLENGE IS MADE, AS TO THE RESULT THEREOF.

     See " -- The Effective Time," " -- Conditions to the Merger" and " -- Termination of the Agreement."

RESTRICTIONS ON RESALES BY AFFILIATES

     The shares of NationsBank Common Stock issuable to Barnett Shareholders upon consummation of the Merger have been registered under the Securities Act. Such securities may be traded freely without restriction by those shareholders who are not deemed to be "affiliates" of NationsBank or Barnett, as that term is defined in the rules promulgated under the Securities Act.

     Shares of NationsBank Common Stock received by those Barnett Shareholders who are deemed to be "affiliates" of Barnett at the time of the Barnett Special Meeting may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted thereunder. Commission guidelines regarding qualifying for the "pooling-of-interests" method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. Commission guidelines also indicate that the "pooling-of-interests" method of accounting generally will not be challenged on the basis of sales by affiliates of the acquiring or acquired company if such affiliates do not dispose of any of the shares of the corporation they own, or shares of a corporation they receive in connection with a merger, during the period beginning 30 days before the merger is consummated and ending when financial results covering at least 30 days of post-merger operations of the combined companies have been published.

     Each of NationsBank and Barnett has agreed in the Agreement to use its reasonable best efforts to cause each person who is an affiliate (for purposes of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling-of-interests" accounting treatment) of such party to deliver to the other party a written agreement intended to ensure compliance with the Securities Act (in the case of Barnett affiliates) and to preserve the ability of the Merger to be accounted for as a "pooling-of-interests."

     NationsBank has agreed in the Agreement to use its best efforts to publish, not later than 45 days after the end of the month in which the Effective Time occurs, financial results covering at least 30 days of post-Merger combined operations, as contemplated by and in accordance with the terms of Accounting Series Release No. 135 issued by the Commission.
DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     NationsBank has a dividend reinvestment and stock purchase plan that provides, for those shareholders who elect to participate, that dividends on NationsBank Common Stock will be used to purchase either original issue shares or shares in the open market at market value of NationsBank Common Stock on a quarterly basis. The plan also permits participants to invest in additional shares of NationsBank Common Stock through optional cash payments, within certain dollar limitations, at the then-current market price of such stock at the time of purchase on any of 12 monthly investment dates each year. It is anticipated that NationsBank will continue its dividend reinvestment and stock purchase plan and that shareholders of Barnett who receive shares of NationsBank Common Stock in the Merger will have the right to participate therein.

     Barnett has a direct purchase dividend reinvestment plan that provides investors the opportunity to participate without first becoming shareholders by completing and returning the appropriate form together with a specified minimum initial payment which is used to purchase shares of Barnett Common Stock on the next investment date after receipt of the funds. Barnett Shareholders may also participate by completing and returning the appropriate form. The plan allows participants to invest in additional shares through optional cash payments within certain dollar limitations at the then current market price of such stock at the time of purchase ony any of twenty-four bi-monthly investment dates each year. In addition, participants may reinvest dividends on all, a portion of, or none of their shares participating in the plan. Barnett Common Stock issued to the plan may be either original issue shares or shares purchased in the open market. It is anticipated that Barnett will terminate the plan prior to the Effective Date of the Merger.

                   MANAGEMENT AND OPERATIONS AFTER THE MERGER

     In the Agreement, NationsBank agreed to cause five persons mutually agreed upon by NationsBank and Barnett, which will include Mr. Rice and four non-employee directors of Barnett, to be elected or appointed as directors of NationsBank at the Effective Time. Pursuant to the Agreement, Mr. Rice will be elected Chairman of the NationsBank Board following the retirement of current Chairman Andrew B. Craig, III at the NationsBank Annual Meeting of Shareholders in 1998. NationsBank also agreed to cause Mr. Rice to be elected or appointed as a member of the Executive Committee of the Board of Directors of NationsBank at the Effective Time. See "THE MERGER -- Interests of Certain Persons in the Merger."

     While no assurance can be given, NationsBank and Barnett, based on information available at this time, expect to achieve substantial expense savings as a result of the Merger. The combined company expects to achieve these cost savings in the areas of Delivery Systems Optimization, Corporate Overhead, Business Line Consolidation, Infrastructure Leverage and Vendor Leverage. Delivery Systems Optimization is maximizing the efficiency of the branch network by closing overlapping facilities and increasing usage of alternative delivery channels such as ATMs and in-store facilities. It also includes leveraging the combined call centers. Corporate Overhead cost savings are expected to result from combining staff areas such as finance, accounting, personnel and legal, and consolidating marketing and risk management staff areas. The pay scale for these positions is typically higher than average. Business Line Consolidations generate savings from combining businesses where economies of scale can be gained. These areas include treasury and trade, mortgage, credit card, asset management and consumer, small business and corporate lending. Infrastructure Leverage is obtained in the transaction processing and technology units. Savings are generated by running the combined volumes through the existing infrastructure while downsizing the overlapped facilities. Examples include check processing, wire transfer, ACH, transportation networks, data processing, systems support and telecommunications. Vendor Leverage savings are generated by working with suppliers to obtain a lower per unit cost resulting from increased volume of the combined entities. Specific areas are checks, ATMs, record storage and real estate management services. The extent to which such expense savings will be achieved is dependent upon various factors, a number of which are beyond the control of NationsBank and Barnett, including regulatory requirements attendant to the consummation of the Merger, the general regulatory environment, economic conditions, unanticipated changes in business conditions and inflation, and no assurances can be given with respect to the ultimate level and composition of expense savings to be realized or that such savings will be realized in the time frame currently anticipated. These amounts have not been included in any of the unaudited pro forma financial information included in this Joint Proxy Statement-Prospectus.

     For additional information regarding management and operations of the combined company, see "INFORMATION ABOUT NATIONSBANK" and "INFORMATION ABOUT BARNETT."

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

MARKET PRICES

     NationsBank Common Stock is listed on the NYSE and the PSE under the trading symbol "NB." NationsBank Common Stock is also listed on the LSE and certain shares are listed on the Tokyo Stock Exchange. As of October 31, 1997, NationsBank Common Stock was held of record by approximately 128,870 persons. The following table sets forth the high and low closing sale prices of the NationsBank Common Stock as reported on the NYSE Composite Transactions List for the periods indicated.

     Barnett Common Stock is listed on the NYSE under the symbol "BBI." The following table sets forth the high and low sale prices for Barnett Common Stock as reported by the NYSE Composite Transactions List for the periods indicated. As of October 31, 1997 Barnett Common Stock was held of record by approximately 45,931 persons.

                                                                                                                         BARNETT
                                                                                              NATIONSBANK                 SALES
                                                                                            SALES PRICES(1)             PRICES(2)
                                                                                     ------------------------------    ------------
                                                                                         HIGH              LOW             HIGH
                                                                                     -------------    -------------    ------------
YEAR ENDED DECEMBER 31, 1995:
  First Quarter...................................................................   $ 25 7/8          $ 22   5/16      $ 22 7/8
  Second Quarter..................................................................     28 7/8            24  13/16        26 1/8
  Third Quarter...................................................................     34 7/16           26   7/8         29 7/16
  Fourth Quarter..................................................................     37 3/8            32               30 3/4
YEAR ENDED DECEMBER 31, 1996:
  First Quarter...................................................................     40 11/16          32   3/16        31 7/8
  Second Quarter..................................................................     42 5/16           37   3/8         32 1/16
  Third Quarter...................................................................     47 1/16           38   3/16        34 1/16
  Fourth Quarter..................................................................     52 5/8            43   1/8         44
YEAR ENDED DECEMBER 31, 1997:
  First Quarter...................................................................     65                48               50 7/8
  Second Quarter..................................................................     70                54               55 3/8
  Third Quarter...................................................................     71 11/16          56   5/8         73 9/16
  Fourth Quarter (through November 17, 1997)......................................     66 3/8            55               76 15/16


                                                                                        LOW
                                                                                    ------------
YEAR ENDED DECEMBER 31, 1995:
  First Quarter...................................................................  $ 19 3/8
  Second Quarter..................................................................    22 3/4
  Third Quarter...................................................................    25 5/8
  Fourth Quarter..................................................................    27 1/4
YEAR ENDED DECEMBER 31, 1996:
  First Quarter...................................................................    27 3/4
  Second Quarter..................................................................    29 1/2
  Third Quarter...................................................................    29 1/4
  Fourth Quarter..................................................................    34 1/2
YEAR ENDED DECEMBER 31, 1997:
  First Quarter...................................................................    40
  Second Quarter..................................................................    44 3/4
  Third Quarter...................................................................    51 5/8
  Fourth Quarter (through November 17, 1997)......................................    62 1/2

---------------
(1) Adjusted to reflect 2-for-1 stock split completed in February 1997.
(2) Adjusted to reflect 2-for-1 stock split completed in September 1996.

DIVIDENDS

     The following table sets forth dividends declared per share of NationsBank Common Stock and Barnett Common Stock, respectively, for the periods indicated. The ability of either NationsBank or Barnett to pay dividends to its respective shareholders is subject to certain restrictions. See "SUPERVISION AND REGULATION OF NATIONSBANK AND BARNETT."

                                                                                                 NATIONSBANK    BARNETT
                                                                                                 DIVIDENDS(1)   DIVIDENDS(2)
                                                                                                 --             ---
YEAR ENDED DECEMBER 31, 1995:
  First Quarter...............................................................................   $.25           $.21
  Second Quarter..............................................................................   .25             .23
  Third Quarter...............................................................................   .25             .23
  Fourth Quarter..............................................................................   .29             .24
YEAR ENDED DECEMBER 31, 1996:
  First Quarter...............................................................................   .29             .24
  Second Quarter..............................................................................   .29             .27
  Third Quarter...............................................................................   .29             .27
  Fourth Quarter..............................................................................   .33             .27
YEAR ENDED DECEMBER 31, 1997:
  First Quarter...............................................................................   .33             .27
  Second Quarter..............................................................................   .33             .31
  Third Quarter...............................................................................   .33             .31

---------------
(1) Adjusted to reflect 2-for-1 stock split completed in February 1997.
(2) Adjusted to reflect 2-for-1 stock split completed in September 1996.

                         INFORMATION ABOUT NATIONSBANK

GENERAL

     NationsBank is a multi-bank holding company established as a North Carolina corporation in 1968 and is registered under the BHCA, with its principal assets being the stock of its subsidiaries. Through its banking subsidiaries (the "Banks") and its various non-banking subsidiaries, NationsBank provides banking and banking-related services, primarily throughout the Mid-Atlantic, Midwest, Southeast and Southwest. The principal executive offices of NationsBank are located at NationsBank Corporate Center in Charlotte, North Carolina 28255. Its telephone number is (704) 386-5000. NationsBank and its subsidiaries are subject to regulation by various federal and state regulatory authorities. See "SUPERVISION AND REGULATION OF NATIONSBANK AND BARNETT."

OPERATIONS

     NationsBank provides a diversified range of banking and certain non-banking financial services and products through its various subsidiaries. NationsBank manages its activities through three major business units: the General Bank, Global Finance and Financial Services.

     The General Bank provides comprehensive services in the commercial and retail banking fields, including the origination and servicing of home mortgage loans, the issuance and servicing of credit cards (through a Delaware subsidiary), indirect lending, dealer finance and certain insurance services. The General Bank also provides full service and discount brokerage services and investment advisory services, including advising the Nations Fund family of mutual funds, as well as private banking, fiduciary and investment management services through subsidiaries of NationsBank. As of September 30, 1997, the General Bank operated 2,583 banking offices in the states of Arkansas, Florida, Georgia, Illinois, Iowa, Kansas, Kentucky, Maryland, Missouri, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee, Texas and Virginia and the District of Columbia. The General Bank also provides fully automated, 24-hour cash dispensing and depositing services throughout the states in which it is located, through 6,052 automated teller machines.

     Global Finance provides comprehensive corporate and investment banking, as well as trading and distribution services, to domestic and international customers. Global Finance serves as a principal lender and investor, as well as an advisor, arranger and underwriter, and manages treasury and trade transactions for clients and customers. Loan origination and syndication, asset-backed lending, leasing, factoring, project finance and mergers and acquisitions are representative of the services provided. These services are provided through various domestic offices as well as offices located in London, Singapore, Bogota, Mexico City, Grand Cayman, Nassau, Seoul, Tokyo, Osaka, Mumbai (formerly Bombay), Jakarta, Taipei, Sao Paulo, Frankfurt and Hong Kong. Global Finance also underwrites, distributes and makes markets in high-grade and high yield securities, is a primary dealer of U.S. Government securities and is a market maker in derivatives products, including swap agreements, option contracts, forward settlement contracts, financial futures and other derivative products in certain interest rate, foreign exchange, commodity and equity markets. In support of these activities, Global Finance takes positions to support client demands and its own account. Major centers for such activities are Charlotte, Chicago, London, New York, Singapore and Tokyo.

     Financial Services is primarily comprised of NationsCredit Corporation, a holding company, which includes NationsCredit Consumer Corporation and NationsCredit Commercial Corporation. NationsCredit Consumer Corporation, which has approximately 265 offices located in 41 states, provides personal, mortgage and automobile loans to consumers and retail finance programs to dealers. NationsCredit Commercial Corporation consists of seven divisions that specialize in one or more of the following areas: equipment loans and leasing; loans for debt restructuring, mergers and acquisitions and working capital; real estate, golf/recreational and health care financing; and inventory financing to manufacturers, distributors and dealers.

     On June 28, 1997, NationsBank entered into an agreement pursuant to which NationsBank agreed to acquire Montgomery Securities, an investment banking and institutional brokerage firm focusing on growth companies, with offices in San Francisco, New York and Boston. The acquisition closed on October 1, 1997. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     As part of its operations, NationsBank regularly evaluates the potential acquisition of, and holds discussions with, various financial institutions and other businesses of a type eligible for bank holding company investment. In addition, NationsBank regularly analyzes the values of, and submits bids for, the acquisition of customer-based funds and other liabilities and assets of such financial institutions and other businesses. As a general rule, NationsBank publicly announces such material acquisitions when a definitive agreement has been reached.

MANAGEMENT AND ADDITIONAL INFORMATION

     Certain information relating to the executive compensation, various benefit plans (including stock option plans), voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to NationsBank is incorporated by reference or set forth in the NationsBank Annual Report on Form 10-K for the year ended December 31, 1996, incorporated herein by reference. Shareholders of NationsBank and Barnett desiring copies of such documents may contact NationsBank at its address or telephone number indicated under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

NB HOLDINGS

     NB Holdings, a Delaware corporation, is a wholly-owned subsidiary of NationsBank and is not engaged in any significant business activity other than holding stock of other subsidiaries of NationsBank.

                           INFORMATION ABOUT BARNETT

GENERAL

     Barnett is a multi-bank holding company established as a Florida corporation in 1930 and is registered under the BHCA, with its principal asset being the stock of its subsidiaries. Barnett offers a comprehensive line of banking and related financial services to retail and business customers in its primary markets of Florida and southern Georgia. The principal executive office of Barnett is located at 50 North Laura Street, Jacksonville, Florida 32202. Its telephone number is (904) 791-7720. Barnett and its subsidiaries are subject to regulation by various federal and state regulatory authorities. See "SUPERVISION AND REGULATION OF NATIONSBANK AND BARNETT."

OPERATIONS

     Barnett, through its bank and non-bank subsidiaries, engages in retail financial services, commercial banking, trust and investment management services, indirect auto lending and leasing, mortgage lending and consumer finance. Barnett is organized and managed through three major business groups:
Asset Management, Consumer Credit and Business Banking.

     Barnett's Asset Management group serves the money management and related needs of customers, including deposit accounts and services, mutual funds, annuities, trust services, insurance, brokerage and private banking products. These products and services are delivered primarily through Barnett's retail delivery network, consisting of 640 banking offices and 1,046 automated teller machines ("ATMs") throughout Florida and southern Georgia. Barnett Bank, N.A. is the principal bank subsidiary of Barnett.

     The Consumer Credit group offers products and services from mortgage to automobile loans and leases, home equity loans, credit cards and education financing. Barnett provides these services through its banking offices as well as nationally through its wholly-owned subsidiaries: EquiCredit Corporation, Barnett Mortgage Company, Dealer Financial Services, Inc., Loan America Financial Corporation and Oxford Resources Corp.

     The Business Banking group meets the needs of companies of all sizes by providing financial services ranging from small business loans to international banking to capital market products. The group also offers non-financial products such as employee leasing, payroll and discounted telephone services.

RECENT DEVELOPMENTS

     On September 19, 1997, Barnett consummated the sale of its Georgia-chartered banking subsidiary, Barnett Bank of Southwest Georgia, to SouthTrust of Alabama, Inc., a second tier holding company subsidiary of SouthTrust Corporation ("SouthTrust"), for a cash purchase price of $47.7 million. On October 1, 1997, Barnett consummated its acquisition of First of America Bank-Florida, FSB ("FOA Florida") from First of America Bank Corporation at a cash purchase price of $160 million. FOA Florida is headquartered in Tampa, Florida and operates 58 branch offices and 47 ATM terminals located throughout the State of Florida. On October 25, 1997, Barnett, in anticipation of divestiture requirements of antitrust authorities in connection with the Merger, entered into a stock purchase agreement with SouthTrust pursuant to which Barnett will sell FOA Florida to SouthTrust for a cash purchase price of $160 million. The transaction is subject to regulatory approval and is expected to close in the first quarter of 1998.

MANAGEMENT AND ADDITIONAL INFORMATION

     Certain information relating to the executive compensation, various benefit plans (including stock option plans), voting securities and the principal holders thereof, certain relationships and related transactions and certain biographical information regarding Mr. Rice and other related matters as to Barnett is incorporated by reference or set forth in Barnett Annual Report on Form 10-K for the year ended December 31, 1996, incorporated herein by reference. Shareholders of Barnett and NationsBank desiring copies of such documents may contact Barnett at its address or phone number indicated under "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

             SUPERVISION AND REGULATION OF NATIONSBANK AND BARNETT

     GENERAL. As registered bank holding companies, NationsBank and Barnett are subject to the supervision of, and to regular inspection by, the Federal Reserve Board. The bank subsidiaries of both NationsBank and Barnett are organized as national banking associations, which are subject to regulation, supervision and examination by the Officer of the Comptroller of the Currency (the "Comptroller"), and as state chartered banks, which are subject to regulation, supervision and examination by the relevant state regulators. These banks are also subject to regulation by either the Federal Reserve Board or the FDIC, and other federal regulatory agencies. NationsBank owns a federal savings bank or banks subject to supervision, regulation and examination by the OTS. In addition to banking laws, regulations and regulatory agencies, NationsBank and Barnett and their subsidiaries and affiliates are subject to various other laws and regulations and supervision and examination by other regulatory agencies, all of which directly or indirectly affect the operations and management of NationsBank and Barnett and their ability to make distributions. The following discussion summarizes certain aspects of those laws and regulations that affect NationsBank and Barnett.

     The activities of NationsBank and Barnett and those of companies which each controls or in which either holds more than 5% of the voting stock are limited to banking, managing or controlling banks, furnishing services to or performing services for their subsidiaries or any other activity which the Federal Reserve Board determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determinations, the Federal Reserve Board is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public such as greater convenience, increased competition or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. Generally, bank holding companies, such as NationsBank and Barnett, are required to obtain prior approval of the Federal Reserve Board to engage in any new activity or to acquire more than 5% of any class of voting stock of any company.

     Bank holding companies are also required to obtain the prior approval of the Federal Reserve Board before acquiring more than 5% of any class of voting stock of any bank which is not already majority-owned by the bank holding company. Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking and Branching Act"), bank holding companies became able to acquire banks in states other than its home state beginning September 29, 1995, without regard to the permissibility of such acquisitions under state law, but subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company, prior to or following the proposed acquisition, controls no more than 10% of the total amount of deposits of insured depository institutions in the United States and less than 30% of such deposits in that state (or such lesser or greater amount set by state law).

     The Interstate Banking and Branching Act also authorizes banks to merge across state lines, thereby creating interstate branches. This provision, which was effective June 1, 1997, allowed each state, prior to the effective date, the opportunity to "opt out" of this provision, thereby prohibiting interstate branching within that state. Of those states in which NationsBank's banking subsidiaries are located, only Texas has adopted legislation to "opt out" of the interstate branching provisions (which Texas law currently expires on September 2, 1999). Furthermore, pursuant to the Interstate Banking and Branching Act, a bank is now able to open new branches in a state in which it does not already have banking operations if such state enacts a law permitting such de novo branching. To the extent permitted under these laws, NationsBank plans to consolidate its banking subsidiaries (with the exception of NationsBank of Delaware, N.A.) into a single bank as soon as practicable. NationsBank currently operates one interstate bank (i.e., a bank with banking centers in more than one state) which is NationsBank, N.A., headquartered in Charlotte, North Carolina, with offices in Arkansas, Florida, Georgia, Illinois, Iowa, Kansas, Maryland, Missouri, New Mexico, North Carolina, Oklahoma, South Carolina, Virginia and the District of Columbia. Separate banks continue to operate in Delaware, Kentucky, Tennessee and Texas. In addition, NationsBank has a federal savings bank in Arkansas. As previously described, NationsBank regularly evaluates merger and acquisition opportunities, and it anticipates that it will continue to evaluate such opportunities in light of the new legislation.

     Barnett merged its Georgia banking subsidiary into its primary Florida bank in September, 1997. As a result, Barnett Bank, N.A., headquartered in Jacksonville, Florida, operates offices in Florida and Georgia.

     Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agencies. The likelihood and timing of any such proposals or bills being enacted and the impact they might have on NationsBank, Barnett and their subsidiaries cannot be determined at this time.

     CAPITAL AND OPERATIONAL REQUIREMENTS. The Federal Reserve Board, the Comptroller and the FDIC have issued substantially similar risk-based and leverage capital guidelines applicable to United States banking organizations. In addition, those regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels, whether because of its financial condition or actual or anticipated growth. The Federal Reserve Board risk-based guidelines define a two-tier capital framework. Tier 1 capital consists of common and qualifying preferred shareholders' equity, less certain intangibles and other adjustments. Tier 2 capital consists of subordinated and other qualifying debt, and the allowance for credit losses up to 1.25% of risk-weighted assets. The sum of Tier 1 and Tier 2 capital less investments in unconsolidated subsidiaries represents qualifying total capital, at least 50% of which must consist of Tier 1 capital. Risk-based capital ratios are calculated by dividing Tier 1 and total capital by risk-weighted assets. Assets and off-balance sheet exposures are assigned to one of four categories of risk weights, based primarily on relative credit risk. The minimum Tier 1 capital ratio is 4% and the minimum total capital ratio is 8%. NationsBank's Tier 1 and total risk-based capital ratios under these guidelines at September 30, 1997 were 7.00% and 11.56%, respectively and Barnett's were 9.77% and 12.68%, respectively.

     The leverage ratio is determined by dividing Tier 1 capital by adjusted average total assets. Although the stated minimum ratio is 3%, most banking organizations are required to maintain ratios of at least 100 to 200 basis points above 3%. NationsBank's and Barnett's leverage ratios at September 30, 1997 were 6.16% and 7.82%, respectively.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires the respective Federal regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements within such categories. FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a banking institution to capital raising requirements. An "undercapitalized" bank must develop a capital restoration plan and its parent holding company must guarantee that bank's compliance with the plan. The liability of the parent holding company under any such guarantee is limited to the lesser of 5% of the bank's assets at the time it became "undercapitalized" or the amount needed to comply with the plan. Furthermore, in the event of the bankruptcy of the parent holding company, such guarantee would take priority over the parent's general unsecured creditors. In addition, FDICIA requires the various regulatory agencies to prescribe certain non-capital standards for safety and soundness related generally to operations and management, asset quality and executive compensation and permits regulatory action against a financial institution that does not meet such standards.

     The various regulatory agencies have adopted substantially similar regulations that define the five capital categories identified by FDICIA, using the total risk-based capital, Tier 1 risk-based capital and leverage capital ratios as the relevant capital measures. Such regulations establish various degrees of corrective action to be taken when an institution is considered undercapitalized. Under the regulations, a "well capitalized" institution must have a Tier 1 capital ratio of at least 6%, a total capital ratio of at least 10% and a leverage ratio of a least 5% and not be subject to a capital directive order. An "adequately capitalized" institution must have a Tier 1 capital ratio of at least 4%, a total capital ratio of at least 8% and a leverage ratio of at least 4%, or 3% in some cases. Under these guidelines, each of the banking subsidiaries of NationsBank and Barnett is considered well capitalized.

     Banking agencies have also adopted final regulations which mandate that regulators take into consideration concentrations of credit risk and risks from non-traditional activities, as well as an institution's ability to manage those risks, when determining the adequacy of an institution's capital. That evaluation will be made as a part of the institution's regular safety and soundness examination. Banking agencies also have adopted final regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance sheet position) in the determination of a bank's capital adequacy. Concurrently, banking agencies have proposed a methodology for evaluating interest rate risk. After gaining experience with the proposed measurement process, those banking agencies intend to propose further regulations to establish an explicit risk-based capital charge for interest rate risk.

     DISTRIBUTIONS. NationsBank and Barnett both derive funds for cash distributions to their respective shareholders from a variety of sources, including cash and temporary investments. The primary source of such funds, however, is dividends received from their banking subsidiaries. Each of their banking subsidiaries is subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain capital above regulatory minimums. The appropriate federal regulatory authority is authorized to determine under certain circumstances relating to the financial condition of the bank or bank holding company that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

     In addition to the foregoing, the ability of NationsBank, Barnett and their respective banking subsidiaries to pay dividends may be affected by the various minimum capital requirements and the capital and non-capital standards established under FDICIA, as described above. The right of NationsBank, Barnett, their respective shareholders and their respective creditors to participate in any distribution of the assets or earnings of their respective subsidiaries is further subject to the prior claims of creditors of the respective subsidiaries.

     "SOURCE OF STRENGTH" POLICY. According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary. This support may be required at times when a bank holding company may not be able to provide such support. Similarly, under the cross-guarantee provisions of the Federal Deposit Insurance Act, in the event of a loss suffered or anticipated by the FDIC -- either as a result of default of a banking or thrift subsidiary of a bank holding company such as NationsBank or Barnett or related to FDIC assistance provided to a subsidiary in danger of default -- the other banking subsidiaries of such bank holding company may be assessed for the FDIC's loss, subject to certain exceptions.

                           NATIONSBANK CAPITAL STOCK

NATIONSBANK COMMON STOCK

     GENERAL. NationsBank is authorized to issue 1,250,000,000 shares of NationsBank Common Stock, of which 711,154,172 shares were outstanding as of October 31, 1997. NationsBank Common Stock is traded on the NYSE and the PSE under the trading symbol "NB." NationsBank Common Stock is also listed on the LSE and certain shares are listed and traded on the Tokyo Stock Exchange. As of October 31, 1997, 370,728,276 million shares of NationsBank Common Stock were reserved for issuance under various employee benefit plans of NationsBank and upon conversion of the NationsBank ESOP Preferred Stock, pursuant to the NationsBank Dividend Reinvestment and Stock Purchase Plan and in connection with the Merger. After taking into account the shares reserved as described above, the number of authorized shares of NationsBank Common Stock available for other corporate purposes as of October 31, 1997 was approximately 168 million.

     VOTING AND OTHER RIGHTS. The holders of NationsBank Common Stock are entitled to one vote per share, and, in general, a majority of votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are elected by a plurality of the votes cast, and each shareholder entitled to vote in such election is entitled to vote each share of stock for as many persons as there are directors to be elected. In elections for directors, such shareholders do not have the right to cumulate their votes, so long as NationsBank has a class of shares registered under Section 12 of the Exchange Act (unless action is taken to provide otherwise by charter amendment, which action management does not currently intend to propose). In general, (i) amendments to the Articles of Incorporation of NationsBank (the "NationsBank Articles of Incorporation") must be approved by each voting group entitled to vote separately thereon by a majority of the votes cast by that voting group, unless the amendment creates dissenters' rights for a particular voting group, in which case such amendment must be approved by a majority of the votes entitled to be cast by such voting group; (ii) a merger or share exchange required to be approved by the shareholders must be approved by each voting group entitled to vote separately thereon by a majority of the votes entitled to be cast by that voting group; and (iii) the dissolution of NationsBank, or the sale of all or substantially all of the property of NationsBank other than in the usual and regular course of business, must be approved by a majority of all votes entitled to be cast thereon.

     In the event of liquidation, holders of NationsBank Common Stock would be entitled to receive PRO RATA any assets legally available for distribution to shareholders with respect to shares held by them, subject to any prior rights of any NationsBank preferred stock (as described below) then outstanding.

     NationsBank Common Stock does not have any preemptive rights, redemption privileges, sinking fund privileges or conversion rights. All the outstanding shares of NationsBank Common Stock are, and upon issuance the shares of NationsBank Common Stock to be issued to Barnett Shareholders will be, validly issued, fully paid and nonassessable.

     ChaseMellon Shareholder Services, L.L.C. acts as transfer agent and registrar for NationsBank Common Stock.

     DISTRIBUTIONS. The holders of NationsBank Common Stock are entitled to receive such dividends or distributions as the NationsBank Board may declare out of funds legally available for such payments. The payment of distributions by NationsBank is subject to the restrictions of North Carolina law applicable to the declaration of distributions by a business corporation. A corporation generally may not authorize and make distributions if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy claims upon dissolution of shareholders who have preferential rights superior to the rights of the holders of its common stock. In addition, the payment of distributions to shareholders is subject to any prior rights of outstanding preferred stock. Share dividends, if any are declared, may be paid from authorized but unissued shares.

     The ability of NationsBank to pay distributions is affected by the ability of its banking subsidiaries to pay dividends. The ability of such banking subsidiaries, as well as of NationsBank, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines. See "SUPERVISION AND REGULATION OF NATIONSBANK AND BARNETT."

NATIONSBANK PREFERRED STOCK

     NationsBank has authorized 45,000,000 shares of preferred stock and may issue such preferred stock in one or more series, each with such preferences, limitations, designations, conversion rights, voting rights, distribution rights, voluntary and involuntary liquidation rights and other rights as it may determine. NationsBank has designated 35,045 shares of NationsBank Series B Preferred Stock, of which 9,341 shares were issued and outstanding as of October 31, 1997, and 3,000,000 shares of NationsBank ESOP Preferred Stock, of which 2,212,727 shares were issued and outstanding as of October 31, 1997.

     THE FOLLOWING SUMMARIES OF THE NATIONSBANK ESOP PREFERRED STOCK AND NATIONSBANK SERIES B PREFERRED STOCK, WHICH SUMMARIES DESCRIBE THE MATERIAL PROVISIONS THEREOF, ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE DESCRIPTIONS THEREOF CONTAINED IN THE NATIONSBANK ARTICLES OF INCORPORATION ATTACHED

AS EXHIBIT 3.1 TO NATIONSBANK'S CURRENT REPORT ON FORM 8-K, DATED DECEMBER 31, 1996, INCORPORATED HEREIN BY REFERENCE.

NATIONSBANK ESOP PREFERRED STOCK

     The NationsBank ESOP Preferred Stock was first issued in the transaction by which NationsBank was formed from the merger of NCNB Corporation and C&S/Sovran Corporation in 1991 upon the conversion of shares of ESOP Convertible Preferred Stock, Series C of C&S/Sovran Corporation. All shares of NationsBank ESOP Preferred Stock are held by the trustee under the NationsBank Corporation Retirement Savings Plan (the "ESOP"). The NationsBank ESOP Preferred Stock ranks senior to the NationsBank Common Stock, but ranks junior to the NationsBank Series B Preferred Stock with respect to dividends and distributions upon liquidation.

     PREFERENTIAL RIGHTS. Shares of NationsBank ESOP Preferred Stock have no preemptive or preferential rights to purchase or subscribe for shares of NationsBank capital stock of any class, and are not subject to any sinking fund or other obligation of NationsBank to repurchase or retire the series, except as discussed below.

     DIVIDENDS. Each share of NationsBank ESOP Preferred Stock is entitled to an annual dividend, subject to certain adjustments, of $3.30 per share, payable semiannually. Unpaid dividends accumulate as of the date on which they first became payable, without interest. So long as any shares of NationsBank ESOP Preferred Stock are outstanding, no dividend may be declared, paid or set apart for payment on any other series of stock ranking on a parity with NationsBank ESOP Preferred Stock as to dividends, unless like dividends have been declared and paid, or set apart for payment, on the NationsBank ESOP Preferred Stock for all dividend payment periods ending on or before the dividend payment date for such parity stock, ratably in proportion to their respective amounts of accumulated and unpaid dividends. NationsBank generally may not declare, pay or set apart for payment any dividends (except for, among other things, dividends payable solely in shares of stock ranking junior to the NationsBank ESOP Preferred Stock as to dividends or upon liquidation) on, make any other distribution on, or make payment on account of the purchase, redemption or other retirement of, any other class or series of NationsBank capital stock ranking junior to the NationsBank ESOP Preferred Stock as to dividends or upon liquidation, until full cumulative dividends on the NationsBank ESOP Preferred Stock have been declared and paid or set apart for payment when due.

     VOTING RIGHTS. The holder of the NationsBank ESOP Preferred Stock is entitled to vote on all matters submitted to a vote of the holders of NationsBank Common Stock and votes together with the holders of NationsBank Common Stock as one class. Except as otherwise required by applicable law, the holder of the NationsBank ESOP Preferred Stock has no special voting rights. To the extent that the holder of such shares is entitled to vote, each share is entitled to the number of votes equal to the number of shares of NationsBank Common Stock into which such share of NationsBank ESOP Preferred Stock could be converted on the record date for determining the shareholders entitled to vote, rounded to the nearest whole vote.

     Shares of the NationsBank ESOP Preferred Stock currently are convertible (giving effect to a 2-for-1 split of the NationsBank Common Stock effective February, 1997) into NationsBank Common Stock at a conversion rate equal to 1.68 shares of NationsBank Common Stock per share of NationsBank ESOP Preferred Stock subject to certain customary anti-dilution adjustments.

     DISTRIBUTIONS. In the event of any voluntary or involuntary dissolution, liquidation or winding-up of NationsBank, the holder of the NationsBank ESOP Preferred Stock will be entitled to receive out of the assets of NationsBank available for distribution to shareholders, subject to the rights of the holders of any NationsBank preferred stock ranking senior to or on a parity with the NationsBank ESOP Preferred Stock as to distributions upon liquidation, dissolution or winding-up but before any amount will be paid or distributed among the holders of NationsBank Common Stock or any other shares ranking junior to the NationsBank ESOP Preferred Stock as to such distributions, liquidating distributions of $42.50 per share plus all accrued and unpaid dividends thereon to the date fixed for distribution. If, upon any voluntary or involuntary dissolution, liquidation or winding-up of NationsBank, the amounts payable with respect to the NationsBank ESOP Preferred Stock and any other stock ranking on a parity therewith as to any such distribution are not paid in full, the holder of the NationsBank ESOP Preferred Stock and such other stock will share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which it is entitled, the holder of the NationsBank

ESOP Preferred Stock will not be entitled to any further distribution of assets by NationsBank. Neither a merger or consolidation of NationsBank with or into any other corporation, nor a merger or consolidation of any other corporation with or into NationsBank nor a sale, transfer or lease of all or any portion of NationsBank's assets, will be deemed to be a dissolution, liquidation or winding-up of NationsBank.

     REDEMPTION. The NationsBank ESOP Preferred Stock is redeemable, in whole or in part, at the option of NationsBank, at any time. The redemption price for the shares of the NationsBank ESOP Preferred Stock will depend upon the time of redemption. Specifically, the redemption price for the 12-month period that began on July 1, 1997, is $43.16 per share; on each succeeding July 1, the redemption price will be reduced by $.33 per share, except that, on and after July 1, 1999, the redemption price will be $42.50 per share, and the redemption price may be paid in cash or shares of NationsBank Common Stock. In each case, the redemption price also must include all accrued and unpaid dividends to the date of redemption. To the extent that the NationsBank ESOP Preferred Stock is treated as Tier 1 capital for bank regulatory purposes, the approval of the Federal Reserve Board may be required for redemption of the NationsBank ESOP Preferred Stock.

     NationsBank is required to redeem shares of the NationsBank ESOP Preferred Stock at the option of the holder of such shares to the extent necessary either to provide for distributions required to be made under the ESOP or to make payments of principal, interest or premium due and payable on any indebtedness incurred by the holder of the shares for the benefit of the ESOP. The redemption price in such case will be the greater of $42.50 per share plus accrued and unpaid dividends to the date of redemption or the fair market value of the aggregate number of shares of NationsBank Common Stock into which a share of NationsBank ESOP Preferred Stock then is convertible.

NATIONSBANK SERIES B PREFERRED STOCK

     The NationsBank Series B Preferred Stock was issued in connection with the merger of NationsBank and Boatmen's Bancshares, Inc.

     PREFERENTIAL RIGHTS. NationsBank may, without the consent of holders of NationsBank Series B Preferred Stock, issue preferred stock with superior or equal rights or preferences. The shares of the NationsBank Series B Preferred Stock rank prior to the NationsBank ESOP Preferred Stock and NationsBank Common Stock.

     DIVIDENDS. Holders of shares of NationsBank Series B Preferred Stock are entitled to receive, when and as declared by the NationsBank Board, out of any funds legally available for such purpose, cumulative cash dividends at an annual dividend rate per share of 7% of the stated value thereof, payable quarterly. Dividends on NationsBank Series B Preferred Stock are cumulative, and no cash dividends can be declared or paid on any shares of NationsBank Common Stock unless full cumulative dividends on NationsBank Series B Preferred Stock have been paid or declared and funds sufficient for the payment thereof set apart.

     VOTING RIGHTS. Each share of NationsBank Series B Preferred Stock has equal voting rights, share for share, with each share of NationsBank Common Stock.

     DISTRIBUTIONS. In the event of the dissolution, liquidation or winding up of NationsBank, the holders of NationsBank Series B Preferred Stock are entitled to receive, after payment of the full liquidation preference on shares of any class of preferred stock ranking superior to NationsBank Series B Preferred Stock (if any such shares are then outstanding) but before any distribution on shares of NationsBank Common Stock, liquidating dividends of $100 per share plus accumulated dividends.

     REDEMPTION. Shares of NationsBank Series B Preferred Stock are redeemable, in whole or in part, at the option of the holders thereof, at the redemption price of $100 per share plus accumulated dividends, PROVIDED that (i) full cumulative dividends have been paid, or declared and funds sufficient for payment set apart, upon any class or series of preferred stock ranking superior to NationsBank Series B Preferred Stock; and (ii) NationsBank is not then in default or arrears with respect to any sinking or analogous fund or call for tenders obligation or agreement for the purchase or any class or series of preferred stock ranking superior to NationsBank Series B Preferred Stock.

NATIONSBANK NEW PREFERRED STOCK

     The shares of NationsBank New Preferred Stock, as described below, will be substantially similar to the shares of Barnett Preferred Stock. The shares of NationsBank New Preferred Stock will rank prior to the shares of Series B Preferred Stock and the shares of ESOP Preferred Stock as to dividends and upon liquidation. Upon consummation of the Merger, each share of Barnett Preferred Stock will be converted into the right to receive one share of NationsBank New Preferred Stock. See "THE MERGER -- Exchange of Certificates." The form of Articles of Amendment setting forth the rights, designations and preferences of the NationsBank New Preferred Stock is set forth as an exhibit to the Registration Statement, and the following summary of the terms of the NationsBank New Preferred Stock is qualified in its entirety by reference to such exhibit. See "AVAILABLE INFORMATION."

     DIVIDENDS. Holders of the NationsBank New Preferred Stock will be entitled to receive, when and as declared by the NationsBank Board, out of assets of NationsBank legally available for payment, cash dividends at the rate of $2.50 per annum per share. Dividends will be payable quarterly on January 1, April 1, July 1, and October 1 of each year. Dividends on the NationsBank New Preferred Stock will be cumulative from the date of issue. Each dividend will be payable to holders of record as they appear on the stock register of NationsBank on the record dates fixed by the NationsBank Board.

     If at any time there are outstanding shares of any other series of preferred stock ranking junior to or on a parity with the NationsBank New Preferred Stock as to dividends, no dividends will be declared or paid or set apart for payment on any such other series for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the NationsBank New Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such dividends.

     All dividends declared on shares of NationsBank New Preferred Stock and any other class of preferred stock or series thereof ranking on a parity as to dividends with the NationsBank New Preferred Stock will be declared pro rata, so that the amounts of dividends declared on the NationsBank New Preferred Stock and such other preferred stock for the same dividend period, or for the dividend period of the NationsBank New Preferred Stock ending within the dividend period of such other stock, will, in all cases, bear to each other the same ratio that accrued dividends on the shares of NationsBank New Preferred Stock and such other stock bear to each other.

     No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the NationsBank New Preferred Stock which may be in arrears.

     CONVERSION RIGHTS. Subject to the terms and conditions set forth below, the holders of shares of NationsBank New Preferred Stock will have the right, at their option, to convert such shares into shares of NationsBank Common Stock at any time into fully paid and nonassessable shares of NationsBank Common Stock (calculated as to each conversion to the nearest 1/1,000 of a share) at the rate of 6.17215 shares of NationsBank Common Stock for each share of NationsBank New Preferred Stock surrendered for conversion (the "Conversion Rate"). The Conversion Rate will be subject to adjustment from time to time as described below.

     No payment or adjustment will be made on account of any accrued and unpaid dividends on shares of NationsBank New Preferred Stock surrendered for conversion prior to the record date for the determination of shareholders entitled to such dividends or on account of any dividends on the NationsBank Common Stock issued upon such conversion subsequent to the record date for the determination of shareholders entitled to such dividends. If any shares of NationsBank New Preferred Stock are called for redemption, the right to convert the shares designated for redemption will terminate at the close of business on the 15th day prior to the redemption date (or the next succeeding business day, if the 15th day is not a business day) unless a default is made in the payment of the Redemption Price. In the event of default in the payment of the Redemption Price, the right to convert the shares designated for redemption will terminate at the close of business on the business day immediately preceding the date that such default is cured.

     In order to convert shares of NationsBank New Preferred Stock into NationsBank Common Stock, the holder of such shares will surrender the certificate(s) therefor, duly endorsed if NationsBank so requires, or accompanied by appropriate instruments of transfer satisfactory to NationsBank, at the office of the Transfer

Agent(s) for the NationsBank New Preferred Stock, or at such other office as may be designated by NationsBank, together with written notice that the holder of shares irrevocably elects to convert such shares. Such notice must also state the name(s) and address(es) in which such holder wishes the certificate(s) for the shares of NationsBank Common Stock issuable upon conversion to be issued. As soon as practicable after receipt of the certificate(s) representing the shares of NationsBank New Preferred Stock to be converted and the notice of election to convert the same, NationsBank will issue and deliver at the Transfer Agent's office (or other designated officer) a certificate or certificates for the number of whole shares of NationsBank Common Stock issuable upon conversion of the shares of NationsBank New Preferred Stock surrendered for conversion, together with a cash payment in lieu of any fraction of a share to the person(s) entitled to receive the same.

     No fractional shares of NationsBank Common Stock will be issued upon conversion of any shares of NationsBank New Preferred Stock. If more than one share of NationsBank New Preferred Stock is surrendered at one time by the same holder, the number of full shares issuable upon conversion thereof will be computed on the basis of the aggregate number of shares so surrendered. If the conversion of any shares of NationsBank New Preferred Stock results in a fractional share of NationsBank Common Stock, NationsBank will pay cash in lieu thereof in an amount equal to such fraction multiplied times the closing price of the NationsBank Common Stock on the date on which the shares of NationsBank New Preferred Stock were duly surrendered for conversion, or if such date is not a trading date, on the next succeeding trading date. The closing price of the NationsBank Common Stock for any day means the last reported sales price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way, on the NYSE, or, if the NationsBank Common Stock is not then listed on NYSE, on the principal national securities exchange on which the NationsBank Common Stock is listed for trading, or, if not then listed for trading on any national securities exchange, the average of the closing bid and asked prices of the NationsBank Common Stock as furnished by the National Quotation Bureau, Inc., or if the National Quotation Bureau, Inc. ceases to furnish such information, by a comparable independent securities quotation service.

     In the event NationsBank at any time (i) pays a dividend or make a distribution to holders of NationsBank Common Stock in shares of NationsBank Common Stock, (ii) subdivides its outstanding shares of NationsBank Common Stock into a larger number of shares, or (iii) combines its outstanding shares of NationsBank Common Stock into a smaller number of shares, the Conversion Rate in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision or combination will be adjusted so that the holder of any shares of NationsBank New Preferred Stock surrendered for conversion after such record date or effective date will be entitled to receive the number of shares of NationsBank Common Stock which he would have owned or have been entitled to receive immediately following such record date or effective date had such shares of NationsBank New Preferred Stock been converted immediately prior thereto.

     Whenever the Conversion Rate adjusts as described in the preceding paragraph (i) NationsBank will keep available at the office of the Transfer Agent(s) for the NationsBank New Preferred Stock a statement describing in reasonable detail the adjustment, the facts requiring such adjustment and the method of calculation used; and (ii) NationsBank will cause to be mailed by first class mail, postage prepaid, as soon as practicable to each holder of record of shares of NationsBank New Preferred Stock a notice stating that the Conversion Rate has been adjusted and setting forth the adjusted Conversion Rate.

     In the event of any consolidation of NationsBank with or merger of NationsBank into any other corporation (other than a merger in which NationsBank is the surviving corporation) or a sale of the assets of NationsBank substantially as an entirety, the holder of each share of NationsBank New Preferred Stock will have the right, after such consolidation, merger or sale to convert such share into the number and kind of shares of stock or other securities and the amount and kind of property receivable upon such consolidation, merger or sale by a holder of the number of shares of NationsBank Common Stock issuable upon conversion of such share of NationsBank New Preferred Stock immediately prior to such consolidation, merger or sale. Provision will be made for adjustments in the Conversion Rate which will be as nearly equivalent as may be practicable to the adjustments described herein.

     NationsBank will pay any taxes that may be payable in respect of the issuance of shares of NationsBank Common Stock upon conversion of shares of NationsBank New Preferred Stock, but NationsBank will not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance of shares of

NationsBank Common Stock in a name other than that in which the shares of NationsBank New Preferred Stock so converted are registered, and NationsBank will not be required to issue or deliver any such shares unless and until the person(s) requesting such issuance will have paid to NationsBank the amount of any such taxes, or will have established to the satisfaction of NationsBank that such taxes have been paid.

     NationsBank will at all times reserve and keep available out of its authorized but unissued Common Stock the full number of shares of NationsBank Common Stock issuable upon the conversion of all shares of NationsBank New Preferred Stock then outstanding.

     In the event that NationsBank (i) declares a dividend or any other distribution on NationsBank Common Stock, payable otherwise than in cash out of retained earnings, (ii) authorizes the granting to the holders of NationsBank Common Stock of rights to subscribe for or purchase any shares of capital stock of any class or of any other rights, (iii) proposes to effect any consolidation of NationsBank with or merger of NationsBank with or into any other corporation or a sale of the assets of NationsBank substantially as an entirety which would result in an adjustment to the Conversion Rate, NationsBank will cause to be mailed to the holders of record of NationsBank New Preferred Stock at least 20 days prior to the applicable date hereinafter specified a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or, if a record is not to be taken, the date as of which the holders of NationsBank Common Stock of record to be entitled to such dividend, distribution or rights are to be determined or (y) the date on which such consolidation, merger or sale is expected to become effective, and the date as of which it is expected that holders of NationsBank Common Stock of record will be entitled to exchange their shares of NationsBank Common Stock for securities or other property deliverable upon such consolidation, merger or sale. Failure to give such notice, or any defect therein, will not affect the legality or validity of such dividend, distribution, consolidation, merger or sale.

     REDEMPTION. Shares of NationsBank New Preferred Stock will be redeemable at the option of NationsBank, in whole or in part, at a redemption price of $25 per share plus accrued and unpaid dividends to the redemption date (the "Redemption Price").

     Notice of any redemption will be given by first class mail, postage prepaid, mailed not less than 60 nor more than 90 days prior to the date fixed for redemption to the holders of record of the shares of NationsBank New Preferred Stock to be redeemed, at their respective addresses appearing on the books of NationsBank. Notice so mailed will be conclusively presumed to have been duly given whether or not actually received. The notice will state: (1) the date fixed for redemption; (2) the Redemption Price; (3) the right of the holders of NationsBank New Preferred Stock to convert such stock into Common Stock until the close of business on the 15th day prior to the redemption date (or the next succeeding business day, if the 15th day is not a business day);
(4) if less than all the shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder; and (5) the place(s) where certificates for such shares are to be surrendered for payment of the Redemption Price. If such notice is mailed as aforesaid, and if on or before the date fixed for redemption funds sufficient to redeem the shares called for redemption are set aside by NationsBank in trust for the account of the holders of the shares to be redeemed, notwithstanding the fact that any certificate for shares called for redemption will not have been surrendered for cancellation, on and after the redemption date the shares represented thereby so called for redemption will be deemed to be no longer outstanding, dividends thereon will cease to accrue, and all rights of the holders of such shares as shareholders of NationsBank will cease, except the right to receive the Redemption Price, without interest, upon surrender of the certificate(s) representing such shares. Upon surrender in accordance with the aforesaid notice of the Certificate(s) for any shares so redeemed (duly endorsed or accompanied by appropriate instruments of transfer, if so required by NationsBank in such notice), the holders of record of such shares will be entitled to receive the Redemption Price, without interest.

     At the option of NationsBank, if notice of redemption is mailed as aforesaid, and if prior to the date fixed for redemption funds sufficient to pay in full the Redemption Price are deposited in trust, for the account of the holders of the shares to be redeemed, with a bank or trust company named in such notice doing business in the Borough of Manhattan, The City of New York, State of New York or the City of Charlotte, State of North Carolina and having capital, surplus and undivided profits of at least $3 million, which bank or trust company also may be the Transfer Agent and/or Paying Agent for the NationsBank New Preferred Stock, notwithstanding the fact that any certificates for shares called for redemption will not have been surrendered for cancellation, on and after such date of deposit the shares represented thereby so called for redemption will be deemed to be no longer outstanding, and all rights of the holders of such shares as shareholders of NationsBank will cease, except the right of the holders thereof to convert such shares at any time prior to the close of business on the 15th day prior to the redemption date (or the next succeeding business day, if the 15th day is not a business day), and the right of the holders thereof to receive out of the funds so deposited in trust the Redemption Price, without interest, upon surrender of the certificate(s) representing such shares. Any funds so deposited with such bank or trust company in respect of shares of NationsBank New Preferred Stock converted before the close of business on the 15th day prior to the redemption date (or the next succeeding business day, if the 15th day is not a business day) will be returned to NationsBank upon such conversion. Any funds so deposited with such a bank or trust company which will remain unclaimed by the holders of shares called for redemption at the end of six years after the redemption date will be repaid to NationsBank, on demand, and thereafter the holder of any such shares will look only to NationsBank for the payment, without interest, of the Redemption Price.

     In the event that any quarterly dividend payable on the NationsBank New Preferred Stock will be in arrears and until all such dividends in arrears will have been paid or declared and set apart for payment, NationsBank will not redeem any shares of NationsBank New Preferred Stock unless all outstanding shares of NationsBank New Preferred Stock are simultaneously redeemed and will not purchase or otherwise acquire any shares of NationsBank New Preferred Stock except in accordance with a purchase offer made by NationsBank on the same terms to all holders of record of NationsBank New Preferred Stock for the purchase of all outstanding shares thereof.

     Shares of NationsBank New Preferred Stock are not subject to a sinking fund.

     LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the affairs of NationsBank, whether voluntary or involuntary, the holders of NationsBank New Preferred Stock will be entitled to receive out of the assets of NationsBank available for distribution to shareholders an amount equal to $25 per share plus an amount equal to accrued and unpaid dividends thereon to and including the date of such distribution, and no more, before any distribution will be made to the holders of any class of stock of NationsBank ranking junior to the NationsBank New Preferred Stock as to the distribution of assets.

     In the event the assets of NationsBank available for distribution to shareholders upon any liquidation, dissolution or winding up of the affairs of NationsBank, whether voluntary or involuntary, are insufficient to pay in full the amounts payable with respect to the NationsBank New Preferred Stock and any other shares of preferred stock of NationsBank ranking on a parity with the NationsBank New Preferred Stock as to the distribution of assets, the holders of NationsBank New Preferred Stock and the holders of such other preferred stock will share ratably in any distribution of assets of NationsBank in proportion to the full respective preferential amounts to which they are entitled.

     The merger or consolidation of NationsBank into or with any other corporation, the merger or consolidation of any other corporation into or with NationsBank or the sale of the assets of NationsBank substantially as an entirety will not be deemed a liquidation, dissolution or winding up of the affairs of NationsBank.

     VOTING. Holders of NationsBank New Preferred Stock will have no voting rights except as required by law and in the event that any quarterly dividend payable on the NationsBank New Preferred Stock is in arrears, the holders of NationsBank New Preferred Stock will be entitled to vote together with the holders of Common Stock at the Company's next meeting of shareholders and at each subsequent meeting of shareholders unless all dividends in arrears have been paid or declared and set apart for payment prior to the date of such meeting. In those cases where holders of NationsBank New Preferred Stock are entitled to vote, each holder will be entitled to cast the number of votes equal to the number of whole shares of NationsBank Common Stock into which his NationsBank New Preferred Stock is then convertible.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS
                           OF NATIONSBANK AND BARNETT

     NationsBank is a North Carolina corporation subject to the provisions of the NCBCA. Barnett is a Florida corporation subject to the provisions of the FBCA. Barnett Shareholders, whose rights are governed by the Barnett Articles of Incorporation, by the Barnett Bylaws, and by the FBCA, will, upon consummation of the Merger, become shareholders of NationsBank. As shareholders of NationsBank, their rights will then be governed by the NationsBank Articles of Incorporation, the Bylaws of NationsBank (the "NationsBank Bylaws") and by the NCBCA.

     Set forth below are the material differences between the rights of Barnett Shareholders under the Barnett Articles of Incorporation and Bylaws and under the FBCA, on the one hand, and the rights of NationsBank Shareholders under the NationsBank Articles of Incorporation, NationsBank Bylaws and the NCBCA, on the other hand.

BOARD OF DIRECTORS

     ELECTION. The Barnett Board is divided into three classes, and the directors are elected by classes to three-year terms, so that approximately one-third of the directors of Barnett will be elected at each annual meeting of the shareholders. The NationsBank Board is not classified. Each director of each of NationsBank and Barnett must be elected at the annual meeting of directors by a plurality of the votes cast, and in neither case may votes cast in the election of directors be cumulated.

     REMOVAL. The FBCA provides that shareholders may remove a director with or without cause unless the articles of incorporation provide that any director or the entire Board of Directors may be removed only for cause. The Barnett Articles of Incorporation provide that directors may be removed only for cause and only by the affirmative vote, at a meeting of shareholders called for that purpose, of the holders of 80% or more of the voting power of all of the then outstanding shares of capital stock entitled to vote on the election of directors, voting together as a single class.

     The NCBCA provides that, in the absence of cumulative voting or a contrary provision in a corporation's governance documents, a director may be removed with or without cause by the affirmative vote of the holders of a majority of votes cast for such purpose. Additionally, the entire board of directors may be removed with or without cause by the holders of a majority of the shares entitled to elect such directors. The NationsBank Articles of Incorporation and the NationsBank Bylaws do not provide otherwise. In addition, the NCBCA provides that an appropriate court can remove a director upon petition of the holders of at least 10% of the outstanding shares of any class of stock of a corporation upon certain findings by such court.

SHAREHOLDER VOTE REQUIRED FOR BUSINESS COMBINATIONS

     The FBCA generally requires that any merger, consolidation or sale of substantially all the assets of a corporation be approved by a vote of the holders of a majority of all outstanding shares entitled to vote thereon. The articles of incorporation of a Florida corporation may provide for a greater vote.

     The Barnett Articles of Incorporation require a vote of at least 80% of the voting power of the then-outstanding shares of capital stock of Barnett entitled to vote generally in the election of directors for approval of certain business combinations with an Interested Shareholder (as defined herein), including certain mergers, asset sales, security issuances, recapitalizations and liquidations. An "Interested Shareholder" generally means any person who is the beneficial owner of more than 10% of the outstanding voting stock of Barnett. The special voting requirement does not apply if the business combination has been approved by a majority of the Continuing Directors (as defined herein) of Barnett or if certain fair price and other procedural requirements similar to those contained in Section 607.0901 and described below under " -- Takeover Statutes" are satisfied. A "Continuing Director" is a director of Barnett who is not affiliated with an Interested Shareholder and who was a member of the Barnett Board prior to the time the Interested Shareholder became such, and any successor to such Continuing Director who is not affiliated with the Interested Shareholder and who was recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Barnett Board. Because the Barnett Board approved the Merger unanimously (with two directors absent), this 80% approval requirement is inapplicable to the Merger.

     The NCBCA provides that, unless a corporation's governance documents provide otherwise, certain business combinations (including mergers) require the approval of a majority of the outstanding shares of each voting group of the corporation entitled to vote on the subject transaction. The NationsBank Articles of Incorporation and the NationsBank Bylaws do not require otherwise. Accordingly, depending on the circumstance, it may be easier for the NationsBank Shareholders to cast sufficient votes to approve a merger or similar business combination than it is for the Barnett Shareholders.

SHAREHOLDER RIGHTS PLAN

     On February 21, 1990, the Barnett Board declared a dividend distribution of one Barnett Right for each outstanding share of Barnett Common Stock to shareholders of record at the close of business on March 12, 1990 and authorized the issuance of one Barnett Right for each share of Barnett Common Stock issued between the record date and the date on which Barnett Rights are independently tradable (the "Distribution Date"). Each Barnett Right entitles the registered holder to purchase from Barnett a unit consisting of one one-hundredth of a share (a "Unit") of Junior Participating Preferred Stock, $.10 par value, of Barnett (the "Junior Participating Preferred Stock") at a Purchase Price of $125.00 per Unit, subject to adjustment. The description and terms of the Rights are set forth in the Barnett Rights Agreement. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings set forth in the Barnett Rights Agreement.

     Initially, the Rights will be attached to all Barnett Certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. The Rights will separate from the Barnett Common Stock and a Distribution Date will occur upon the earlier of (i) the close of business on the tenth day following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding shares of Barnett Common Stock or voting securities representing 20% or more of the voting power of Barnett (the "Stock Acquisition Date"), (ii) the close of business on the tenth business day (or such later date as the Barnett Board may determine) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of such outstanding shares of Barnett Common Stock or voting power of Barnett then outstanding, or (iii) the close of business on the tenth business day after a majority of the members of the Barnett Board who are not officers of Barnett determine, after reasonable inquiry and investigation, including consultation with such persons as such directors shall deem appropriate, that, with respect to any person who has, alone or together with his affiliates or associates, become the beneficial owner of 10% or more of the outstanding shares of Barnett Common Stock or voting power of Barnett then outstanding, (a) such beneficial ownership by such person is intended to cause Barnett to repurchase Barnett Common Stock or voting power of Barnett beneficially owned by such person or to cause pressure on Barnett to take action or enter into a transaction or series of transactions intended to provide such person with short-term financial gain under circumstances where such directors determine that the best long-term interests of Barnett and its shareholders would not be served by taking such action or entering into such transaction or series of transactions at that time or (b) such beneficial ownership is causing or is reasonably likely to cause a material adverse impact on the business or prospects of Barnett (including, but not limited to, impairment of Barnett's relationships with customers, impairment of Barnett's ability to maintain its competitive position, impairment of Barnett's capital position, impairment of Barnett's ability to meet the convenience and needs of the communities it serves, or impairment of Barnett's business reputation or ability to deal with governmental agencies) to the detriment of Barnett's shareholders (any such person being referred to herein and in the Barnett Rights Agreement as an "Adverse Person"). Until the Distribution Date, (i) the Rights will be evidenced by the Barnett Certificates and will be transferred with and only with such Barnett Certificates, (ii) new Barnett Certificates issued after March 12, 1990 will contain a notation incorporating the Barnett Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Barnett Common Stock outstanding will also constitute the transfer of the Barnett Rights associated with the Barnett Common Stock represented by such certificate. Pursuant to the Barnett Rights Agreement, Barnett reserves the right to require prior to the occurrence of a Triggering Event (as defined herein) that, upon any exercise of Barnett Rights, a number of Barnett Rights be exercised so that only whole shares of Junior Participating Preferred Stock will be issued.

     The Barnett Rights are not exercisable until after the Distribution Date and will expire at the close of business on March 11, 2000, unless earlier redeemed by Barnett as described below.

     As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of Barnett Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except as otherwise determined by the Barnett Board, only shares of Barnett Common Stock issued prior to the Distribution Date will be issued with Rights.

     In the event that (i) a person becomes the beneficial owner of 20% or more of the then outstanding shares of Barnett Common Stock or voting power of Barnett (except pursuant to an offer for all outstanding shares of Barnett Common Stock and all other Voting Securities which the independent directors determine to be fair to and otherwise in the best interests of Barnett and its shareholders (a "Fair Offer")) or (ii) any person is determined to be an Adverse Person (either (i) or (ii) being a "Flip-in Event"), each holder of a Right will thereafter have the right to receive, upon exercise, Barnett Common Stock (or, in certain circumstances, cash, property or other securities of Barnett) having a value (based on the lowest closing price of the Barnett Common Stock during the twelve-month period preceding the Flip-in Event) equal to two times the exercise price of the Right.

     Notwithstanding any of the foregoing, following the occurrence of a Flip-in Event, all rights that are, or (under certain circumstances specified in the Barnett Rights Agreement) were, beneficially owned by any Acquiring Person or an Adverse Person (or certain related persons) will be null and void. However, Barnett Rights are not exercisable following the occurrence of a Flip-in Event until such time as the Barnett Rights are no longer redeemable by Barnett as set forth below.

     In the event that, at any time following the Stock Acquisition Date, (i) Barnett is acquired in a merger or other business combination transaction in which Barnett is not the surviving corporation (other than a merger which follows a Fair Offer), (ii) any person consolidates with, or merges with or into, Barnett and Barnett is the continuing or surviving corporation of such consolidation or merger (other than a merger which follows a Fair Offer) and, in connection with such consolidation or merger, all or part of the outstanding shares of Barnett Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property, or (iii) 50% or more of Barnett's assets or earning power is sold or transferred, each holder of a Barnett Right (except Barnett Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Barnett Right. The events set forth in this paragraph and the Flip-in Events are referred to as the "Triggering Events."

     The Purchase Price payable, and the number of Units of Junior Participating Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Junior Participating Preferred Stock, (ii) if holders of the Junior Participating Preferred Stock are granted certain rights, options or warrants to subscribe for Junior Participating Preferred Stock or securities convertible into Junior Participating Preferred Stock at less than the current market price of the Junior Participating Preferred Stock, or (iii) upon the distribution to holders of the Junior Participating Preferred Stock of evidences of indebtedness, cash (excluding regular quarterly cash dividends), assets (other than dividends payable in Junior Participating Preferred Stock, but including dividends payable in stock other than Junior Participating Preferred Stock) or subscription rights or warrants (other than those referred to in (ii) above).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Junior Participating Preferred Stock on the last trading date prior to the date of exercise.

     At any time until the earlier of (i) the close of business on the tenth day following the Stock Acquisition Date, or (ii) March 11, 2000, Barnett may redeem the Barnett Rights in whole, but not in part, at a price of $.01 per Barnett Right (payable in cash, Barnett Common Stock or other consideration deemed appropriate by the Barnett Board). Immediately upon the action of the Barnett Board ordering redemption of the Barnett Rights, the Barnett Rights will terminate and the only right of the holders of Barnett Rights will be to receive the $.01 redemption price. Notwithstanding the foregoing, the Barnett Board may not redeem the Barnett Rights following a determination that any person is an Adverse Person.

     At any time after the occurrence of a Flip-in Event, the Barnett Board may exchange the Barnett Rights (other than Barnett Rights owned by an Acquiring Person or an Adverse Person, or an affiliate or associate of any such person, which have become void), in whole or in part, at an exchange ratio of one share of Barnett Common Stock (and/or other equity securities deemed to have the same value as one share of Barnett Common Stock) per Barnett Right, subject to adjustment.

     Until a Barnett Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Barnett, including, without limitation, the right to vote or to receive dividends. While the distribution of the Barnett Rights will not be taxable to shareholders or to Barnett, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Barnett Rights become exercisable for Barnett Common Stock (or other consideration) of Barnett or for common stock of the acquiring company as set forth above, or are exchanged as provided in the preceding paragraph.

     Other than those provisions relating to the principal economic terms of the Barnett Rights, any of the provisions of the Barnett Rights Agreement may be amended by the Barnett Board prior to the Distribution Date. After the Distribution Date, the provisions of the Barnett Rights Agreement may be amended by the Barnett Board to cure any ambiguity, to cure any defective or inconsistent provisions, to make changes which do not adversely affect the interests of holders of Barnett Rights (excluding the interests of any Acquiring Person or Adverse Person), or to shorten or lengthen any time period under the Barnett Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Barnett Rights are not redeemable.

     Until a Barnett Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Barnett, including, without limitation, the right to vote or to receive dividends.

     In connection with Barnett entering into the Agreement and the Barnett Stock Option Agreement, Barnett amended the Barnett Rights Agreement to exempt the Agreement, the Barnett Stock Option Agreement and the Merger and certain transactions relating thereto. See "THE MERGER -- Amendment to Barnett Rights Agreement."

     NationsBank does not have a shareholder rights plan. This may make it less difficult for a potential acquiror to effect a non-negotiated business combination with NationsBank than with Barnett.

SHAREHOLDER PROPOSAL AND NOMINATION PROCEDURES

     The FBCA does not contain any specific provisions regarding notice of shareholders' proposals or nominations for directors.

     The Barnett Bylaws establish certain procedures that must be followed for Barnett Shareholders to nominate individuals to the Barnett Board or to propose business at an annual meeting of shareholders.

     In order to nominate individuals to the Barnett Board, a shareholder must, among other things, provide timely notice of such nomination in writing to the Secretary of Barnett. A shareholder's notice must set forth (i) as to each person whom the shareholder proposed to nominate for election as a director (a) the name, age, business address and residence address of each person, (b) the principal occupation or employment of the person, (c) the class or series and number of shares of Barnett held by the person as of the record date of the meeting (if such date shall have been made publicly available and shall have occurred) and as of the date of such notice and (d) any other information relating to the person that is required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (ii) as to the shareholder giving such notice (a) the name and record address of such shareholder, (b) the class or series and number of shares of capital stock of Barnett which are owned beneficially or of record by such shareholder, as of the record date of the meeting (if such date shall have been made publicly available and shall have occurred) and as of the date of such notice, (c) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such shareholder, (d) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to nominate the persons named in its notice, and (e) any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

     No business may be transacted at any meeting of shareholders of Barnett other than business that is (a) specified in the notice of meeting given by or at the direction of the Barnett Board (or any duly authorized committee thereof), (b) otherwise properly brought before such meeting of shareholders by or at the direction of the Barnett Board (or any duly authorized committee thereof) or (c) in the case of an annual meeting of shareholders, otherwise properly brought before such meeting by any shareholder (i) who is a shareholder of record on the date of the giving of the notice and on the record date for the determination of shareholders entitled to vote at such annual meeting of shareholders and (ii) who complies with the notice procedures described herein. In order to properly propose that an item of business come before the annual meeting of shareholders, such shareholder must, among other things, provide timely notice in writing to the Secretary of Barnett, which notice must include
(i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name, record address, class or series and number of shares of Barnett capital stock owned beneficially or of record by such shareholder as of the record date of the meeting (if such date shall have been made publicly available and shall have occurred) and as of the date of such notice, (iii) a description of all arrangements or understandings between such shareholder and any other person or persons (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder in such business, (iv) any other information which would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitations of proxies for the proposal pursuant to
Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, if such shareholder were engaged in such a solicitation, and (v) a representation that such shareholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

     To be timely, a shareholder's notice of a director nominee or proposed item of business to the Secretary must be delivered to or mailed and received at the principal executive offices of Barnett, (i) in the case of an annual meeting of shareholders, not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; PROVIDED, HOWEVER, that, in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs; and (ii) in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which such notice of the date of the special meeting of shareholders was mailed or public disclosure of the date of the special meeting of shareholders was made, whichever first occurs.

     Neither the NCBCA nor the NationsBank Articles of Incorporation or NationsBank Bylaws contain any specific provisions regarding notice of shareholders' proposals or nominations for directors.

     The provisions of the Barnett Bylaws make it more difficult for the shareholders of Barnett than for those of NationsBank to nominate persons for election to the board of directors or to present proposals for business to be transacted at shareholder meetings.

DISSENTERS' RIGHTS

     Under the FBCA, appraisal rights are available in connection with the consummation of a plan of merger or share exchange that requires a shareholder vote, a sale or exchange of all, or substantially all, of the assets of a corporation that requires a shareholder vote, certain amendments to the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment may adversely affect the rights or preferences of such shareholder, and a Control-Share acquisition (as described below). However, unless otherwise provided in the articles of incorporation, no appraisal rights are available in connection with a plan of merger, share exchange, or sale or exchange of property, to holders of shares of any class or series which is either: (i) listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 shareholders. The Barnett Articles of Incorporation have no provisions regarding appraisal rights, and, because the Barnett Common Stock was listed on the NYSE on the Barnett Record Date, Barnett Shareholders will not have appraisal rights in connection with the Merger.

     The NCBCA generally provides dissenters' rights for mergers and share exchanges that require shareholder approval, sales of substantially all the assets (other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales), and certain types of amendments to the articles of incorporation of a North Carolina corporation. Because NationsBank is not merging directly with Barnett, NationsBank Shareholders are not entitled to dissenters' rights in connection with the Merger.

TAKEOVER STATUTES

     Section 607.0901 of the FBCA provides that the approval of the holders of two-thirds of the voting shares of a corporation, other than the shares owned by an Interested Shareholder (generally, any person who is the beneficial owner of 10% or more of the outstanding voting stock of the corporation), would be required in order to effectuate certain transactions, including, among others, a merger, sale of assets, sale of shares and reclassification of securities involving the corporation and an Interested Shareholder (an "Affiliate Transaction").

     The special voting requirement does not apply in any of the following five circumstances: (i) the Affiliated Transaction is approved by a majority of the corporation's disinterested directors; (ii) the corporation has not had more than 300 shareholders of record at any time during the preceding three years;
(iii) the Interested Shareholder has beneficially owned 80% of the corporation's voting shares for five years; (iv) the Interested Shareholder beneficially owns 90% of the corporation's voting shares; or (v) all of the following conditions are met (a) the cash and fair value of other consideration to be paid per share to all holders of the voting shares equals the highest per share price calculated pursuant to various methods set forth in Section 607.0901 of the FBCA, (b) the consideration to be paid in the Affiliated Transaction is in the same form as previously paid by the Interested Shareholder, and (c) during the portion of the three years preceding the announcement date that the Interested Shareholder has been an Interested Shareholder, except as approved by a majority of the disinterested directors, there shall have been no failure to pay at the regular date therefor any full periodic dividends, whether or not cumulative, on any outstanding shares of the corporation, no increase in the voting shares owned by the Interested Shareholder, and no benefit to the Interested Shareholder from loans, guarantees or other financial assistance or tax advantages provided by the corporation.

     A corporation may "opt-out" of the provisions of Section 607.0901 by electing to do so in its articles of incorporation. Barnett has not elected to "opt-out" of Section 607.0901 of the FBCA.

     In addition, Section 607.0902 of the FBCA provides that the voting rights to be accorded Control Shares (as defined below) of a Florida corporation that has (i) 100 or more shareholders, (ii) its principal place of business, its principal office, or substantial assets in Florida, and (iii) either (a) more than 10% of its shareholders residing in Florida, (b) more than 10% of its shares owned by Florida residents, or (c) 1,000 shareholders residing in Florida, must be approved by a majority of each class of voting securities of the corporation, excluding those shares held by interested persons, before the Control Shares will be granted any voting rights.

     "Control Shares" are defined in the FBCA to be shares acquired by a person, either directly or indirectly, that when added to all other shares of the issuing corporation owned by such person, would entitle such person to exercise, either directly or indirectly, voting power within any of the following ranges:
(i) 20% or more but less than 33% of all voting power of the corporation's voting securities, (ii) 33% or more but less than a majority all voting power of the corporation's voting securities, or (iii) a majority or more of all of the voting power of the corporation's voting securities. Such provisions do not apply to shares acquired pursuant to, among other things, an agreement or plan of merger or share exchange effected in compliance with the relevant provisions of the FBCA and to which the corporation is a party or an acquisition of shares previously approved by the board of directors of the corporation.

     In addition, unless otherwise provided in a corporation's articles of incorporation or bylaws, in the event Control Shares acquired in a Control-Share acquisition are accorded full voting rights and the acquiring person has acquired Control Shares with a majority or more of all voting power, all shareholders of the issuing public corporation shall have dissenters' rights.

     The Barnett Board has approved the Merger Agreement and the Stock Option Agreements and the transactions contemplated thereby such that the provisions of Sections 607.0901 and 607.0902 of the FBCA will not apply to the Merger and any of the other transactions contemplated by the Merger Agreement and the Stock Option Agreements.

     North Carolina has two anti-takeover statutes in force, the North Carolina Shareholder Protection Act and the North Carolina Control Share Acquisition Act, which restrict business combinations with, and the accumulation of shares of voting stock of, North Carolina corporations. NationsBank has taken action to irrevocably "opt out" of the restrictions imposed by these statutes.

CONSIDERATION OF NON-SHAREHOLDER INTERESTS BY BOARD OF DIRECTORS

     The Barnett Articles of Incorporation provide that the Board of Directors, when evaluating an offer by any person (other than Barnett) to (i) make a tender or exchange offer for any equity security of Barnett; (ii) merge or consolidate Barnett with another person; or (iii) purchase or otherwise acquire substantially all the property or assets of Barnett, shall, in exercising its business judgment in determining the best interests of Barnett and its shareholders, give due consideration to several relevant factors. These factors include: (i) the consideration being offered in relation to the current market prices and the current value of Barnett in a freely negotiated transaction and in relation to the Barnett Board's estimate of the future value of Barnett as an independent entity; (ii) the social and economic effects on the employees, customers, suppliers, depositors, creditors, and any other constituents of Barnett and its subsidiaries and on the communities in which Barnett and its subsidiaries operate or are located; (iii) the desirability of maintaining an independence from any other entity; (iv) the business condition, financial condition and earnings prospects of the acquiring person, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring person, and the possible effect of such conditions upon Barnett and its subsidiaries; and (vii) the competence, experience, and integrity of the acquiring person and its management.

     Neither the NCBCA nor the NationsBank Articles of Incorporation or the NationsBank Bylaws contain any similar provisions.

SPECIAL MEETING OF SHAREHOLDERS

     Under the FBCA, special shareholder meetings of a corporation may be called by its board of directors, by any person or persons authorized to do so by its articles of incorporation or bylaws and by holders of not less than 10%, unless a greater percentage (not to exceed 50%) is required by the articles of incorporation, of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. The Barnett Articles of Incorporation provide that a special meeting of shareholders may be called only by Barnett's Chairman or President, or by the holders of not less than 35% of the shares outstanding and entitled to vote on any proposal to be submitted at such meeting.

     Under the NCBCA, unless provided in the articles of incorporation or bylaws of a corporation, shareholders of such corporation do not have the right to call a special meeting of shareholders. The NationsBank Articles of Incorporation and Bylaws provide that a special meeting of NationsBank Shareholders may be called for any purpose by the NationsBank Board, by the Chairman of NationsBank or by the NationsBank Chief Executive Officer or President.

CERTAIN PURCHASES OF THE CORPORATION'S SECURITIES

     The Barnett Articles of Incorporation provide that any purchase or acquisition by Barnett of any "Equity Security" (within the meaning of Section 3(a)(11) of the Exchange Act) of any class of Barnett from an Interested Securityholder who has beneficially owned such security for less than two years prior to the date of such purchase (or any agreement in respect thereof) from Barnett shall require the affirmative vote of the holders of at least a majority of the voting power of the then-outstanding shares of capital stock of Barnett entitled to vote generally in the election of directors (the "Voting Stock"), excluding Voting Stock beneficially owned by the Interested Securityholder (as defined herein), voting together as a single class, except in the case of tender or exchange offers by Barnett made on the same terms to all holders of a security and made in compliance with the Exchange Act and the rules and regulations thereunder. The term "Interested Securityholder" for purposes of such provision refers to persons (other than Barnett and any corporation in which Barnett owns at least a majority of any class of Equity Security) that is the beneficial owner, directly or indirectly, of 5% or more of the class of securities that Barnett is to acquire, or a person who holds such securities that, within the two years prior to the date of the proposed purchase by Barnett, were beneficially owned by an Interested Securityholder, if the transaction or transactions pursuant to which such person became the holder of such securities did not involve a public offering within the meaning of the Securities Act.

     The NationsBank Articles of Incorporation and the NationsBank Bylaws contain no similar provision.

DIRECTOR'S LIABILITY

     The FBCA generally provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision or failure to act regarding corporate management or policy, unless: (1) the director breached or failed to perform his duties as a director and (2) the director's breach of or failure to perform those duties constitutes: (i) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (iii) an unlawful distribution;
(iv) conscious disregard for the best interest of the corporation, or willful misconduct; or (v) recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

     Under the NCBCA, a director's personal liability for any monetary damages for breach of duty may be limited or eliminated by the articles of incorporation, except that the articles of incorporation may not limit or eliminate liability for (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the corporation, (ii) unlawful distributions, or (iii) any transaction from which the director derived an improper personal benefit. Nationsbank's Articles of Incorporation provide that to the fullest extent permitted by the NCBCA, a director of Nationsbank shall not be personally liable to Nationsbank, its shareholders or otherwise for monetary damages for breach of his duty as a director.

AMENDMENTS TO ARTICLES OF INCORPORATION

     Under the FBCA, a corporation may amend its articles of incorporation upon the submission of a proposed amendment to shareholders by the board of directors and the subsequent receipt of the affirmative vote of the holders of a majority of its voting shares and the affirmative vote of the holders of a majority of the outstanding shares of each class entitled to vote thereon as a class. The FBCA permits the articles of incorporation or the board of directors to require a greater percentage of affirmative votes for any amendment.

     Barnett may amend, alter, change or repeal provisions of the Barnett Articles of Incorporation in the manner provided by law, with the exception, however, of the provisions of the Barnett Articles of Incorporation relating to
(i) the classification, number, removal and indemnification of directors, (ii) the approval of Business Combinations (which provision is described under " -- Shareholder Vote Required for Business Combinations"), (iii) the prohibition on the ability of shareholders to act by written consent and (iv) the right to call special meetings of Barnett shareholders, which require the affirmative vote of the holders of 80% of Barnett Common Stock then entitled to vote at a meeting of shareholders called for that purpose.

     The NCBCA provides that a corporation's board of directors may adopt several minor amendments to a corporation's articles of incorporation without a shareholder vote. Other proposed amendments to the articles of incorporation must be submitted to the shareholders by the board of directors. Such amendments must be approved by (i) a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters rights; and (ii) for shares entitled to vote as a separate voting group, a majority of those shares, provided that a quorum of the voting group is present. The NationsBank Articles of Incorporation do not contain any special provisions regarding their amendment.

                               DISSENTERS' RIGHTS

     Neither NationsBank Shareholders nor Barnett Shareholders will have appraisal rights under the NCBCA or the FBCA, respectively, or any other statute, with respect to the Merger. See "COMPARATIVE RIGHTS OF SHAREHOLDERS OF NATIONSBANK AND BARNETT -- Dissenters' Rights."

                    AMENDMENT TO THE NATIONSBANK CORPORATION
                            KEY EMPLOYEE STOCK PLAN

     NationsBank maintains the NationsBank Corporation Key Employee Stock Plan (the "Stock Plan"). The Stock Plan reserves a number of shares of NationsBank Common Stock for issuance to certain key employees of NationsBank in the form of stock options, stock appreciation rights ("SARs"), restricted stock and performance shares.

     In the event of the consummation of the Merger, the number of key employees of NationsBank will be significantly increased. As a result, the Stock Plan's formula for determining the number of shares of NationsBank Common Stock reserved for issuance (which was designed without the Merger in mind) would not result in an adequate pool of shares of NationsBank Common Stock. The NationsBank Board has therefore approved, subject to shareholder approval, an amendment and restatement of the Stock Plan that would add 10 million additional shares of NationsBank Common Stock to the shares of NationsBank Common Stock otherwise available for issuance for grants under the Stock Plan (which represents the approximate number of shares currently available for grants under the various Barnett stock incentive plans after adjustment for the Exchange Ratio). NationsBank's obligation to consummate the Merger is not conditioned upon shareholder approval of the Stock Plan.

     The following is a summary of the material terms of the Stock Plan as proposed to be amended.

NUMBER OF SHARES

     Under the Stock Plan as originally approved by the NationsBank Shareholders, the number of shares of NationsBank Common Stock authorized for issuance under the Stock Plan was 0.75% of the outstanding shares of NationsBank Common Stock as of the first business day of each calendar year beginning with calendar year 1995 and continuing through calendar year 2004. An additional 7,224,102 shares of NationsBank Common Stock were authorized for issuance under the Stock Plan in connection with the termination of the NationsBank Corporation 1986 Restricted Stock Award Plan (the "Restricted Stock Plan") effective January 31, 1995, and an additional 10 million shares of NationsBank Common Stock were authorized for issuance under the Stock Plan in connection with the acquisition of Boatmen's Bancshares, Inc.

     Under the Stock Plan as amended and restated, the formula described above would remain unchanged. However, if the Merger is consummated, an additional 10 million shares (which represents the approximate number of shares currently available for grants under the various Barnett stock incentive plans after adjustment for the Exchange Ratio) would be authorized for issuance under the Stock Plan for the reasons discussed above (in addition to the additional shares authorized in connection with the acquisition of Boatmen's Bancshares, Inc.).

     All shares of NationsBank Common Stock available for granting awards in any year that are not used, as well as shares of NationsBank Common Stock allocated to awards under both the Stock Plan and the Restricted Stock Plan that are canceled or forfeited, are available for use in subsequent years.

ADMINISTRATION

     The Stock Plan is administered by the Stock Option Committee of the NationsBank Board (the "Committee"). It is intended that the Committee at all times comply with the disinterested administration provisions of Rule 16b-3 promulgated under Section 16(b) of the Exchange Act and that all of its members be "outside directors" within the meaning of Code Section 162(m). Under the Stock Plan, the Committee (i) selects the key employees to receive awards from time to time, (ii) makes awards in such amounts as it determines, (iii) imposes such limitations, restrictions and conditions upon awards as it deems appropriate, (iv) establishes performance targets and allocation formulas for awards of restricted stock or performance shares intended to be "qualified performance-based compensation" under Code Section 162(m), (v) certifies the attainment of performance goals, if applicable, as required by Code Section 162(m), (vi) interprets the Stock Plan and adopts, amends and rescinds administrative guidelines and other rules and regulations relating to the Stock Plan, (vii) corrects any defect or omission or reconciles any inconsistency in the Stock Plan or any award granted thereunder and (viii) makes all other determinations and takes all other actions necessary or advisable for the implementation and administration of the Stock Plan. The Committee also has the authority to accelerate the vesting and/or waive any restrictions of any outstanding awards. No awards would be made under the Stock Plan after December 31, 2004. In no event may an individual receive awards under the Stock Plan for a given calendar year covering in excess of 500,000 shares.

ELIGIBILITY

     Only "key employees" of NationsBank may participate in the Stock Plan. "Key employees" are those employees of NationsBank who occupy managerial or other important positions and who have made important contributions to the business of NationsBank, as determined by the Committee, including persons employed outside the United States. After the consummation of the Merger, approximately 16,000 employees are expected to be eligible to participate. As mentioned above, the Committee in its discretion selects which key employees would in fact receive any awards from time to time.

AWARDS OF STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     The Stock Plan provides for the grant of options to purchase shares of NationsBank Common Stock at option prices which are not less than the fair market value of shares of NationsBank Common Stock at the close of business on the date of grant. (The fair market value of a share of NationsBank Common Stock as of November 17, 1997 was $61.3125.) The Stock Plan also provides for the grant of SARs (either in tandem with stock options or freestanding), which entitle holders upon exercise to receive either cash or shares of NationsBank Common Stock or a combination thereof, as the Committee in its discretion shall determine, with a value equal to the difference between (i) the fair market value on the exercise date of the shares with respect to which an SAR is exercised and (ii) fair market value of such shares on the date of grant (or, if different, the exercise price of the related option in the case of a tandem
SAR).

     Awards of options under the Stock Plan, which may be either incentive stock options (which qualify for special tax treatment) or non-qualified stock options, are determined by the Committee. However, over the ten year term of the Stock Plan the total number of shares of NationsBank Common Stock that may be issued in the aggregate as incentive stock options is limited to 0.75% of the outstanding shares of NationsBank Common Stock as of the first business day of 1995 multiplied by ten. The terms and conditions of each option and of any SAR are to be determined by the Committee at the time of grant.

     Exercise of an option (or SAR) will result in the cancellation of any related SAR (or option) to the extent of the number of shares of NationsBank Common Stock in respect of which such option or SAR has been exercised. Options and SARs granted under the Stock Plan will expire not more than 10 years from the date of grant, and the option agreements entered into with the optionees will specify the extent to which options and SARs may be exercised during their respective terms, including in the event of the optionee's death, disability or termination of employment.

     Payment for shares of NationsBank Common Stock issuable pursuant to the exercise of an option may be made either in cash or by tendering shares of NationsBank Common Stock with a fair market value at the date of the exercise equal to the portion of the exercise price which is not paid in cash.

AWARDS OF RESTRICTED STOCK AND PERFORMANCE SHARES

     The Stock Plan provides for the issuance of shares of NationsBank Common Stock subject to certain restrictions (the "Restricted Stock") to such key employees and on such terms and conditions as determined from time to time by the Committee. The Restricted Stock award agreement with the participant will set forth the terms of the award, including the applicable restrictions. Such restrictions may include the continued service of the participant with NationsBank, the attainment of specified performance goals or any other conditions deemed appropriate by the Committee.

     The stock certificates evidencing the Restricted Stock will bear an appropriate legend and will be held in the custody of NationsBank until the applicable restrictions have been satisfied. The participant cannot sell, transfer, pledge, assign or otherwise alienate or hypothecate shares of Restricted Stock until the applicable restrictions have been satisfied. Once the restrictions are satisfied, the shares of NationsBank Common Stock will be delivered to the participant. During the period of restriction, the participant may exercise full voting rights with respect to the Restricted Stock. The participant will also be credited with dividends with respect to the Restricted Stock. Such dividends may be payable currently or subject to additional restrictions as determined by the Committee and set forth in the award agreement.

     In addition to Restricted Stock, the Committee may award performance shares ("Performance Shares") to selected key employees. The value of a Performance Share will equal the fair market value of a share of NationsBank Common Stock. The Stock Plan provides that the number of Performance Shares granted and/or the vesting of granted Performance Shares can be contingent on the attainment of certain goals or other conditions over a period of time (called the "performance period"), all as determined by the Committee and evidenced by an award agreement. During the performance period, the Committee would determine what number (if any) of Performance Shares have been earned. Earned Performance Shares may be paid in cash, shares of NationsBank Common Stock or a combination thereof having an aggregate fair market value equal to the value of the earned Performance Shares as of the payment date. Shares of NationsBank Common Stock used to pay earned Performance Shares may have additional restrictions as determined by the Committee. In addition, the Committee may cancel any earned Performance Shares and replace them with stock options determined by the Committee to be of equivalent value based on a conversion formula specified in the participant's Performance Share award agreement. Earned but unpaid Performance Shares may have dividend equivalents rights as determined by the Committee and evidenced in the award agreement.

CERTAIN POST-MERGER AWARDS OF RESTRICTED STOCK AND OPTIONS

     Following the consummation of the Merger, it is anticipated that certain of Barnett Executive Officers will be awarded shares of Restricted Stock and options under the Stock Plan in connection with accepting positions of employment with NationsBank as follows: Charles E. Rice, 250,000 shares of restricted stock on the Effective Date and an annual option grant for 200,000 shares of restricted stock during the term of his New Employment Agreement; Allen L. Lastinger, Jr., 125,000 shares of restricted stock on the Effective Date and an annual option grant for 100,000 shares of restricted stock during the term of his New Employment Agreement; and each of Charles W. Newman, Hinton
F. Nobles, Richard Anderson and Judith S. Beaubouef, 50,000 shares of restricted stock each on the Effective Date and two option grants for 30,000 shares of restricted stock each. See "THE MERGER -- Interests of Certain Persons in the Merger." Because awards under the Stock Plan are discretionary, no other awards are determinable at this time.

CODE SECTION 162(m)

     Code Section 162(m) precludes a publicly held corporation from claiming a compensation deduction for compensation in excess of $1 million paid to the chief executive officer or any of the four most highly compensated officers other than the chief executive officer. This limitation does not apply, however, to "qualified performance-based compensation." Because stock options and SARs granted under the Stock Plan must have an exercise price equal at least to fair market value at the date of grant and because the Stock Plan limits the number of shares that may be the subject of awards granted to any employee during any calendar year, compensation from the exercise of stock options and SARs should be treated as "qualified performance-based compensation" for Code Section 162(m) purposes.

     In addition, the Stock Plan authorizes the Committee to make awards of Restricted Stock or Performance Shares that are conditioned on the satisfaction of certain performance criteria. For such awards intended to result in "qualified performance-based compensation," the Committee will establish prior to or within 90 days after the start of the applicable performance period the applicable performance conditions. The Committee may select from the following performance measures for such purpose: (i) return on average common shareholders' equity of NationsBank, (ii) return on average assets of NationsBank, (iii) net income of NationsBank, (iv) earnings per common share of NationsBank or (v) total shareholder return of NationsBank. The performance conditions will be stated in the form of an objective, nondiscretionary formula, and the Committee will certify in writing the attainment of such performance conditions prior to any payout with respect to such awards. The Committee in its discretion may adjust downward any such award.

WITHHOLDING FOR PAYMENT OF TAXES

     The Stock Plan provides for the withholding and payment by a participant of any payroll or withholding taxes required by applicable law. The Stock Plan permits a participant to satisfy such requirement, with the approval of the Committee and subject to the terms of the Stock Plan, by having the Corporation withhold from the participant a number of shares of NationsBank Common Stock otherwise issuable under the award having a fair market value equal to the amount of the applicable payroll and withholding taxes.

CHANGES IN CAPITALIZATION AND SIMILAR CHANGES

     In the event of any change in the outstanding shares of NationsBank Common Stock by reason of any stock dividend, split, spin-off, recapitalization, merger, consolidation, combination, exchange of shares or otherwise, the aggregate number of shares of NationsBank Common Stock with respect to which awards may be made under the Stock Plan, the annual limit on individual awards and the limit on incentive stock options and the terms, types of shares and number of shares of any outstanding awards under the Stock Plan may be equitably adjusted by the Committee in its discretion to preserve the benefit of the award for NationsBank and the participant.

CHANGES IN CONTROL

     The Stock Plan provides that in the event of a change in control of NationsBank, all options and SARs will be fully exercisable as of the date of the change in control and shall remain exercisable through their full term. Outstanding awards of Restricted Stock and Performance Shares will become immediately vested, and any applicable performance conditions shall be deemed satisfied (at the target performance condition, if applicable) as of the date of the change in control.

AMENDMENT AND TERMINATION OF THE PLAN

     The NationsBank Board has the power to amend, modify or terminate the Stock Plan on a prospective basis. Shareholder approval will be obtained for any change to the material terms of the Stock Plan to the extent required by Code
Section 162(m) or other applicable law.

FEDERAL INCOME TAX TREATMENT

     INCENTIVE STOCK OPTIONS. Incentive stock options ("ISOs") granted under the Stock Plan will be subject to the applicable provisions of the Internal Revenue Code, including Code Section 422. If shares of NationsBank Common Stock are issued to an optionee upon the exercise an ISO, and if no "disqualifying disposition" of such shares is made by such optionee within one year after the exercise of the ISO or within two years after the date the ISO was granted, then
(i) no income will be recognized by the optionee at the time of the grant of the ISO, (ii) no income, for regular income tax purposes, will be realized by the optionee at the date of exercise, (iii) upon sale of the shares of NationsBank Common Stock acquired by exercise of the ISO, any amount realized in excess of the option price will be taxed to the optionee, for regular income tax purposes, as a capital gain (at varying rates depending upon the optionee's holding period in the shares and income level) and any loss sustained will be a capital loss, and (iv) no deduction will be allowed to NationsBank for federal income tax purposes. If a "disqualifying disposition" of such shares is made, the optionee will realize taxable ordinary income in an amount equal to the excess of the fair market value of the shares purchased at the time of exercise over the option price (the bargain purchase element) and NationsBank will be entitled to a federal income tax deduction equal to such amount. The amount of any gain in excess of the bargain purchase element realized upon a "disqualifying disposition" will be taxable as capital gain to the holder (at varying rates depending upon such holder's holding period in the shares and income level), for which NationsBank will not be entitled a federal income tax deduction. Upon exercise of an ISO, the optionee may be subject to alternative minimum tax.

     NONQUALIFIED STOCK OPTIONS. With respect to nonqualified stock options ("NQSOs") granted to optionees under the Stock Plan, (i) no income is realized by the optionee at the time the NQSO is granted, (ii) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and NationsBank receives a tax deduction for the same amount, and (iii) on disposition, appreciation or depreciation after the date of exercise is treated as capital gain or loss and taxed at varying rates depending upon the holder's holding period in the shares and income level.

     RESTRICTED STOCK. Upon becoming entitled to receive shares at the end of the applicable restriction period without a forfeiture, the recipient has ordinary income in an amount equal to the fair market value of the shares at that time. However, a recipient who elects under Code Section 83(b) within 30 days of the date of the grant will have ordinary income on the date of the grant equal to the fair market value of the shares of Restricted Stock as if the shares were unrestricted and could be sold immediately. If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes. Upon sale of the shares after the forfeiture period has expired, the holding period to determine whether the recipient has long-term or short-term capital gain or loss begins when the restriction period expires, and the tax basis will be equal to the fair market value of the shares when the restriction period expires. However, if the recipient timely elects to be taxed as of the date of grant, the holding period commences on the date of the grant and the tax basis will be equal to the fair market value of the shares on date of the grant as if the shares were then unrestricted and could be sold immediately. NationsBank generally will be entitled to a deduction equal to the amount that is taxable as ordinary compensation income to the recipient.

     PERFORMANCE SHARES. A participant who is awarded Performance Shares will not recognize income and NationsBank will not be allowed a deduction at the time the award is made. When a participant receives payment for Performance Shares in cash or shares of NationsBank Common Stock, the amount of the cash and the fair market value of the shares of NationsBank Common Stock received will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to NationsBank. However, if there is a substantial risk that any shares of NationsBank Common Stock used to pay out earned Performance Shares will be forfeited (for example, because the Committee conditions such shares on the performance of future services), the taxable event is deferred until the risk of forfeiture lapses. In this case, the participant can elect to make a Code Section 83(b) election as previously described. NationsBank can take the deduction at the time the income is recognized by the participant.

     The affirmative vote of a majority of the votes cast is required for approval of the Plan Amendment, subject to the applicable quorum requirements. See "NationsBank Special Meeting."

     THE NATIONSBANK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO AMEND AND RESTATE THE STOCK PLAN.

                                 LEGAL OPINION

     The legality of the NationsBank stock to be issued in connection with the Merger will be passed upon by Paul J. Polking, Executive Vice President and General Counsel of NationsBank. As of the date of this Joint Proxy Statement-Prospectus, Mr. Polking beneficially owned less than 97,000 shares of NationsBank Common Stock.

                                    EXPERTS

     The consolidated financial statements of NationsBank incorporated in this Joint Proxy Statement-Prospectus by reference to the NationsBank Annual Report on Form 10-K for the year ended December 31, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Barnett incorporated in this Joint Proxy Statement-Prospectus by reference to the Barnett Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     Representatives of Price Waterhouse LLP are expected to be present at the NationsBank Special Meeting, and representatives of Arthur Andersen LLP are expected to be present at the Barnett Special Meeting. In each case, such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

     Shareholders of NationsBank may submit proposals to be considered for shareholder action at the 1998 Annual Meeting of Shareholders of NationsBank if they do so in accordance with applicable regulations of the Commission. Any such proposals must be submitted to the Secretary of NationsBank no later than November 28, 1997, in order to be considered for inclusion in the NationsBank 1998 proxy materials.

     Barnett will hold a 1998 Annual Meeting of Shareholders only if the Merger is not consummated before the time of such meeting. In the event that such a meeting is held, any proposals of shareholders intended to be presented at the 1998 Annual Meeting must have been received by the Secretary of Barnett no later than October 30, 1997 in order to be considered for inclusion in the Barnett 1998 proxy materials.

                                 OTHER MATTERS

     As of the date of this Joint Proxy Statement-Prospectus, the Barnett Board and the NationsBank Board know of no matters that will be presented for consideration at the Special Meetings other than as described in this Joint Proxy Statement-Prospectus. If any other matters shall properly come before either Special Meeting or any adjournments or postponements thereof and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the respective managements of Barnett and NationsBank.

              UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

     The following Unaudited Pro Forma Condensed Balance Sheet as of September 30, 1997, combines the historical consolidated balance sheets of NationsBank and Barnett as if the Merger had been effective on September 30, 1997, after giving effect to certain adjustments described in the attached Notes to Unaudited Pro Forma Condensed Financial Information. NationsBank's acquisition of Boatmen's Bancshares Inc. ("Boatmen's") was completed on January 7, 1997 and is reflected in NationsBank's September 30, 1997 unaudited historical balance sheet.

     The Unaudited Pro Forma Condensed Statements of Income for the nine months ended September 30, 1997, and the year ended December 31, 1996 present the combined results of operations of NationsBank, Barnett and Boatmen's as if the Merger and the Boatmen's acquisition had been effective at January 1, 1996, after giving effect to certain adjustments described in the attached Notes to Unaudited Pro Forma Condensed Financial Information. The Unaudited Pro Forma Condensed Statements of Income for the years ended December 31, 1995 and 1994 present the combined results of operations of only NationsBank and Barnett as if the Merger had been effective at the beginning of each period, after giving effect to certain adjustments described in the attached Notes to Unaudited Pro Forma Condensed Financial Information.

     The unaudited Pro Forma Condensed Financial Information and accompanying notes reflect the application of the pooling-of-interests method of accounting for the Merger. Under this method of accounting, the recorded assets, liabilities, shareholders' equity, income and expenses of NationsBank and Barnett are combined and reflected at their historical amounts.

     The Boatmen's transaction was accounted for using the purchase method of accounting. Accordingly, the results of operations of Boatmen's have been included in the NationsBank historical financial statements from the date of acquisition. Under the purchase method of accounting, the purchase price was allocated to assets acquired and liabilities assumed based on their estimated fair values at the closing date of the transaction. The amount of the purchase accounting adjustments included in these unaudited Pro Forma Condensed Financial Statements are based on actual information known to date.

     The combined company expects to achieve substantial merger benefits in the form of operating cost savings. The pro forma earnings, which do not reflect any direct costs or potential savings which are expected to result from the consolidation of operations of NationsBank and Barnett, are not indicative of the results of future operations. The 1996 pro forma earnings do not reflect any direct costs or potential savings from the consolidation of operations of Boatmen's. No assurances can be given with respect to the ultimate level of expense savings.

     The pro forma condensed financial information does not include the effects of NationsBank's acquisition of First Federal Savings Bank of Brunswick, Georgia which was completed April 15, 1997, or its acquisition of Montgomery Securities, which was completed on October 1, 1997. These acquisitions are not significant to the historical financial position or results of operations of NationsBank either individually or in the aggregate.

                       PRO FORMA CONDENSED BALANCE SHEET
                                  (UNAUDITED)

                                                                                    AT SEPTEMBER 30, 1997
                                                                     ----------------------------------------------------
                                                                                                              NATIONSBANK
                                                                                                PRO FORMA       BARNETT
                                                                     NATIONSBANK    BARNETT    ADJUSTMENTS     COMBINED
                                                                     -----------    -------    -----------    -----------
                                                                                    (DOLLARS IN MILLIONS)
ASSETS
  Cash and cash equivalents.......................................    $   9,273     $ 2,297      $  (250)(2)   $  10,895
                                                                                                    (425)(3)
  Time deposits placed............................................        2,070          --           --           2,070
  Investment securities...........................................       35,540       4,111           --          39,651
  Federal funds sold and securities purchased under agreements to
     resell.......................................................        9,301           2           --           9,303
  Trading account assets..........................................       24,259          --           --          24,259
  Loans, leases and factored accounts receivable, net of unearned
     income.......................................................      139,582      30,835       (1,140)(3)     169,277
  Allowance for credit losses.....................................       (2,783)       (483)          --          (3,266)
                                                                     -----------    -------    -----------    -----------
     Loans, leases and factored accounts receivable, net of
       unearned income and allowance for credit losses............      136,799      30,352       (1,140)        166,011
  Premises, equipment and lease rights, net.......................        3,144       1,188          (50)(3)       4,282
  Customers' acceptance liability.................................        1,179         208           --           1,387
  Intangible assets...............................................        9,590       1,102           --          10,692
  Other assets....................................................       11,282       3,959          295(2)       15,536
                                                                     -----------    -------    -----------    -----------
     Total assets.................................................    $ 242,437     $43,219      $(1,570)      $ 284,086
                                                                     -----------    -------    -----------    -----------
                                                                     -----------    -------    -----------    -----------

LIABILITIES
  Deposits........................................................    $ 130,447     $32,920      $(1,900)(3)   $ 161,467
  Borrowed funds..................................................       43,777       2,826           --          46,603
  Trading account liabilities.....................................       13,033          --           --          13,033
  Acceptances outstanding.........................................        1,179         208           --           1,387
  Accrued expenses and other liabilities..........................        5,484       1,055          700(2)        7,342
                                                                                                     103(3)
  Trust preferred securities......................................        1,955         750           --           2,705
  Long-term debt..................................................       26,245       1,819           --          28,064
                                                                     -----------    -------    -----------    -----------
     Total liabilities............................................    $ 222,120     $39,578      $(1,097)      $ 260,601
                                                                     -----------    -------    -----------    -----------
                                                                     -----------    -------    -----------    -----------

SHAREHOLDERS' EQUITY
Preferred stock...................................................    $      95     $    --      $    --       $      95
Common stock......................................................        8,833         402          540(4)        9,775
Surplus...........................................................           --         540         (540)(4)          --
Retained earnings.................................................       11,209       2,741         (473)(2,3)     13,477
Other including loan to ESOP trust................................          180         (42)          --             138
                                                                     -----------    -------    -----------    -----------
     Total shareholders' equity...................................       20,317       3,641         (473)         23,485
                                                                     -----------    -------    -----------    -----------
     Total liabilities and shareholders' equity...................    $ 242,437     $43,219      $(1,570)      $ 284,086
                                                                     -----------    -------    -----------    -----------
                                                                     -----------    -------    -----------    -----------

                    PRO FORMA CONDENSED STATEMENT OF INCOME
                                  (UNAUDITED)

                                                                       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997
                                                                   -----------------------------------------------------
                                                                                                             NATIONSBANK
                                                                                               PRO FORMA       BARNETT
                                                                   NATIONSBANK    BARNETT     ADJUSTMENTS     COMBINED
                                                                   -----------    --------    -----------    -----------
                                                                      (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Income from Earning Assets
  Interest and fees on loans and leases.........................    $   9,451     $  2,045      $   (72)(3)   $  11,424
  Interest and dividends on securities..........................        1,182          232          (31)(3)       1,383
  Interest on federal funds sold and securities purchased under
     agreements to resell.......................................          515           13           --             528
  Trading account securities....................................        1,001           --           --           1,001
  Other.........................................................          142           --           --             142
                                                                   -----------    --------    -----------    -----------
     Total income from earning assets...........................       12,291        2,290         (103)         14,478
Interest Expense
  Deposits......................................................        2,973          690          (40)(3)       3,623
  Borrowed funds................................................        1,604          123           --           1,727
  Long-term debt................................................        1,316          132           --           1,448
  Other.........................................................          488           --           --             488
                                                                   -----------    --------    -----------    -----------
     Total interest expense.....................................        6,381          945          (40)          7,286
                                                                   -----------    --------    -----------    -----------
Net interest income.............................................        5,910        1,345          (63)          7,192
Provision for credit losses.....................................          570          106           --             676
                                                                   -----------    --------    -----------    -----------
  Net credit income.............................................        5,340        1,239          (63)          6,516
Gains on sales of securities....................................           91            2           --              93
Noninterest income..............................................        3,502          772          (11)(3)       4,263
Noninterest expense.............................................        5,403        1,358          (44)(3)       6,717
                                                                   -----------    --------    -----------    -----------
Income before income taxes......................................        3,530          655          (30)          4,155
Income taxes....................................................        1,271          230          (11)(7)       1,490
                                                                   -----------    --------    -----------    -----------
Net income before preferred dividends...........................        2,259          425          (19)          2,665
Preferred dividends.............................................            9           --           --               9
                                                                   -----------    --------    -----------    -----------
Net income available to common shareholders.....................    $   2,250     $    425      $   (19)      $   2,656
                                                                   -----------    --------    -----------    -----------
                                                                   -----------    --------    -----------    -----------
Primary earnings per common share...............................    $    3.13                                 $    2.81
                                                                   -----------                               -----------
                                                                   -----------                               -----------
Fully diluted earnings per common share.........................    $    3.04                                 $    2.74
                                                                   -----------                               -----------
                                                                   -----------                               -----------
Average Common Shares -- Primary................................      719,489                                   946,171
                                                                   -----------                               -----------
                                                                   -----------                               -----------
Average Common Shares -- Fully Diluted..........................      741,455                                   971,474
                                                                   -----------                               -----------
                                                                   -----------                               -----------

                    PRO FORMA CONDENSED STATEMENT OF INCOME
                                  (UNAUDITED)

                                                           FOR THE YEAR ENDED DECEMBER 31, 1996
                                -------------------------------------------------------------------------------------------
                                                                         NATIONSBANK                            NATIONSBANK
                                                            PRO FORMA     BOATMEN'S                PRO FORMA      BARNETT
                                NATIONSBANK   BOATMEN'S    ADJUSTMENTS    COMBINED     BARNETT    ADJUSTMENTS    COMBINED
                                -----------   ----------   -----------   -----------   --------   -----------   -----------
                                                      (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Income from Earning Assets
  Interest and fees on loans and
    leases......................  $  10,440    $  2,110      $    --      $  12,550    $  2,657     $   (96)(3)  $  15,111
  Interest and dividends on
    securities..................      1,306         737            7(6)       1,400         325         (41)(3)      1,684
                                                                (650)(6)
  Interest on federal funds sold
    and securities purchased
    under agreements to
    resell......................        666          24           --            690          24          --            714
  Trading account securities....      1,225           4           --          1,229          --          --          1,229
  Other.........................        159           6           --            165          --          --            165
                                -----------   ----------   -----------   -----------   --------   -----------   -----------
    Total income from earning
      assets....................     13,796       2,881         (643)        16,034       3,006        (137)        18,903
Interest Expense
  Deposits......................      3,322         994           --          4,316         924         (53)(3)      5,187
  Borrowed funds................      2,155         249         (617)(6)      1,787         119          --          1,906
  Long-term debt................      1,337          53          300(6)       1,690          97          --          1,787
  Other.........................        653          --           --            653          --          --            653
                                -----------   ----------   -----------   -----------   --------   -----------   -----------
    Total interest expense......      7,467       1,296         (317)         8,446       1,140         (53)         9,533
                                -----------   ----------   -----------   -----------   --------   -----------   -----------
Net interest income.............      6,329       1,585         (326)         7,588       1,866         (84)         9,370
Provision for credit losses.....        605          85           --            690         155          --            845
                                -----------   ----------   -----------   -----------   --------   -----------   -----------
  Net credit income.............      5,724       1,500         (326)         6,898       1,711         (84)         8,525
Gains on sales of securities....         67           2           --             69          19          --             88
Noninterest income..............      3,646         839           (6)(6)      4,479         791         (14)(3)      5,256
Merger related charge...........        118          70           --            188          --          --            188
Noninterest expense.............      5,685       1,453          286(6)       7,424       1,617         (59)(3)      8,982
                                -----------   ----------   -----------   -----------   --------   -----------   -----------
Income before income taxes......      3,634         818         (618)         3,834         904         (39)         4,699
Income taxes....................      1,259         295         (120)         1,434         340         (14)(7)      1,760
                                -----------   ----------   -----------   -----------   --------   -----------   -----------
Net income before preferred
  dividends.....................      2,375         523         (498)         2,400         564         (25)         2,939
Preferred dividends.............         15           7           --             22           2          --             24
                                -----------   ----------   -----------   -----------   --------   -----------   -----------
Net income available to common
  shareholders..................  $   2,360    $    516      $  (498)     $   2,378    $    562     $   (25)     $   2,915
                                -----------   ----------   -----------   -----------   --------   -----------   -----------
                                -----------   ----------   -----------   -----------   --------   -----------   -----------
Primary earnings per common
  share.........................  $    4.00                               $    3.29                              $    3.06
                                -----------                              -----------                            -----------
                                -----------                              -----------                            -----------
Fully diluted earnings per
  common share..................  $    3.92                               $    3.26                              $    3.03
                                -----------                              -----------                            -----------
                                -----------                              -----------                            -----------

Average Common Shares --
  Primary.......................    590,216                                 723,115                                953,844
                                -----------                              -----------                            -----------
                                -----------                              -----------                            -----------
Average Common Shares -- Fully
  Diluted.......................    603,530                                 736,429                                970,788
                                -----------                              -----------                            -----------
                                -----------                              -----------                            -----------

                    PRO FORMA CONDENSED STATEMENT OF INCOME
                                  (UNAUDITED)

                                                                            FOR THE YEAR ENDED DECEMBER 31, 1995
                                                                    -----------------------------------------------------
                                                                                                              NATIONSBANK
                                                                                                PRO FORMA       BARNETT
                                                                    NATIONSBANK    BARNETT     ADJUSTMENTS     COMBINED
                                                                    -----------    --------    -----------    -----------
                                                                       (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Income from Earning Assets
  Interest and fees on loans and leases..........................    $   9,552     $  2,580      $   (96)(3)   $  12,036
  Interest and dividends on securities...........................        1,468          376          (41)(3)       1,803
  Interest on federal funds sold and securities purchased under
    agreements to resell.........................................          937            5           --             942
  Trading account securities.....................................        1,097           --           --           1,097
  Other..........................................................          166           --           --             166
                                                                    -----------    --------    -----------    -----------
    Total income from earning assets.............................       13,220        2,961         (137)         16,044
Interest Expense
  Deposits.......................................................        3,281          993          (53)(3)       4,221
  Borrowed funds.................................................        2,710          148           --           2,858
  Long-term debt.................................................          886           78           --             964
  Other..........................................................          896           --           --             896
                                                                    -----------    --------    -----------    -----------
    Total interest expense.......................................        7,773        1,219          (53)          8,939
                                                                    -----------    --------    -----------    -----------
Net interest income..............................................        5,447        1,742          (84)          7,105
Provision for credit losses......................................          382          123           --             505
                                                                    -----------    --------    -----------    -----------
    Net credit income............................................        5,065        1,619          (84)          6,600
Gains on sales of securities.....................................           29            5           --              34
Noninterest income...............................................        3,078          714          (14)(3)       3,778
Merger related charge............................................           --           --           --              --
Noninterest expense..............................................        5,181        1,519          (59)(3)       6,641
                                                                    -----------    --------    -----------    -----------
Income before income taxes.......................................        2,991          819          (39)          3,771
Income taxes.....................................................        1,041          286          (14)(7)       1,313
                                                                    -----------    --------    -----------    -----------
Net income before preferred dividends............................        1,950          533          (25)          2,458
Preferred dividends..............................................            8           16           --              24
                                                                    -----------    --------    -----------    -----------
Net income available to common shareholders......................    $   1,942     $    517      $   (25)      $   2,434
                                                                    -----------    --------    -----------    -----------
                                                                    -----------    --------    -----------    -----------
Primary earnings per common share................................    $    3.56                                 $    3.13
                                                                    -----------                               -----------
                                                                    -----------                               -----------
Fully diluted earnings per common share..........................    $    3.52                                 $    3.07
                                                                    -----------                               -----------
                                                                    -----------                               -----------

Average Common Shares -- Primary.................................      544,959                                   776,634
                                                                    -----------                               -----------
                                                                    -----------                               -----------
Average Common Shares -- Fully Diluted...........................      554,267                                   801,218
                                                                    -----------                               -----------
                                                                    -----------                               -----------

                    PRO FORMA CONDENSED STATEMENT OF INCOME
                                  (UNAUDITED)

                                                                            FOR THE YEAR ENDED DECEMBER 31, 1994
                                                                    -----------------------------------------------------
                                                                                                              NATIONSBANK
                                                                                                PRO FORMA       BARNETT
                                                                    NATIONSBANK    BARNETT     ADJUSTMENTS     COMBINED
                                                                    -----------    --------    -----------    -----------
                                                                       (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Income from Earning Assets
  Interest and fees on loans and leases..........................    $   7,727     $  2,164      $   (96)(3)   $   9,795
  Interest and dividends on securities...........................        1,378          388          (41)(3)       1,725
  Interest on federal funds sold and securities purchased under
    agreements to resell.........................................          547            3           --             550
  Trading account securities.....................................          764           --           --             764
  Other..........................................................          113           --           --             113
                                                                    -----------    --------    -----------    -----------
    Total income from earning assets.............................       10,529        2,555         (137)         12,947
Interest Expense
  Deposits.......................................................        2,415          762          (53)(3)       3,124
  Borrowed funds.................................................        1,618           99           --           1,717
  Long-term debt.................................................          550           61           --             611
  Other..........................................................          735           --           --             735
                                                                    -----------    --------    -----------    -----------
    Total interest expense.......................................        5,318          922          (53)          6,187
                                                                    -----------    --------    -----------    -----------
Net interest income..............................................        5,211        1,633          (84)          6,760
Provision for credit losses......................................          310           74           --             384
                                                                    -----------    --------    -----------    -----------
    Net credit income............................................        4,901        1,559          (84)          6,376
Losses on sales of securities....................................          (13)         (13)          --             (26)
Noninterest income...............................................        2,597          556          (14)(3)       3,139
Merger related charge............................................           --           --           --              --
Noninterest expense..............................................        4,930        1,364          (59)(3)       6,235
                                                                    -----------    --------    -----------    -----------
Income before income taxes.......................................        2,555          738          (39)          3,254
Income taxes.....................................................          865          250          (14)(7)       1,101
                                                                    -----------    --------    -----------    -----------
Net income before preferred dividends............................        1,690          488          (25)          2,153
Preferred dividends..............................................           10           18           --              28
                                                                    -----------    --------    -----------    -----------
Net income available to common shareholders......................    $   1,680     $    470      $   (25)      $   2,125
                                                                    -----------    --------    -----------    -----------
                                                                    -----------    --------    -----------    -----------
Primary earnings per common share................................    $    3.06                                 $    2.72
                                                                    -----------                               -----------
                                                                    -----------                               -----------
Fully diluted earnings per common share..........................    $    3.03                                 $    2.67
                                                                    -----------                               -----------
                                                                    -----------                               -----------

Average Common Shares -- Primary.................................      549,312                                   782,254
                                                                    -----------                               -----------
                                                                    -----------                               -----------
Average Common Shares -- Fully Diluted...........................      557,146                                   805,965
                                                                    -----------                               -----------
                                                                    -----------                               -----------

                        NOTES TO THE UNAUDITED PRO FORMA
                        CONDENSED FINANCIAL INFORMATION

      (DOLLARS IN MILLIONS, SHARES IN THOUSANDS, PER SHARE AMOUNTS ACTUAL)

NOTE 1 -- BASIS OF PRESENTATION

     On August 29, 1997, NationsBank entered into an agreement and plan of merger pursuant to which Barnett Banks, Inc. ("Barnett") will be merged with a wholly-owned subsidiary of NationsBank (the "Merger"). Barnett is a multi-bank holding company headquartered in Jacksonville, Florida with approximately $43.2 billion in assets, $32.9 billion in deposits and $3.6 billion in shareholders' equity at September 30, 1997. The agreement calls for a tax-free exchange of
1.1875 shares of NationsBank common stock for each share of Barnett common stock.

     The unaudited Pro Forma Condensed Financial Information has been prepared assuming that the Merger will be accounted for under the pooling-of-interests method and is based on the historical consolidated financial statements of NationsBank and Barnett. Certain amounts in the historical financial statements of Barnett have been reclassified to conform with NationsBank's historical financial statement presentation.

     On January 7, 1997 NationsBank completed the acquisition of Boatmen's Bancshares, Inc. ("Boatmen's"), headquartered in St. Louis, Missouri, resulting in the issuance of approximately 195 million shares of NationsBank's common stock valued at $9.4 billion and aggregate cash payments of $371 million to Boatmen's shareholders. At the acquisition date, Boatmen's total assets and deposits were approximately $41.2 billion and $32.0 billion, respectively. The acquisition was accounted for under the purchase method of accounting.

     The pro forma adjustments represent management's best estimate based on available information at this time. Actual adjustments will differ from those reflected in the unaudited Pro Forma Condensed Financial Information. NationsBank and Barnett are still in the process of reviewing their respective accounting policies relative to those followed by the other entity. As a result of this review, it might be necessary to restate certain amounts in NationsBank's or Barnett's financial statements to conform to those accounting policies that are most appropriate. In management's opinion, any such restatements will not be material.

     The unaudited Pro Forma Condensed Financial Information should be read in conjunction with the historical consolidated financial statements and the related notes thereto of each of NationsBank and Barnett incorporated by reference herein. The Barnett Annual Report on Form 10-K for the year ended December 31, 1996 should be read in conjunction with the Barnett Current Reports on Form 8-K filed September 12, 1997 and September 24, 1997.

NOTE 2 -- MERGER AND INTEGRATION COSTS

     In connection with the Merger, NationsBank expects to incur pre-tax merger-related costs of approximately $700 million ($495 million after-tax), which will include approximately $240 million in severance, relocation and change in control payments, $270 million of conversion costs and occupancy and equipment expenses (primarily lease exit costs and the elimination of duplicate facilities and other capitalized assets), $100 million of exit costs related to contract terminations and $90 million of other Merger costs (including legal and investment banking fees).

     In connection with the Merger, Barnett expects to incur a pre-tax charge of approximately $250 million ($160 million after-tax) related to the Barnett Supplemental Executive Retirement Plan (which becomes vested and accruable on a change in control), investment banking fees and other Merger costs. The approval of the Merger by Barnett's shareholders constitutes a change in control under the Barnett Supplemental Executive Retirement Plan. These amounts, including the related tax effect, have been reflected in the Unaudited Pro Forma Condensed Balance Sheet as of September 30, 1997 and are not reflected in the Unaudited Pro Forma Condensed Statements of Income as they are not expected to have a continuing impact on the combined company.

                        NOTES TO THE UNAUDITED PRO FORMA
                  CONDENSED FINANCIAL INFORMATION -- CONTINUED

NOTE 3 -- DIVESTITURES

     NationsBank anticipates that, in order to comply with what the Federal Reserve Board, the Department of Justice and certain Florida authorities may require in connection with their review of the Merger, the combined company will divest branches of Barnett with loans and deposits aggregating approximately $1.1 billion and $1.9 billion, respectively, in various markets in Florida. NationsBank expects to receive a premium of 15 percent of deposits on such divestitures. Such divestitures have been included in the unaudited Pro Forma Condensed Balance Sheet. The amount of any required divestitures has not yet been finally determined, and there can be no assurance that divestitures exceeding $1.9 billion will not be required.

     The estimated impact of anticipated branch divestitures on net income included in the unaudited Pro Forma Statements of Income for the nine months ended September 30, 1997 and the years ended December 31, 1996, 1995 and 1994 is based on information available at this time and was estimated using Barnett's historical interest yields and rates, ratio of service charges on deposit accounts to average deposits and costs directly related to operating the branches to be divested. The actual impact of anticipated branch divestitures will differ from that reflected in the unaudited Pro Forma Statements of Income for the nine months ended September 30, 1997 and the years ended
December 31, 1996, 1995 and 1994.

NOTE 4 -- SHAREHOLDERS' EQUITY

     In conjunction with the Merger, NationsBank will exchange 1.1875 shares of its common stock for each share of common stock of Barnett. Barnett had 192,870,753 shares of common stock outstanding as of September 30, 1997. The common stock in the Unaudited Pro Forma Condensed Balance Sheet has been adjusted to reflect the reclassification of Barnett's surplus to conform to NationsBank's presentation. Pro forma condensed retained earnings reflects the adjustments for anticipated merger-related costs and divestitures as described above.

NOTE 5 -- OPERATING COST SAVINGS

     The combined company expects to achieve substantial cost savings through the optimization of delivery systems, reduction of corporate overhead, elimination of redundant staff functions, consolidation of business lines, data processing and back office operations, infrastructure and vendor leverage and the elimination of certain duplicate or excess office facilities. Approximately 50 percent of the operating cost savings are expected to be achieved by the end of 1998 with the remainder achieved in 1999. No adjustment has been included in the unaudited pro forma financial information for the anticipated operating cost savings. There can be no assurance that anticipated operating cost savings will be achieved in the expected amounts or at the times anticipated.

NOTE 6 -- BOATMEN'S ACQUISITION

     The unaudited Pro Forma Financial Information reflects the Boatmen's acquisition using the purchase method of accounting. The cash component of the purchase price is assumed to equal 35% of the purchase price (the actual amount paid at closing plus share repurchases completed through August 1997) and is funded through the issuance of additional debt securities. The Unaudited Pro Forma Income Statement for the year ended December 31, 1996 also reflects the impact of the purchase accounting adjustments including the fair value adjustments related to investment securities, accrued expenses and other liabilities, other intangible assets and mortgage servicing rights.

                        NOTES TO THE UNAUDITED PRO FORMA
                  CONDENSED FINANCIAL INFORMATION -- CONTINUED

NOTE 6 -- BOATMEN'S ACQUISITION -- Continued
     Purchase accounting adjustments related to the acquisition of Boatmen's reflected in the unaudited Pro Forma Condensed Statement of Income for the year ended December 31, 1996 are summarized as follows:

Interest income
  Accretion of securities fair value adjustment...............................................   $  7
Noninterest income
  Amortization of mortgage servicing rights...................................................      6
Noninterest expense
  Amortization of intangibles.................................................................    286
Interest Income
  Decrease in interest income from reduction in discretionary investment security portfolio...    650
Interest Expense
  Increase in interest expense on debt securities to fund cash component of purchase price....    300
Reduction in funding cost due to reduction in investment security portfolio...................    617

     The following assumptions were used in establishing the purchase accounting adjustments reflected in the unaudited Pro Forma Condensed Statement of Income:

     Securities -- Accrete the discount into interest income on a straight-line method over the estimated maturities of the affected securities, 3 years.

     Mortgage Servicing Rights -- Amortize the excess of fair value over carrying value on a straight-line method over the estimated maturities of the underlying mortgages, 7 years.

     Intangibles -- Amortize the identifiable intangible value as noninterest expense over 10 years and goodwill on a straight-line basis over 25 years.

NOTE 7 -- INCOME TAXES

     Income tax expense on pro forma adjustments is reflected using a 36% tax rate.

                                   APPENDIX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                                 BY AND BETWEEN
                              BARNETT BANKS, INC.
                                      AND
                            NATIONSBANK CORPORATION
                          DATED AS OF AUGUST 29, 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                                  PAGE
                                                                                                                  ----
ARTICLE I.      CERTAIN DEFINITIONS............................................................................     1

     1.1.       Certain Definitions............................................................................     1

ARTICLE II.     THE MERGER; EFFECTS OF THE MERGER..............................................................     4

     2.1.       The Merger.....................................................................................     4
     2.2.       Effective Date And Effective Time..............................................................     4
     2.3.       Amendment Of NationsBank Articles..............................................................     4
     2.4.       Tax Consequences...............................................................................     5
     2.5.       Accounting Treatment...........................................................................     5

ARTICLE III.    MERGER CONSIDERATION; EXCHANGE PROCEDURES......................................................     5

     3.1.       Merger Consideration...........................................................................     5
     3.2.       Rights As Stockholders; Stock Transfers........................................................     5
     3.3.       Fractional Shares..............................................................................     5
     3.4.       Exchange Procedures............................................................................     5
     3.5.       Anti-Dilution Provisions.......................................................................     6
     3.6.       Treasury Shares................................................................................     6
     3.7.       Options........................................................................................     6

ARTICLE IV.     ACTIONS PENDING MERGER.........................................................................     7

     4.1.       Ordinary Course................................................................................     7
     4.2.       Capital Stock..................................................................................     7
     4.3.       Dividends, Etc.................................................................................     7
     4.4.       Compensation; Employment Agreements; Etc.......................................................     8
     4.5.       Benefit Plans..................................................................................     8
     4.6.       Acquisitions And Dispositions..................................................................     8
     4.7.       Amendments.....................................................................................     8
     4.8.       Accounting Methods.............................................................................     8
     4.9.       Adverse Actions................................................................................     8
     4.10.      Agreements.....................................................................................     8

ARTICLE V.      REPRESENTATIONS AND WARRANTIES.................................................................     9

     5.1.       Disclosure Schedules...........................................................................     9
     5.2.       Standard.......................................................................................     9
     5.3.       Representations And Warranties.................................................................     9

ARTICLE VI.     COVENANTS......................................................................................    14

     6.1.       Best Efforts...................................................................................    14
     6.2.       Stockholder Approvals..........................................................................    14
     6.3.       Registration Statement.........................................................................    15
     6.4.       Press Releases.................................................................................    15
     6.5.       Access; Information............................................................................    15
     6.6.       Acquisition Proposals..........................................................................    16
     6.7.       Affiliate Agreements...........................................................................    16
     6.8.       Takeover Laws..................................................................................    16
     6.9.       No Rights Triggered............................................................................    17
     6.10.      Shares Listed..................................................................................    17
     6.11.      Regulatory Applications........................................................................    17
     6.12.      Indemnification; Directors' and Officers' Insurance............................................    17
     6.13.      Benefits Plans.................................................................................    19
     6.14.      Certain Director And Officer Positions.........................................................    19
     6.15.      Notification Of Certain Matters................................................................    19
     6.16.      Redemption of Company Preferred Stock..........................................................    19

                                                                                                                  PAGE
                                                                                                                  ----
ARTICLE VII.    CONDITIONS TO CONSUMMATION OF THE MERGER.......................................................    19

     7.1.       Shareholder Vote...............................................................................    19
     7.2.       Regulatory Approvals...........................................................................    19
     7.3.       Third Party Consents...........................................................................    19
     7.4.       No Injunction, Etc.............................................................................    19
     7.5.       Representations, Warranties And Covenants Of NationsBank.......................................    20
     7.6.       Representations, Warranties And Covenants Of The Company.......................................    20
     7.7.       Effective Registration Statement...............................................................    20
     7.8.       Tax Opinion....................................................................................    20
     7.9.       Articles Of Amendment..........................................................................    21
     7.10.      NYSE Listing...................................................................................    21
     7.11.      Company Rights Agreement.......................................................................    21
     7.12.      Accounting Treatment...........................................................................    21

ARTICLE VIII.   TERMINATION....................................................................................    21

     8.1.       Termination....................................................................................    21
     8.2.       Effect Of Termination And Abandonment..........................................................    23

ARTICLE IX.     MISCELLANEOUS..................................................................................    23

     9.1.       Survival.......................................................................................    23
     9.2.       Waiver; Amendment..............................................................................    23
     9.3.       Counterparts...................................................................................    23
     9.4.       Governing Law..................................................................................    23
     9.5.       Expenses.......................................................................................    23
     9.6.       Confidentiality................................................................................    23
     9.7.       Notices........................................................................................    23
     9.8.       Entire Understanding; No Third Party Beneficiaries.............................................    24
     9.9.       Headings.......................................................................................    24

EXHIBIT A       Form of Stock Option Agreement with respect to Option Issued by Barnett Banks, Inc.

EXHIBIT B       Form of Stock Option Agreement with respect to Option Issued by NationsBank Corporation

EXHIBIT C       Form of Affiliate Letter Addressed to NationsBank Corporation

EXHIBIT D       Form of Affiliate Letter Addressed to Barnett Banks, Inc.

     AGREEMENT AND PLAN OF MERGER, dated as of August 29, 1997 (this "Agreement"), by and between Barnett Banks, Inc., a Florida corporation (the "Company"), and NationsBank Corporation, a North Carolina corporation ("NationsBank").

                                  WITNESSETH:

     WHEREAS, the Boards of Directors of the Company and NationsBank have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein in which the Company will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into NationsBank so that NationsBank is the surviving corporation in the Merger;

     WHEREAS, in connection with the execution of this Agreement, the Company and NationsBank will enter into a stock option agreement, with the Company as issuer and NationsBank as Grantee (the "Company Stock Option Agreement") in the form attached hereto as Exhibit A; and

     WHEREAS, in connection with the execution of this Agreement, NationsBank and the Company will enter into a stock option agreement, with NationsBank as issuer and the Company as Grantee (the "NationsBank Stock Option Agreement" and, together with the Company Stock Option Agreement, the "Stock Option Agreements") in the form attached hereto as Exhibit B; and

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I.
                              CERTAIN DEFINITIONS

     1.1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below:

     "Affiliate" shall have the meaning set forth in Section 6.7(a).

     "Agreement" shall have the meaning set forth in the recitals to this Agreement.

     "Articles of Amendment" shall have the meaning set forth in Section 2.3.

     "BCA" shall have the meaning set forth in Section 2.1(b).

     "Certificate of Merger" shall have the meaning set forth in Section 2.1(b).

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Company" shall have the meaning set forth in the recitals to this Agreement.

     "Company Common Stock" shall have the meaning set forth in Section 3.1(a).

     "Company Directors" shall have the meaning set forth in Section 6.14.

     "Company Meeting" shall have the meaning set forth in Section 6.2.

     "Company Preferred Stock" shall have the meaning set forth in Section 2.3.

     "Company Right" shall have the meaning set forth in Section 3.1(a).

     "Company Rights Agreement" shall have the meaning set forth in Section 3.1(a).

     "Company Stock" shall mean Company Common Stock and Company Preferred
Stock.

     "Company Stock Option" shall have the meaning set forth in Section 3.7.

     "Company Stock Option Agreement" shall have the meaning set forth in the recitals hereto.

     "Company Stock Option Plans" shall have the meaning set forth in Section
3.7.

     "Compensation and Benefit Plans" shall have the meaning set forth in
Section 5.3(l).

     "Confidentiality Agreement" shall mean the Confidentiality Agreement, dated August 20, 1997, between the Company and NationsBank.

     "Costs" shall have the meaning set forth in Section 6.12(a).

     "Disclosure Schedule" shall have the meaning set forth in Section 5.1.

     "Effective Date" shall have the meaning set forth in Section 2.2.

     "Effective Time" shall have the meaning set forth in Section 2.2.

     "Employee Benefit Plans" shall have the meaning set forth on Section 6.13 of the Company Disclosure Schedule.

     "Environmental Laws" shall have the meaning set forth in Section 5.3(o).

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall have the meaning set forth in Section 5.3(l).

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     "Exchange Agent" shall have the meaning set forth in Section 3.2.

     "Exchange Fund" shall have the meaning set forth in Section 3.5(a).

     "Exchange Ratio" shall have the meaning set forth in Section 3.1(a).

     "FDIC" shall mean the Federal Deposit Insurance Corporation.

     "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

     "Indemnified Party" shall have the meaning set forth in Section 6.12(a).

     "Joint Proxy Statement" shall have the meaning set forth in Section 6.3.

     "Liens" shall mean any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

     "Material Adverse Effect" shall mean with respect to the Company or NationsBank, respectively, any effect that (i) is material and adverse to the financial position, results of operations or business of the Company and its Subsidiaries taken as a whole, or NationsBank and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of the Company or NationsBank, respectively, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (c) actions or omissions of the Company or NationsBank taken with the prior written consent of the Company or NationsBank, as applicable, in contemplation of the transactions contemplated hereby, (d) circumstances affecting banks or savings associations and their holding companies generally, and (e) the effects of the Merger and compliance by either party with the provisions of this Agreement on the business, financial condition or results of operations of such party and its Subsidiaries, or the other party and its Subsidiaries, as the case may be.

     "Meeting" shall have the meaning set forth in Section 6.2.

     "Merger" shall have the meaning set forth in the recitals to this Agreement and in Section 2.1(a).

     "Merger Consideration" shall have the meaning set forth in Section 2.1.

     "Multiemployer Plans" shall have the meaning set forth in Section 5.3(l).

     "NationsBank" shall have the meaning set forth in the recitals to this Agreement.

     "NationsBank Common Stock" shall have the meaning set forth in Section 3.1(a).

     "NationsBank ESOP Preferred Stock" shall have the meaning set forth in
Section 4.3(1).

     "NationsBank Meeting" shall have the meaning set forth in Section 6.2.

     "NationsBank New Preferred Stock" shall have the meaning set forth in
Section 3.1(b).

     "NationsBank Series B Preferred Stock" shall mean the 7% Cumulative Redeemable Preferred Stock, Series B, stated value $100.00 per share, of NationsBank.

     "NationsBank Stock" shall mean NationsBank Common Stock and NationsBank Preferred Stock.

     "NationsBank Stock Option Agreement" shall have the meaning set forth in the recitals hereto.

     "New Certificates" shall have the meaning set forth in Section 3.5(a).

     "NYSE" shall mean The New York Stock Exchange, Inc.

     "OCC" shall mean the Office of the Comptroller of the Currency.

     "Old Certificates" shall have the meaning set forth in Section 3.2.

     "OTS" shall mean the Office of Thrift Supervision.

     "Pension Plan" shall have the meaning set forth in Section 5.3(l).

     "Person" or "person" shall mean any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

     "Plans" shall have the meaning set forth in Section 5.3(l).

     "Previously Disclosed" by a party shall mean information set forth in its Disclosure Schedule.

     "Registration Statement" shall have the meaning set forth in Section 6.3.

     "Regulatory Authorities" shall have the meaning set forth in Section
5.3(h).

     "Rights" shall mean, with respect to any person, securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock of such person.

     "SEC" shall mean the Securities and Exchange Commission.

     "SEC Documents" shall have the meaning set forth in Section 5.3(g).

     "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     "Stock Option Agreements" shall have the meaning set forth in the recitals to this Agreement.

     "Subsidiary" and "Significant Subsidiary" shall have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

     "Surviving Corporation" shall have the meaning set forth in Section 2.1(a).

     "Takeover Laws" shall have the meaning set forth in Section 5.3(n).

     "Takeover Proposal" shall mean, with respect to any person, any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any of its Significant Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company or any of its Significant Subsidiaries other than the transactions contemplated or permitted by this Agreement.

     "Tax Returns" shall have the meaning set forth in Section 5.3(p).

     "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

     "Treasury Shares" shall have the meaning set forth in Section 3.1(a).

                                  ARTICLE II.
                       THE MERGER; EFFECTS OF THE MERGER

     2.1. THE MERGER. (a) THE SURVIVING CORPORATION. At the Effective Time, the Company shall merge with and into NationsBank (the "Merger"), the separate corporate existence of the Company shall cease and NationsBank shall survive and continue to exist as a North Carolina corporation (NationsBank, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Corporation"). NationsBank may at any time change the method of effecting the combination with the Company (including without limitation the provisions of this Article II) if and to the extent it deems such change to be desirable, including without limitation to provide for a merger of the Company into a wholly-owned subsidiary of NationsBank; provided, however, that no such change shall (A) alter or change the amount or kind of consideration to be issued to holders of Company Stock as provided for in this Agreement (the "Merger Consideration"), (B) adversely affect the tax treatment of the Company's stockholders as a result of receiving the Merger Consideration or (C) materially impede or delay consummation of the transactions contemplated by this Agreement.

     (b) EFFECTIVENESS AND EFFECTS OF THE MERGER. Subject to the satisfaction or waiver of the conditions set forth in Article VII in accordance with this Agreement, the Merger shall become effective upon the occurrence of both (i) the filing in the office of the Secretary of State of North Carolina of a certificate of merger (the "Certificate of Merger") and (ii) the filing with the Department of State of Florida of articles of merger (the "Articles of Merger"), or such later date and time as may be set forth in the Certificate of Merger and the Articles of Merger, in accordance with Section 11-05 of the General and Business Corporation Act of North Carolina (the "NCBCA") and Section 607.1105 of the 1989 Business Corporation Act of Florida (the "BCA"). The Merger shall have the effects prescribed in Section 11-06 of the NCBCA and Section 607.1106 of the BCA.

     (c) CERTIFICATE OF INCORPORATION AND BY-LAWS. The certificate of incorporation and by-laws of the Surviving Corporation shall be those of NationsBank, as in effect immediately prior to the Effective Time.

     2.2. EFFECTIVE DATE AND EFFECTIVE TIME. Subject to the satisfaction or waiver of the conditions as set forth in Article VII in accordance with this Agreement, the parties shall cause the effective date of the Merger (the "Effective Date") to occur on (1) the third business day to occur after the last of the conditions set forth in Sections 7.1, 7.2, 7.3 and 7.10 shall have been satisfied or waived in accordance with the terms of this Agreement or (2) such other date to which the parties may agree in writing. The time on the Effective Date when the Merger shall become effective is referred to as the "Effective Time."

     2.3. AMENDMENT OF NATIONSBANK ARTICLES. Unless the Company's Series B $2.50 Cumulative Convertible Preferred Stock, par value $.10 per share, liquidation preference $25 per share (the "Company Preferred Stock"), has earlier been called for redemption by the Company as contemplated by Section 6.16 hereof, at the Effective Time, (i) the articles of incorporation of NationsBank shall be amended to fix the preferences, limitations and relative rights of the series of NationsBank Preferred Stock, shares of which are to be issued in the Merger pursuant to Section 3.1(b) and (ii) at or prior to the Effective Time, NationsBank shall deliver to the Secretary of State of North Carolina for filing, pursuant to Section 6-02 of the North Carolina Business Corporation Act, articles of amendment, in a form mutually acceptable to NationsBank and the Company, giving effect to the foregoing and containing any other provisions with respect to the aforementioned series of NationsBank Preferred Stock necessary to permit consummation of the Merger in accordance with the terms of this Agreement (the "Articles of Amendment").

     2.4. TAX CONSEQUENCES. It is intended that the Merger shall qualify as a reorganization under Section 368(a) of the Code, and that the Agreement shall constitute a "plan of reorganization" for purposes of Section 368 of the Code.

     2.5. ACCOUNTING TREATMENT. It is intended that the Merger be accounted for as a "pooling of interests" under generally accepted accounting principles.

                                  ARTICLE III.
                   MERGER CONSIDERATION; EXCHANGE PROCEDURES

     3.1. MERGER CONSIDERATION. Subject to the provisions of this Agreement (including, without limitation, Section 8.1(f) hereof), at the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or stockholder:

     (a) OUTSTANDING COMPANY COMMON STOCK. Each share (excluding (i) shares held by the Company or any of its Subsidiaries or by NationsBank or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted ("Treasury Shares")) of the common stock, par value $2.00 per share, of the Company, including each attached right (a "Company Right") issued pursuant to the Rights Agreement, dated February 21, 1990, as amended (the "Company Rights Agreement"), between the Company and the Rights Agent named therein (the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive 1.1875 shares (subject to adjustment as set forth herein, the "Exchange Ratio") of common stock (the "NationsBank Common Stock") of NationsBank.

     (b) OUTSTANDING COMPANY PREFERRED STOCK. Unless the Company Preferred Stock has earlier been called for redemption by the Company as contemplated by Section
6.16 hereof, each share of the Company Preferred Stock, excluding any Treasury Shares, issued and outstanding immediately prior to the Effective Time, shall become and be converted into the right to receive one share of newly created series of preferred stock of NationsBank ("NationsBank New Preferred Stock") having terms (to be set forth in the Articles of Amendment) substantially identical to those of the Company Preferred Stock, except that each share of NationsBank New Preferred Stock shall be convertible into NationsBank Common Stock at a conversion rate adjusted to take into account the Exchange Ratio.

     3.2. RIGHTS AS STOCKHOLDERS; STOCK TRANSFERS. At the Effective Time, holders of Company Stock shall cease to be, and shall have no rights as, stockholders of the Company, other than to receive any dividend or other distribution with respect to such Company Stock with a record date occurring prior to the Effective Time and the consideration provided under this Article
III. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of shares of Company Stock.

     3.3. FRACTIONAL SHARES. Notwithstanding any other provision hereof, no fractional shares of NationsBank Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, NationsBank shall pay to each holder of Company Common Stock who would otherwise be entitled to a fractional share of NationsBank Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash to be paid in lieu of fractional shares (without interest) determined by multiplying such fraction by the average of the last sale prices of NationsBank Common Stock, as reported by the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the five NYSE trading days immediately preceding the Effective Date.

     3.4. EXCHANGE PROCEDURES. (a) At or prior to the Effective Time, NationsBank shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Old Certificates (which for purposes of this Section 3.4 shall include certificates formerly representing shares of Company Preferred Stock, to the extent the Company Preferred Stock has not been called for redemption by the Company as contemplated by Section 6.16 of this Agreement), for exchange in accordance with this Article III, certificates representing the shares of NationsBank Stock ("New Certificates") and an estimated amount of cash to be paid in lieu of fractional shares (such cash and New Certificates, together with any dividends or distributions with respect thereto (without any interest thereon), being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this Article III in exchange for outstanding shares of Company Stock.

     (b) As promptly as practicable after the Effective Date, NationsBank shall send or cause to be sent to each former holder of record of shares (other than Treasury Shares) of Company Stock immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's Old Certificates for the consideration set forth in this Article III. NationsBank shall cause the New Certificates into which shares of a stockholder's Company Stock are converted on the Effective Date and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such stockholder upon delivery to the Exchange Agent of Old Certificates representing such shares of Company Stock (or indemnity reasonably satisfactory to NationsBank and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid pursuant to this Article III upon such delivery.

     (c) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Company Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (d) No dividends or other distributions with respect to NationsBank Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Company Stock converted in the Merger into shares of such NationsBank Stock until the holder thereof shall surrender such Old Certificate in accordance with this Article
III. After the surrender of an Old Certificate in accordance with this Article III, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of NationsBank Stock represented by such Old Certificate.

     (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for twelve months after the Effective Time shall be paid to NationsBank. Any stockholders of the Company who have not theretofore complied with this Article III shall thereafter look only to NationsBank for payment of the shares of NationsBank Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on the NationsBank Stock deliverable in respect of each share of Company Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

     3.5. ANTI-DILUTION PROVISIONS. In the event NationsBank changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of NationsBank Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to the outstanding NationsBank Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

     3.6. TREASURY SHARES. Each of the shares of Company Stock constituting Treasury Shares immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

     3.7. OPTIONS. (a) At the Effective Time, all employee and director stock options to purchase shares of Company Common Stock (each, a "Company Stock Option"), which are then outstanding and unexercised, shall cease to represent a right to acquire shares of Company Stock and shall be converted automatically into options to purchase shares of NationsBank Common Stock, and NationsBank shall assume each such Company Stock Option subject to the terms of any of the stock option plans listed under "Stock Option Plans" in Section 5.3(l) (i) of the Company's Disclosure Schedule (collectively, the "Company Stock Option Plans"), and the agreements evidencing grants thereunder, including but not limited to the accelerated vesting of such options which shall occur in connection with and by virtue of the Merger as and to the extent required by such plans and agreements; provided, however, that from and after the Effective Time, (i) the number of shares of NationsBank Common Stock purchasable upon exercise of such Company Stock Option shall be equal to the number of shares of Company Common Stock that were purchasable under such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and rounding to the nearest whole share, and (ii) the per share exercise price under each such Company Stock Option shall be adjusted by dividing the per share exercise price of each such Company Stock Option by the Exchange Ratio, and rounding down to the nearest cent. The terms of each Company Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to NationsBank Common Stock on or subsequent to the Effective Date. Notwithstanding the foregoing, the number of shares and the per share exercise price of each Company Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. Accordingly, with respect to any incentive stock options, fractional shares shall be rounded down to the nearest whole number of shares and where necessary the per share exercise price shall be rounded up to the nearest cent.

     (b) Prior to the Effective Time, NationsBank shall reserve for issuance the number of shares of NationsBank Common Stock necessary to satisfy NationsBank's obligations under Section 3.7(a). Promptly after the Effective Time, NationsBank shall file with the SEC a registration statement on an appropriate form under the Securities Act with respect to the shares of NationsBank Common Stock subject to options to acquire NationsBank Common Stock issued pursuant to
Section 3.07(a) hereof, and shall use its best efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or "blue sky" laws, for so long as such options remain outstanding.

                                  ARTICLE IV.
                             ACTIONS PENDING MERGER

     From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, (i) without the prior written consent of NationsBank (which consent shall not be unreasonably withheld or delayed) the Company will not, and will cause each of its Subsidiaries not to, and (ii) without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed) NationsBank will not, and will cause each of its Subsidiaries not to:

     4.1. ORDINARY COURSE. Conduct the business of it and its Subsidiaries other than in the ordinary and usual course or, to the extent consistent therewith, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would (i) adversely affect the ability of any party to obtain any necessary approvals of any Regulatory Authorities required for the transactions contemplated hereby or (ii) adversely affect its ability to perform any of its material obligations under this Agreement.

     4.2. CAPITAL STOCK. In the case of the Company, other than (i) pursuant to Rights or other stock options or stock-based awards Previously Disclosed in its Disclosure Schedule, (ii) upon conversion of shares of Company Preferred Stock pursuant to the terms thereof, (iii) pursuant to the Company Option Agreement,
(iv) pursuant to the Company Rights Agreement or (v) as otherwise set forth on
Section 6.13 of the Company Disclosure Schedule, (x) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock, any stock appreciation rights or any Rights, (y) enter into any agreement with respect to the foregoing, or (z) permit any additional shares of capital stock to become subject to new grants of employee stock options, stock appreciation rights, or similar stock-based employee rights.

     4.3. DIVIDENDS, ETC. (1) Make, declare or pay any dividend (other than (i) in the case of the Company, (A) quarterly cash dividends on Company Common Stock in an amount not to exceed the rate payable on such Company Common Stock as of the date hereof and, to the extent not inconsistent with Section 6.16 hereof, dividends payable on Company Preferred Stock at a rate not exceeding the rate provided for in the terms thereof, and (B) dividends from greater than 95%-owned Subsidiaries to the Company or another greater than 95%-owned Subsidiary of the Company, as applicable, and (ii) in the case of NationsBank, regular quarterly cash dividends on NationsBank Common Stock in the ordinary course consistent with past practice, semi-annual cash dividends on the ESOP Convertible Preferred Stock, Series C (the "NationsBank ESOP Preferred Stock") and cash dividends on any other outstanding issues of preferred stock in accordance with the terms thereof and dividends from Subsidiaries to NationsBank or another Subsidiary of NationsBank, as applicable) on or in respect of, or declare or make any distribution on any shares of its capital stock, or (2) other than (A) as Previously Disclosed in its Disclosure Schedule, (B) in the case of the Company, pursuant to the terms of the Company Preferred Stock or as expressly contemplated by Section 6.16 of this Agreement, or (C) in the ordinary course pursuant to employee benefit plans, directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock. After the date of this Agreement, each of NationsBank and the Company shall coordinate with the other the declaration of any dividends in respect of NationsBank Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of NationsBank Common Stock or Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of NationsBank Common Stock and/or Company Common Stock and any shares of NationsBank Common Stock any such holder receives in exchange therefor in the Merger.

     4.4. COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. In the case of the Company and its Subsidiaries, except as set forth on Section 6.13 of the Company Disclosure Schedule, enter into or amend any written employment, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for (i) normal individual increases in compensation to employees in the ordinary course of business consistent with past practice or (ii) other changes as are provided for herein or as may be required by law or to satisfy contractual obligations existing as of the date hereof or additional grants of awards to newly hired employees consistent with past practice or such changes that, either individually or in the aggregate, would not reasonably be expected to result in a material liability to the Company or its Subsidiaries.

     4.5. BENEFIT PLANS. In the case of the Company and its Subsidiaries, except as set forth on Section 6.13 of the Company Disclosure Schedule, enter into or amend (except as may be required by applicable law, to satisfy contractual obligations existing as of the date hereof or amendments which, either individually or in the aggregate, would not reasonably be expected to result in a material liability to the Company or its Subsidiaries) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including without limitation taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

     4.6. ACQUISITIONS AND DISPOSITIONS. In the case of the Company, except as Previously Disclosed in its Disclosure Schedule, dispose of or discontinue any portion of its assets, business or properties, which is material to it and its Subsidiaries taken as a whole, or acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the business or property of any other entity which is material to it and its Subsidiaries taken as a whole. NationsBank will not, and will cause its Subsidiaries not to, make any acquisition or take any other action which would materially adversely affect its ability to consummate the transactions contemplated by this Agreement.

     4.7. AMENDMENTS. In the case of the Company, amend its Articles of Incorporation or By-laws in a manner that would materially and adversely affect either party's ability to consummate the Merger or the economic benefits of the Merger to either party or amend or waive any rights under the Company Rights Agreement.

     4.8. ACCOUNTING METHODS. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

     4.9. ADVERSE ACTIONS. (1) Knowingly take any action that would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or for "pooling of interests" accounting treatment under generally accepted accounting principles; or (2) knowingly take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law.

     4.10. AGREEMENTS. Agree or commit to do anything prohibited by Sections 4.1 through 4.9.

                                   ARTICLE V.
                         REPRESENTATIONS AND WARRANTIES

     5.1. DISCLOSURE SCHEDULES. On or prior to the date hereof, NationsBank has delivered to the Company and the Company has delivered to NationsBank a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties; provided, that (i) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.2, and (ii) the mere inclusion of an item in a Disclosure Schedule shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

     5.2. STANDARD. No representation or warranty of NationsBank or the Company contained in Section 5.3 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Section 5.3, has had or is reasonably expected to have a Material Adverse Effect.

     5.3. REPRESENTATIONS AND WARRANTIES. Subject to Sections 5.1 and 5.2 and except as Previously Disclosed in its Disclosure Schedule, the Company hereby represents and warrants to NationsBank, and NationsBank hereby represents and warrants to the Company, to the extent applicable, in each case with respect to itself and its Subsidiaries, as follows:

     (a) ORGANIZATION, STANDING AND AUTHORITY. Such party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such party is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. It has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

     (b) SHARES. (i) As of the date hereof, the authorized capital stock of the Company consists solely of 400,000,000 shares of Company Common Stock, of which, as of the date hereof, 197,886,147 shares were outstanding, 20,000,000 shares of company preferred stock, of which 8,489 shares designated as Company Preferred Stock were outstanding as of the date hereof. As of the date hereof, the authorized capital stock of NationsBank consists solely of 1,250,000,000 shares of NationsBank Common Stock, of which, as of August 26, 1997, 706,548,955 shares were outstanding, and 45,000,000 shares of preferred stock (the "NationsBank Preferred Stock"), of which, as of June 30, 1997, 2,319,060 shares were outstanding. As of the date hereof, no shares of Company Common Stock and no shares of NationsBank Common Stock were held in treasury. The outstanding shares of such party's capital stock are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, there are no shares of such party's capital stock authorized and reserved for issuance, such party does not have any Rights issued or outstanding with respect to its capital stock, and such party does not have any commitment to authorize, issue or sell any such shares or Rights, except pursuant to this Agreement, the Stock Option Agreements and the Company Rights Agreement, as the case may be. Since June 30, 1997, the Company has issued no shares of its capital stock or rights in respect thereof or reserved any shares for such purposes except pursuant to plans or commitments Previously Disclosed in its Disclosure Schedule.

     (ii) The number of shares of Company Common Stock which are issuable and reserved for issuance upon exercise of Company Stock Options as of the date hereof are Previously Disclosed in the Company's Disclosure Schedule, and the number of shares of NationsBank Common Stock which are issuable and reserved for issuance upon exercise of any employee or director stock options to purchase shares of NationsBank Common Stock as of the date hereof are Previously Disclosed in NationsBank's Disclosure Schedule.

     (c) SUBSIDIARIES. (i) (A) Such party has Previously Disclosed in its Disclosure Schedule a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) it owns, directly or indirectly at least 99% of the issued and outstanding shares of each of its Significant Subsidiaries, (C) no equity securities of any of its Significant Subsidiaries are or may become required to be issued (other than to it or a Subsidiary of it) by reason of any Rights, (D) there are no contracts, commitments, understandings or arrangements by which any of such Significant Subsidiaries is or may be bound to sell or otherwise transfer any shares of the capital stock of any such Significant Subsidiaries (other than to it or a Subsidiary of it), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such shares (other than to it or a Subsidiary of it), and (F) all of the shares of capital stock of each such Significant Subsidiary held by it or its Subsidiaries are fully paid and (except pursuant to 12 U.S.C. Sec. 55 or equivalent state statutes in the case of bank Subsidiaries) nonassessable and are owned by it or its Subsidiaries free and clear of any Liens.

     (ii) In the case of the representations and warranties of the Company, the Company does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any shares of any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind.

     (iii) Each of such party's Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Each of such Significant Subsidiaries has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

     (d) CORPORATE POWER. Such party and each of its Significant Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreements and to consummate the transactions contemplated hereby and thereby.

     (e) CORPORATE AUTHORITY. Subject in the case of this Agreement to approval by the holders of a majority of the shares of Company Common Stock entitled to vote thereon and, if required, the requisite vote of the holders of the Company Preferred Stock (in the case of the Company) and by the holders of a majority of the shares of NationsBank Common Stock, NationsBank ESOP Preferred Stock and NationsBank Series B Preferred Stock entitled to vote thereon, voting as a single group (in the case of NationsBank), each of this Agreement and the Stock Option Agreements and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of it, and each of this Agreement and the Stock Option Agreements is a legal, valid and binding agreement of it, enforceable in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

     (f) NO DEFAULTS. Subject to receipt of the regulatory approvals, and expiration of the waiting periods, referred to in Section 7.2, the required filings under federal and state securities laws and the approvals contemplated by Sections 7 and 9 of the Company Stock Option Agreement (in the case of the representations and warranties of the Company) and of the NationsBank Stock Option Agreement (in the case of the representations and warranties of NationsBank), the execution, delivery and performance of this Agreement and the Stock Option Agreements and the consummation of the transactions contemplated hereby and thereby by it do not and will not (i) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its Significant Subsidiaries or to which it or any of its Significant Subsidiaries or properties is subject or bound, (ii) constitute a breach or violation of, or a default under, its articles or certificate of incorporation or by-laws, or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license agreement, indenture or instrument.

     (g) FINANCIAL REPORTS AND SEC DOCUMENTS. Its Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 1994 under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, in the form filed, or to be filed (collectively, its "SEC Documents"), with the SEC (i) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

     (h) LITIGATION; REGULATORY ACTION. (i) No litigation, claim or other proceeding before any court or governmental agency is pending against it or any of its Subsidiaries and, to the best of its knowledge, no such litigation, claim or other proceeding has been threatened.

          (ii) Neither it nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the OCC, the Federal Reserve Board, the FDIC and the OTS) or the supervision or regulation of it or any of its Subsidiaries (collectively, the "Regulatory Authorities").

          (iii) Neither it nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

     (i) COMPLIANCE WITH LAWS. It and each of its Subsidiaries:

          (i) in the conduct of its business, is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

          (ii) has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and

          (iii) has received, since December 31, 1994, no notification or communication from any Regulatory Authority (A) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Regulatory Authority enforces, (B) threatening to revoke any license, franchise, permit, or governmental authorization, (C) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance (nor, to its knowledge, do any grounds for any of the foregoing exist) or (D) failing to approve any proposed acquisition, or stating its intention not to approve acquisitions proposed to be effected by it within a certain time period or indefinitely.

     (j) DEFAULTS. Neither it nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

     (k) NO BROKERS. No action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding, in the case of the Company, fees to be paid to Morgan Stanley, Dean

Witter, Discover & Co. and J.P. Morgan Securities Inc. and, in the case of NationsBank, fees to be paid to Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith, in each case pursuant to letter agreements which have been heretofore disclosed to the other party.

     (l) EMPLOYEE BENEFIT PLANS. (i) Such Party's Disclosure Schedule contains a complete list of all material written bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, disability, health and life insurance plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by it or any of its Subsidiaries for the benefit of officers, former officers, employees, former employees, directors, former directors, or the beneficiaries of any of the foregoing (collectively, "Compensation and Benefit Plans").

     (ii) True and complete copies of its Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto have been made available to the other party.

     (iii) Each of its Compensation and Benefit Plans has been administered in all material respects in accordance with the terms thereof. All "employee benefit plans" within the meaning of Section 3(3) of ERISA, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of it and its Subsidiaries (its "Plans"), to the extent subject to ERISA, are in material compliance with ERISA, the Code, the Age Discrimination in Employment Act and other applicable laws. Each Compensation and Benefit Plan of it or its Subsidiaries which is an "employee pension benefit plan" within the meaning of
Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. There is no pending or, to its knowledge, threatened litigation or governmental audit, examination or investigation relating to the Plans.

     (iv) No material liability under Title IV of ERISA has been or is expected to be incurred by it or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001(a)(15) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither it nor any of its Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the past five calendar years. No notice of a "reportable event", within the meaning of
Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan of it or any of its Subsidiaries or by any ERISA Affiliate within the past 12 months.

     (v) All contributions, premiums and payments required to be made under the terms of any Compensation and Benefit Plan of it or any of its Subsidiaries have been made. Neither any Pension Plan of it or any of its Subsidiaries nor any single-employer plan of an ERISA Affiliate of it or any of its Subsidiaries has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither it nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

     (vi) Under each Pension Plan of it or any of its Subsidiaries which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation) did not exceed the then current value of the assets of such Plan, and there has been no adverse change in the financial condition of such Plan (with respect to either assets or benefits) since the last day of the most recent Plan year.

     (vii) Neither it nor any of its Subsidiaries has any obligations under any Compensation and Benefit Plans to provide benefits, including death or medical benefits, with respect to employees of it or its Subsidiaries beyond their retirement or other termination of service other than (i) coverage mandated by
Part 6 of Title I of ERISA or Section 4980B of the Code, (ii) retirement or death benefits under any employee pension benefit plan

(as defined under Section 3(2) of ERISA), (iii) disability benefits under any employee welfare plan that have been fully provided for by insurance or otherwise, or (iv) benefits in the nature of severance pay.

     (viii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of it or any of its Subsidiaries under any Compensation and Benefit Plan or otherwise from it or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Compensation and Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

     (m) LABOR MATTERS. Neither it nor any of its Subsidiaries is a party to, or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiaries to bargain with any labor organization as to wages and conditions of employment.

     (n) TAKEOVER LAWS; RIGHTS PLANS. (i) It has taken all action required to be taken by it in order to exempt this Agreement and the Stock Option Agreements and the transactions contemplated hereby and thereby from, and this Agreement and the Stock Option Agreements and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium", "control share", "fair price" or other anti-takeover laws and regulations (collectively, "Takeover Laws") of (i) the State of Florida in the case of the representations and warranties of the Company, including Sections 607.0901 and 607.0902 of the BCA, and (ii) the State of North Carolina in the case of the representations and warranties of NationsBank, including Sections 55-9-02 and 55-9A-01. In the case of the representations and warranties of the Company, the transactions contemplated by this Agreement have been approved by the Board of Directors of the Company for purposes of Article VII of the Company's Amended and Restated Articles of Incorporation.

     (ii) In the case of the representations and warranties of the Company, it has (A) duly entered into an appropriate amendment to the Company Rights Agreement and (B) taken all other action necessary or appropriate so that the entering into of this Agreement, and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) do not and will not result in the ability of any person to exercise any Rights under the Company Rights Agreement or enable or require the Company Rights to separate from the shares of Company Common Stock to which they are attached or to be triggered or become exercisable.

     (iii) In the case of the representations and warranties of the Company, no "Distribution Date" or "Shares Acquisition Date" (as such terms are defined in the Company Rights Plan) has occurred.

     (o) ENVIRONMENTAL MATTERS. (i) As used in this Plan, "Environmental Laws" means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

     (ii) Neither the conduct nor operation of such party or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them violates or violated Environmental Laws and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. Neither such party nor any of its Subsidiaries has received any notice from any person or entity that it or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, held as collateral or held as a fiduciary by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including but not limited to responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

     (p) TAX MATTERS. (A) All material returns, declarations, reports, estimates, information returns and statements required to be filed under federal, state, local or any foreign tax laws ("Tax Returns") with respect to it or any of its Subsidiaries, have been timely filed, or requests for extensions have been timely filed and have not expired; (B) all Tax Returns filed by it are complete and accurate in all material respects; (C) all Taxes shown to be due on such Tax Returns have been paid or adequate reserves have been established for the payment of such Taxes; and (D) no material (1) audit or examination or (2) refund litigation with respect to any Tax Return is pending.

     (q) TAX TREATMENT; ACCOUNTING TREATMENT. As of the date hereof, it is aware of no reason why the Merger will fail to qualify as a reorganization under
Section 368(a) of the Code or may not be accounted for as a "pooling of interests" under generally accepted accounting principles.

     (r) REGULATORY APPROVALS. The approval of the following regulatory authorities is necessary to consummate the Merger: the Federal Reserve Board and the regulatory authorities of the States in which the Company and its Subsidiaries operate. As of the date hereof, neither of the Company nor NationsBank is aware of any reason why the approvals of such regulatory authorities will not be received.

     (s) NO MATERIAL ADVERSE EFFECT. Since June 30, 1997, except as disclosed in its SEC Documents filed with the SEC on or before the date hereof, (i) it and its Subsidiaries have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to it.

                                  ARTICLE VI.

                                   COVENANTS

     The Company hereby covenants to and agrees with NationsBank, and NationsBank hereby covenants to and agrees with the Company, that:

     6.1. BEST EFFORTS. (a) Subject to the terms and conditions of this Agreement, it shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby including, without limitation, obtaining (and cooperating with the other party hereto to obtain) any consent, authorization, order or approval of, or any exemption by, any Regulatory Authority and any other third party that is required to be obtained by the Company or NationsBank or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and using reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages, and each shall cooperate fully with the other parties hereto to that end.

     (b) Notwithstanding anything in this Agreement to the contrary, each of NationsBank and the Company shall promptly take, or cause its affiliates to take, if required by or necessary to resolve any objection of the Department of Justice or its staff, the Federal Reserve Board or its staff, any state attorney general or its staff or any other governmental entity, in each case in order to consummate the transactions contemplated hereby, all steps (including executing agreements and submitting to judicial or administrative orders) to secure regulatory approval or government clearance (including by avoiding or setting aside any preliminary or permanent injunction or other order of any United States federal or state court of competent jurisdiction or any other governmental authority), including, without limitation, all steps to make arrangements for or to effect the divestiture of particular assets or deposit liabilities or categories of assets or deposit liabilities or businesses of NationsBank or any of its affiliates or the Company or any of its Subsidiaries. Each of NationsBank and the Company represents and warrants that such party's affiliates have full power and authority to effect the transactions contemplated by this Section 6.01(b).

     6.2. STOCKHOLDER APPROVALS. Each of them shall take, in accordance with applicable law, applicable stock exchange rules and its respective articles or certificate of incorporation and by-laws, all action necessary to convene, respectively, an appropriate meeting of stockholders of NationsBank to consider and vote upon the approval of this Agreement and any other matters required to be approved by NationsBank stockholders for consummation of the Merger (including any adjournment or postponement, the "NationsBank Meeting"), and an appropriate meeting of stockholders of the Company to consider and vote upon the approval of this Agreement and any other matters required to be approved by the Company's stockholders for consummation of the Merger (including any adjournment or postponement, the "Company Meeting"; and each of the NationsBank Meeting and the Company Meeting, a "Meeting"), respectively, as promptly as practicable after the date hereof. The Board of Directors of each of NationsBank and the Company shall (subject in the case of the Company to compliance with its fiduciary duties as advised by counsel) recommend such approval, and each of NationsBank and the Company shall take all reasonable lawful action to solicit such approval by its respective stockholders.

     6.3. REGISTRATION STATEMENT. (a) Each of NationsBank and the Company agrees to cooperate in the preparation of a registration statement on Form S-4 (the "Registration Statement") to be filed by NationsBank with the SEC in connection with the issuance of NationsBank Stock in the Merger (including the joint proxy statement and prospectus and other proxy solicitation materials of NationsBank and the Company constituting a part thereof (the "Joint Proxy Statement") and all related documents). Provided the Company has cooperated as required above, NationsBank agrees to file the Registration Statement with the SEC as promptly as practicable, but in no event later than 45 days after the date of this Agreement. Each of the Company and NationsBank agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. NationsBank also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. The Company agrees to furnish to NationsBank all information concerning the Company, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

     (b) Each of the Company and NationsBank agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the NationsBank Meeting and the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Joint Proxy Statement or any amendment or supplement thereto. Each of the Company and NationsBank further agrees that if it shall become aware prior to the Effective Date of any information that would cause any of the statements in the Joint Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Joint Proxy Statement.

     (c) In the case of NationsBank, NationsBank will advise the Company, promptly after NationsBank receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the NationsBank Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

     6.4. PRESS RELEASES. It will not, without the prior approval of the other party hereto, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or the rules of the NYSE.

     6.5. ACCESS; INFORMATION. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall, and shall cause its Subsidiaries to, afford the other parties and their officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Effective Date, to all of its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel or other representatives, and, during such period, it shall, and shall cause its Subsidiaries to, furnish promptly to such other parties and representatives (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws (other than reports or documents that NationsBank or the Company, or their respective Subsidiaries, as the case may be, are not permitted to disclose under applicable law), and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request. Neither NationsBank nor the Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

     (b) It will not use any information obtained pursuant to this Section 6.05 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and, if this Agreement is terminated, will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in, and subject to the provisions of, the Confidentiality Agreement, as if it were the Receiving Party, as defined therein). No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

     6.6. ACQUISITION PROPOSALS. Without the prior written consent of NationsBank, the Company shall not, and shall cause its Subsidiaries and its and its Subsidiaries' officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any such person relating to, any tender offer or exchange offer for, or any proposal for the acquisition of a substantial equity interest in, or a substantial portion of the assets of, or any merger or consolidation with, the Company or any of its Significant Subsidiaries; provided, however, that the Company may, and may authorize and permit its officers, directors, employees or agents to, furnish or cause to be furnished confidential information and may participate in such discussions and negotiations if the Company's Board of Directors, after having consulted with and considered the advice of outside counsel, has determined that the failure to provide such information or participate in such negotiations and discussions could cause the members of such Board of Directors to breach their fiduciary duties under applicable laws. The Company shall promptly (within 24 hours) advise NationsBank of its receipt of any such proposal or inquiry, of the substance thereof, and of the identity of the person making such proposal or inquiry.

     6.7. AFFILIATE AGREEMENTS. (a) Not later than the 15th day prior to the mailing of the Joint Proxy Statement, the Company shall deliver to NationsBank and NationsBank shall deliver to the Company, a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the relevant Meeting, deemed to be an "affiliate" of it (each, an "Affiliate") as that term is used in SEC Accounting Series Releases 130 and 135 and, in the case of the Company only, in Rule 145 under the Securities Act.

     (b) The Company and NationsBank shall use its respective reasonable best efforts to cause each person who may be deemed to be an Affiliate of the Company or NationsBank, as the case may be, to execute and deliver to the Company and NationsBank on or before the date of mailing of the Joint Proxy Statement an agreement in the form attached hereto as Exhibit C (in the case of affiliates of the Company) or Exhibit D (in the case of affiliates of NationsBank).

     (c) NationsBank shall use its reasonable best efforts to publish, not later than 45 days after the end of the month in which the Effective Time occurs, financial results covering at least thirty (30) days of post-Merger combined operations as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

     6.8. TAKEOVER LAWS. Neither party shall take any action that would cause the transactions contemplated by this Agreement and the Stock Option Agreements to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement and the Stock Option Agreements from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect, including, without limitation, Sections 607.0901 and 607.0902 of the BCA and Takeover Laws of any other

State that purport to apply to this Agreement, the Stock Option Agreements or the transactions contemplated hereby or thereby.

     6.9. NO RIGHTS TRIGGERED. Each of Company and NationsBank shall take all steps necessary to ensure that the entering into of this Agreement and the consummation of the transactions contemplated hereby and any other action or combination of actions, or any other transactions contemplated hereby, do not and will not result in the grant of any rights to any person (i) under its articles or certificate of incorporation or by-laws, (ii) under any material agreement to which it or any of its Subsidiaries is a party (including without limitation, in the case of the Company, the Company Rights Agreement) or (iii) in the case of the Company, to exercise or receive certificates for Rights, or acquire any property in respect of Rights, under the Company Rights Agreement.

     6.10. SHARES LISTED. In the case of NationsBank, NationsBank shall use its best efforts to list, prior to the Effective Date, on the NYSE, upon official notice of issuance, the shares of NationsBank Common Stock to be issued to the holders of Company Common Stock in the Merger.

     6.11. REGULATORY APPLICATIONS. (a) NationsBank and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts (i) to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement, including, without limitation, any such approvals or authorizations required by the Federal Reserve Board and the regulatory authorities of the States in which the Company and its Subsidiaries operate, and to comply with the terms and conditions of such permits, consents, approvals and authorizations and (ii) to cause the Merger to be consummated as expeditiously as practicable. Provided the Company has cooperated as required above, NationsBank agrees to file the requisite applications to be filed by it with the Federal Reserve Board and the regulatory authorities of the States in which the Company and its Subsidiaries operate as promptly as practicable, but in no event later than 45 days after the date of this Agreement. Each of NationsBank and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Regulatory Authorities in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other parties hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

     (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Joint Proxy Statement or any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any Regulatory Authority in connection with the transactions contemplated hereby.

     6.12. INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of the Company or any of its Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Company, any of the Company Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, fiduciary or agent of another corporation, partnership, trust or other enterprise or (ii) this Agreement, the Stock Option Agreements, or any of the transactions contemplated hereby and thereby and all actions taken by an Indemnified Party in connection herewith or therewith, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, NationsBank shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is finally and unappealably determined that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with NationsBank; PROVIDED, HOWEVER, that (1) NationsBank shall have the right to assume the defense thereof and upon such assumption NationsBank shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if NationsBank elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between NationsBank and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and NationsBank shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) NationsBank shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) NationsBank shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) NationsBank shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 6.12, upon learning of any such claim, action, suit, proceeding or investigation, shall notify NationsBank thereof, provided that the failure to so notify shall not affect the obligations of NationsBank under this Section 6.12 except (and only) to the extent such failure to notify materially prejudices NationsBank. NationsBank's obligations under this Section 6.12 shall continue in full force and effect for a period of six (6) years from the Effective Time; PROVIDED, HOWEVER, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

     (b) Without limiting any of the obligations under paragraph (a) of this
Section 6.12, NationsBank agrees that all rights to indemnification and all limitations of liability existing in favor of the Indemnified Parties as provided in the Company's Amended and Restated Articles of Incorporation or Bylaws or in the similar governing documents of any of the Company's Subsidiaries as in effect as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six (6) years from the Effective Time; PROVIDED, HOWEVER, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim; PROVIDED FURTHER, HOWEVER, that nothing contained in this Section 6.12(b) shall be deemed to preclude the liquidation, consolidation or merger of the Company or any Company Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger and shall constitute rights which may be asserted against NationsBank. Nothing contained in this Section 6.12(b) shall be deemed to preclude any rights to indemnification or limitations on liability provided in the Company's Amended and Restated Articles of Incorporation or Bylaws or the similar governing documents of any of the Company's Subsidiaries with respect to matters occurring subsequent to the Effective Time to the extent that the provisions establishing such rights or limitations are not otherwise amended to the contrary.

     (c) NationsBank shall use its best efforts to cause the persons serving as officers and directors of the Company immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time by the directors' and officers' liability insurance policy maintained by the Company (provided that NationsBank may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to such directors and officers of the Company than the terms and conditions of such existing policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.

     (d) In the event NationsBank or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of NationsBank shall assume the obligations set forth in this Section 6.12.

     (e) The provisions of this Section 6.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     6.13. BENEFITS PLANS. The parties agree to take such actions with respect to compensation and employee benefit plans, programs, arrangements and other perquisites as are set forth on Section 6.13 of the Company Disclosure Schedule.

     6.14. CERTAIN DIRECTOR AND OFFICER POSITIONS. (a) NationsBank agrees to cause Mr. Charles E. Rice and four additional persons who are nonemployee directors of the Company as of the Effective Time and on whom NationsBank and the Company mutually agree to be elected or appointed as directors of NationsBank at the Effective Time. NationsBank agrees to cause Mr. Charles E. Rice to be elected or appointed as a member of the Executive Committee of the Board of Directors of NationsBank at the Effective Time.

     (b) NationsBank agrees, prior to the Effective Time, to enter into employment agreements with Mr. Charles E. Rice and the other officers of the Company substantially in the form attached as Schedule 6.14(b) hereto, provided such persons have not terminated their employment with the Company at or prior to the Effective Time.

     6.15. NOTIFICATION OF CERTAIN MATTERS. Each of the Company and NationsBank shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

     6.16. REDEMPTION OF COMPANY PREFERRED STOCK. Subject to the Company's obligations under Section 4.09, at the request of NationsBank, the Company (i) shall promptly, but in no event later than 10 business days following the date of such request, give notice of redemption of all of the then outstanding shares of Company Preferred Stock to the holders thereof, and (ii) shall at the time such notice is given irrevocably deposit in trust, for the account of such holders, funds sufficient to pay in full the redemption price in respect of such shares of Company Preferred Stock, in each case in the manner contemplated by and pursuant to the terms and procedures set forth in Section 4 of the Certificate of Designation, Preferences, Rights and Limitations with respect to such Company Preferred Stock as in effect on the date hereof.

                                  ARTICLE VII.

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     The obligations of each of the parties to consummate the Merger is conditioned upon the satisfaction at or prior to the Effective Time of each of the following:

     7.1. SHAREHOLDER VOTE. Approval of the Plan of Merger contained in this Agreement by the requisite votes of the stockholders of the Company and of NationsBank, respectively.

     7.2. REGULATORY APPROVALS. All regulatory approvals required to consummate the transactions contemplated hereby, including, without limitation, those specified in Section 5.03(r), shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

     7.3. THIRD PARTY CONSENTS. All consents or approvals of all persons (other than Regulatory Authorities) required for the consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or NationsBank, as the case may be.

     7.4. NO INJUNCTION, ETC. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby PROVIDED, HOWEVER, that each of NationsBank and the Company shall have used its best efforts to prevent any such rule, regulation, injunction, decree or other order, and to appeal as promptly as possible any injunction, decree or other order that may be entered, including, without limitation, by proffering its willingness to accept an order embodying any arrangement required to be made by such party pursuant to Section 6.01(b) of this Agreement (and notwithstanding anything in this Section 7.04 to the contrary, no terms, conditions or provisions of an order embodying such an arrangement shall constitute a basis for such party asserting nonfulfillment of the conditions contained in this
Section 7.04).

     7.5. REPRESENTATIONS, WARRANTIES AND COVENANTS OF NATIONSBANK. In the case of the Company's obligation to consummate the Merger: (i) each of the representations and warranties contained herein of NationsBank shall be true and correct as of the date of this Agreement and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 5.02, (ii) each and all of the agreements and covenants of NationsBank to be performed and complied with pursuant to this Agreement on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and (iii) the Company shall have received a certificate signed by the Chief Financial Officer of NationsBank, dated the Effective Date, to the effect set forth in clauses (i) and (ii) of this Section 7.05.

     7.6. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY. In the case of NationsBank's obligation to consummate the Merger: (i) each of the representations and warranties contained herein of the Company shall be true and correct as of the date of this Agreement and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standard set forth in Section 5.02, (ii) each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and (iii) NationsBank shall have received a certificate signed by the Chief Financial Officer of the Company, dated the Effective Date, to the effect set forth in clauses (i) and
(ii) of this Section 7.06.

     7.7. EFFECTIVE REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.

     7.8. TAX OPINION. NationsBank and the Company shall have received an opinion from Wachtell, Lipton, Rosen & Katz, in the case of NationsBank, and Skadden, Arps, Slate, Meagher & Flom LLP, in the case of the Company, dated in each case as of the Effective Time, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that accordingly:

      (i) No gain or loss will be recognized by NationsBank or the Company as a result of the Merger;

      (ii) No gain or loss will be recognized by the stockholders of the Company who exchange all of their Company Common Stock solely for NationsBank Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in NationsBank Common Stock); and

     (iii) The aggregate tax basis of the NationsBank Common Stock received by stockholders who exchange all of their Company Common Stock solely for NationsBank Common Stock in the Merger will be the same as the aggregate tax basis of the Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

     In rendering such opinions, such counsel may require and rely upon representations and covenants including those contained in certificates of officers of NationsBank, the Company and others, reasonably satisfactory in form and substance to such counsel.

     7.9. ARTICLES OF AMENDMENT. Provided that NationsBank has not requested that the Company call for redemption the Company Preferred Stock pursuant to
Section 6.16 hereof, the Articles of Amendment shall have become effective in accordance with the North Carolina Business Corporation Act.

     7.10. NYSE LISTING. The shares of NationsBank Common Stock issuable pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

     7.11. COMPANY RIGHTS AGREEMENT. There shall exist no "Stock Acquisition Date", "Distribution Date" or "Triggering Event" (as each of such terms is defined in the Company Rights Agreement).

     7.12. ACCOUNTING TREATMENT. NationsBank shall have received from Price Waterhouse LLP, independent public accountants for NationsBank, a letter, dated as of or shortly before the Effective Date, stating its opinion that the Merger shall qualify for "pooling of interests" accounting treatment.

     It is specifically provided, however, that a failure to satisfy any of the conditions set forth in Section 7.06 or 7.11 shall only constitute conditions if asserted by NationsBank, and a failure to satisfy the condition set forth in
Section 7.05 shall only constitute a condition if asserted by the Company.

                                 ARTICLE VIII.

                                  TERMINATION

     8.1. TERMINATION. This Agreement may be terminated, and the Merger may be abandoned:

     (a) MUTUAL CONSENT. At any time prior to the Effective Time, by the mutual consent of NationsBank and the Company in a written instrument, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

     (b) BREACH. At any time prior to the Effective Time, by NationsBank or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or
(ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

     (c) DELAY. At any time prior to the Effective Time, by NationsBank or the Company, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by September 1, 1998, except to the extent that the failure of the Merger then to be consummated arises out of or results from the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein.

     (d) NO APPROVAL. By the Company or NationsBank, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of the Federal Reserve Board required for consummation of the Merger and the other transactions contemplated by the Merger shall have been denied by final nonappealable action of such Regulatory Authority or any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; PROVIDED, HOWEVER, the party seeking termination shall have complied fully with its obligations under Section 6.01(b) of this Agreement; or (ii) any stockholder approval required by Section
7.01 herein is not obtained at the Company Meeting or the NationsBank Meeting.

     (e) by either the Board of Directors of NationsBank or the Board of Directors of the Company, if the Board of Directors of the other party shall have withdrawn, modified or changed in a manner adverse to the terminating party its approval or recommendation of this Agreement and the transactions contemplated hereby; and

     (f) by the Board of Directors of the Company, upon written notice to NationsBank at any time during the ten-day period commencing two days after the Determination Date (as defined below), if both of the following conditions are satisfied:

          (i) the Average Closing Price shall be less than the product of 0.80 and the Starting Price; and

          (ii) (A) the quotient obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "NationsBank Ratio") shall be less than (B) the quotient obtained by dividing the Average Index Price by the Index Price on the Starting Date and subtracting 0.15 from the quotient in this clause (ii)(B) (such number being referred to herein as the "Index Ratio");

     SUBJECT, HOWEVER, to the following provisions. If the Company elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to NationsBank; PROVIDED, HOWEVER, that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period. During the five-day period commencing with its receipt of such notice, NationsBank shall have the option to elect to increase the Exchange Ratio to equal the lesser of (i) the quotient obtained by dividing
(A) the product of 0.80, the Starting Price and the Exchange Ratio (as then in effect) by (B) the Average Closing Price, and (ii) the quotient obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the NationsBank Ratio. If NationsBank makes such an election within such five-day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.01(f) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 8.01(f).

     For purposes of this Section 8.01(f), the following terms shall have the meanings indicated:

     "Average Closing Price" means the average of the daily last sale prices of NationsBank Common Stock as reported on the NYSE (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another mutually agreed upon authoritative source) for the ten consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date.

     "Average Index Price" means the average of the Index Prices for the ten consecutive full NYSE trading days ending at the close of trading on the Determination Date.

     "Determination Date" means the date on which the approval of the Federal Reserve Board required for consummation of the Merger shall be received.

     "Index Group" means the 15 bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, an announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization as of the Starting Date. In the event that the common stock of any such company ceases to be publicly traded or any such announcement is made with respect to any such company, such company will be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock) redistributed proportionately for purposes of determining the Index Price. The 15 bank holding companies and the weights attributed to them are as follows:

       NAME -------------------   PERCENTAGE WEIGHTING
                                  --------------------
  1.   Citicorp                            8.7%
  2.   Chase Manhattan Corp.               8.0%
  3.   BankAmerica Corp.                  13.3%
  4.   Banc One Corp.                     11.0%
  5.   First Union Corp.                  10.7%
  6.   Wells Fargo & Co.                   1.7%
  7.   First Chicago NBD Corp.             5.7%
  8.   Norwest Corp.                       7.1%
  9.   Bank of New York Co.                7.2%
 10.   Fleet Financial Group               4.8%
 11.   PNC Bank Corp.                      5.8%
 12.   SunTrust Banks Inc.                 4.0%
 13.   KeyCorp                             4.1%
 14.   Mellon Bank Corp.                   4.8%
 15.   Wachovia Corp.                      3.0%

     "Index Price" on a given date means the weighted average (weighted in accordance with the factors listed above) of the closing prices on such date of the companies comprising the Index Group.

     "Starting Date" means the last full day on which the NYSE was open for trading prior to the execution of this Agreement.

     "Starting Price" shall mean the last sale price per share of NationsBank Common Stock on the Starting Date, as reported by the NYSE (as reported in THE WALL STREET JOURNAL or, if not reported therein, in another mutually agreed upon authoritative source).

     If NationsBank or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.01(f).

     8.2. EFFECT OF TERMINATION AND ABANDONMENT. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.1 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

                                  ARTICLE IX.

                                 MISCELLANEOUS

     9.1. SURVIVAL. All representations, warranties, agreements and covenants contained in this Agreement shall not survive the Effective Time or termination of this Agreement if this Agreement is terminated prior to the Effective Time; provided, however, if the Effective Time occurs, the agreements of the parties in Sections 3.4, 3.7, 6.12, 6.13, 6.14, 9.1, 9.4 and 9.8 shall survive the
Effective Time, and if this Agreement is terminated prior to the Effective Time, the agreements of the parties in Sections 6.5(b), 8.2, 9.1, 9.2, 9.4, 9.5, 9.6,
9.7 and 9.8, shall survive such termination.

     9.2. WAIVER; AMENDMENT. Subject to compliance with applicable law, prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Agreement. Prior to submission of this Agreement for approval by the stockholders of the Company, NationsBank may make such amendments as are permitted by Section 2.1 and the Company's Board of Directors shall approve the supplements and amendments specified in this sentence.

     9.3. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

     9.4. GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of Federal law govern).

     9.5. EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses and SEC filing and registration fees shall be shared equally between the Company and NationsBank.

     9.6. CONFIDENTIALITY. Each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith in accordance, and subject to the limitations of, the Confidentiality Agreement.

     9.7. NOTICES. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

     If to NationsBank, to:

     NationsBank Corporation
     NationsBank Corporate Center
     100 North Tryon Street
     Charlotte, North Carolina 28255
     Attention: Frank L. Gentry
     Telecopier: (704) 386-6453

     With copies to:

     Edward D. Herlihy, Esq.
     Wachtell, Lipton, Rosen & Katz
     51 West 52nd Street
     New York, New York 10019

     If to the Company, to:

     Barnett Banks, Inc.
     50 North Laura Street
     Jacksonville, Florida 32202
     Attention: Hinton F. Nobles, Jr.
     Telecopier: (904) 791-7741

     With copies to:

     Fred B. White, III, Esq.
     Skadden, Arps, Slate, Meagher
     & Flom LLP
     919 Third Avenue
     New York, New York 10022

          9.8. ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES. Except for the Confidentiality Agreement, which shall remain in effect, and the Stock Option Agreements, this Agreement represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersedes any and all other oral or written agreements heretofore made. Except for Sections 6.12 and 6.14, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          9.9. HEADINGS. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                         BARNETT BANKS, INC.

                                         By: /s/_CHARLES E. RICE________________
                                           Name: Charles E. Rice
                                           Title:  Chairman and Chief
                                                   Executive Officer

                                         NATIONSBANK CORPORATION

                                         By: /s/_HUGH L. MCCOLL JR._____________
                                           Name: Hugh L. McColl Jr.
                                           Title:  President and Chief
                                                   Executive Officer

                                   APPENDIX B

PERSONAL AND CONFIDENTIAL

November 18, 1997
Board of Directors
NationsBank Corporation
NationsBank Corporate Center
100 North Tryon Street
Charlotte, North Carolina 28255

Ladies and Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to the holders of NationsBank Corporation (the "Company") Common Stock (the "Company Shares"), of the exchange ratio of 1.1875 Company Shares to be exchanged (the "Exchange Ratio") for each share of Common Stock, par value $2.00 per share (the "Barnett Shares") of Barnett Banks, Inc. ("Barnett"), pursuant to the merger (the "Merger") contemplated by the Agreement and Plan of Merger dated as of August 29, 1997, among the Company, NB Holdings Corporation, a wholly-owned subsidiary of the Company, and Barnett (the "Agreement").

     Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company, having provided certain investment banking services to the Company from time to time, including having both acted as lead manager in a $50,000,000 debt offering and having executed a stock repurchase program in 1997, and having acted as financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to Barnett from time to time. In addition, Goldman Sachs is a full service securities firm and in the course of its trading activities may from time to time effect transactions, for its own account or the account of customers, and hold positions in securities or options of the Company and Barnett.

     In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and Barnett for the five years ended December 31, 1996; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Barnett; certain other communications from the Company and Barnett to their stockholders; and certain internal financial analyses and financial forecasts including forecasts of certain cost savings (the "Synergies") expected by the Company to be achieved as a result of the Merger. We also have held discussions with members of the senior management of the Company and Barnett regarding the past and current business operations, regulatory relationships, financial condition and future prospects of the Company and Barnett. We also have reviewed with members of the senior management of the Company the results of the Company's due diligence examination of Barnett and the strategic benefits expected to be derived from the Merger. In addition, we have reviewed the reported price and trading activity for the Company Shares and Barnett Shares, compared certain financial and stock market information for the Company and Barnett with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the commercial banking industry and performed such other studies and analyses as we considered appropriate.

     We have relied upon the accuracy and completeness of all the financial and other information reviewed by us and assumed such accuracy and completeness for purposes of this opinion. In that regard, we have assumed, with your consent, that the financial forecasts, including, without limitation, the Synergies and projections regarding under-performing and non-performing assets and net charge-offs have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the Company and Barnett and that such forecasts will be realized in the amounts and at the times contemplated thereby. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for each of the Company and Barnett are in the aggregate adequate to cover all such losses. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities of the Company or Barnett or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We also have assumed, with your consent, that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and that obtaining any necessary regulatory approvals and third party consents for the Merger or otherwise will not have an adverse effect on the Company, Barnett or the combined company pursuant to the Merger.

     Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of the Company Shares should vote with respect to such transaction.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof of the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of Company Shares.

                                         Very truly yours,

                                         /s/________GOLDMAN, SACHS & CO.________

                                   APPENDIX C

                                                               November 18, 1997

Board of Directors
NationsBank Corporation
100 North Tryon
Charlotte, NC 28255

Members of the Board:

We understand that NationsBank Corporation ("NationsBank") and Barnett Banks, Inc. ("Barnett") have entered into an Agreement and Plan of Merger (the "Agreement") dated August 29, 1997 pursuant to which Barnett is to be merged with and into NB Holdings Corporation, a wholly owned subsidiary of NationsBank, in a transaction (the "Merger") in which each outstanding share of Barnett's common stock, par value $2.00 per share (the "Barnett Shares"), will be converted into the right to receive 1.1875 shares (the "Exchange Ratio") of the common stock of NationsBank (the "NationsBank Shares"), all as set forth more fully in the Agreement. In connection with the Merger, the parties entered into agreements, each dated August 29, 1997, (the "Option Agreements") pursuant to which NationsBank and Barnett granted to the other an option to acquire, under certain circumstances, a certain number of their respective outstanding common shares, all as set forth more fully in the Option Agreements.

You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the holders of NationsBank Shares (the "NationsBank Shareholders").

In arriving at the opinion set forth below, we have, among other things:

     (1) Reviewed certain publicly available business and financial information relating to NationsBank and Barnett that we deemed to be relevant;

     (2) Reviewed certain information, including financial forecasts, relating to the respective businesses, earnings, assets, liabilities and prospects of NationsBank and Barnett furnished to us by senior management of NationsBank and Barnett as well as the amount and timing of the cost savings and related expenses expected to result from the Merger furnished to us by senior management of NationsBank and Barnett (the "Expected Synergies");

     (3) Conducted discussions with members of senior management of NationsBank and Barnett concerning the matters described in clauses (1) and (2) above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies;

     (4) Reviewed the market prices and valuation multiples for the NationsBank Shares and the Barnett Shares and compared them with those of certain publicly traded companies which we deemed to be relevant;

     (5) Reviewed the respective financial condition and results of operations of NationsBank and Barnett and compared them with those of certain publicly traded companies which we deemed to be relevant;

     (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions which we deemed to be relevant;

     (7) Participated in certain discussions and negotiations among representatives of NationsBank and Barnett and their financial and legal advisors;

     (8) Reviewed the potential pro forma impact of the Merger;

     (9) Reviewed the Agreement and Plan of Merger and the Option Agreements;
         and

     (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary under the circumstances, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities of NationsBank or Barnett or been furnished any such evaluation or appraisal. We are not experts in the evaluation of allowances for loan losses, and we have neither made an independent evaluation of the adequacy of the allowance for loan losses of NationsBank or Barnett, nor reviewed any individual credit files relating to NationsBank or Barnett, and, as a result, we have assumed that the aggregate allowance for loan losses for each of NationsBank and Barnett is adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of NationsBank or Barnett. With respect to the financial forecast information and Expected Synergies furnished to or discussed with us by NationsBank and Barnett, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgements of the senior management of NationsBank and Barnett as to the expected future financial performance of NationsBank, Barnett or the combined entity, as the case may be. We have further assumed that the Merger will be accounted for as a pooling-of-interests under generally accepted accounting principles and that it will qualify as a tax-free reorganization for U.S. federal income tax purposes.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse affect on the contemplated benefits of the Merger, including the Expected Synergies.

We have been retained by the Board of Directors of NationsBank to act as financial advisor to NationsBank in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, NationsBank has agreed to indemnify us for certain liabilities arising out of our engagement. We have in the past two years provided financial advisory, investment banking and other services to NationsBank and Barnett and received customary fees for the rendering of such services. In the ordinary course of our securities business, we also may actively trade debt and/or equity securities of NationsBank and Barnett and their respective affiliates for our own account and the accounts of our customers, and we therefore may from time to time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of NationsBank. Our opinion does not address the merits of the underlying decision by NationsBank to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger.

We are not expressing any opinion herein as to the prices at which NationsBank Shares will trade following the announcement or consummation of the Merger.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the NationsBank Shareholders.

                                         Very truly yours,

                                          /s/ Merrill Lynch, Pierce, Fenner &
                                              Smith Incorporated

                                          MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                      INCORPORATED

                                   APPENDIX D

MORGAN STANLEY

                                                     MORGAN STANLEY & CO.
                                                     INCORPORATED
                                                     1585 BROADWAY
                                                     NEW YORK, NEW YORK 10036
                                                     (212) 761-4000

                               November 18, 1997

Board of Directors
Barnett Banks, Inc.
50 North Laura Street
Jacksonville, FL 32202-3638

Members of the Board:

     We understand that Barnett Banks, Inc. ("Barnett" or the "Company"), NationsBank Corporation ("NationsBank") and NB Holdings Corporation, a wholly-owned subsidiary of NationsBank ("Merger Sub") have entered into an Agreement and Plan of Merger, dated as of August 29, 1997, as amended by a certain amendment, dated as of November 18, 1997 (as amended, the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Barnett with and into Merger Sub. Pursuant to the Merger, each outstanding share of common stock, par value $2.00 per share, of Barnett (the "Barnett Common Stock"), other than shares held in treasury or held by NationsBank or any affiliate of NationsBank, will be converted into the right to receive 1.1875 shares (the "Exchange Ratio") of common stock of NationsBank (the "NationsBank Common Stock") and cash in lieu of fractional shares. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Barnett Common Stock (other than NationsBank and its affiliates).

     For purposes of the opinion set forth herein, we have:

       (i) reviewed certain publicly available financial statements and other information of Barnett and NationsBank, respectively;

       (ii) reviewed certain internal financial statements and other financial and operating data concerning Barnett prepared by the management of Barnett;

      (iii) analyzed certain financial projections prepared by the management of Barnett;

      (iv) discussed the past and current operations and financial condition and the prospects of Barnett and NationsBank with senior executives of Barnett and NationsBank, respectively;

       (v) reviewed the reported prices and trading activity for the Barnett Common Stock and NationsBank Common Stock;

      (vi) compared the financial performance of Barnett and NationsBank and the prices and trading activity of the Barnett Common Stock and the NationsBank Common Stock with that of certain other comparable publicly traded companies and their securities;

      (vii) discussed the results of regulatory examinations of Barnett and NationsBank with senior managements of the respective companies;

      (viii) discussed with senior managements of Barnett and NationsBank the strategic objectives of the Merger and their estimates of the synergies and other benefits of the Merger for the combined company;

      (ix) analyzed the pro forma impact of the Merger on the combined company's earnings per share, consolidated capitalization and financial ratios;

       (x) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions;

      (xi) participated in discussions and negotiations among representatives of Barnett and NationsBank (and certain other parties) and their financial and legal advisors;

      (xii) reviewed the Merger Agreement between Barnett and NationsBank, and certain related documents; and

     (xiii) performed such other analyses and considered such other factors as we have deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including the synergies and other benefits expected to result from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Barnett and NationsBank. We have not made any independent valuation or appraisal of the assets or liabilities of Barnett or NationsBank, nor have we been furnished with any such appraisals and we have not examined any individual loan credit files of Barnett and NationsBank. In addition, we have assumed the Merger will be consummated substantially in accordance with the terms set forth in the Merger Agreement. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     We have acted as financial advisor to the Board of Directors of Barnett in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for Barnett and NationsBank, and have received fees for the rendering of these services.

     It is understood that this letter is for the information of the Board of Directors of Barnett and that we express no opinion and make no recommendation as to how the holders of Barnett Common Stock should vote at the stockholders' meeting held in connection with the Merger.

     Based on the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Barnett Common Stock (other than NationsBank and its affiliates).

                                         Very truly yours,

                                         MORGAN STANLEY & CO. INCORPORATED

                                         By: /s/ WILLIAM M. WEIANT______________
                                           William M. Weiant
                                           Managing Director

                                   APPENDIX E

J.P. Morgan Securities Inc.
60 Wall Street
New York, NY
10260-0060

November 18, 1997

The Board of Directors
Barnett Banks, Inc.
P.O. Box 40789
Jacksonville, Florida 32203-0789

Ladies and Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock of Barnett Banks, Inc. (the "Company") of the Exchange Ratio (as defined below) in the proposed merger (the "Merger") of the Company with NationsBank Corporation ("NationsBank"). Pursuant to the Agreement and Plan of Merger, dated as of August 29, 1997, as amended (the "Agreement"), by and between the Company and NationsBank, the Company will merge with and into a subsidiary of NationsBank, and stockholders of the Company will receive for each share of common stock, par value $2.00 per share, of the Company (including each "Company Right", as defined in the Agreement) held by them consideration equal to 1.1875 shares of common stock of NationsBank (the "Exchange Ratio"), subject to adjustment as set forth in the Agreement.

     In arriving at our opinion, we have reviewed (i) the Agreement; (ii) the Joint Proxy Statement-Prospectus of the Company and NationsBank; (iii) certain publicly available information concerning the business of the Company and of certain other companies engaged in businesses comparable to those of the Company, and the reported market prices for certain other companies' securities deemed comparable; (iv) publicly available terms of certain transactions involving companies comparable to the Company and the consideration received for such companies; (v) current and historical market prices of the common stock of the Company and NationsBank; and (vi) the audited financial statements of the Company and NationsBank for the fiscal year ended December 31, 1996, and the unaudited financial statements of the Company and NationsBank for the period ended June 30, 1997.

     In addition, we have held discussions with certain members of the management of the Company and NationsBank with respect to certain aspects of the Merger, and the past and current business operations of the Company and NationsBank, the financial condition and future prospects and operations of the Company and NationsBank, the effects of the Merger on the financial condition and future prospects of the Company and NationsBank, and certain other matters we believed necessary or appropriate to our inquiry. We have reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

     In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. We have not been requested to review individual credit files or make any independent assessment as to the future performance or non-performance of the Company's or NationsBank's assets. We have assumed that current allowances and reserves for loan losses for both the Company and NationsBank are sufficient to cover all such losses. We have also assumed that, in the course of obtaining regulatory and third party consents for the Merger and the other transactions contemplated by the Agreement, no restriction will be imposed that will have a material adverse effect on the future results of operations or financial condition of the Company or NationsBank. We have also assumed that the Merger will have the tax consequences described in discussions with, and materials furnished to us by representatives of the Company, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

The Board of Directors
Barnett Banks, Inc.

November 18, 1997

Page 2

     Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the price at which NationsBank's stock will trade at any future time.

     We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services. We will also receive an additional fee if the proposed Merger is consummated. We maintain customary banking relationships with the Company and NationsBank. In the ordinary course of their businesses, our affiliates may actively trade the debt and equity securities of the Company or NationsBank for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

     On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Merger is fair, from a financial point of view, to the holders of common stock of the Company.

     This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger.

Very truly yours,

J.P. MORGAN SECURITIES INC.

By: /s/ NICHOLAS B. PAUMGARTEN_________
    NAME: NICHOLAS B. PAUMGARTEN
    TITLE: MANAGING DIRECTOR

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     There are no provisions in the registrant's Articles of Incorporation, and no contracts between the registrant and its directors and officers nor resolutions adopted by the registrant, relating to indemnification. The registrant's Articles of Incorporation prevent the recovery by the registrant of monetary damages against its directors. However, in accordance with the provisions of the North Carolina Business Corporation Act (the "Act"), the registrant's Bylaws provide that, in addition to the indemnification of directors and officers otherwise provided by the Act, the registrant shall, under certain circumstances, indemnify its current or former directors and officers against any and all liability and litigation expense, including reasonable attorney's fees, arising out of their status or activities as directors and officers, except for liability or litigation expense incurred on account of activities that were at the time known or believed by such director or officer to be clearly in conflict with the best interests of the registrant. Pursuant to such Bylaw, the registrant may also maintain insurance on behalf of its directors and officers against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to the Bylaw or otherwise.

     Sections 55-8-50 through 55-8-58 of the Act contain provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 55-8-51 of the Act permits a corporation, with certain exceptions, to indemnify a present or former director against liability if (i) the director conducted himself in good faith, (ii) the director reasonably believed (x) that the director's conduct in the director's official capacity with the corporation was in its best interests and (y) in all other cases the director's conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, the director had no reasonable cause to believe the director's conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to the director. The above standard of conduct is determined by the board of directors, or a committee or special legal counsel or the shareholders as prescribed in Section 55-8-55.

     Sections 55-8-52 and 55-8-56 of the Act require a corporation to indemnify a director or officer in the defense of any proceeding to which the director or officer was a party against reasonable expenses when the director or officer is wholly successful in the director's or officer's defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the director or officer is adjudged fairly and reasonably so entitled under Section 55-8-54.

     In addition, Section 55-8-57 permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals.

     The foregoing is only a general summary of certain aspects of North Carolina law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes, which contain detailed specific provisions regarding the circumstances under which and the person for whose benefit indemnification shall or may be made and accordingly are set forth in Exhibit 99.10 hereto and incorporated herein by reference.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The following exhibits are filed herewith or incorporated herein by reference.

EXHIBIT
NUMBER                                                              DESCRIPTION
------             --------------------------------------------------------------------------------------------------------------
  2.1         --   Agreement and Plan of Merger, by and between Barnett Banks, Inc. and NationsBank Corporation, dated as of
                   August 29, 1997, included as Appendix A to the accompanying Joint Proxy Statement-Prospectus.
  2.2         --   Amendment to Agreement and Plan of Merger by and among Barnett Banks, Inc., NationsBank Corporation and NB
                   Holdings Corporation, dated as of November 18, 1997.
  4.1         --   Form of Certificate of Designations for NationsBank Corporation $2.50 Cumulative Convertible Preferred Stock,
                   Series BB.

EXHIBIT
NUMBER                                                              DESCRIPTION
------             --------------------------------------------------------------------------------------------------------------
  5.1         --   Opinion of Paul J. Polking Esq., Executive Vice President and General Counsel of NationsBank Corporation.
  8.1         --   Opinion of Wachtell, Lipton, Rosen & Katz.
  8.2         --   Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
 10.1         --   Employment Agreement, dated as of October 10, 1997, by and between NationsBank Corporation and Charles E.
                   Rice.
 10.2         --   Employment Agreement, dated as of October 10, 1997, by and between NationsBank Corporation and Allen L.
                   Lastinger, Jr.
 10.3         --   Employment Agreement, dated as of October 10, 1997, by and between NationsBank Corporation and Hinton F.
                   Nobles, Jr.
 10.4         --   Employment Agreement, dated as of October 10, 1997, by and between NationsBank Corporation and Charles W.
                   Newman.
 10.5         --   Employment Agreement, dated as of October 10, 1997, by and between NationsBank Corporation and Richard A.
                   Anderson.
 10.6         --   Employment Agreement, dated as of October 10, 1997, by and between NationsBank Corporation and Judith S.
                   Beaubouef.
 12.1         --   Statement re Computation of Earnings to Combined Fixed Charges and Preferred Stock Dividends.
 23.1         --   Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.
 23.2         --   Consent of Goldman, Sachs & Co.
 23.3         --   Consent of J.P. Morgan Securities Inc.
 23.4         --   Consent of Morgan, Stanley & Co. Incorporated.
 23.5         --   Consent of Paul J. Polking, Esq., Executive Vice President and General Counsel of NationsBank Corporation,
                   included in Exhibit 5.1 to this Registration Statement.
 23.6         --   Consent of Wachtell, Lipton, Rosen & Katz, included in Exhibit 8.2 to this Registration Statement.
 23.7         --   Consent of Arthur Andersen LLP.
 23.8         --   Consent of Price Waterhouse LLP.
 23.9         --   Consent of Skadden, Arps, Slate, Meagher & Flom LLP.
 24.1         --   Power of Attorney and Certified Resolutions.
 99.1         --   Stock Option Agreement, dated as of August 29, 1997, by and between Barnett Banks, Inc. (as issuer) and
                   NationsBank Corporation (as grantee).
 99.2         --   Stock Option Agreement, dated as of August 29, 1997, by and between NationsBank Corporation (as issuer) and
                   Barnett Banks, Inc. (as grantee).
 99.3         --   Consent of Charles E. Rice to the use of his name as a person about to become a director of NationsBank
                   Corporation.
 99.4         --   Notice of Special Meeting of Shareholders of NationsBank Corporation.
 99.5         --   Chief Executive Officer's Letter to Shareholders of NationsBank Corporation.
 99.6         --   Notice of Special Meeting of Shareholders of Barnett Banks, Inc.
 99.7         --   Chairman's Letter to Shareholders of Barnett Banks, Inc.
 99.8         --   Form of Proxy for Special Meeting of Shareholders of NationsBank Corporation.
 99.9         --   Form of Proxy for Special Meeting of Shareholders of Barnett Banks, Inc.
 99.10        --   Provisions of North Carolina law regarding indemnification of directors and officers (incorporated herein by reference to Exhibit 99.1 of the NationsBank Corporation Registration Statement on Form S-3, Registration No.
                   33-63097).

ITEM 22. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d) The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Sections 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, this 18th day of November, 1997.

                                         NATIONSBANK CORPORATION
                                         (Registrant)

                                         By: _________________*_________________
                                                    HUGH L. MCCOLL, JR.
                                                  CHIEF EXECUTIVE OFFICER

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 18th day of November, 1997.

                      SIGNATURE                                                      CAPACITY
------------------------------------------------------  ------------------------------------------------------------------

                          *                             Chief Executive Officer and Director
                 HUGH L. MCCOLL, JR.                      (Principal Executive Officer)

                          *                             Vice Chairman and Chief Financial Officer
                 JAMES H. HANCE, JR.                      (Principal Financial Officer)

                          *                             Executive Vice President
                     MARC D. OKEN                         (Principal Accounting Officer)

                          *                             Chairman of the Board and Director
                 ANDREW B. CRAIG, III

                          *                             Director
                   RONALD W. ALLEN

                          *                             Director
                   RAY C. ANDERSON

                          *                             Director
                 WILLIAM M. BARNHARDT

                          *                             Director
                B.A. BRIDGEWATER, JR.

                          *                             Director
                   THOMAS E. CAPPS

                          *                             Director
                   CHARLES W. COKER

                      SIGNATURE                                                      CAPACITY
------------------------------------------------------  ------------------------------------------------------------------
                          *                             Director
                  THOMAS G. COUSINS

                          *                             Director
                   ALAN T. DICKSON

                          *                             Director
                     PAUL FULTON

                          *                             Director
                  TIMOTHY L. GUZZLE

                          *                             Director
                    C. RAY HOLMAN

                          *                             Director
                    W. W. JOHNSON

                          *                             Director
                   RUSSELL W. MEYER

                          *                             Director
                    JOHN J. MURPHY

                          *                             Director
                  RICHARD B. PRIORY

                          *                             Director
                    JOHN C. SLANE

                          *                             Director
                 O. TEMPLE SLOAN, JR.

                          *                             Director
                     JOHN W. SNOW

                          *                             Director
                 MEREDITH R. SPANGLER

                          *                             Director
                   ALBERT E. SUTER

                          *                             Director
                   RONALD TOWNSEND

                      SIGNATURE                                                      CAPACITY
------------------------------------------------------  ------------------------------------------------------------------
                          *                             Director
                    JACKIE M. WARD

                          *                             Director
                  VIRGIL R. WILLIAMS

              * By: /s/CHARLES M. BERGER
         CHARLES M. BERGER, ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                                                              DESCRIPTION
------             --------------------------------------------------------------------------------------------------------------
  2.1         --   Agreement and Plan of Merger, by and between Barnett Banks, Inc. and NationsBank Corporation, dated as of
                   August 29, 1997, included as Appendix A to the accompanying Joint Proxy Statement-Prospectus.
  2.2         --   Amendment to Agreement and Plan of Merger by and among Barnett Banks, Inc., NationsBank Corporation and NB
                   Holdings Corporation, dated as of November 18, 1997.
  4.1         --   Form of Certificate of Designations for NationsBank Corporation $2.50 Cumulative Convertible Preferred Stock,
                   Series BB.
  5.1         --   Opinion of Paul J. Polking Esq., Executive Vice President and General Counsel of NationsBank Corporation.
  8.1         --   Opinion of Wachtell, Lipton, Rosen & Katz.
  8.2         --   Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
 10.1         --   Employment Agreement, dated as of October 10, 1997, by and between NationsBank Corporation and Charles E.
                   Rice.
 10.2         --   Employment Agreement, dated as of October 10, 1997, by and between NationsBank Corporation and Allen L.
                   Lastinger, Jr.
 10.3         --   Employment Agreement, dated as of October 10, 1997, by and between NationsBank Corporation and Hinton F.
                   Nobles, Jr.
 10.4         --   Employment Agreement, dated as of October 10, 1997, by and between NationsBank Corporation and Charles W.
                   Newman.
 10.5         --   Employment Agreement, dated as of October 10, 1997, by and between NationsBank Corporation and Richard A.
                   Anderson.
 10.6         --   Employment Agreement, dated as of October 10, 1997, by and between NationsBank Corporation and Judith S.
                   Beaubouef.
 12.1         --   Statement re Computation of Earnings to Combined Fixed Charges and Preferred Stock Dividends.
 23.1         --   Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.
 23.2         --   Consent of Goldman, Sachs & Co.
 23.3         --   Consent of J.P. Morgan Securities Inc.
 23.4         --   Consent of Morgan, Stanley & Co. Incorporated.
 23.5         --   Consent of Paul J. Polking, Esq., Executive Vice President and General Counsel of NationsBank Corporation,
                   included in Exhibit 5.1 to this Registration Statement.
 23.6         --   Consent of Wachtell, Lipton, Rosen & Katz, included in Exhibit 8.2 to this Registration Statement.
 23.7         --   Consent of Arthur Andersen LLP.
 23.8         --   Consent of Price Waterhouse LLP.
 23.9         --   Consent of Skadden, Arps, Slate, Meagher & Flom LLP.
 24.1         --   Power of Attorney and Certified Resolutions.
 99.1         --   Stock Option Agreement, dated as of August 29, 1997, by and between Barnett Banks, Inc. (as issuer) and
                   NationsBank Corporation (as grantee).
 99.2         --   Stock Option Agreement, dated as of August 29, 1997, by and between NationsBank Corporation (as issuer) and
                   Barnett Banks, Inc. (as grantee).
 99.3         --   Consent of Charles E. Rice to the use of his name as a person about to become a director of NationsBank
                   Corporation.
 99.4         --   Notice of Special Meeting of Shareholders of NationsBank Corporation.
 99.5         --   Chief Executive Officer's Letter to Shareholders of NationsBank Corporation.
 99.6         --   Notice of Special Meeting of Shareholders of Barnett Banks, Inc.
 99.7         --   Chairman's Letter to Shareholders of Barnett Banks, Inc.
 99.8         --   Form of Proxy for Special Meeting of Shareholders of NationsBank Corporation.
 99.9         --   Form of Proxy for Special Meeting of Shareholders of Barnett Banks, Inc.
 99.10        --   Provisions of North Carolina law regarding indemnification of directors and officers (incorporated herein by reference to Exhibit 99.1 of the NationsBank Corporation Registration Statement on Form S-3, Registration No.
                   33-63097).